As filed with the Securities and Exchange Commission on July 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Fomento Económico Mexicano, S.A. de C.V.

(Exact name of Registrant as specified in its charter)

Mexican Economic Development, Inc.

(Translation of Registrant’s name into English)

United Mexican States	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

General Anaya No. 601 Pte.	Puglisi & Associates
Colonia Bella Vista	850 Library Avenue, Suite 204
Monterrey, NL 64410 Mexico	Newark, DE 19711, U.S.A.
(52-81) 8328-6000	(302) 738-6680
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Jaime A. El Koury, Esq.	Glenn M. Reiter, Esq.
Cleary, Gottlieb, Steen & Hamilton	Simpson Thacher & Bartlett LLP
One Liberty Plaza	425 Lexington Avenue
New York, New York 10006	New York, New York 10017
(212) 225-2000	(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of the class of securities to be registered (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee
BD Units (without par value, which may be evidenced by American Depositary Shares) (3)	$345,000,000	$43,712
(1)	Includes (i) all BD Units represented by American Depositary Shares initially offered and sold in the international offering (described in this registration statement), (ii) all BD Units initially offered and sold in the share allocation program in the concurrent Mexican BD Unit offering (described in this registration statement) to beneficial owners of BD Units as of the record date who are U.S. persons or otherwise inside the United States, (iii) all other BD Units initially offered and sold in the concurrent Mexican BD Unit offering, but which may be resold from time to time in the United States in transactions requiring registration under the Securities Act of 1933 and (iv) all BD Units represented by American Depositary Shares or initially offered and sold in the share allocation program in the concurrent Mexican BD Unit offering to U.S. persons or persons otherwise inside the United States (referred to in (ii) above) which the underwriters may purchase solely to cover over-allotments, if any. Offers and sales of BD Units in the concurrent Mexican BD Unit offering are not covered by this registration statement, except in the circumstances referred to in (ii), (iii) and (iv) above.
(2)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum aggregate offering price.
(3)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the BD Units registered hereby have previously been registered under a separate registration statement on Form F-6 (File No. 333-112342). Each American Depositary Share represents 10 BD Units.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated July 30, 2004

             BD Units

(including BD Units in the form of American Depositary Shares)

Fomento Económico Mexicano, S.A. de C.V. is conducting a global offering. The global offering consists of an international offering outside Mexico of American Depositary Shares, or ADSs, each representing 10 of our BD Units, and a concurrent offering of BD Units in Mexico. Each BD Unit represents one of our Series B Shares, two of our Series D-B Shares and two of our Series D-L Shares.

Concurrently with the global offering,              B Units are being offered in a Mexican offering. Each B Unit represents five of our Series B Shares. The B Units will be sold at the equivalent of the public offering price per BD Unit in the Mexican BD Unit offering. A voting trust that owns a substantial majority of our B Units is expected to acquire substantially all of the B Units in the Mexican B Unit offering.

Beneficial owners of outstanding ADSs as of             , 2004, which is the record date, will be eligible, subject to compliance with the procedures and conditions summarized in this prospectus, to purchase up to              ADSs for each ADS beneficially owned by them as of the record date through a share allocation program in the international offering. Beneficial owners of outstanding BD Units not in the form of ADSs will also be eligible, subject to compliance with the applicable procedures and conditions, to purchase BD Units through a share allocation program in the concurrent Mexican BD Unit offering. The aggregate number of ADSs and BD Units initially available under the share allocation programs will represent 50% of the BD Units, including BD Units in the form of ADSs, to be sold in the global offering.

The ADSs are listed on the New York Stock Exchange under the symbol “FMX,” and the BD Units are listed on the Mexican Stock Exchange under the symbol “FEMSA UBD.” On July 29, 2004, the last reported sale price of the ADSs on the New York Stock Exchange was US$ 43.35 per ADS, and the last reported sale price of the BD Units on the Mexican Stock Exchange was Ps. 49.32 per unit, equivalent to a price of US$ 4.31 per ADS, assuming an exchange rate of Ps. 11.439 per U.S. dollar.

Investing in the ADSs and BD Units involves risk. See “ Risk Factors” beginning on page 14.

PRICE US$                        AN AMERICAN DEPOSITARY SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to FEMSA
Per ADS	US$	US$	US$
Total	US$	US$	US$

We have granted options, exercisable for 30 days, to the underwriters of the global offering to purchase up to              additional BD Units in the form of ADSs or BD Units to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about             , 2004.

Joint Bookrunning Managers

Citigroup	Morgan Stanley

                , 2004

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The ADSs are being sold only in jurisdictions where sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ADSs.

T ABLE OF CONTENTS

This prospectus relates to the offer and sale of ADSs in the international offering and the offer and sale of BD Units in the share allocation program in the concurrent Mexican BD Unit offering to beneficial owners of BD Units as of the record date who are U.S. persons or otherwise inside the United States. In addition, this prospectus relates to BD Units that are being offered in the concurrent Mexican BD Unit offering, but that may be resold from time to time in the United States in transactions requiring registration under the Securities Act of 1933.

The BD Units underlying the ADSs being sold pursuant to this prospectus will be registered in the Securities Section (Sección de Valores) and the Special Section (Sección Especial) of the National Registry of Securities (Registro Nacional de Valores), or Registry, maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or the CNBV. Registration of the BD Units with the Registry does not imply any certification as to the investment quality of the BD Units, our solvency or the accuracy or completeness of the information contained or incorporated by reference in this prospectus.

i

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on April 8, 2004;

•	the consolidated balance sheet of Corporación Interamericana de Bebidas, S.A. de C.V., formerly known as Panamerican Beverages, Inc., or Panamco, and subsidiaries, as of December 31, 2002 and 2001 and the related consolidated statements of operations, of shareholders’ equity and comprehensive income (loss) and of cash flows for each of the three years in the period ended December 31, 2002 included in its annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 28, 2003;

•	the condensed consolidated financial statements of Panamco included in its filing on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the SEC on May 6, 2003; and

•	any future filings on Form 6-K made by us with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of ADSs that are identified in such forms as being incorporated into this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing to us at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico, Attention: Investor Relations. Our telephone number at this location is (52-81) 8328-6000.

PRESENTATION OF FINANCIAL INFORMATION

Our audited consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the years ended December 31, 2003, 2002 and 2001 are included in our annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus. Our unaudited consolidated balance sheet as of March 31, 2004 and the related consolidated statement of income, changes in stockholders’ equity and changes in financial position for the three months ended March 31, 2004 and 2003 are included in this prospectus.

We publish our financial statements in Mexican pesos and prepare our financial statements in accordance with generally accepted accounting principles in Mexico, or Mexican GAAP. Mexican GAAP differs in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Notes 25 and 26 to our audited consolidated financial statements as of and for the year ended December 31, 2003 and Notes 25 and 26 to our unaudited consolidated financial statements as of and for the three months ended March 31, 2004 provide a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our company, and a reconciliation to U.S. GAAP of majority net income and majority stockholders’ equity.

Unless otherwise specified, we have presented financial data for all full-year periods included in our consolidated financial statements in constant Mexican pesos at December 31, 2003. We have presented financial data as of March 31, 2004 and for the three-month periods ended March 31, 2004 and March 31, 2003 in constant Mexican pesos at March 31, 2004. We believe that the effect of not restating the financial data for the full-year periods included in our consolidated financial statements in constant Mexican pesos at March 31, 2004 is not material, as the Mexican Consumer Price Index was 1.57% for the three-month period ended March 31, 2004.

ii

This prospectus contains translations of certain Mexican peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, these U.S. dollar amounts have been translated from Mexican pesos at an exchange rate of Ps. 11.174 to US$ 1.00, the exchange rate quoted by dealers to FEMSA for the settlement of obligations in foreign currencies on March 31, 2004. On March 31, 2004, the noon buying rate for Mexican pesos as published by the Federal Reserve Bank of New York was Ps. 11.1830 to US$ 1.00. On July 29, 2004, the noon buying rate was Ps. 11.439 to US$ 1.00.

Our subsidiary Coca-Cola FEMSA, S.A. de C.V., or Coca-Cola FEMSA, acquired Panamco on May 6, 2003. Unless otherwise indicated, our consolidated financial statements included or incorporated by reference in this prospectus include Panamco only from May 2003. As a result, our consolidated financial statements as of and for the year ended December 31, 2003 and as of and for the three months ended March 31, 2004 are not comparable to prior periods. These financial statements may also not be comparable to subsequent periods, as Panamco is only included in our consolidated financial statements for eight months in 2003. We have, however, included in this prospectus an unaudited pro forma consolidated income statement that gives effect to the acquisition of Panamco as if it had occurred on January 1, 2003. The unaudited pro forma financial information does not purport to indicate the results of operations that would actually have occurred had the transaction occurred on the dates indicated or which may be expected to be achieved in the future. The financial statements of Panamco incorporated by reference in this prospectus are prepared in accordance with U.S. GAAP and in U.S. dollars, and as such, are not comparable to our financial statements, which are presented in accordance with Mexican GAAP and in Mexican pesos.

The terms “FEMSA,” “our company,” “we,” “us” and “our” are used in this prospectus to refer to Fomento Económico Mexicano, S.A. de C.V., and, except where the context otherwise requires, its subsidiaries on a consolidated basis. We refer to our subsidiary FEMSA Cerveza, S.A. de C.V. as “FEMSA Cerveza,” our subsidiary FEMSA Comercio, S.A. de C.V. as “FEMSA Comercio,” and our subsidiary FEMSA Empaques, S.A. de C.V., as “FEMSA Empaques.” References herein to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States. References herein to “Mexican pesos,” “Pesos” or “Ps.” are to the lawful currency of the United Mexican States or Mexico.

iii

SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should read carefully this entire prospectus and the documents incorporated by reference.

FEMSA

Our Company

We are the largest integrated beverage company in Latin America, based on total sales in 2003, and we have a portfolio of leading beer and soft drink brands. We are the second largest brewer in Mexico, based on sales volume in 2003, with brands that include Tecate, Dos Equis and Sol. Through our subsidiary, Coca-Cola FEMSA, we are the largest Coca-Cola bottler in Latin America and the second largest in the world, based on sales volumes in 2003. We sell our products through approximately two million points of sale, which serve a population of over 170 million people in nine countries, including some of the most populous metropolitan areas in Latin America, such as Mexico City, São Paulo and Buenos Aires. Our manufacturing and distribution capabilities are enhanced by our retail and packaging operations. We operate Oxxo, the largest convenience store chain in Mexico, with 2,798 stores at December 31, 2003. Our integrated business operations enable us to operate more efficiently and effectively and provide us with a platform for growth in Latin America.

The following chart provides an overview of our operations by segment:

(1)	Expressed in millions of Mexican pesos, except for percentages. The sum of the financial data for each of our segments differs from our consolidated financial information due to intercompany transactions, which are eliminated in consolidation, and certain assets and activities of FEMSA which are not included in these four segments, including corporate services.
(2)	Percentage of capital stock, equal to 53.6% of capital stock with full voting rights.

Summary of Operations

Coca-Cola FEMSA’s single most important brand is Coca-Cola, which accounted for 60.2% of its total consolidated sales volume in 2003. Fanta, Sprite, Lift and Fresca are its next largest brands and collectively accounted for 12.7% of such sales volume in 2003. Coca-Cola FEMSA’s territories represented approximately 40% of Coca-Cola sales volume in Latin America in 2003. Coca-Cola FEMSA’s Mexican territories cover central Mexico, including Mexico City, and southeast Mexico. In 2003, 66.7% of Coca-Cola FEMSA’s total revenue and 84.0% of its income from operations were generated in Mexico, which is characterized by high levels of per capita consumption of soft drinks. In addition to Mexico, Coca-Cola FEMSA operates in Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Brazil and Argentina.

Through our subsidiary FEMSA Cerveza, we produce and distribute 15 brands of beer in a variety of bottle and can presentations. The most important brands in our beer portfolio include Tecate, Carta Blanca, Sol and Superior, which together accounted for approximately 88% of our domestic beer sales volume in 2003. In 2003, we sold 91.9% of our total beer sales volume in the Mexican market, which is the eighth largest beer market in the world based on sales volume in 2003. We have a dominant sales position in the northern and southern regions of Mexico, which have higher per capita consumption rates than central Mexico. We export our beer brands to more than 70 countries worldwide, with the United States being our most important export market. Our export sales represented 8.1% of our total beer sales volume in 2003. Our principal export brands are Tecate, XX Lager, Dos Equis (Amber) and Sol.

Through FEMSA Comercio, we operated 2,798 Oxxo stores throughout Mexico at December 31, 2003. We have tripled the number of our Oxxo stores over the five years ended December 31, 2003 and expect to continue to increase the number of stores. Our total store sales increased at a compounded annual rate of 22% over the five years ended December 31, 2003. Oxxo stores exclusively sell our beer brands and are an integral part of our beer distribution strategy. Oxxo represented 5.4% of FEMSA Cerveza’s domestic sales volume in 2003. Soft drinks, telephone cards and cigarettes are the other main products sold at Oxxo stores.

In order to support our beverage operations, we manufacture and distribute a wide variety of packaging products, primarily in Mexico. Our principal packaging products are aluminum beverage cans, crown caps and glass bottles. The majority of our packaging products are sold to Coca-Cola FEMSA and FEMSA Cerveza.

Competitive Strengths

We believe our integrated value chain creates a platform for growth in Latin America with the following competitive strengths:

•	Leading Market Position. We are among the largest beverage companies in our territories, which have a total population of approximately 170 million people in nine countries. Our markets include some of the most populous metropolitan areas in Latin America, such as Mexico City, São Paulo and Buenos Aires. Latin America’s favorable demographics present us with a growing number of potential new consumers for our products. We believe that our size will allow us to realize economies of scale and take advantage of these profitable growth opportunities in our markets.

•	Broad Portfolio of Leading Brands. Our beverage products include 46 soft drink brands and 15 beer brands, which constitute a broad portfolio of brands designed to appeal to a wide range of consumers. Coca-Cola is one of the most widely recognized brands in the world and is particularly strong in the metropolitan areas of Latin America where we operate. Our beer brands include those that have been historically dominant in particular regions of Mexico, and we believe that our Sol brand is the fastest growing brand of beer in the Mexican market in terms of sales volume for the three years ended December 31, 2003. We believe we have the ability to introduce new brands and new presentations to target particular consumer preferences and growth opportunities in each of our territories.

•	Well-Developed Distribution Network. We sell our beverage products in approximately two million points of sale throughout Latin America, most of which are visited by us several times per week. We have implemented commercial practices to enable us to have additional influence over the distribution of our products and bring us closer to retailers and consumers. We have also developed long-term relationships with smaller predominately “mom and pop” style retailers in Mexico, who are the main sellers of our products. In recent years, our Oxxo stores, which exclusively sell our beer brands, have gained importance as an effective distribution channel for our beverage products, as well as a rapidly growing point of direct contact with our consumers.

•	Expanding Presence in U.S. Beer Market. Sales of Mexican beers generally in the United States continue to grow significantly faster than U.S. domestic brands. Our Tecate brand currently is the fourth largest import brand in the United States based on sales volume in 2003. We have recently entered into a distribution agreement with Heineken USA, Inc., or Heineken USA, which we expect will enable us to further penetrate and increase our sales volumes in the U.S. import market.

•	Sophisticated Information Systems. We have made significant investments in our information gathering and processing systems, to allow us to better know and understand our consumers’ preferences. Our information systems enable us to optimize price and to segment markets by brand, presentation, channel and consumption occasion on a point of sale basis. Our systems allow us to be more efficient and effective in production, marketing and distribution.

•	Proven Management Track Record. Our total sales increased over the five years ended December 31, 2003 at a compounded annual rate of 12%, while our income from operations increased by 14% during the same period. We have an experienced management team that has delivered solid financial results, and we believe that our improved profitability is attributable in large part to the strength of our management.

Strategy

We are a beverage company. Soft drinks and beer are our core businesses, which together define our identity and are the main avenues for our future growth. As a beverage company, we understand the importance of connecting with our consumers by interpreting their needs and ultimately delivering the right products to them for the right occasions. We strive to achieve this by developing superior brand equity, expanding our already significant distribution capabilities and improving the efficiency of our operations. Our ultimate objectives are achieving sustainable revenue growth, improving profitability and increasing the return on invested capital in each of our operations. We believe that by achieving these goals we will create sustainable value for our shareholders.

The following are the key elements of our strategy:

•	Grow Profitably in Beer. We seek to achieve profitable volume growth in our beer business ultimately to generate value for our shareholders. In order to achieve these objectives in our core Mexican markets, we are following a comprehensive strategy which seeks to:

–	differentiate brand portfolios through market segmentation and brand positioning;

–	develop advanced capabilities to gather information at the point of sale, by ensuring that appropriate products are being sold at the right price points;

–	establish profitable, long-term relationships with retailers, by helping them to sell more products to consumers;

–	achieve balanced and profitable market coverage, by selecting the appropriate mix of on- and off-premise accounts; and

–	continuously pursue the maximization of efficiencies and cost reductions along the entire value chain, from production to final distribution, by using information technology and adapting processes accordingly.

•	Increase Beer Sales in the United States. We seek to increase the sales of our beer brands in the United States. We have recently entered into an agreement with Heineken USA under which Heineken USA will become the exclusive distributor of our beers in the United States. We believe that our brands complement Heineken USA’s existing portfolio of brands in the United States and that this arrangement will allow us to expand the geographic focus of our brands, especially in the eastern United States.

•	Enhance Profitability in Soft Drinks. Coca-Cola FEMSA seeks to increase its profitability by implementing well-planned product, package and pricing strategies through channel distribution and by implementing best practices in order to improve operational efficiencies across territories, including those acquired from Panamco. Coca-Cola FEMSA seeks to increase per capita consumption of soft drinks in the territories in which it operates and to develop its product portfolio to better meet market demand and maintain overall profitability. Coca-Cola FEMSA expects to pursue selective acquisition opportunities to expand its territories. In addition, because Coca-Cola FEMSA views its relationship with The Coca-Cola Company as integral to its business strategy, Coca-Cola FEMSA uses market information systems and strategies developed with The Coca-Cola Company to improve its coordination with the worldwide marketing efforts of The Coca-Cola Company.

•	Continued Expansion of Oxxo Chain. We plan to continue to expand the number of Oxxo stores in Mexico. Because Oxxo exclusively carries our beer brands, we believe that Oxxo expansion will contribute to increased market penetration of our beer brands in Mexico. Market segmentation is becoming an important strategic tool, and we expect that it will increasingly allow us to improve the operating efficiency of each store location and the overall profitability of the chain by providing products that customers demand. We are currently further developing our own distribution capabilities, which will permit us to expand our product offerings to include items such as fast food at a lower cost and we believe, ultimately, will enhance our profitability.

•	Maximizing Operating Efficiencies. We believe the size and scope of our businesses present us with opportunities to improve the efficiency of our operations and leverage our operating strengths across our company. We seek to continue to improve our production and distribution by leveraging our asset base and continuing to invest in information systems that allow us to operate more efficiently. For example, in our beer operations, unsold product returned at the end of a route decreased from 40% before the implementation of pre-sale in 2003 to 2% after its implementation. Coca-Cola FEMSA decreased the number of production facilities existing at the time of the Panamco acquisition from 52 to 32, while at the same time increasing productivity measured in terms of unit cases sold by its remaining plants by more than 50% on a company-wide basis.

Our legal name is Fomento Económico Mexicano, S.A. de C.V., and in commercial contexts we frequently refer to ourselves as FEMSA. Our principal executive offices are located at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico. Our telephone number at this location is (52-81) 8328-6000. Our website is www.femsa.com. The contents of our website do not constitute part of this prospectus.

Recent Developments

Interbrew Transactions

On May 24, 2004, we entered into a series of agreements with Interbrew S.A., or Interbrew, Labatt Brewing Company Limited, or Labatt, an indirect wholly owned subsidiary of Interbrew, and certain of their affiliates to terminate the existing arrangements between FEMSA Cerveza and Labatt. Upon completion of the transactions contemplated in the agreements:

•	FEMSA will indirectly own 100% of FEMSA Cerveza and existing arrangements among affiliates of FEMSA and Interbrew relating to governance, transfer of ownership and other matters with respect to FEMSA Cerveza will terminate;

•	Interbrew will indirectly own 100% of its U.S. distribution and brewing subsidiaries, Labatt USA LLC and Latrobe Brewing Company LLC, which we collectively refer to as Labatt USA, and existing arrangements among affiliates of FEMSA and Interbrew relating to governance, transfer of ownership and other matters with respect to Labatt USA will terminate; and

•	Labatt USA’s right to distribute the FEMSA Cerveza brands in the United States will terminate 120 days after the closing of these transactions.

The closing of these transactions is subject to certain conditions, including the availability of financing for FEMSA (if the closing has not occurred by August 31, 2004), and the consummation of the combination of Interbrew and Companhia de Bebidas das Américas, or AmBev.

Under the terms of the agreements, we have agreed to pay Interbrew US$ 1.245 billion for its affiliates’ 30% interest in FEMSA Cerveza, which we intend to finance as follows:

Source	Amount (U.S. dollar or equivalent)
Cash	US$	295 million

Bridge loan to FEMSA, with tranches denominated in Mexican pesos and U.S. dollars, to be refinanced with the net proceeds of the global offering and the Mexican B Unit offering	US$	500 million

Certificados bursátiles denominated in Mexican pesos issued on July 7, 2004 by FEMSA and guaranteed by FEMSA Cerveza, with maturities of four and five years	US$	217 million

Unsecured long-term loans denominated in Mexican pesos to FEMSA and FEMSA Cerveza	US$	233 million

Total	US$	1,245 million

Heineken U.S. Distribution Agreement

On June 21, 2004, FEMSA Cerveza and two of its subsidiaries entered into distributor and sublicense agreements with Heineken USA. In accordance with these agreements, Heineken USA will be the exclusive importer, marketer and seller of FEMSA Cerveza’s brands in the United States, commencing 120 days after the closing of the Interbrew transactions described above. These agreements will expire in December 2007.

Other Recent Developments

On May 7, 2004, Coca-Cola FEMSA obtained a favorable final ruling not subject to appeal from a Mexican federal court allowing it to deduct losses in the amount of Ps. 3.049 billion arising from a sale of shares during 2002. As a result of the ruling, Coca-Cola FEMSA expects to recover approximately Ps. 1.330 billion. More than 85% of this increase will be in the form of a cash reimbursement from the Mexican government, with the balance in the form of a tax deduction.

On June 8, 2004, a group of Brazilian investors, among them Mr. José Luis Cutrale, a recently appointed member of Coca-Cola FEMSA’s board of directors, made a capital contribution equivalent to approximately US$ 50 million to Coca-Cola FEMSA’s Brazilian operations in exchange for a 16.9% equity stake in these operations. Mr. Cutrale is a Brazilian entrepreneur and owns businesses that are producers of fruit juices, with customers that include The Minute Maid Company, a division of The Coca-Cola Company.

On June 22, 2004, FEMSA Cerveza’s brewing subsidiary and Coors Brewing Company entered into an agreement pursuant to which FEMSA Cerveza’s subsidiary was appointed the exclusive importer, distributor, marketer and seller of Coors Light beer in Mexico. This agreement has an initial term of 10 years and is automatically renewable.

Results for Six Months Ended June 30, 2004

On July 28, 2004, FEMSA announced its results for the six months ended June 30, 2004. For the six months ended June 30, 2004, consolidated total revenues were Ps. 43.712 billion, income from operations was Ps. 6.218 billion and net income was Ps. 4.130 billion, as compared to consolidated total revenues of Ps. 33.439 billion, income from operations of Ps. 5.277 billion and net income of Ps. 1.827 billion for the six months ended June 30, 2003, in each case in constant Mexican pesos at June 30, 2004. Net income for the six months ended June 30, 2004 includes an extraordinary item of Ps. 1.175 billion resulting from the final tax ruling referred to above. As of June 30, 2004, consolidated total assets amounted to Ps. 107.383 billion and consolidated total stockholders’ equity was Ps. 51.247 billion, in each case in constant Mexican pesos at June 30, 2004.

SUMMARY FINANCIAL INFORMATION

Historical

The following tables present summary financial information of our company. This information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements, and the notes thereto included in our annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus, and our unaudited consolidated financial statements and notes thereto included in this prospectus. The summary financial information is presented on a consolidated basis and is not necessarily indicative of our financial position or results of operations at or for any future date or period.

Information as of and for the five years ended December 31, 2003 has been derived from our audited consolidated financial statements, and information as of and for the three months ended March 31, 2003 and March 31, 2004 has been derived from our unaudited consolidated financial statements.

	Year Ended December 31,
	2003(1)	2003		2002		2001		2000		1999
	(in millions of U.S. dollars and constant Mexican pesos at December 31, 2003, except for per share data and the weighted average number of shares outstanding)
Income Statement Data
Mexican GAAP:
Total revenues	$6,792	Ps.	75,891	Ps.	55,395	Ps.	52,465	Ps.	50,151	Ps.	45,463
Income from operations(2)	1,084		12,114		9,878		8,902		7,995		7,234
Taxes(3)	302		3,378		3,764		3,069		2,615		2,253
Change in accounting principle	—		—		—		(30)		—		—
Net income	417		4,657		4,791		5,215		3,995		4,734
Net majority income	277		3,093		2,947		3,547		2,865		3,587
Net minority income	140		1,564		1,844		1,668		1,130		1,147
Net majority income per share:(4)
Series B Shares	0.047		0.521		0.496		0.597		0.478		0.599
Series D Shares	0.058		0.651		0.620		0.747		0.599		0.749
Weighted average number of shares outstanding (millions):
Series B Shares	2,737.7		2,737.7		2,737.7		2,737.8		2,745.8		2,746.5
Series D Shares	2,559.6		2,559.6		2,559.6		2,559.8		2,591.8		2,594.8
Allocations of earnings:
Series B Shares	46.11%		46.11%		46.11%		46.11%		45.85%		45.85%
Series D Shares	53.89%		53.89%		53.89%		53.89%		54.15%		54.15%

U.S. GAAP:
Total revenues	$6,792		Ps.75,891	Ps.	55,048	Ps.	54,815	Ps.	52,154	Ps.	48,296
Income from operations(2)	1,045		11,672		8,810		8,167		7,047		6,705
Change in accounting principle	—		—		—		(54)		—		21
Net minority income	144		1,608		1,876		1,645		1,200		1,145
Net income	293		3,271		3,206		3,305		2,673		2,306
Net income per share:(4)
Series B Shares	0.049		0.551		0.540		0.557		0.446		0.385
Series D Shares	0.062		0.689		0.675		0.696		0.558		0.481

Balance Sheet Data
Mexican GAAP:
Total assets	$9,337		Ps.104,334	Ps.	62,660	Ps.	53,320	Ps.	50,111	Ps.	48,781
Current liabilities	1,496		16,716		12,314		8,954		8,759		8,834
Long-term debt(5)	2,984		33,345		10,192		7,399		8,005		8,343
Other long-term liabilities	732		8,175		5,856		5,568		5,592		978
Capital stock	380		4,243		4,243		4,243		4,249		4,271
Total stockholders’ equity	4,125		46,098		34,298		31,399		27,755		30,626
Majority interest	2,542		28,400		24,024		22,127		19,509		21,813
Minority interest	1,584		17,698		10,274		9,272		8,246		8,813

(Footnotes on next page)

	Year Ended December 31,
	2003(1)	2003		2002		2001		2000		1999
	(in millions of U.S. dollars and constant Mexican pesos at December 31, 2003, except for per share data and the weighted average number of shares outstanding)
U.S. GAAP:
Total assets	$10,694	Ps.	119,496	Ps.	78,688	Ps.	70,212	Ps.	69,482	Ps.	67,964
Current liabilities	1,720		19,220		14,142		10,964		11,006		11,188
Long-term debt(5)	3,146		35,160		11,308		8,507		8,029		8,350
Other long-term liabilities	518		5,789		5,019		5,015		6,543		6,632
Minority interest	1,541		17,215		9,986		9,129		8,670		7,934
Capital stock	380		4,243		4,243		4,243		4,249		4,271
Stockholders’ equity	3,769		42,112		38,233		36,597		35,234		33,860

Other Information
Mexican GAAP:
Depreciation(6)	$280	Ps.	3,126	Ps.	2,523	Ps.	2,406	Ps.	2,534	Ps.	2,316
Capital expenditures(7)	608		6,789		5,780		5,531		4,764		4,536
Operating margin(8)	16.0%		16.0%		17.8%		17.0%		15.9%		15.9%

U.S. GAAP:
Depreciation(6)	$286	Ps.	3,199	Ps.	2,400	Ps.	2,393	Ps.	2,450	Ps.	2,227
Operating margin(8)	15.4%		15.4%		16.0%		14.9%		13.5%		13.9%

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps. 11.174 to US$ 1.00 solely for the convenience of the reader.
(2)	Includes income from operations and participation in results of affiliated companies.
(3)	Includes income tax, tax on assets and employee profit sharing.
(4)	The net income (after changes in accounting principles) per Series B Share and per Series D Share was calculated in accordance with Bulletin B-14 of Mexican GAAP, which is similar to SFAS No. 128 of U.S. GAAP. The following table presents the calculations of the weighted average number of shares and income per share allocation:

	Series B Shares		Series D Shares
	Number of Shares	Weighted Average	Number of Shares	Weighted Average
At December 31, 1999	2,746,546,090	2,746,546,050	2,594,794,360	2,594,794,360
Allocation of earnings		45.85%		54.15%
Repurchase of our shares in 2000 from October 29, 2000 to December 29, 2000	6,750,000	736,246	27,000,000	2,944,984
At December 31, 2000	2,739,796,090	2,745,809,844	2,567,794,360	2,591,849,376
Allocation of earnings		45.85%		54.15%
Repurchase of our shares in 2001 from January 4, 2001 to January 16, 2001	2,056,000	2,004,647	8,224,000	8,018,586
At December 31, 2001	2,737,740,090	2,737,791,443	2,559,570,360	2,559,775,774
Allocation of earnings		46.11%		53.89%
At December 31, 2002 and 2003	2,737,740,090	2,737,740,090	2,559,570,360	2,559,570,360
Allocation of earnings		46.11%		53.89%

(5)	Includes long-term debt minus the current portion of long-term debt.
(6)	Includes bottle breakage for Coca-Cola FEMSA.
(7)	Includes investments in property, plant and equipment and deferred charges.
(8)	Operating margin is calculated by dividing income from operations by total revenues.

	Three Months Ended March 31,
	2004(1)	2004		2003
	(in millions of U.S. dollars and constant Mexican pesos at March 31, 2004, except per share data)
Income Statement Data
Mexican GAAP:
Total revenues	$1,821	Ps.	20,347	Ps.	13,091
Income from operations(2)	229		2,561		1,782
Taxes (3)	91		1,020		652
Net income	120		1,346		687
Net majority income	73		814		419
Net minority income	47		532		268
Net majority income per share:(4)
Series B Shares	0.012		0.137		0.071
Series D Shares	0.015		0.171		0.088

U.S. GAAP:
Total revenues	$1,821	Ps.	20,347	Ps.	13,060
Income from operations(2)	218		2,438		1,722
Net minority income	51		575		278
Net income	77		855		517
Net income per share:(4)
Series B Shares	0.013		0.144		0.087
Series D Shares	0.016		0.180		0.109

Balance Sheet Data
Mexican GAAP:
Total assets	$9,388	Ps.	104,907	Ps.	63,655
Current liabilities	1,517		16,947		12,815
Long-term debt(5)	2,889		32,278		10,453
Other long-term liabilities	759		8,477		5,953
Capital stock	386		4,309		4,309
Total stockholders’ equity	4,224		47,205		34,434
Majority interest	2,603		29,096		24,383
Minority interest	1,621		18,109		10,051

U.S. GAAP:
Total assets	$10,777	Ps.	120,426	Ps.	79,828
Current liabilities	1,743		19,472		14,656
Long-term debt(5)	2,889		32,278		10,453
Other long-term liabilities	717		8,013		6,232
Minority interest	1,578		17,630		9,774
Capital stock	386		4,309		4,309
Stockholders’ equity	3,851		43,033		38,713

Other Information
Mexican GAAP:
Depreciation(6)	$73	Ps.	816	Ps.	622
Capital expenditures(7)	110		1,233		1,648
Operating margin(8)	12.7%		12.7%		13.8%

U.S. GAAP:
Depreciation(6)	$74	Ps.	828	Ps.	609
Operating margin(8)	12.0%		12.0%		13.2%

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps. 11.174 to US$ 1.00 solely for the convenience of the reader.
(2)	Includes income from operations and participation in results of affiliated companies.
(3)	Includes income tax, tax on assets and employee profit sharing.
(4)	Income per share calculations are based on the weighted average number of shares and income per share allocation, as follows:

	Weighted average number of shares	Allocations of earnings
Series B shares	2,737,740,090	46.11%
Series D shares	2,559,570,360	53.89%
(5)	Includes long-term debt minus the current portion of long-term debt.
(6)	Includes bottle breakage for Coca-Cola FEMSA.
(7)	Includes investments in property, plant and equipment and deferred charges.
(8)	Operating margin is calculated by dividing income from operations by total revenues.

Pro Forma

The following table presents pro forma income statement and balance sheet information for our company giving effect to the acquisition of Panamco and the Interbrew transactions and related financing transactions as if each had occurred on January 1, 2003 and pro forma balance sheet as if each transaction had occurred on March 31, 2004. The unaudited pro forma information should be read in conjunction with the unaudited condensed financial statements and related footnotes contained in this prospectus. See “Unaudited Pro Forma Consolidated Financial Information.”

	Year Ended December 31, (Pro Forma)			Three Months Ended March 31, (Pro Forma)
	2003(1)	2003		2004(1)	2004
	(in millions of U.S. dollars or Mexican pesos at December 31, 2003 and March 31, 2004, as applicable, except for per share data)
Income Statement Data
Mexican GAAP:
Total revenues	$7,532	Ps.	84,168	$1,821	Ps.	20,347
Income from operations(2)	1,176		13,141	230		2,574
Net income	386		4,318	113		1,259
Net majority income	252		2,825	84		935
Net minority income	134		1,493	29		324
Net majority income per share:(3)
Series B Shares	0.042		0.476	0.014		0.158
Series D Shares	0.053		0.595	0.018		0.197

U.S. GAAP:
Total revenues	$7,532	Ps.	84,168	$1,821	Ps.	20,347
Income from operations(2)	1,136		12,691	219		2,451
Net minority income	133		1,483	32		358
Net income	312		3,487	98		1,095
Net income per share:(3)
Series B Shares	0.053		0.587	0.016		0.184
Series D Shares	0.066		0.734	0.021		0.231

Balance Sheet Data
Mexican GAAP:
Total assets				$9,874	Ps.	110,334
Current liabilities				2,017		22,534
Long-term debt(4)				3,345		37,381
Other long-term liabilities				759		8,477
Total stockholders’ equity				3,754		41,942
Majority interest				2,604		29,096
Minority interest				1,150		12,846

U.S. GAAP:
Total assets				$11,263	Ps.	125,853
Current liabilities				2,243		25,059
Long-term debt(4)				3,345		37,381
Other long-term liabilities				717		8,013
Minority interest				1,107		12,367
Stockholders’ equity				3,837		42,879

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps. 11.174 to US$ 1.00 solely for the convenience of the reader.
(2)	Includes income from operations and participation in results of affiliated companies.
(3)	Income per share calculations are based on the weighted average number of shares and income per share allocation, as follows:

	Weighted average number of shares	Allocations of earnings
Series B shares	2,737,740,090	46.11%
Series D shares	2,559,570,360	53.89%

(4)	Includes long-term debt minus the current portion of long-term debt.

THE OFFERINGS

The global offering	We are offering BD Units (including BD Units in the form of ADSs) in a global offering.

The international offering

We are offering ADSs in an international offering. Each ADS represents 10 of our BD Units. Each BD Unit represents one of our Series B Shares, two of our Series D-B Shares and two of our Series D-L Shares.

The concurrent Mexican BD Unit offering	Concurrently with the international offering, we are offering BD Units in a public offering in Mexico.

Over-allotment options	We have granted options, exercisable for 30 days, to the underwriters of the global offering to purchase up to additional BD Units in the form of ADSs or BD Units to cover over-allotments, if any.

Share allocation programs

Beneficial owners of outstanding ADSs as of             , 2004, which is the record date, will be eligible, subject to compliance with the procedures and conditions summarized in this prospectus, to purchase up to              ADSs for each ADS beneficially owned by them as of the record date through a share allocation program in the international offering. Morgan Stanley & Co. Incorporated, one of the underwriters in the international offering, is administering, on behalf of FEMSA, the share allocation program in the international offering. For information on the procedures and conditions that a beneficial owner of ADSs must comply with to participate in the share allocation program, see “Share Allocation Programs—Share Allocation Program in International Offering.”

We have appointed                  to act as information agent for the share allocation program in the international offering. The information agent may be contacted at                  or                  to answer questions with respect to the share allocation program in the international offering.

Beneficial owners of outstanding BD Units not in the form of ADSs will also be eligible, subject to compliance with applicable procedures and conditions, to purchase BD Units through a share allocation program in the concurrent Mexican BD Unit offering. Acciones y Valores de México, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, one of the underwriters in the concurrent Mexican BD Unit offering, is administering, on behalf of FEMSA, the share allocation program in the concurrent Mexican BD Unit offering. For information on the procedures and conditions for purchasing BD Units in the share allocation program in the concurrent Mexican BD Unit offering, see “Share Allocation Programs—Share Allocation Program in Concurrent Mexican BD Unit Offering” and our related report on Form 6-K to be filed with the SEC and which is incorporated by reference in this prospectus.

Beneficial owners of ADSs and BD Units who fail or are unable to comply with the applicable procedures and conditions in a timely manner will not be eligible to receive an allocation of ADSs or BD Units, as applicable.

Any ADSs or BD Units not purchased by beneficial owners in the share allocation programs in the global offering will be offered by the underwriters on the same basis as the other ADSs or BD Units offered in the global offering.

Holders of ADSs or BD Units may seek to purchase ADSs or BD Units in the global offering in addition to any ADSs or BD Units they are eligible to purchase in the share allocation programs.

The Mexican B Unit offering

Concurrently with the global offering,              B units are being offered in a Mexican offering. Each B Unit represents five of our Series B Shares. The B Units will be sold at the equivalent of the public offering price per BD Unit in the concurrent Mexican BD Unit offering. The Mexican B Unit offering will be made to beneficial owners of B Units as of the record date. A voting trust that owns a substantial majority of our B Units is expected to acquire substantially all of the B Units in the Mexican B Unit offering. The underwriters in the global offering are not acting as underwriters in the Mexican B Unit offering.

Outstanding share capital

As of March 31, 2004, we had outstanding 419,569,500 B Units and 639,892,590 BD Units, which together consist of 2,737,740,090 Series B Shares and 1,279,785,180 Series D-B Shares and Series D-L Shares. As of March 25, 2004, 66.5% of the BD Units were held in the form of ADSs.

Immediately after completion of the global offering and the Mexican B Unit offering, and assuming no exercise of the underwriters’ over-allotment options, we will have outstanding              B Units and              BD Units, including              BD Units held in the form of ADSs, which together will consist of              Series B Shares and              Series D-B Shares and Series D-L Shares.

Voting trust

As of March 31, 2004, a voting trust owned 36.0% of our capital stock and 69.7% of our capital stock with full voting rights, consisting of the Series B Shares. Immediately after completion of the global offering and the Mexican B Unit offering, and assuming no exercise of the underwriters’ over-allotment options, the voting trust will own             % of our capital stock and             % of our capital stock with full voting rights. Assuming exercise of the underwriters’ over-allotment options in full, the voting trust will own             % of our capital stock and             % of our capital stock with full voting rights.

Dividends	The holders of our ADSs will receive dividends to the same extent as the holders of our BD Units, subject to the deduction of any fees and charges of the ADS depositary. Before May 11, 2008, the Series D-B Shares and the Series D-L Shares will receive 125% of any dividend distributed in respect of the Series B Shares. See “Dividends and Dividend Policy.”

Voting rights	Each BD Unit consists of one Series B Share with full voting rights and two Series D-B Shares and two Series D-L Shares, each with limited voting rights, as described in this prospectus.

Use of proceeds

The aggregate net proceeds from the global offering will be used to repay indebtedness in respect of a bridge loan incurred in connection with the Interbrew transactions. See “Operating and Financial Review and Prospects—Liquidity—Financing for Interbrew Transactions.”

Listings	The ADSs are listed on the New York Stock Exchange under the symbol “FMX,” and the ADSs purchased in the international offering will be listed and traded on the New York Stock Exchange upon issuance.

The BD Units are listed on the Mexican Stock Exchange under the symbol “FEMSA UBD,” and the BD Units purchased in the concurrent Mexican BD Unit offering will be listed and traded on the Mexican Stock Exchange upon issuance.

ADS depositary	The Bank of New York.

Risk factors	See “Risk Factors” for information you should consider before purchasing ADSs or BD Units in the global offering.

Unless otherwise specified, share amounts in this prospectus do not reflect the exercise of the underwriters’ over-allotment options.

RISK FACTORS

Risks Related to Our Company

Coca-Cola FEMSA

Coca-Cola FEMSA’s business depends on its relationship with The Coca-Cola Company.

Approximately 93.2% of Coca-Cola FEMSA’s sales volumes in 2003 were derived from sales of Coca-Cola trademark beverages. Coca-Cola FEMSA produces, markets and distributes Coca-Cola trademark beverages through standard bottler agreements that cover all of Coca-Cola FEMSA’s present territories. Through its rights under the bottler agreements and as a large shareholder, The Coca-Cola Company has the ability to exercise substantial influence over the conduct of Coca-Cola FEMSA’s business.

Under Coca-Cola FEMSA’s bottler agreements, The Coca-Cola Company may unilaterally set the price for its concentrate. Furthermore, in conjunction with The Coca-Cola Company, Coca-Cola FEMSA prepares a three-year general business plan that is submitted to Coca-Cola FEMSA’s board of directors for approval. The Coca-Cola Company may require that Coca-Cola FEMSA demonstrates its financial ability to meet Coca-Cola FEMSA’s plans and may terminate Coca-Cola FEMSA’s rights to produce, market and distribute soft drinks in territories with respect to which such approval is withheld. The Coca-Cola Company also makes significant contributions to Coca-Cola FEMSA’s marketing budget although it is not required to contribute a particular amount. In addition, Coca-Cola FEMSA is prohibited from bottling any soft drink product or distributing other beverages without The Coca-Cola Company’s authority or consent. The Coca-Cola Company has the exclusive right to import and export Coca-Cola trademark beverages to and from Coca-Cola FEMSA’s territories. Coca-Cola FEMSA may not transfer control of the bottler rights of any of its territories without the consent of The Coca-Cola Company.

Coca-Cola FEMSA depends on The Coca-Cola Company to renew its bottler agreements. Coca-Cola FEMSA’s bottler agreements for Mexico expire in 2005 and 2013, renewable in each case for ten-year terms. Its bottler agreements for Colombia, Brazil and Argentina expire in 2004, renewable in each case for five-year terms (except for Argentina, which is renewable for ten-year terms). Coca-Cola FEMSA is currently in the process of renewing these agreements. Coca-Cola FEMSA’s remaining territories are governed by bottler agreements that expire after 2005 that have similar renewal periods. There can be no assurances that The Coca-Cola Company will decide to renew any of these agreements. In addition, these agreements generally may be terminated in the event that Coca-Cola FEMSA fails to comply with their terms. Non-renewal or termination would prevent Coca-Cola FEMSA from selling Coca-Cola trademark beverages in the affected territory and would have an adverse effect on Coca-Cola FEMSA’s business, financial condition, prospects and results of operations.

As of March 31, 2004, The Coca-Cola Company indirectly owned 39.6% of Coca-Cola FEMSA’s outstanding capital stock, representing 46.4% of the voting rights in Coca-Cola FEMSA. The Coca-Cola Company is entitled to appoint four of Coca-Cola FEMSA’s 18 directors and certain of Coca-Cola FEMSA’s executive officers and, except under limited circumstances, has the power to veto significant decisions of Coca-Cola FEMSA’s board of directors. Thus, The Coca-Cola Company has the power to affect the outcome of all actions requiring approval by Coca-Cola FEMSA’s board of directors and, except in certain limited situations, has the power to affect the outcome of all actions requiring approval of Coca-Cola FEMSA’s shareholders. The interests of The Coca-Cola Company may be different from the interests of Coca-Cola FEMSA’s remaining shareholders, and they may cause Coca-Cola FEMSA to take actions that are not in the interest of Coca-Cola FEMSA’s remaining shareholders.

Coca-Cola FEMSA has significant transactions with affiliates, particularly The Coca-Cola Company, that create potential conflicts of interest.

Coca-Cola FEMSA engages in transactions with subsidiaries of The Coca-Cola Company. Coca-Cola FEMSA has entered into cooperative marketing arrangements with The Coca-Cola Company. Coca-Cola FEMSA is a party to a number of bottler agreements with The Coca Cola Company and has also entered into a credit agreement with The Coca-Cola Company pursuant to which Coca-Cola FEMSA may borrow up to US$ 250 million for working capital and other general corporate purposes. Transactions with affiliates may create the potential for conflicts of interest, which could result in terms less favorable to Coca-Cola FEMSA than could be obtained from an unaffiliated third party.

Coca-Cola FEMSA has recently significantly increased its leverage as a result of the Panamco acquisition.

In connection with the acquisition of Panamco, Coca-Cola FEMSA incurred approximately Ps. 26,352 million of debt (including existing debt of Panamco). Coca-Cola FEMSA’s total indebtedness as of March 31, 2004 was Ps. 27,565 million. Its debt level is now significantly higher than it has been historically. The increase in debt may reduce the amount of cash otherwise available to Coca-Cola FEMSA to invest in its business or meet its obligations and may prevent it in the future from pursuing acquisitions and other opportunities that may present themselves to Coca-Cola FEMSA or from obtaining additional financing or completing refinancings on terms favorable to Coca-Cola FEMSA.

Coca-Cola FEMSA may not achieve expected operating efficiencies in the newly acquired territories.

Through the acquisition of Panamco, Coca-Cola FEMSA acquired new territories in Mexico as well as in the following countries in which it has not historically conducted operations: Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela and Brazil. Since the acquisition, Coca-Cola FEMSA has undertaken a plan in the newly acquired territories to integrate Coca-Cola FEMSA’s operations, to improve the utilization of assets across Coca-Cola FEMSA’s territories and to implement the commercial strategies that Coca-Cola FEMSA has historically applied in its territories in Mexico and Argentina. Conditions in these new territories are different from the conditions under which Coca-Cola FEMSA has historically operated including, for example, less favorable consumption patterns than those experienced in Mexico and different and more challenging political and economic climates. In addition, distribution and marketing practices in Coca-Cola FEMSA’s new territories differ from Coca-Cola FEMSA’s historical practices. Several of these territories have a lower level of pre-sale as a percentage of total distribution than Coca-Cola FEMSA is accustomed to having, and the product and presentation mix varies from territory to territory with customer preferences. There can be no assurance that Coca-Cola FEMSA’s initiatives will reduce operating costs or maintain or improve sales in the near term or at all, which may adversely affect Coca-Cola FEMSA’s sales growth and operating margins.

Competition could affect Coca-Cola FEMSA’s business.

The beverage industry throughout Latin America is highly competitive. Coca-Cola FEMSA faces competition from other bottlers of soft drinks such as PepsiCo, Inc., which we refer to as PepsiCo, and from producers of low cost beverages or “B” brands. Coca-Cola FEMSA also competes against beverages other than soft drinks such as water, fruit juice and sport drinks. Although competitive conditions are different in each of Coca-Cola FEMSA’s territories, Coca-Cola FEMSA competes principally in terms of price, packaging, consumer sale promotions, customer service and non-price retail incentives. There can be no assurances that Coca-Cola FEMSA will be able to avoid lower pricing as a result of competitive pressure. Lower pricing, changes made in response to competition and changes in consumer preferences may have an adverse effect on Coca-Cola FEMSA’s results of operations.

Coca-Cola FEMSA’s principal competitor in Mexico is The Pepsi Bottling Group, or PBG. PBG is the largest Pepsi bottler worldwide and competes with Coca-Cola trademark beverages. Coca-Cola FEMSA has also experienced stronger competition in Mexico from lower priced soft drinks in multi-serving presentations. In Argentina and Brazil, Coca-Cola FEMSA competes with AmBev, the largest brewer in Latin America, which sells Pepsi products, in addition to a portfolio that includes local brands with flavors such as guaraná and proprietary beers. In each of Coca-Cola FEMSA’s territories it competes with Pepsi bottlers and with various other bottlers and distributors of national and regional soft drinks as well as complementary beverages such as water, juice and sports drinks. In certain territories, Coca-Cola FEMSA also competes with soft drink flavors that have a strong local presence, such as La Colombiana in Colombia.

A water shortage or a failure to maintain existing concessions could affect Coca-Cola FEMSA’s business.

Water is an essential component of soft drinks. Coca-Cola FEMSA obtains water from various sources in its territories, including springs, wells, rivers and municipal water companies. In Mexico, Coca-Cola FEMSA purchases water from municipal water companies and pumps water from its own wells pursuant to concessions granted by the Mexican government. Coca-Cola FEMSA obtains the vast majority of the water used in its soft drink production in Mexico pursuant to these concessions, which the Mexican government granted based on studies of the existing and projected groundwater supply. Coca-Cola FEMSA’s existing water concessions in Mexico may be terminated by governmental authorities under certain circumstances, and their renewal depends on receiving necessary authorizations from municipal water authorities. In Coca-Cola FEMSA’s other territories, its existing water supply may not be sufficient to meet its future production needs and the available water supply may be adversely affected by shortages or changes in governmental regulations.

Coca-Cola FEMSA cannot assure that water will be available in sufficient quantities to meet its future production needs, or that its concessions will not be terminated or will prove sufficient to meet its water supply needs.

Increases in the prices of raw materials would increase Coca-Cola FEMSA’s cost of sales and may affect its results of operations.

Coca-Cola FEMSA’s most significant raw materials are concentrate, which it acquires from companies designated by The Coca-Cola Company, sweeteners and packaging materials. Prices for concentrate are determined by The Coca-Cola Company pursuant to its bottler agreements as a percentage of the weighted average retail price, net of applicable taxes. The prices for remaining raw materials are driven by market prices and local availability as well as the imposition of import duties and import restrictions and fluctuations in exchange rates. Coca-Cola FEMSA is also required to meet all of its supply needs from suppliers approved by The Coca-Cola Company, which may limit the number of suppliers available to Coca-Cola FEMSA. Coca-Cola FEMSA’s sales prices are denominated in the local currency in which it operates, while the prices of certain materials used in the bottling of its products, mainly aluminum cans and plastic bottles, are paid in or determined with reference to the U.S. dollar and therefore may increase if the U.S. dollar appreciates against the currency of any country in which it operates, particularly against the Mexican peso.

After concentrate, packaging and sweeteners constitute the largest portion of Coca-Cola FEMSA’s raw material costs. Sugar prices in all of the countries in which Coca-Cola FEMSA operates other than Brazil are subject to local regulations and other barriers to market entry that cause Coca-Cola FEMSA to pay in excess of international market prices for sugar. In Mexico, sugar prices increased approximately 8% in 2003, and Coca-Cola FEMSA’s ability to substitute other sweeteners has been limited by the imposition of a 20% excise tax on carbonated soft drinks produced with non-sugar sweeteners. In Venezuela, there was a shortage of sugar during the second half of 2003 due to the inability of the main sugar importers to access foreign currencies as a result of the exchange controls implemented at the beginning of 2003.

Coca-Cola FEMSA cannot assure that its raw material prices will not increase in the future. Increases in the prices of raw materials would increase Coca-Cola FEMSA’s cost of sales and may adversely affect its results of operations.

Taxes on soft drinks could affect Coca-Cola FEMSA’s business.

Coca-Cola FEMSA’s products are subject to excise and value-added taxes in many of the countries in which it operates. The imposition of new taxes or increases in taxes on Coca-Cola FEMSA’s products may have a material adverse effect on its business, financial condition, prospects and results of operations. In 2003, Mexico implemented a 20% excise tax on carbonated soft drinks produced with non-sugar sweeteners. Certain countries in Central America, Argentina and Brazil have also imposed taxes on Coca-Cola FEMSA’s products. Coca-Cola FEMSA cannot assure that any governmental authority in any country where it operates will not impose or increase any such taxes in the future.

Regulatory developments may have an affect on Coca-Cola FEMSA’s business.

Coca-Cola FEMSA is subject to regulation in each of the territories in which it operates. The principal areas in which Coca-Cola FEMSA is subject to regulation are environment, labor, taxes and antitrust. The adoption of new laws or regulations in the countries in which Coca-Cola FEMSA operates may increase its operating costs or impose restrictions on its operations which, in turn, may adversely affect Coca-Cola FEMSA’s financial condition, business and results of operations. In particular, environmental standards became more stringent recently in several of the countries in which Coca-Cola FEMSA operates, and Coca-Cola FEMSA is in the process of complying with these new standards.

Voluntary price restraints or statutory price controls have been imposed historically in several of the countries in which Coca-Cola FEMSA operates. The imposition of these restrictions may have an adverse effect on its results of operations and financial position. Although Mexican bottlers have been free to set prices for carbonated soft drinks without governmental intervention since January 1996, such prices had been subject to statutory price controls and to voluntary price restraints, which effectively limited Coca-Cola FEMSA’s ability to increase prices in the Mexican market without governmental consent. Coca-Cola FEMSA cannot assure that governmental authorities in any country where Coca-Cola FEMSA operates will not impose statutory price controls or voluntary price restraints.

FEMSA Cerveza

Unfavorable economic conditions in Mexico or the United States may affect FEMSA Cerveza’s business.

Demand for the products of FEMSA Cerveza may be affected by economic conditions in Mexico or the United States. In particular, demand in our northern stronghold regions in Mexico, where there are a large number of border towns, may be disproportionately affected by the performance of the United States’ economy. In addition, our exports to the United States may be affected by reduced demand from the United States or from a reduction in prices by our competitors. Any depreciation of the Mexican peso may negatively affect our results of operations because a significant portion of our costs and expenses are denominated in, or determined by reference to, the U.S. dollar.

Uncertainty in commodity prices of raw materials used in beer production may result in increased costs.

FEMSA Cerveza purchases a number of commodities for the production of its products (principally barley, malt and hops) from Mexican producers and in the international market. The prices of such commodities can fluctuate and are determined by global supply and demand and other factors, including changes in exchange rates, over which FEMSA Cerveza has no control. There can be no assurance that FEMSA Cerveza will be able to recover increases in the cost of raw materials. An increase in raw materials costs would adversely affect our results of operations.

FEMSA Cerveza’s new United States distribution arrangements may affect sales of our beer brands in the United States.

Commencing 120 days after the closing of the Interbrew transactions, Heineken USA will replace Labatt USA as the exclusive importer, marketer and distributor of FEMSA Cerveza’s beer brands in the United States. Accordingly, FEMSA Cerveza’s exports to the United States during the three-year term of the distributor agreement will depend to a significant extent on Heineken USA’s performance under this agreement. Heineken USA has no prior experience importing, marketing or distributing FEMSA Cerveza’s beer brands. We cannot assure that Heineken USA will be able to maintain or increase sales of FEMSA Cerveza’s beer brands in the United States or that, upon expiration of the agreement, FEMSA Cerveza will be able to renew the agreement or enter into a substitute arrangement on comparable terms.

FEMSA Cerveza’s sales in the Mexican market depend on its ability to compete with Grupo Modelo.

FEMSA Cerveza faces competition in the Mexican beer market from Grupo Modelo, S.A. de C.V., or Grupo Modelo. FEMSA Cerveza’s ability to compete successfully in the Mexican beer market will have a significant impact on its Mexican sales.

Competition from imports in the Mexican beer market is increasing.

Imports do not currently constitute a significant portion of the Mexican beer market. Under the North American Free Trade Agreement, or NAFTA, the tariffs applicable to beers imported from the United States and Canada were eliminated in January 2001. During 2003 imports grew 10.6% versus 2002 and represented 1.8% of the Mexican beer market. FEMSA Cerveza believes that imports will continue to represent a small percentage of the Mexican beer market. Increased import competition, however, could lead to greater competition in general, and we cannot assure that such a trend would not affect FEMSA Cerveza’s business, financial condition and results from operations.

Regulatory developments in Mexico could affect FEMSA Cerveza’s business.

FEMSA Cerveza’s business is subject to a variety of different Mexican government regulations, both federal and local, and may be affected by changes in law, regulation or regulatory policy. Actions of Mexican federal and local authorities, in particular changes in governmental policy with respect to excise and value-added tax laws, cold beer regulation or the beer industry practice of “tied-customer arrangements,” which are agreements with retailers to sell and promote its products, may have a material adverse impact on FEMSA Cerveza’s business, financial condition and results of operations.

Federal regulation of beer consumption in Mexico is primarily effected through a 25% excise tax and a 15% value-added tax. Currently, we do not anticipate an increase in these taxes, but federal regulation relating to excise taxes may change in the future, resulting in an increase or decrease in the tax. Local regulations are primarily effected through the issuance of licenses authorizing retailers to sell alcoholic beverages. Other regulations affecting beer consumption in Mexico vary according to local jurisdictions and include limitations on the hours during which restaurants, bars and other retail outlets are allowed to sell beer.

A water supply shortage could affect FEMSA Cerveza’s business.

FEMSA Cerveza purchases water from Mexican government entities and obtains pump water from its own wells pursuant to concessions granted by the Mexican government.

FEMSA Cerveza believes that its water concessions will satisfy its current and future water requirements. We cannot assure, however, that isolated periods of adverse weather will not affect FEMSA Cerveza’s supply of water to meet its future production needs in any given period, or that its concessions will not be terminated or will be renewed by the Mexican government. Any of these events or actions may adversely affect FEMSA Cerveza’s business, financial condition and results of operations.

FEMSA Comercio

Competition from other retailers in Mexico could affect our company’s business.

The Mexican retail sector is highly competitive. FEMSA participates in the retail sector primarily through FEMSA Comercio. FEMSA Comercio’s Oxxo convenience stores face competition on a regional basis from 7-Eleven, Super Extra, AM/PM and Circle K stores. In particular, the Super Extra chain is owned and managed by Grupo Modelo, our main competitor in the Mexican beer market, and in 2003 the Super Extra chain launched an aggressive expansion in the number of its stores. Oxxo convenience stores also face competition from numerous small chains of retailers across Mexico. We cannot assure that FEMSA Comercio will not be affected by an increase in competition.

Oxxo convenience stores are sensitive to economic conditions in Mexico.

Convenience stores often sell certain products at a premium. The convenience store market is thus highly sensitive to economic conditions, since an economic slowdown is often accompanied by a decline in consumer purchasing power, which in turn results in a decline in the overall consumption of our main product categories. During periods of economic slowdown, Oxxo stores may experience a decline in traffic per store and purchases per customer, and this may result in a decline in operating revenue.

FEMSA Empaques

FEMSA Empaques’ beverage can operation is sensitive to economic conditions and competition from alternative beverage presentations.

The aluminum can operations of Fábricas Monterrey, S.A. de C.V., a subsidiary of FEMSA Empaques, are sensitive to economic conditions because beverage can presentations are more expensive to the consumer than alternative presentations. FEMSA Empaques’ beverage can business exclusively serves the beverage industry and therefore is vulnerable to shifts in demand for beverage products. Furthermore, beverage can presentations also compete with alternative beverage presentations such as glass and polyethylene terephtalate, or PET, presentations. Demand for canned beverages has decreased in recent years due to a shift toward PET presentations in the soft drink industry. A decrease in demand may adversely affect FEMSA Empaques’ business, financial condition and results of operations.

The Mexican beverage can industry may have excess capacity, which may result in decreases in prices.

Certain of FEMSA Empaques’ significant competitors in the beverage can industry operate at average levels of capacity utilization below 60%. We cannot assure that some of these businesses will not practice aggressive pricing strategies in order to increase their sales volumes, which may have an adverse impact on our business.

FEMSA Empaques’ sales of glass bottles may be affected by competition and from alternative beverage presentations.

FEMSA Empaques’ principal domestic competitor in the sale of glass bottles is Vitro, S.A. de C.V., or Vitro. We cannot assure that FEMSA Empaques will not be affected by price competition from Vitro or other producers of glass bottles or alternative containers.

Moreover, like the beverage can business, FEMSA Empaques’ glass bottle business exclusively serves the beverage industry and, thus, is vulnerable to shifts in preferences for those products and presentations. Demand for glass bottle presentations has declined in recent years due to a shift towards non-returnable PET presentations for soft drinks. We cannot assure that there will not be a further shift in demand towards such alternative presentations, which would have an effect on our glass bottle operations.

FEMSA Empaques’ operating expenses are affected by changes in commodity prices and exchange rate fluctuations.

A significant portion of FEMSA Empaques’ raw materials consist of commodities, the prices of which are subject to volatility in accordance with international market conditions. In addition, FEMSA Empaques’ operating expenses are denominated in Mexican pesos while its revenues are linked to the U.S. dollar. As a result, the operating margins of FEMSA Empaques may be adversely affected as a result of increases in commodity prices or an appreciation in the Mexican peso against the U.S. dollar.

Risks Related to Mexico and the Other Countries in Which We Operate

Adverse economic conditions in Mexico may affect our financial condition and results of operations.

We are a Mexican corporation, and our Mexican operations are our single most important geographic division. In the past, Mexico has experienced both prolonged periods of weak economic conditions and deteriorations in economic conditions that have had a negative impact on our company. We cannot assume that such conditions will not return or that such conditions will not have a material adverse effect on our financial condition and results of operations.

Our business may be significantly affected by the general condition of the Mexican economy, or by the rate of inflation in Mexico, interest rates in Mexico and exchange rates for the Mexican peso. Decreases in the growth rate of the Mexican economy, periods of negative growth and/or increases in inflation or interest rates may result in lower demand for our products, lower real pricing of our products or a shift to lower margin products. Because a large percentage of our costs and expenses are fixed, we may not be able to reduce costs and expenses upon the occurrence of any of these events, and our profit margins may suffer as a result. In addition, an increase in interest rates in Mexico would increase the cost to us of variable rate, Mexican peso-denominated funding and have an adverse effect on our financial condition and results of operations.

Depreciation of the Mexican peso relative to the U.S. dollar could affect our financial condition and results of operations.

A depreciation of the Mexican peso relative to the U.S. dollar would increase the cost to us of a portion of the raw materials we acquire, the price of which is tied to the U.S. dollar, and of our debt obligations denominated in U.S. dollars, and thereby may have a negative effect on our net results of operations. A severe devaluation or depreciation of the Mexican peso may also result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert Mexican pesos into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on our indebtedness. While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert Mexican pesos into U.S. dollars or to transfer other currencies out of Mexico, the Mexican government could institute restrictive exchange rate policies in the future, as it has done in the past. Currency fluctuations may have an adverse effect on our financial condition, results of operations and cash flows in future periods.

Political events in Mexico could affect our operations.

Political events in Mexico may also significantly affect our operations. In the Mexican federal elections held on July 2, 2000, Vicente Fox of the National Action Party (Partido Acción Nacional), or PAN, won the presidency. Although his victory ended more than 70 years of presidential rule by the Institutional Revolutionary Party (Partido Revolucionario Institucional), or PRI, neither the PRI nor the PAN succeeded in securing a majority in the Mexican congress. In elections in 2003 and 2004, the PAN lost additional seats in the Mexican congress and state governorships. The resulting legislative gridlock has impeded the progress of reforms in Mexico, which may adversely affect economic conditions in Mexico, and consequently, our results of operations.

Developments in other Latin American countries in which we operate may affect our business.

In addition to Mexico, our subsidiary Coca-Cola FEMSA conducts operations in Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Brazil and Argentina. These countries expose us to different or greater country risk than Mexico. For many of these countries, results of operations in recent years have been adversely affected by deteriorating macroeconomic and political conditions. In Argentina and Venezuela, significant economic and political instability, including a contracting economy, a drastic currency devaluation, high unemployment, the introduction of exchange controls and social unrest have resulted in higher production costs and declining net sales for Coca-Cola FEMSA. In Colombia, Coca-Cola FEMSA has experienced problems with production and distribution as a result of political instability.

Coca-Cola FEMSA’s future results may be significantly affected by the general economic and financial conditions in the countries where it operates, by the devaluation of the local currency, inflation and high interest rates, or by political developments or changes in law. Devaluation of the local currency against the U.S. dollar may increase our operating costs in that country, and a depreciation against the Mexican peso may negatively affect the results of operations for that country as reported in our Mexican GAAP financial statements. In addition, some of these countries may impose exchange controls that could impact Coca-Cola FEMSA’s ability to purchase raw materials in foreign currencies and the ability of the subsidiaries in these countries to remit dividends abroad or make payments other than in local currencies, as is currently the case in Venezuela under regulations imposed in January 2003. As a result of these potential risks, Coca-Cola FEMSA may experience lower demand, lower real pricing, or increases in costs, which may negatively impact its results of operations.

Risks Related to the BD Units and the ADSs

Beneficial owners of ADSs who were not beneficial owners of ADSs as of the record date, or who do not comply with all of the procedures and conditions relating to the share allocation program in a timely manner, will not be eligible to purchase ADSs in the share allocation program.

A beneficial owner of ADSs will not be eligible to participate in the share allocation program unless that person was a beneficial owner of ADSs as of the record date and complies on a timely basis with all of the procedures and conditions summarized in this prospectus under “Share Allocation Programs—Share Allocation Program in International Offering.” These procedures require, among others, the ability to access a specific website, timely completion and submission of an eligibility/expression of interest form and confirmation of purchase on the evening of the pricing date. Beneficial owners of BD Units other than in the form of ADSs may not participate in the international offering, but may, if they are eligible and comply with the applicable procedures and conditions, participate in the share allocation program in the concurrent Mexican BD Unit offering. For information on the procedures for purchasing BD Units in the share allocation program in the concurrent Mexican BD Unit offering, see “Share Allocation Programs—Share Allocation Program in Concurrent Mexican BD Unit Offering.” Beneficial owners of ADSs and BD Units who fail or are unable to comply with the applicable procedures and conditions in a timely manner will not be eligible to receive an allocation of ADSs or BD Units, as applicable, under the relevant share allocation program.

This prospectus and instructions for contacting Morgan Stanley & Co. Incorporated in order to participate in the share allocation program in the international offering will be distributed following the identification of the beneficial owners of ADSs as of the record date. However, because none of our company, the ADS depositary and the registered holders of the ADSs is responsible for maintaining a current list of beneficial owners, some beneficial owners may not receive this prospectus with sufficient time—if at all—for them to participate in the share allocation program, even if they were beneficial owners of ADSs as of the record date. Neither we nor the underwriters will be responsible for any failure to identify all beneficial owners of ADSs nor for the timely delivery of this prospectus to any such beneficial owner.

Upon the completion of the global offering and the Mexican B Unit offering, you may own a smaller proportionate interest in our capital stock.

Pursuant to Article 81 of the Mexican Securities Market Law and as approved by our shareholders, the BD Units sold in the international offering in the form of ADSs and in the concurrent Mexican BD Unit offering will not entitle holders of BD Units or ADSs at the time of the offering to preemptive rights. Beneficial owners of BD Units, including BD Units in the form of ADSs, will be eligible, subject to compliance with the applicable procedures and conditions, to participate in the share allocation programs in the global offering under which up to 50% of the BD Units, including BD units in the form of ADSs, will be allocated to beneficial owners of outstanding ADSs and BD Units as of the record date. In addition, assuming the underwriters in the global offering do not exercise their over-allotment options, a disproportionate number of B Units will be issued in the Mexican B Unit offering, and the outstanding B Units will increase from 39.6% to       % of our outstanding capital stock after giving effect to the global offering and the Mexican B Unit offering. As a result, upon completion of the offering, you may own a smaller proportionate interest in our company’s capital stock.

A majority of our voting shares are held by a voting trust, which effectively controls the management of our company, and whose interests may differ from those of other shareholders.

As of March 31, 2004, a voting trust, comprised mainly of five families, owned 36.0% of our capital stock and 69.7% of our capital stock with full voting rights, consisting of the Series B Shares. See “Major Shareholders.” After giving effect to the global offering and the Mexican B Unit offering, assuming the underwriters do not exercise their over-allotment options, the ownership of the voting trust will increase to       % of our capital stock and       % of our capital stock with full voting rights. Assuming the underwriters exercise their over-allotment options in full, the ownership of the voting trust will be       % of our capital stock and       % of our capital stock with full voting rights. Consequently, the voting trust has, and will continue to have after the global offering, the power to elect a majority of the members of our board of directors and to play a significant or controlling role in the outcome of substantially all matters to be decided by our shareholders. The interests of the voting trust may differ from those of our other shareholders.

Holders of Series D-B and D-L Shares have limited voting rights.

Holders of Series D-B and D-L Shares have limited voting rights and are only entitled to vote on specific matters, such as changes in our corporate form, a dissolution or liquidation and the cancellation of the registration of the Series D-B and D-L Shares. As a result, these holders will not be able to influence our business or operations. See “Description of Our BD Units.”

Holders of ADSs may not be able to vote at our shareholder meetings.

Our shares are traded on the New York Stock Exchange in the form of ADSs. We cannot assure that holders of our shares through ADSs will receive notice of shareholders’ meetings from our ADS depositary in sufficient time to enable such holders to return voting instructions to the ADS depositary in a timely manner. In the event that instructions are not received with respect to any shares underlying ADSs, the ADS depositary will, subject to certain limitations, grant a proxy to a person designated by us in respect of these shares. In the event that this proxy is not granted, the ADS depositary will vote these shares in the same manner as the majority of the shares of each class for which voting instructions are received. See “Description of Our ADSs.”

Holders of BD Units in the United States and holders of ADSs may not be able to participate in any future preemptive rights offering and as a result may be subject to dilution of their equity interests.

Under applicable Mexican law, if we issue new shares for cash as a part of a capital increase, we are generally required to grant our shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage. No right is applicable to offerings conducted under Article 81 of the Mexican Securities Market Law, pursuant to which we are conducting the global offering and the Mexican B Unit offering. Rights to purchase shares in these circumstances are known as preemptive rights. We may not legally allow holders of our shares or ADSs who are located in the United States to exercise any preemptive rights in any future capital increases unless (1) we file a registration statement with the SEC with respect to that future issuance of shares or (2) the offering qualifies for an exemption from the registration requirements of the U.S. Securities Act of 1933. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC, as well as the benefits of preemptive rights to holders of our shares in the form of ADSs in the United States and any other factors that we consider important in determining whether to file a registration statement.

We cannot assure that we will file a registration statement with the SEC to allow holders of our shares or ADSs who are located in the United States to participate in a preemptive rights offering. In addition, under current Mexican law, the sale by the ADS depositary of preemptive rights and the distribution of the proceeds from such sales to the holders of our shares through ADSs is not possible. As a result, the equity interest of holders of our shares in the form of ADSs would be diluted proportionately. See “Description of Our ADSs.”

The protections afforded to minority shareholders in Mexico are different from those afforded to minority stockholders in the United States.

Under Mexican law, the protections afforded to minority shareholders are different from, and may be less than, those afforded to minority stockholders in the United States. Mexican laws concerning duties of directors are not well developed, there is no procedure for class actions as such actions are conducted in the United States, and there are different procedural requirements for bringing stockholder lawsuits for the benefit of companies. Therefore, it may be more difficult for minority stockholders to enforce their rights against us, our directors, or our controlling stockholders than it would be for minority stockholders of a United States company.

Developments in other countries may adversely affect the market for our securities.

The market value of securities of Mexican companies are, to varying degrees, influenced by economic and securities market conditions in other emerging market countries. Although economic conditions are different in each country, investors’ reaction to developments in one country can have effects on the securities of issuers in other countries, including Mexico. We cannot assure you that events elsewhere, especially in emerging markets, will not adversely affect the market value of our securities (including, in particular, the BD Units).

The failure or inability of our subsidiaries to pay dividends or other distributions to us may adversely affect us and our ability to pay dividends to holders of ADS.

FEMSA is a holding company whose cash flows are principally derived from dividends, interest and other distributions made to FEMSA by subsidiaries. Currently, FEMSA’s subsidiaries do not have contractual obligations that require them to pay dividends to FEMSA. However, debt and other contractual obligations of our subsidiaries may in the future impose restrictions on our subsidiaries’ ability to make dividend or other payments to FEMSA, which in turn may adversely affect FEMSA’s ability to pay dividends to shareholders and meet its obligations.

FORWARD-LOOKING STATEMENTS

This prospectus contains words, such as “believe,” “expect,” “anticipate” and similar expressions that identify forward-looking statements. Use of these words reflects our views about future events and financial performance. Actual results could differ materially from those projected in these forward-looking statements as a result of various factors that may be beyond our control, including but not limited to effects on our company from changes in our relationship with or among our affiliated companies, movements in the prices of raw materials, competition, significant developments in Mexico or international economic or political situations or changes in our regulatory environment. Accordingly, we caution readers not to place undue reliance on these forward-looking statements. In any event, these statements speak only as of their respective dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

MARKET PRICES

The following tables set forth, for the periods indicated, the reported high and low sale prices for the BD Units and B Units on the Mexican Stock Exchange and the reported high and low sale prices for the ADSs on the New York Stock Exchange.

	BD Units(1)
	Nominal Pesos			Close US$(3)	Average Daily Trading Volume (Units)
	High(2)	Low(2)	Close
1999	42.30	19.42	42.30	4.46	1,791,831
2000	49.35	25.25	28.60	2.97	1,310,216
2001	41.00	25.20	31.02	3.39	1,132,468
2002
First Quarter	42.45	31.89	41.95	4.66	1,332,724
Second Quarter	46.00	37.02	39.05	3.91	1,001,819
Third Quarter	41.22	33.98	34.56	3.38	755,405
Fourth Quarter	39.40	35.22	37.93	3.64	733,989
2003
First Quarter	38.34	33.50	35.86	3.33	604,877
Second Quarter	44.68	35.25	43.01	4.11	719,752
Third Quarter	43.56	39.52	41.87	3.81	1,195,971
Fourth Quarter	42.60	38.49	41.48	3.69	1,500,219
2004
January	46.80	41.02	45.59	4.14	1,781,348
February	50.70	47.21	49.67	4.49	1,403,274
March	55.00	50.05	54.97	4.92	1,580,930
April	56.70	49.70	49.70	4.36	1,094,090
May	52.46	48.18	48.80	4.28	1,820,433
June	53.10	48.90	52.72	4.57	970,845
July(4)	52.76	49.02	49.32	4.31	796,676

(1)	The prices and average daily trading volume for the BD Units were taken from Bloomberg.
(2)	High and low closing prices for the period presented.
(3)	Based on the noon buying rate for the purchase of U.S. dollars, as reported by the Federal Reserve Bank of New York at the close of each period.
(4)	Through July 29, 2004.

	B Units(1)
	Nominal Pesos			Close US$(3)	Average Daily Trading Volume (Units)
	High(2)	Low(2)	Close
1999	37.00	27.50	37.00	3.90	256,624
2000	45.00	31.30	45.00	4.68	81,836
2001	45.00	27.92	36.10	3.94	15,967
2002
First Quarter	39.00	34.00	39.00	4.33	2,849
Second Quarter	40.00	39.00	39.44	3.95	327
Third Quarter	39.44	38.00	38.00	3.72	32
Fourth Quarter	37.50	34.60	37.00	3.55	389
2003
First Quarter	36.70	33.70	36.30	3.37	426
Second Quarter	40.90	37.00	40.90	3.91	61
Third Quarter	40.90	39.00	39.00	3.54	2,223
Fourth Quarter	40.00	34.00	38.70	3.44	7,231
2004
January	42.00	39.50	42.00	3.81	43,431
February	45.00	43.50	45.00	4.07	64
March	49.00	46.20	47.50	4.25	570
April	48.50	48.00	48.00	4.21	1,125
May	48.40	46.00	48.40	4.24	1,837
June	48.40	48.40	48.40	4.19	200
July(4)	48.39	47.69	47.69	4.17	400

(1)	The prices and average daily trading volume for the B Units were taken from Bloomberg.
(2)	High and low closing prices for the period presented.
(3)	Based on the noon buying rate for the purchase of U.S. dollars, as reported by the Federal Reserve Bank of New York at the close of each period.
(4)	Through July 29, 2004.

	ADSs(1)
	U.S. dollars			Average Daily Trading Volume (ADSs)
	High(2)	Low(2)	Close
1999	44.63	18.56	44.50	203,850
2000	53.19	26.63	29.88	221,984
2001	45.00	26.80	34.55	231,109
2002
First Quarter	47.15	35.00	47.15	244,122
Second Quarter	49.21	37.15	39.22	243,161
Third Quarter	42.16	33.80	33.80	248,427
Fourth Quarter	39.49	34.63	36.42	181,302
2003
First Quarter	36.50	30.65	33.27	209,310
Second Quarter	42.11	32.82	41.20	195,548
Third Quarter	41.26	36.60	38.15	260,361
Fourth Quarter	38.68	34.15	36.88	332,581
2004
January	42.92	37.01	41.17	380,760
February	45.51	42.35	45.00	313,089
March	49.71	45.58	49.27	425,417
April	50.70	43.72	43.72	251,095
May	45.30	41.52	42.94	407,650
June	46.92	42.65	45.84	288,973
July(3)	46.03	42.71	43.35	268,825

(1)	Each ADS is comprised of 10 BD Units. Prices and average daily trading volume were taken from Bloomberg.
(2)	High and low closing prices for the period presented.
(3)	Through July 29, 2004.

DIVIDENDS AND DIVIDEND POLICY

We intend to pay aggregate dividends equal to approximately 15% to 30% of our net income, subject to changes in our results of operating and financing position including due to extraordinary economic events and to the factors described in “Risk Factors” that affect our financial situation and liquidity. These factors may affect whether or not dividends are declared and the amount of such dividends. We do not expect to be subject to any contractual restrictions on our ability to pay dividends, although our subsidiaries may be subject to such restrictions. Because we are a holding company with no significant operations of our own, we will have distributable profits and cash to pay dividends only to the extent that we receive dividends from our subsidiaries. Accordingly, we cannot assure you that we will pay dividends or as to the amount of any dividends.

The following table sets forth for each year the nominal amount of dividends per share that we declared in Mexican pesos and the U.S. dollar equivalent amounts that were actually paid on each of the respective payment dates for the period 2000 to 2004:

Date Dividend Paid	Fiscal Year with Respect to which Dividend was Declared	Aggregate Amount of Dividend Declared (Nominal Pesos)(1)	Per Series B Share Dividend (Nominal Pesos)	Per Series B Share Dividend (US$)(2)	Per Series D Share Dividend (Nominal Pesos)	Per Series D Share Dividend (US$)(2)
July 31, 2000	1999	Ps. 503,163,279	Ps. 0.0840	$0.0090	Ps. 0.105000	$0.0112
May 21, 2001	2000	Ps. 435,790,703	Ps. 0.0734	$0.0082	Ps. 0.091700	$0.0103
May 31, 2002	2001	Ps. 664,966,740	Ps. 0.1120	$0.0116	Ps. 0.140000	$0.0145
May 30, 2003	2002	Ps. 397,792,604	Ps. 0.0670	$0.0065	Ps. 0.083750	$0.0081
May 31, 2004	2003	Ps. 531,379,672	Ps. 0.0895	$0.0078	Ps. 0.111875	$0.0098

(1)	The aggregate amount of dividend declared is determined by the per series dividend amount multiplied by the number of shares outstanding at the date the dividend is declared:

	Outstanding Shares
Date Dividend Paid	Series B	Series D
July 31, 2000	2,746,546,090	2,594,794,360
May 21, 2001	2,737,740,090	2,559,570,360
May 31, 2002	2,737,740,090	2,559,570,360
May 30, 2003	2,737,740,090	2,559,570,360
May 31, 2004	2,737,740,090	2,559,570,360

(2)	Translated to U.S. dollars at the corresponding noon buying rate of the Federal Reserve Bank of New York.

At the annual ordinary general shareholders meeting, the board of directors submits the financial statements of our company for the previous fiscal year, together with a report thereon by the board of directors and the report of the statutory examiner. Once the holders of Series B Shares have approved the financial statements, they determine the allocation of our net profits for the preceding year. Mexican law requires the allocation of at least 5% of net profits to a legal reserve, which is not subsequently available for distribution, until the amount of the legal reserve equals 20% of our capital stock. Thereafter, the holders of Series B Shares may determine and allocate a certain percentage of net profits to any general or special reserve, including a reserve for open-market purchases of our shares. The remainder of net profits is available for distribution in the form of dividends to our shareholders.

Our bylaws provide that, before May 11, 2008, dividends will be allocated among the shares outstanding and fully paid at the time a dividend is declared in such manner that each Series D-B Share and Series D-L Share receives 125% of the dividend distributed in respect of each Series B Share. Holders of Series D-B Shares and Series D-L Shares are entitled to this dividend premium in connection with all dividends paid by us other than payments in connection with the liquidation of our company. On May 11, 2008, the Series D-B Shares will automatically convert into Series B Shares and the Series D-L Shares will automatically convert into Series L Shares, which will not be entitled to a dividend premium. From and after May 11, 2008, the Series L Shares and Series B Shares that are outstanding and fully paid at the time a dividend is declared will be entitled to share equally in the dividend.

Subject to certain exceptions contained in the deposit agreement dated February 11, 2004, among FEMSA, The Bank of New York, as ADS depositary, and holders and beneficial owners from time to time of our ADSs evidenced by American Depositary Receipts, any dividends distributed to holders of our ADSs will be paid to the ADS depositary in Mexican pesos and will be converted by the ADS depositary into U.S. dollars. As a result, exchange rate fluctuations may affect the U.S. dollar amount actually received by holders of our ADSs. Although the Mexican government does not currently restrict the ability of Mexican and foreign persons or entities to convert Mexican pesos to U.S. dollars or other currencies or to transfer other currencies out of Mexico, we cannot give you any assurance that the Mexican government will not institute a restrictive exchange control policy in the future. Any restrictive exchange control policy could affect the ADS depositary’s ability to convert dividends received in Mexican pesos into U.S. dollars for purposes of making a distribution to holders of the ADSs.

USE OF PROCEEDS

Our net proceeds from the global offering will be approximately US$             , or approximately US$              if the underwriters exercise their over-allotment options in full, and our net proceeds from the Mexican B Unit offering (described below) will be approximately US$             . We will use the aggregate net proceeds from the global offering and the Mexican B Unit offering to repay indebtedness in respect of a bridge loan to be incurred in connection with our acquisition of the equity interest of approximately 30% in FEMSA Cerveza that is currently held by affiliates of Interbrew. See “Operating and Financial Review and Prospects—Recent Developments—Interbrew Transactions” and “—Financing for Interbrew Transactions.”

The U.S. dollar-denominated tranche of the bridge loan is expected to have a principal amount of US$ 250 million and to bear interest at a rate equal to the London interbank offered rate, or LIBOR, plus a 0.25% margin, and the Mexican peso-denominated tranche of the bridge loan is expected to have a principal amount equal to the Mexican peso equivalent of US$ 250 million and to bear interest rate at a rate equal to the Tasa de Interés Interbancaria de Equilibrio (TIIE) plus a 0.15% margin. The margin for each tranche increases periodically beginning 90 days from the date of borrowing. Both tranches mature one year from the date of borrowing.

Mexican B Unit Offering

Concurrently with the global offering, we are offering                 B Units in a Mexican offering. Each B Unit represents five of our Series B Shares. Our bylaws require the Series B Shares to represent at least 51% of the outstanding shares of our capital stock. The number of B Units to be sold in the Mexican B Unit offering will be calculated to maintain the approximate percentage of the Series B Shares as a percentage of our outstanding capital stock, assuming the exercise in full of the underwriters’ overallotment options, after giving effect to the global offering and the Mexican B Unit offering. The B Units will be sold at the equivalent of the public offering price per BD Unit in the concurrent Mexican BD Unit offering. The Mexican B Unit offering will be made available to beneficial owners of B Units as of the record date. The underwriters in the global offering are not acting as underwriters in the Mexican B Unit offering.

A voting trust that owns a substantial majority of B Units is expected to acquire substantially all of the B Units in the Mexican B Unit offering. Because of its ownership of a majority of the Series B Shares with full voting rights, the voting trust may be deemed to control our company. See “Major Shareholders.”

CAPITALIZATION

The following table sets forth our consolidated capitalization under Mexican GAAP as of March 31, 2004 (1) on an actual basis, (2) on an adjusted basis to reflect the Interbrew transactions and the related financings and (3) on a further adjusted basis to reflect the sale of              BD Units in the form of ADSs and BD Units in the global offering and the sale of              B Units in the Mexican B Unit offering, in each case at a price per unit equal to US$             .

	As Reported			As adjusted for Interbrew transaction			As adjusted for offerings
	(in millions of U.S. dollars and in millions of Mexican pesos at March 31, 2004 (1))
Short-term debt	Ps.	2,269	$203	Ps.	2,269	$203	Ps.	$
Current maturities of long-term debt		2,461	220		2,461	220
Long-term debt		32,278	2,889		42,968	3,845

Total debt	Ps.	37,008	$3,312	Ps.	47,698	$4,269	Ps.	$

Stockholders’ equity:
Minority interest in consolidated subsidiaries		18,109	1,621		12,846	1,150
Majority interest:
Capital stock and additional paid-in capital		16,558	1,481		16,558	1,481
Net income		814	73		814	73
Cumulative other comprehensive income		11,724	1,049		11,724	1,049

Total majority interest		29,096	2,603		29,096	2,603

Total stockholders’ equity		47,205	4,224		41,942	3,753

Total capitalization(2)	Ps.	84,213	$7,536	Ps.	89,640	$8,021	Ps.	$

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps. 11.174 to US$ 1.00 solely for the convenience of the reader.
(2)	Represents total debt plus total stockholders’ equity.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables present selected financial information of our company. This information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto included in our annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus, and our unaudited consolidated financial statements and notes thereto included in this prospectus. The selected financial information is presented on a consolidated basis and is not necessarily indicative of our financial position or results of operations at or for any future date or period.

Information as of and for the five years ended December 31, 2003 has been derived from our audited consolidated financial statements, and information as of and for the three months ended March 31, 2003 and March 31, 2004 has been derived from our unaudited consolidated financial statements.

	Year Ended December 31,
	2003(1)	2003		2002		2001		2000		1999
	(in millions of U.S. dollars and constant Mexican pesos at December 31, 2003, except for per share data and the weighted average number of shares outstanding)
Income Statement Data
Mexican GAAP:
Total revenues	$6,792	Ps.	75,891	Ps.	55,395	Ps.	52,465	Ps.	50,151	Ps.	45,463
Income from operations(2)	1,084		12,114		9,878		8,902		7,995		7,234
Taxes(3)	302		3,378		3,764		3,069		2,615		2,253
Change in accounting principle	—		—		—		(30)		—		—
Net income	417		4,657		4,791		5,215		3,995		4,734
Net majority income	277		3,093		2,947		3,547		2,865		3,587
Net minority income	140		1,564		1,844		1,668		1,130		1,147
Net majority income per share:(4)
Series B Shares	0.047		0.521		0.496		0.597		0.478		0.599
Series D Shares	0.058		0.651		0.620		0.747		0.599		0.749
Weighted average number of shares outstanding (millions):
Series B Shares	2,737.7		2,737.7		2,737.7		2,737.8		2,745.8		2,746.5
Series D Shares	2,559.6		2,559.6		2,559.6		2,559.8		2,591.8		2,594.8
Allocations of earnings:
Series B Shares	46.11%		46.11%		46.11%		46.11%		45.85%		45.85%
Series D Shares	53.89%		53.89%		53.89%		53.89%		54.15%		54.15%

U.S. GAAP:
Total revenues	$6,792	Ps.	75,891	Ps.	55,048	Ps.	54,815	Ps.	52,154	Ps.	48,296
Income from operations(2)	1,045		11,672		8,810		8,167		7,047		6,705
Change in accounting principle	—		—		—		(54)		—		21

Net minority income	144		1,608		1,876		1,645		1,200		1,145
Net income	293		3,271		3,206		3,305		2,673		2,306
Net income per share:(4)
Series B Shares	0.049		0.551		0.540		0.557		0.446		0.385
Series D Shares	0.062		0.689		0.675		0.696		0.558		0.481

Balance Sheet Data
Mexican GAAP:
Total assets	$9,337	Ps.	104,334	Ps.	62,660	Ps.	53,320	Ps.	50,111	Ps.	48,781
Current liabilities	1,496		16,716		12,314		8,954		8,759		8,834
Long-term debt(5)	2,984		33,345		10,192		7,399		8,005		8,343
Other long-term liabilities	732		8,175		5,856		5,568		5,592		978
Capital stock	380		4,243		4,243		4,243		4,249		4,271
Total stockholders’ equity	4,125		46,098		34,298		31,399		27,755		30,626
Majority interest	2,542		28,400		24,024		22,127		19,509		21,813
Minority interest	1,584		17,698		10,274		9,272		8,246		8,813

(Footnotes on next page)

	Year Ended December 31,
	2003(1)	2003		2002		2001		2000		1999
	(in millions of U.S. dollars and constant Mexican pesos at December 31, 2003, except for per share data and the weighted average number of shares outstanding)
U.S. GAAP:
Total assets	$10,694	Ps.	119,496	Ps.	78,688	Ps.	70,212	Ps.	69,482	Ps.	67,964
Current liabilities	1,720		19,220		14,142		10,964		11,006		11,188
Long-term debt(5)	3,146		35,160		11,308		8,507		8,029		8,350
Other long-term liabilities	518		5,789		5,019		5,015		6,543		6,632
Minority interest	1,541		17,215		9,986		9,129		8,670		7,934
Capital stock	380		4,243		4,243		4,243		4,249		4,271
Stockholders’ equity	3,769		42,112		38,233		36,597		35,234		33,860

Other Information
Mexican GAAP:
Depreciation(6)	$280	Ps.	3,126	Ps.	2,523	Ps.	2,406	Ps.	2,534	Ps.	2,316
Capital expenditures(7)	608		6,789		5,780		5,531		4,764		4,536
Operating margin(8)	16.0%		16.0%		17.8%		17.0%		15.9%		15.9%

U.S. GAAP:
Depreciation(6)	$286	Ps.	3,199	Ps.	2,400	Ps.	2,393	Ps.	2,450	Ps.	2,227
Operating margin(8)	15.4%		15.4%		16.0%		14.9%		13.5%		13.9%

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps. 11.174 to US$ 1.00 solely for the convenience of the reader.
(2)	Includes income from operations and participation in results of affiliated companies.
(3)	Includes income tax, tax on assets and employee profit sharing.
(4)	The net income (after changes in accounting principles) per Series B Share and per Series D Share was calculated in accordance with Bulletin B-14 of Mexican GAAP, which is similar to SFAS No. 128 of U.S. GAAP. The following table presents the calculations of the weighted average number of shares and income per share allocation:

	Series B Shares		Series D Shares
	Number of Shares	Weighted Average	Number of Shares	Weighted Average
At December 31, 1999	2,746,546,090	2,746,546,050	2,594,794,360	2,594,794,360
Allocation of earnings		45.85%		54.15%
Repurchase of our shares in 2000 from October 29, 2000 to December 29, 2000	6,750,000	736,246	27,000,000	2,944,984
At December 31, 2000	2,739,796,090	2,745,809,844	2,567,794,360	2,591,849,376
Allocation of earnings		45.85%		54.15%
Repurchase of our shares in 2001 from January 4, 2001 to January 16, 2001	2,056,000	2,004,647	8,224,000	8,018,586
At December 31, 2001	2,737,740,090	2,737,791,443	2,559,570,360	2,559,775,774
Allocation of earnings		46.11%		53.89%
At December 31, 2002 and 2003	2,737,740,090	2,737,740,090	2,559,570,360	2,559,570,360
Allocation of earnings		46.11%		53.89%

(5)	Includes long-term debt minus the current portion of long-term debt.
(6)	Includes bottle breakage for Coca-Cola FEMSA.
(7)	Includes investments in property, plant and equipment and deferred charges.
(8)	Operating margin is calculated by dividing income from operations by total revenues.

	Three Months Ended March 31,
	2004(1)	2004		2003
	(in millions of U.S. dollars and constant Mexican pesos at March 31, 2004, except per share data)
Income Statement Data
Mexican GAAP:
Total revenues	$1,821	Ps.	20,347	Ps.	13,091
Income from operations(2)	229		2,561		1,782
Taxes (3)	91		1,020		652
Net income	120		1,346		687
Net majority income	73		814		419
Net minority income	47		532		268
Net majority income per share:(4)
Series B Shares	0.012		0.137		0.071
Series D Shares	0.015		0.171		0.088

U.S. GAAP:
Total revenues	$1,821	Ps.	20,347	Ps.	13,060
Income from operations(2)	218		2,438		1,722
Net minority income	51		575		278
Net income	77		855		517
Net income per share:(4)
Series B Shares	0.013		0.144		0.087
Series D Shares	0.016		0.180		0.109

Balance Sheet Data
Mexican GAAP:
Total assets	$9,388	Ps.	104,907	Ps.	63,655
Current liabilities	1,517		16,947		12,815
Long-term debt(5)	2,889		32,278		10,453
Other long-term liabilities	759		8,477		5,953
Capital stock	386		4,309		4,309
Total stockholders’ equity	4,224		47,205		34,434
Majority interest	2,603		29,096		24,383
Minority interest	1,621		18,109		10,051

U.S. GAAP:
Total assets	$10,777	Ps.	120,426	Ps.	79,828
Current liabilities	1,743		19,472		14,656
Long-term debt(5)	2,889		32,278		10,453
Other long-term liabilities	717		8,013		6,232
Minority interest	1,578		17,630		9,774
Capital stock	386		4,309		4,309
Stockholders’ equity	3,851		43,033		38,713

Other Information
Mexican GAAP:
Depreciation(6)	$73	Ps.	816	Ps.	622
Capital expenditures(7)	110		1,233		1,648
Operating margin(8)	12.7%		12.7%		13.8%

U.S. GAAP:
Depreciation(6)	$74	Ps.	828	Ps.	609
Operating margin(8)	12.0%		12.0%		13.2%

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps. 11.174 to US$ 1.00 solely for the convenience of the reader.
(2)	Includes income from operations and participation in results of affiliated companies.
(3)	Includes income tax, tax on assets and employee profit sharing.
(4)	Income per share calculations are based on the weighted average number of shares and income per share allocation, as follows:

	Weighted average number of shares	Allocations of earnings
Series B shares	2,737,740,090	46.11%
Series D shares	2,559,570,360	53.89%

(5)	Includes long-term debt minus the current portion of long-term debt.
(6)	Includes bottle breakage for Coca-Cola FEMSA.
(7)	Includes investments in property, plant and equipment and deferred charges.
(8)	Operating margin is calculated by dividing income from operations by total revenue.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

We prepared the following unaudited pro forma consolidated income statements for the year ended December 31, 2003 and for the three months ended March 31, 2004 and unaudited pro forma consolidated balance sheet as of March 31, 2004 to illustrate the estimated effects on our results of operations and financial condition of the acquisitions of:

•	100% of Panamco on May 6, 2003; and

•	30% of FEMSA Cerveza from affiliates of Interbrew, in accordance with the agreements signed on May 23, 2004, which also include the assignment of the rights to FEMSA Cerveza’s beer brands in the United States back to Wisdom Import Sales Co. LLC, a wholly owned subsidiary of FEMSA Cerveza, in consideration for the redemption of its 30% interest in Labatt USA, and the related financing transactions.

The unaudited pro forma income statements give effect to these transactions as if they had occurred on January 1, 2003, and the unaudited pro forma balance sheet as if they had occurred on March 31, 2004.

The unaudited pro forma financial information was prepared in accordance with Mexican GAAP. A reconciliation of unaudited pro forma majority net income and unaudited pro forma stockholders’ equity to U.S. GAAP is provided in Note 4 below.

The unaudited pro forma financial information does not purport to indicate the results of operations and financial position that would actually have occurred had the transactions occurred on the dates indicated or which may be expected to be achieved in the future.

The following unaudited pro forma financial information should be read in conjunction with “Operating and Financial Review and Prospects,” as well as with Notes 25 and 26 to our audited consolidated financial statements as of and for the year ended December 31, 2003 contained in our annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus, and Notes 25 and 26 to our unaudited consolidated financial statements as of and for the three months ended March 31, 2004 included in this prospectus.

Unaudited Pro Forma Consolidated Income Statement

Year Ended December 31, 2003

	FEMSA As Reported (1)		Panamco Income Statement from January to April 2003 (2)		Panamco Pro forma Adjustments (3)		Termination of FEMSA- Interbrew Joint Venture (4)		Minority Interest of the Pro forma adjustments (5)		Pro forma (6)
	(in millions of Mexican pesos as of December 31, 2003, except per share data)
Net sales	Ps.	75,597	Ps.	8,224	Ps.	—	Ps.	—	Ps.	—	Ps.	83,821
Other operating revenues		294		53		—		—		—		347

Total revenues		75,891		8,277		—		—		—		84,168
Cost of sales		39,371		4,499		(23)		—		—		43,847

Gross profit		36,520		3,778		23		—		—		40,321

Operating expenses:
Administrative		5,740		609		(5)		—		—		6,344
Selling		18,696		2,192		(52)		—		—		20,836

		24,436		2,801		(57)		—		—		27,180

Income from operations		12,084		977		80		—		—		13,141
Participation in affiliated companies		30		—		—		(30)		—		—

		12,114		977		80		(30)		—		13,141

Integral result of financing:
Interest expense		(2,540)		(310)		(327)		(618)		—		(3,795)
Interest income		695		53		—		(204)		—		544
Foreign exchange gain (loss)		(2,532)		(239)		61		(199)		—		(2,909)
Gain (loss) on monetary position		954		289		235		560		—		2,038

		(3,423)		(207)		(31)		(461)		—		(4,122)
Other expenses, net		(656)		(100)		24		(438)		—		(1,170)

Income before income tax, tax on asset and employee profit sharing		8,035		670		73		(929)		—		7,849
Income tax, tax on asset and employee profit sharing		3,378		279		30		(156)		—		3,531

Consolidated net income		4,657		391		43		(773)		—		4,318

Net majority income		3,093		388		43		(773)		74		2,825
Net minority income		1,564		3		—		—		(74)		1,493

Consolidated net income	Ps.	4,657	Ps.	391	Ps.	43	Ps.	(773)	Ps.	—	Ps.	4,318

Net majority income:
(in Mexican pesos)
Per Series B Share	Ps.	0.521									Ps.	0.476
Per Series D Share		0.651										0.595

The accompanying notes are an integral part of this unaudited pro forma consolidated income statement.

Unaudited Pro Forma Consolidated Income Statement

Three Months Ended March 31, 2004

	FEMSA As Reported (1)		Termination of FEMSA-Interbrew Joint Venture (4)		Minority Interest of the Pro forma adjustments (5)		Pro forma (6)
	(in millions of Mexican pesos as of March 31, 2004, except per share data)
Net sales	Ps.	20,270	Ps.	—	Ps.	—	Ps.	20,270
Other operating revenues		77		—		—		77

Total revenues		20,347		—		—		20,347
Cost of sales		10,913		—		—		10,913

Gross profit		9,434		—		—		9,434

Operating expenses:
Administrative		1,513		—		—		1,513
Selling		5,347		—		—		5,347

		6,860		—		—		6,860

Income from operations		2,574		—		—		2,574
Participation in affiliated companies		(13)		13		—		—

		2,561		13		—		2,574

Integral result of financing:
Interest expense		(792)		(136)		—		(928)
Interest income		88		(41)		—		47
Foreign exchange gain (loss)		150		16		—		166
Gain (loss) on monetary position		499		175		—		674

		(55)		14		—		(41)
Other expenses, net		(140)		(110)		—		(250)

Income before income tax, tax on asset and employee profit sharing		2,366		(83)		—		2,283
Income tax, tax on asset and employee profit sharing		1,020		4		—		1,024

Consolidated net income		1,346		(87)		—		1,259

Net majority income		814		(87)		208		935
Net minority income		532		—		(208)		324

Consolidated net income	Ps.	1,346	Ps.	(87)	Ps.	—	Ps.	1,259

Net majority income:
(in Mexican pesos)
Per Series B Share	Ps.	0.137					Ps.	0.158
Per Series D Share		0.171						0.197

The accompanying notes are an integral part of this unaudited pro forma consolidated income statement.

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2004

	FEMSA March 31, 2004 As Reported (1)		Termination of FEMSA- Interbrew Joint Venture (2)		Pro forma (3)
	(in millions of Mexican pesos as of March 31, 2004)
Assets
Current assets:
Cash and cash equivalents	Ps.	6,600	Ps.	(3,222)	Ps.	3,378
Other current assets		12,954		—		12,954

Total current assets		19,554		(3,222)		16,332
Investments in shares		938		(146)		792
Property, plant and equipment		42,524		—		42,524
Other assets		6,326		—		6,326
Intangible assets and goodwill		35,565		8,795		44,360

Total assets		104,907		5,427		110,334

Liabilities and stockholders’ equity
Total current liabilities		16,947		—		16,947
Long-term liabilities:
Bank loans and notes payable		32,278		10,690		42,968
Other long-term liabilities		8,477		—		8,477

Total long-term liabilities		40,755		10,690		51,445

Total liabilities		57,702		10,690		68,392

Stockholders’ equity:
Minority interest in consolidated subsidiaries		18,109		(5,263)		12,846
Total majority interest		29,096		—		29,096

Total stockholders’ equity		47,205		(5,263)		41,942

Total liabilities and stockholders’ equity	Ps.	104,907	Ps.	5,427	Ps.	110,334

The accompanying notes are an integral part of this unaudited pro forma consolidated balance sheet.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1. Acquisition of Panamco

On May 6, 2003, Coca-Cola FEMSA acquired 100% of the outstanding stock of Panamco for Ps. 29,518 million. As part of the acquisition, our company assumed Ps. 9,085 million of net debt and incurred transaction costs of Ps. 388 million, which consist of financial, advisory and legal fees, capitalized as adjustments to the purchase price.

Panamco produced and distributed Coca-Cola trademark beverages in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Venezuela, Colombia and Brazil, as well as bottled water and other beverages in some of these territories and beer in Brazil.

The transaction was financed with an equity contribution from FEMSA of Ps. 2,779 million, an exchange of The Coca-Cola Company’s equity interests in Panamco valued at Ps. 7,041 million for new shares of Coca-Cola FEMSA, cash on hand of Ps. 2,820 million and additional indebtedness of Ps. 17,267 million.

The exchange of equity interests of The Coca-Cola Company generated additional paid-in capital in majority stockholders’ equity, since the shares were subscribed at a value greater than the book value of the shares at the subscription date.

The results of Panamco’s operations for the period from May 1, 2003 to December 31, 2003 have been included in the consolidated financial statements of Coca-Cola FEMSA and subsidiaries for the year ended December 31, 2003.

Our company accounted for the acquisition by the purchase method and allocated the purchase price to the fair value of the assets acquired and the liabilities assumed. The fair value adjustments include recognition of an intangible asset with an indefinite life for a total amount of Ps. 33,420 million included in our financial statements as “Rights to produce and distribute Coca-Cola trademark products” and the reduction to fair value of certain assets consisting primarily of facilities that we consider non-strategic as well as the elimination of certain intangible assets that were generated from acquisitions previously effected by Panamco.

Note 2. Termination of the FEMSA and Interbrew Joint Venture Agreements

On May 24, 2004, our company entered into a series of agreements with Interbrew, Labatt and certain of their affiliates to terminate the existing arrangements among affiliates of FEMSA and Interbrew. These agreements provide for payments to be made by affiliates of FEMSA in a total amount of US$ 1.245 billion. Upon completion of the transactions contemplated in the agreements:

•	FEMSA will indirectly own 100% of FEMSA Cerveza;

•	Interbrew will indirectly own 100% of Labatt USA, its U.S. distribution subsidiary; and

•	Labatt USA’s right to distribute the FEMSA Cerveza brands in the United States will terminate 120 days after the closing of the transactions.

The closing of these transactions is subject to certain conditions, including the availability of financing for FEMSA (if the closing has not occurred by August 31, 2004) and the consummation of the combination of Interbrew and the Brazilian brewer AmBev.

The transaction will be financed as follows:

•	US$ 295 million of cash on hand;

•	US$ 500 million bridge loan to FEMSA, of which a US$ 250 million tranche will be denominated in U.S. dollars and the remaining US$ 250 million tranche will be denominated in Mexican pesos, each to be refinanced with the net proceeds of the global offering and the Mexican B Unit offering;

•	US$ 217 million equivalent in Mexican peso-denominated certificados bursátiles issued by FEMSA and guaranteed by FEMSA Cerveza, of which US$ 108.5 million have a maturity of five years and US$ 108.5 million have a maturity of four years;

•	US$ 150 million equivalent in a Mexican peso-denominated unsecured term loan to FEMSA with a maturity of four years; and

•	US$ 83 million equivalent in a Mexican peso-denominated unsecured term loan to FEMSA Cerveza with a maturity of five years.

Note 3. Unaudited Pro Forma Financial Statements

I. Income Statements: The columns presented in the unaudited pro forma income statements represent the following:

(1) FEMSA as Reported

This column reflects the audited consolidated income statement of FEMSA and subsidiaries for the year ended December 31, 2003 contained in the annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus, and the unaudited consolidated income statement of FEMSA and subsidiaries for the three months ended March 31, 2004 included in this prospectus.

(2) Panamco Income Statement

This column reflects the consolidated income statement of Panamco and subsidiaries for the period from January 1, 2003 to April 30, 2003, presented on a Mexican GAAP basis and incorporating the accounting policies of Coca-Cola FEMSA.

(3) Panamco Pro Forma Adjustments

This column reflects the pro forma adjustments, which are as follows:

(a) The fair value adjustments to Panamco’s assets discussed in Note 1 resulted in a decrease in depreciation and amortization, in cost of sales, administrative expenses, selling expenses and other expenses in an aggregate amount of Ps. 100 million. These adjustments resulted mainly from our reduction of the historical book values of the Panamco assets prior to the acquisition to their fair value at the time of the acquisition.

(b) Pro forma adjustments to the integral result of financing include a net increase of interest expense, as well as a foreign exchange gain and a gain on monetary position. The net increase in interest expense resulted from the assumption of new debt to finance the Panamco acquisition and was partially offset by the reduction of interest expense resulting from the retirement of certain of Panamco’s pre-acquisition debt. The U.S. dollar denominated debt used to acquire Panamco resulted in a foreign exchange gain due to the appreciation of the Mexican peso against the U.S. dollar during the period from January 1, 2003 to April 30, 2003. The gain on monetary position resulted from the effect of Mexican inflation on the debt used to acquire Panamco during the period from January 1, 2003 to April 30, 2003.

(c) Pro forma adjustments to income taxes and employee profit sharing resulted from the application of the statutory rates to the adjustments described above.

(d) Pro forma adjustments to minority interest of Coca-Cola FEMSA resulted from the application of the minority participation percentage to the pro forma adjustments describe above.

(4) Termination of the FEMSA-Interbrew Joint Venture

This column reflects the pro forma adjustments, which are as follows:

(a) The cancellation of the equity method in the Labatt USA investment.

(b) The incremental integral cost of financing for the year ended December 31, 2003 and the three months ended March 31, 2004 generated by the bridge loan, certificados bursátiles and term loans incurred to finance the transactions as well as the decrease in cash and cash equivalents of US$ 295 million, as if the transactions had occurred on January 1, 2003. The following additional assumptions are made:

(i) The interest expense was calculated in accordance with the financing agreements expected to be entered into and applicable interest rates during each period;

•	For the U.S. dollar-denominated tranche of the bridge loan, the interest rate is the three-month London interbank offered rate (LIBOR) plus a 0.25% margin;

•	For the Mexican peso-denominated tranche of the bridge loan, the interest rate is the Tasa de Interés Interbancaria de Equilibrio (TIIE) plus a 0.15% margin;

•	For the issuance of Mexican peso-denominated certificados bursátiles, the interest rates are TIIE plus a 0.30% margin and Certificados de la Tesorería (CETES) plus a 0.89% margin;

•	For the FEMSA long-term Mexican peso-denominated loan, the interest rate is TIIE plus a 0.35% margin; and

•	For the FEMSA Cerveza long-term Mexican peso-denominated loan, the interest rate is TIIE plus a 0.375% margin.

(ii) The foreign exchange loss generated by the devaluation of the Mexican peso against the U.S. dollar with respect to the U.S. dollar-denominated bridge facility; and

(iii) The gain on monetary position was calculated by applying factors derived from Mexican Consumer Index Price on a monthly basis. The balance of accrued interest was calculated considering quarterly payments of interest for the U.S. dollar-denominated bridge facility and monthly payments of interest for the rest of the financings.

(c) Pro forma adjustment related to the amortization of the goodwill generated in the transactions over a 20-year period.

(d) Pro forma adjustments to income taxes and employee profit sharing resulted from the application of the statutory rates to the adjustments related to the incremental integral cost of the financings described above.

(5) Minority Interest to the Pro Forma Adjustments

This column reflects the pro forma adjustments to minority interest in FEMSA for Coca-Cola FEMSA and FEMSA Cerveza, resulting in the net effect of:

(a) The recognition of minority interest in Coca-Cola FEMSA by applying the 54.29% to the net majority income of the pro forma adjustments describe in columns (2) and (3), which amounted to Ps. 234 million in December 31, 2003.

(b) The cancellation of the 30% Interbrew participation in FEMSA Cerveza, which amounted to Ps. 308 million and Ps. 208 million at December 31, 2003 and March 2004, respectively.

(6) Pro Forma

This column is the sum of the previous five columns and reflects the results of FEMSA under Mexican GAAP as if the acquisition of Panamco and the termination of the FEMSA-Interbrew joint venture had occurred on January 1, 2003.

II. Balance Sheet: The columns presented in the unaudited pro forma balance sheet represent the following:

(1) FEMSA as Reported

This column reflects the historical unaudited consolidated balance sheet of FEMSA and subsidiaries as of March 31, 2004, which is included in this prospectus.

(2) Termination of the FEMSA and Interbrew Joint Venture Agreements

This column reflects the pro forma adjustments, which are as follows:

(a) The decrease in cash and cash equivalents corresponding to the cash available for the transactions.

(b) The cancellation of the Labatt USA investment in shares at equity method value.

(c) The increase in short-term and long-term liabilities corresponding to the financings described above in Note 2.

(d) The cancellation of the 30% participation of Interbrew in the stockholders’ equity of FEMSA Cerveza at book value.

(e) The intangible asset generated in the acquisition transaction that is the difference between the book value of the net investment and the total price paid, which includes an estimated US$           million of fees and expenses to be paid in cash.

(3) Pro Forma

This column is the sum of the previous two columns and reflects the financial position of FEMSA as if the termination of FEMSA-Interbrew joint venture had occurred on March 31, 2004.

Note 4. Reconciliation of Mexican GAAP to U.S. GAAP

Our unaudited pro forma financial information was prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. A description of the reconciling items and a reconciliation of the reported majority net income and majority stockholders’ equity to U.S. GAAP are included in Notes 25 and 26, respectively, to our audited consolidated financial statements as of and for the year ended December 31, 2003 contained in our annual report on Form 20-F for the year ended December 31, 2003 which is incorporated by reference in this prospectus and to our unaudited consolidated financial statements as of and for the three month period ended March 31, 2004, included in this prospectus.

(a)	Reconciliation of unaudited pro forma majority net income in millions of Mexican pesos as of March 31, 2004 and December 31, 2003 as applicable:

	March 31, 2004		December 31, 2003
Unaudited pro forma majority net income under Mexican GAAP	Ps.	935	Ps.	2,825
U.S. GAAP adjustments:
Deferred promotional expenses		8		(101)
Start-up expenses		(4)		(27)
Intangible assets and goodwill		112		452
Restatement of imported machinery and equipment		(12)		(73)
Capitalization of integral result of financing		(16)		(24)
Financial instruments		20		136
Deferred income taxes		98		178
Deferred employee profit sharing		(5)		129
Pension plan		(7)		(18)
Minority interest in U.S. GAAP adjustments		(34)		10

Total adjustments		160		662

Unaudited pro forma net income under U.S. GAAP	Ps.	1,095	Ps.	3,487

Net income:
(in Mexican pesos)
Per Series B Share		0.184		0.587
Per Series D Share		0.231		0.734

(b)	Reconciliation of unaudited pro forma stockholders’ equity in millions of Mexican pesos:

	March 31, 2004
Unaudited pro forma majority stockholders’ equity under Mexican GAAP	Ps.	29,096
U.S. GAAP adjustments:
Deferred promotional expenses		(105)
Start-up expenses		(120)
Intangible assets and goodwill		74
Restatement of imported machinery and equipment		356
Capitalization of integral result of financing		474
Financial instruments		(342)
Deferred income taxes		(132)
Deferred employee profit sharing		(1,632)
Pension plan		45
Minority interest in U.S. GAAP adjustments		325
Acquisition of minority interest		14,840

Total adjustments		13,783

Unaudited pro forma stockholders’ equity under U.S. GAAP	Ps.	42,879

Note 5. Financial Instruments

In connection with the financing of the Interbrew transactions, we entered into forward contracts to buy U.S. dollars. The aggregate amount of the forward contracts is US$ 950 million with maturity dates from July to December 2004 and with a compounded average forward exchange rate of 11.63 Mexican pesos per U.S. dollar.

We did not estimate exchange rates applicable at the expected closing dates of the financings and the transactions. Any exchange rate variations between the exchange rate as of the day on which the transactions close and the forward exchange rate will be recorded as a foreign exchange gain or loss, as applicable, in our income statement.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

General

The following discussion should be read in conjunction with, and is entirely qualified by reference to, our audited consolidated financial statements in our annual report on Form 20-F as of and for the year ended December 31, 2003 which is incorporated by reference in this prospectus and our unaudited consolidated financial statements as of and for the three months ended March 31, 2004, which are included in this prospectus, and in each case the notes to those financial statements. Our consolidated financial statements were prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Notes 25 and 26 to our consolidated financial statements contained in our annual report on Form 20-F for the year ended December 31, 2003 and to our unaudited consolidated financial information for the three months ended March 31, 2004 and 2003 provide a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net majority income, majority shareholders’ equity and certain other selected financial data.

Our consolidated financial statements include the financial statements of FEMSA and those of all companies in which we own directly or indirectly a majority of the outstanding voting capital stock and/or exercise control.

Unless otherwise specified, we have presented all financial data for full-year periods included in our consolidated financial statements in constant Mexican pesos at December 31, 2003. We have presented all financial data as of March 31, 2004 and for the three-month periods ended March 31, 2004 and March 31, 2003 in constant Mexican pesos at March 31, 2004. We believe that the effect of not restating the financial data for the full-year periods included in our consolidated financial statements in constant Mexican pesos as of March 31, 2004 is not material, as the Mexican Consumer Price Index was 1.57% for the three-month period ended March 31, 2004.

Recent Developments

Interbrew Transactions

On May 24, 2004, we entered into a series of agreements with Interbrew, Labatt, and certain of their affiliates to terminate the existing arrangements between FEMSA Cerveza and Labatt. Upon completion of the transactions contemplated in the agreements:

•	FEMSA will indirectly own 100% of FEMSA Cerveza and existing arrangements among a affiliates of FEMSA and Interbrew relating to governance, transfer of ownership and other matters with respect to FEMSA Cerveza will terminate;

•	Interbrew will indirectly own 100% of Labatt USA, and existing arrangements among affiliates of FEMSA and Interbrew relating to governance, transfer of ownership and other matters with respect to Labatt USA will terminate; and

•	Labatt USA’s right to distribute the FEMSA Cerveza brands in the United States will terminate 120 days after the closing of these transactions.

The closing of these transactions is subject to certain conditions, including the availability of financing for FEMSA (if the closing has not occurred by August 31, 2004), and the consummation of the combination of Interbrew and AmBev.

Under the terms of the agreements, we have agreed to pay Interbrew US$ 1.245 billion for its affiliates’ 30% interest in FEMSA Cerveza, which we intend to finance as described below under “—Liquidity and Capital Resources—Financing Interbrew Transactions.”

Heineken U.S. Distribution Agreement

On June 21, 2004, FEMSA Cerveza and two of its subsidiaries entered into distributor and sublicense agreements with Heineken USA. In accordance with these agreements, Heineken USA will be the exclusive importer, marketer and seller of FEMSA Cerveza’s brands in the United States, commencing 120 days after the closing of the Interbrew transactions described above. These agreements will expire in December 2007.

Other Recent Developments

On May 7, 2004, Coca-Cola FEMSA obtained a favorable final ruling not subject to appeal from a Mexican federal court allowing it to deduct losses in the amount of Ps. 3.049 billion arising from a sale of shares during 2002. As a result of the ruling, Coca-Cola FEMSA expects to recover approximately Ps. 1.330 billion. More than 85% of this increase will be in the form of a cash reimbursement from the Mexican government, with the balance in the form of a tax deduction.

On June 8, 2004, a group of Brazilian investors, among them Mr. José Luis Cutrale, a recently appointed member of Coca-Cola FEMSA’s board of directors, made a capital contribution equivalent to approximately US$ 50 million to Coca-Cola FEMSA’s Brazilian operations in exchange for a 16.9% equity stake in these operations. Mr. Cutrale is a Brazilian entrepreneur and owns businesses that are producers of fruit juices, with customers that include The Minute Maid Company, a division of The Coca-Cola Company.

On June 22, 2004, FEMSA Cerveza’s brewing subsidiary and Coors Brewing Company entered into an agreement pursuant to which FEMSA Cerveza’s subsidiary was appointed the exclusive importer, distributor, marketer and seller of Coors Light beer in Mexico. This agreement has an initial term of 10 years and is automatically renewable.

Results for Six Months Ended June 30, 2004

On July 28, 2004, FEMSA announced its results for the six months ended June 30, 2004. For the six months ended June 30, 2004, consolidated total revenues were Ps. 43.712 billion, income from operations was Ps. 6.218 billion and net income was Ps. 4.130 billion, as compared to consolidated total revenues of Ps. 33.439 billion, income from operations of Ps. 5.277 billion and net income of Ps. 1.827 billion for the six months ended June 30, 2003, in each case in constant Mexican pesos at June 30, 2004. Net income includes an extraordinary item of Ps. 1.175 million resulting from the final tax ruling relating referred to above. As of June 30, 2004 consolidated total assets amounted to Ps. 107.383 billion and consolidated total stockholders’ equity was Ps. 51.247 billion, in each case in constant Mexican pesos at June 30, 2004.

Acquisition of Panamco

On May 6, 2003, our subsidiary, Coca-Cola FEMSA, completed the acquisition of Panamco. The acquisition of Panamco resulted in a substantial increase in the size and geographic scope of our subsidiary’s operations. The purchase price for 100% of the capital stock of Panamco was Ps. 29.518 billion, excluding transaction expenses. Coca-Cola FEMSA also assumed Ps. 9.085 billion of net debt. The acquisition was financed with an equity contribution from us of Ps. 2.779 billion, an exchange of The Coca-Cola Company’s equity interests in Panamco valued at Ps. 7.041 billion for new shares of Coca-Cola FEMSA, cash on hand of Ps. 2.820 billion and new indebtedness of Coca-Cola FEMSA in Mexican pesos and U.S. dollars in the amount of Ps. 17.267 billion. As a result of the Panamco acquisition, in accordance with Mexican GAAP, Coca-Cola FEMSA recognized as intangible assets with indefinite lives, the rights to produce and distribute trademark brands of The Coca-Cola Company. These identified intangibles, calculated as the difference between the price paid and the fair value of the net assets acquired, were valued at Ps. 33.420 billion, including financial and advisory fees, costs associated with closing certain acquired facilities, rationalizing and consolidating operations, relocating the corporate and other offices and the integration of the operations.

Comparability of Information Presented

Under Mexican GAAP, Panamco is included in our consolidated financial statements since May 2003 and is not reflected for periods prior to this date. As a result, our consolidated financial statements as of and for the year ended December 31, 2003 and as of and for the three year period ended March 31, 2004 are not comparable to prior periods. Financial information provided by us with respect to the newly acquired territories is also not comparable to Panamco’s consolidated financials statements for prior periods as they were prepared using different policies and in accordance with U.S. GAAP and in U.S. dollars, while we present our financial statements in Mexican GAAP and Mexican pesos as part of our consolidation. The acquisition of Panamco only impacted the comparability of our consolidated information and of the Coca-Cola FEMSA segment. The comparability of our remaining segments was not affected by the acquisition.

Effects of Changes in Economic Conditions

Our results of operations are affected by changes in economic conditions in Mexico and in the other countries in which we operate. For the years ended December 31, 2003, 2002 and 2001, 84.6%, 96.7% and 96.2%, respectively, of our total sales were attributable to Mexico. As a result, after the acquisition of Panamco, we have greater exposure to countries in which we have not historically conducted operations, particularly countries in Central America and Colombia, Venezuela and Brazil, although we continue to generate a substantial portion of our total sales from Mexico.

Our future results may be significantly affected by the general economic and financial conditions in the countries where we operate, including by levels of economic growth, by the devaluation of the local currency, by inflation and high interest rates or by political developments, and may result in lower demand for our products, lower real pricing or a shift to lower margin products. Because a large percentage of our costs are fixed costs, we may not be able to reduce costs and expenses, and our profit margins may suffer as a result of downturns in the economy of each country. In addition, an increase in interest rates in Mexico would increase our cost of Mexican peso-denominated variable interest rate, indebtedness and would have an adverse effect on our financial position and results of operations. A depreciation of the Mexican peso relative to the U.S. dollar would increase our cost of those raw materials, the price of which is paid in or determined with reference to the U.S. dollar and debt obligations denominated in U.S. dollars, and thereby may negatively impact our financial condition and results of operations.

Operating Leverage

Companies with structural characteristics that result in margin expansion in excess of sales growth are referred to as having high “operating leverage.”

The operating subsidiaries of Coca-Cola FEMSA, FEMSA Cerveza and FEMSA Empaques are engaged, to varying degrees, in capital-intensive activities. The high utilization of the installed capacity of the production facilities results in better fixed cost absorption, as increased output results in higher revenues without additional fixed costs. Absent significant increases in variable costs, gross profit margins will expand when production facilities are operated at higher utilization rates. Alternatively, higher fixed costs will result in lower gross profit margins in periods of lower output.

In addition, the commercial operations of Coca-Cola FEMSA and FEMSA Cerveza are carried out through extensive distribution networks, the principal fixed assets of which are warehouses and trucks. The distribution systems of both Coca-Cola FEMSA and FEMSA Cerveza are designed to handle large volumes of beverages. Fixed costs represent an important proportion of the total distribution expense of both Coca-Cola FEMSA and FEMSA Cerveza. Generally, the higher the volume that passes through the distribution system, the lower the fixed distribution cost as a percentage of the corresponding revenues. As a result, operating margins improve when the distribution capacity is operated at higher utilization rates. Nonetheless, periods of decreased utilization because of lower volumes will negatively impact our operating margins.

Critical Accounting Estimates

The preparation of our consolidated financial statements requires that we make estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the date of the financial statements and (3) the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on our historical experience and on various other reasonable factors that together form the basis for making judgments about the carrying values of our assets and liabilities. Our actual results may differ from these estimates under different assumptions or conditions. We evaluate our estimates and judgments on an on going basis. Our significant accounting policies are described in notes 4 and 5 to our consolidated financial statements, included in our annual report on Form 20-F for the year ended December 31, 2003 incorporated by reference in this prospectus. We believe our most critical accounting policies that imply the application of estimates and/or judgments are:

Allowance for doubtful accounts

We determine our allowance for doubtful accounts based on an evaluation of the aging of our receivable portfolio. The amount of the allowance contemplates our historical loss rate on receivables and the economic environment in which we operate. Our beer operations represent the most important part of the consolidated allowance for doubtful accounts as a result of the credit that FEMSA Cerveza extends to retailers, on terms and conditions in accordance with industry practices. Soft drink and retail sales are generally realized in cash.

Bottles and cases; allowance for bottle breakage

We classify bottles and cases in accordance with industry practices. Consequently, for FEMSA Cerveza, bottles and cases are classified as inventories, and for Coca-Cola FEMSA, they are classified as fixed assets. For both of these subsidiaries, breakage is expensed as incurred, and returnable bottles and cases are not depreciated. Coca-Cola FEMSA determines depreciation of bottles and cases only for tax purposes.

We periodically compare the book breakage expense with calculated depreciation expense, estimating a useful life of four years for returnable glass bottles, one year for returnable plastic bottles and four years for returnable cases. These useful lives are determined in accordance with our business experience. The annual calculated depreciation expense has been similar to the annual book breakage expense. Whenever we decide to discontinue a particular returnable presentation and retire it from the market, we write-off the discontinued presentation through an increase in the breakage expense.

Property, plant and equipment

Property, plant and equipment are depreciated over their useful lives. The estimated useful lives represent the period we expect the assets to remain in service and to generate revenues. We base our estimates on independent appraisals and the experience of our technical personnel.

We describe the methodology used to restate imported equipment in note 5(g) to our consolidated financial statements, included in our annual report on Form 20-F for the year ended December 31, 2003 incorporated by reference in this prospectus, which includes applying the exchange and inflation rates of the country of origin utilized as permitted by Mexican GAAP. We believe this method more accurately presents the fair value of the assets than restated cost determined by applying inflation factors.

Coca-Cola FEMSA valued at fair value all fixed assets acquired in the Panamco transaction, considering their operating conditions and the future cash flows they will generate in accordance with their estimated future use by Coca-Cola FEMSA management.

In 2003, we decided to expand from three to five years the useful life for the refrigerators of the Mexican operations of Coca-Cola FEMSA, based on technical studies, strong control over the refrigerators placed in point of sales and the replacement investment refrigerator program for the following years. As a result, depreciation expense recorded in 2003 decreased approximately Ps. 92 million. The useful life of refrigerators for the new territories acquired from Panamco is in accordance with the new accounting estimate of five years.

Valuation of intangible assets and goodwill

As we discuss in note 5(i) to the consolidated financial statements, included in our annual report on Form 20-F for the year ended December 31, 2003 incorporated by reference in this prospectus, beginning in 2003 FEMSA applies Bulletin C-8, “Activos Intangibles” (Intangible Assets), or Bulletin C-8, which establishes that project development costs should be capitalized if they fulfill the criteria established for recognition as assets. Additionally, Bulletin C-8 requires identifying all intangible assets to reduce as much as possible the goodwill associated with business combinations. Prior to 2003, the excess of the purchase price over the fair value of the net assets acquired in a business combination was considered to be goodwill. With the adoption of Bulletin C-8, Coca-Cola FEMSA considers such excess to relate to the rights to produce and distribute trademark Coca-Cola products. We separate intangible assets between those with a finite useful life and those with an indefinite useful life, in accordance with the period over which we expect to receive the benefits.

As required in Bulletin C-8, we determined the fair value of all Panamco’s assets and liabilities as of the date of acquisition, and we assigned the excess purchase price over the fair value of the net assets. This resulted in the recognition of an intangible asset with indefinite life denominated “Rights to produce and distribute Coca-Cola trademark products” of Ps. 33,420 million, which will be subject to annual impairment tests, for U.S. GAAP and Mexican GAAP. The fair value of the assets and liabilities was determined considering the following:

•	The fair value of the assets acquired: the value of fixed assets, glass returnable bottles and refrigerators were adjusted considering their remaining useful lives, general operational conditions of the assets at the acquisition date, certain operational and strategic decisions that Coca-Cola FEMSA implemented as it assumed control of the operations as well as the standardization with Coca-Cola FEMSA’s accounting policies and estimates.

•	Labor and other liabilities: severance of personnel and other obligations generated by Panamco’s operations before Coca-Cola FEMSA assumed control of the operations.

•	Cancellation of goodwill: the goodwill previously recorded by Panamco was cancelled.

For Mexican GAAP purposes, goodwill is the difference between the price paid and the fair value of the shares and/or net assets acquired that was not assigned directly to an intangible asset. Goodwill is recorded in the functional currency of the subsidiary in which the investment was made and is restated by applying the inflation rate of the country of origin and the year-end exchange rate. Goodwill is amortized over a period of not more than 20 years.

Under U.S. GAAP, SFAS No. 142, “Goodwill and Other Intangible Assets” went into effect in 2002. Under this standard, goodwill is no longer subject to amortization, but instead is subject to an initial impairment review in 2002 and subsequent impairment test to be performed annually by us, unless an event occurs or circumstances change by which it becomes more likely than not that a reporting unit reduces its fair value below its carrying amount, in which case an interim impairment test must be performed. Our impairment review indicates that no impairment charge is required as of the beginning of 2004.

Impairment of intangible assets, goodwill and long-lived assets

We continually review the carrying value of our intangible assets, goodwill and long-lived assets for accuracy. We review for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on our projections of anticipated future cash flows. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

In December 2001, the Argentine government adopted a series of economic measures, the most important of which consisted of restrictions on cash withdrawals and foreign exchange transactions. Due to the continuing difficult economic situation in Argentina, the uncertainty with respect to the period of recovery and the instability of the exchange rate, on July 1, 2002, we performed a valuation of our investment in Coca-Cola FEMSA Buenos Aires, based on market price value multiples of comparable businesses. The valuation resulted in the recognition of an impairment of Ps. 457 million, which was recorded in our results of 2002. Given the present economic situation in Argentina, we believe that the current net asset value of our foreign subsidiary is fairly valued, and although we can give no assurances, we do not expect to recognize additional impairments in the future in Argentina.

During 2003, FEMSA Cerveza recognized an impairment of certain fixed assets that will be replaced in the near future in accordance with its master investment plan. The replacement cost of the new machinery and equipment as well as the new location compared to carrying value of these assets result in a loss, which was recorded in other expenses in the 2003 income statement of Ps. 680 million.

Our evaluations throughout the year and up to the date of this filing did not lead to any other significant impairment of goodwill or long-lived assets. We can give no assurance that our expectations will not change as a result of new information or developments. Changes in economic or political conditions in all the countries in which we operate or in the industries in which we participate, however, may cause us to change our current assessment.

Executory contracts

As part of the normal course of business, we frequently invest in the development of our beer distribution channels through a variety of commercial agreements with different retailers in order to generate sales volume. These agreements are considered to be executory contracts and accordingly the costs incurred under these contracts are recognized as performance under the contracts is received.

These agreements require cash disbursements to be made in advance to certain retailers in order to fund activities intended to generate volume. These advance cash disbursements are then compensated for as sales are invoiced. These disbursements are considered to be market-related investments, which are capitalized as other assets. The amortization of amounts capitalized is presented as a reduction of net sales in relation to the volume sold to each retailer. The period of amortization is between three and four years, which is the normal term of the commercial agreements.

We periodically evaluate the carrying value of executory contracts. If the carrying value is considered to be impaired, these assets are written down as appropriate. The accuracy of the carrying value is based on our ability to predict certain key variables such as sales volume, prices and other industry and economic factors. Predicting these key variables involves assumptions based on future events. These assumptions are consistent with our internal projections.

Labor liabilities

Our labor liabilities are comprised of pension plan, seniority premium and post-retirement medical services. The determination of our obligations and expenses for pension and other post-retirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. We evaluate our assumptions at least annually. Those assumptions are described in note 15 to our consolidated financial statements, included in our annual report on Form 20-F for the year ended December 31, 2003 incorporated by reference in this prospectus, and include the discount rate, expected long-term rate of return on plan assets, rates of increase in compensation costs and certain employee-related factors, such as turnover, retirement age and mortality. All of our assumptions depend on the economic circumstances of each country in which we operate.

In accordance with Mexican GAAP, actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expenses and recorded obligations in these future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other post-retirement obligations and our future expense. The following table is a summary of the three key assumptions to be used in determining 2004 annual pension expense for Mexico, along with the impact on pension expense of a 1% change in each assumed rate.

Assumption	2004 Rate (in real terms)	Impact of Change in Millions of Ps. (1)
		+1%		-1%
Mexican Subsidiaries:
Discount rate	6.0%	Ps.	(184)	Ps.	350
Salary growth rate	2.0%		186		(123)
Long-term asset return	6.0%		(184)		350
Foreign Subsidiaries:
Discount rate	4.5%		(31)		36
Salary growth rate	1.5%		36		(29)
Long-term asset return	4.5%		(31)		36

(1)	The impact is not the same for an increase of 1% as for a decrease of 1% because the rates are not linear.

Operating Results

The following table sets forth FEMSA consolidated financial results for the three months ended March 31, 2004 and 2003.

	Three Months Ended March 31,
	2004		2003
	(in millions of constant Mexican pesos at March 31, 2004)
Net sales	Ps.	20,270	Ps.	13,024
Other operating revenues		77		67

Total revenues		20,347		13,091
Cost of sales		10,913		6,899

Gross profit		9,434		6,192

Operating expenses:
Administrative		1,513		1,193
Sales		5,347		3,194

Total operating expenses		6,860		4,387

Income from operations		2,574		1,805
Participation in affiliated companies		(13)		(23)

		2,561		1,782

Interest expense		(792)		(344)
Interest income		88		194

		(704)		(150)
Foreign exchange gain (loss)		150		(163)
Gain (loss) on monetary position		499		(13)

		(55)		(326)
Other expenses, net		(140)		(117)

Income for the year before income tax, tax on assets and employee profit sharing		2,366		1,339
Income tax, tax on assets and employee profit sharing		1,020		652

Consolidated net income	Ps.	1,346	Ps.	687

Net majority income		814		419
Net minority income		532		268

Consolidated net income	Ps.	1,346	Ps.	687

The following table sets forth our consolidated income statement for the years ended December 31, 2003, 2002 and 2001:

	Year Ended December 31,
	2003		2002		2001
	(in millions of constant Mexican pesos at December 31, 2003)
Net sales	Ps.	75,597	Ps.	55,176	Ps.	52,301
Other operating revenues		294		219		164

Total revenues		75,891		55,395		52,465
Cost of sales		39,371		27,640		26,070

Gross profit		36,520		27,755		26,395

Operating expenses:
Administrative		5,740		4,870		4,814
Sales		18,696		13,094		12,713

Total operating expenses		24,436		17,964		17,527

Income from operations		12,084		9,791		8,868
Participation in affiliated companies		30		87		34

		12,114		9,878		8,902

Interest expense		(2,540)		(943)		(985)
Interest income		695		465		497

		(1,845)		(478)		(488)
Foreign exchange gain (loss)		(2,532)		(293)		256
Gain (loss) on monetary position		954		398		(42)

		(3,423)		(373)		(274)
Other expenses, net		(656)		(950)		(314)

Income for the year before income tax, tax on assets and employee profit sharing		8,035		8,555		8,314
Income tax, tax on assets and employee profit sharing		3,378		3,764		3,069

Net income before change in accounting principle		4,657		4,791		5,245
Change in accounting principle		—		—		(30)

Consolidated net income	Ps.	4,657	Ps.	4,791	Ps.	5,215

Net majority income		3,093		2,947		3,547
Net minority income		1,564		1,844		1,668

Consolidated net income	Ps.	4,657	Ps.	4,791	Ps.	5,215

Results of Operations by Business Segment

The following table sets forth certain financial information for each of our business segments for the three months ended March 31, 2004 and 2003:

	Three Months Ended March 31,
	2004		2003
	(in millions of constant Mexican pesos at March 31, 2004, except for percentages)
Net Sales
Coca-Cola FEMSA	Ps.	10,367	Ps.	4,304
FEMSA Cerveza		4,810		4,519
FEMSA Comercio		4,660		3,731
FEMSA Empaques		1,761		1,601

Total Revenues
Coca-Cola FEMSA		10,439		4,357
FEMSA Cerveza		4,842		4,555
FEMSA Comercio		4,660		3,731
FEMSA Empaques		1,768		1,606

Cost of Sales
Coca-Cola FEMSA		5,388		2,101
FEMSA Cerveza		2,097		1,988
FEMSA Comercio		3,455		2,770
FEMSA Empaques		1,387		1,237

Gross Profit
Coca-Cola FEMSA		5,051		2,256
FEMSA Cerveza		2,745		2,567
FEMSA Comercio		1,205		961
FEMSA Empaques		381		369

Income from Operations(1)
Coca-Cola FEMSA		1,573		1,039
FEMSA Cerveza(2)		571		434
FEMSA Comercio		141		96
FEMSA Empaques		209		192

Depreciation
Coca-Cola FEMSA(3)		408		137
FEMSA Cerveza		283		300
FEMSA Comercio		42		31
FEMSA Empaques		74		64

Gross Margin(4)
Coca-Cola FEMSA		48.4%		51.8%
FEMSA Cerveza		56.7%		56.4%
FEMSA Comercio		25.9%		25.8%
FEMSA Empaques		21.6%		23.0%

Operating Margin(5)
Coca-Cola FEMSA		15.1%		23.8%
FEMSA Cerveza		11.8%		9.5%
FEMSA Comercio		3.0%		2.6%
FEMSA Empaques		11.8%		12.0%

(1)	Includes management fees paid to Grupo Industrial Emprex, S.A. de C.V., a direct subsidiary of FEMSA (and to Labatt in the case of FEMSA Cerveza).
(2)	Includes equity method of affiliated companies of Ps. 13 million and Ps. 23 million, respectively.
(3)	Includes breakage of bottles.
(4)	Gross margin calculated with reference to net sales.
(5)	Operating margin calculated with reference to total revenues and after deduction of management fees.

The following table sets forth certain operating results by segment financial information for each of our segments for the years ended December 31, 2003, 2002 and 2001.

	Year Ended December 31,
	2003	2002	2001
	(in millions of constant Mexican pesos at December 31, 2003, except for percentages)
Net Sales
Coca-Cola FEMSA	Ps.35,487	Ps.18,519	Ps.17,636
FEMSA Cerveza	21,763	21,453	21,367
FEMSA Comercio	16,601	13,247	11,157
FEMSA Empaques	7,328	6,843	6,830

Total Revenues
Coca-Cola FEMSA	35,729	18,668	17,773
FEMSA Cerveza	21,924	21,642	21,529
FEMSA Comercio	16,601	13,247	11,160
FEMSA Empaques	7,352	6,862	6,840

Cost of Sales
Coca-Cola FEMSA	17,980	8,681	8,256
FEMSA Cerveza	9,425	9,281	9,285
FEMSA Comercio	12,199	9,739	8,293
FEMSA Empaques	5,639	5,193	5,259

Gross Profit
Coca-Cola FEMSA	17,749	9,987	9,517
FEMSA Cerveza	12,499	12,361	12,244
FEMSA Comercio	4,402	3,508	2,867
FEMSA Empaques	1,713	1,669	1,581

Income from Operations(1)
Coca-Cola FEMSA	6,710	4,627	4,057
FEMSA Cerveza(2)	3,586	3,687	3,458
FEMSA Comercio	694	506	309
FEMSA Empaques	988	941	890

Depreciation
Coca-Cola FEMSA(3)	1,480	959	987
FEMSA Cerveza	1,175	1,158	1,030
FEMSA Comercio	131	94	84
FEMSA Empaques	301	272	256

Gross Margin(4)
Coca-Cola FEMSA	50.0%	53.9%	54.0%
FEMSA Cerveza	57.4%	57.6%	57.3%
FEMSA Comercio	26.5%	26.5%	25.7%
FEMSA Empaques	23.4%	24.4%	23.1%

Operating Margin(5)
Coca-Cola FEMSA	18.8%	24.8%	22.8%
FEMSA Cerveza	16.4%	17.0%	16.1%
FEMSA Comercio	4.2%	3.8%	2.8%
FEMSA Empaques	13.4%	13.7%	13.0%

(1)	Includes management fees paid to Emprex (and to Labatt in the case of FEMSA Cerveza).
(2)	Includes equity method of affiliated companies of Ps. 30 million, Ps. 87 million and Ps. 34 million, respectively.
(3)	Includes breakage of bottles.
(4)	Gross margin calculated with reference to net sales.
(5)	Operating margin calculated with reference to total revenues and after deduction of management fees.

Results of Operations for Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

FEMSA Consolidated

Total Revenues

Our consolidated total revenues increased by 55.4% to Ps. 20.347 billion during the first quarter of 2004 from Ps. 13.091 billion during the first quarter of 2003. The increase in total revenues was driven by growth in every one of our main operating companies. In line with the fourth quarter of 2003, most of the incremental revenue relates to Coca-Cola FEMSA and its acquisition of Panamco. Other reasons for the growth in total revenues during the first quarter include: (1) strong revenue growth of 24.9% at FEMSA Comercio due to the opening of 620 stores since the first quarter of 2003, 99 of which were opened during the first quarter of 2004, and (2) the 5.8% increase in FEMSA Cerveza’s domestic sales volume combined with an average domestic price increase for beer of 5.0% in nominal terms implemented during the month of February 2004.

Gross Profit

Our cost of sales increased to Ps. 10.913 billion during the first quarter of 2004 compared to Ps. 6.899 billion during the first quarter of 2003, an increase of 58.2%. This increase primarily resulted from the inclusion of the new Coca-Cola FEMSA territories resulting from the Panamco acquisition and the increased sales volumes of our principal products.

Our gross margin decreased 0.9% to 46.4% of total revenues during the first quarter of 2004 compared to 47.3% during the first quarter of 2003. This was primarily due to the inclusion of the new Coca-Cola FEMSA territories that have a lower gross margin than Coca-Cola FEMSA’s original territories and, to a lesser extent, the greater significance of FEMSA Comercio, which has a lower gross margin, as a part of our consolidated results, as well as a slight contraction in the gross margin of FEMSA Empaques due to an increase in real terms in the price of raw materials.

Income from Operations

Operating expenses increased to Ps. 6.860 billion during the first quarter of 2004 compared to Ps. 4.387 billion during the first quarter of 2003, an increase of 56.4%. This increase was due to the inclusion of the new Coca-Cola FEMSA territories, an increase in administrative expenses from the amortization of the Enterprise Resource Planning, or ERP, at FEMSA Cerveza and an increase in administrative expenses at FEMSA Comercio due to the opening of two new regional administrative offices to support the expanded Oxxo operations. Despite those factors, the growth in operating expenses remained below total revenue growth due to the favorable impact of cost containment initiatives at FEMSA Cerveza, FEMSA Comercio and FEMSA Empaques.

Income from operations (including results of affiliated companies) increased by 43.7% to Ps. 2.561 billion during the first quarter of 2004 compared to Ps. 1.782 billion during the first quarter of 2003, resulting in an operating margin of 12.6%.

The observed operating margin contraction of 1.0% from the first quarter of 2003 primarily resulted from: (1) the inclusion of the new Coca-Cola FEMSA territories, which have a lower level of profitability than Coca-Cola FEMSA’s previous territories, and (2) the increased contribution of the Oxxo retail chain, which has a lower operating margin, in our consolidated financial results. However, the consolidated margin contraction was partially offset by a 2.0% increase in operating margin at FEMSA Cerveza.

Integral Cost of Financing

Net interest expense amounted to Ps. 704 million during the first quarter of 2004 compared to Ps. 150 million during the same quarter of 2003. This increase is primarily due to the increased interest expense related to new debt issued by Coca-Cola FEMSA in order to finance the Panamco acquisition.

Foreign exchange gain (loss) amounted to a gain of Ps. 150 million during the first quarter of 2004 compared to a loss of Ps. 163 million during the first quarter of 2003. This gain is primarily due to the 0.54% appreciation of the Mexican peso against the U.S. dollar on our net dollar liabilities during the first quarter of 2004.

Monetary position gain (loss) amounted to a gain of Ps. 499 million during the first quarter of 2004, compared to a loss of Ps. 13 million during the first quarter of 2003. This gain reflects the impact of inflation on the higher net liabilities recorded in the first quarter of 2004 as compared to the prior period.

Taxes

Tax recognized during the first quarter of 2004 amounted to Ps. 1.020 billion, which includes income tax, tax on assets, and employee profit sharing, compared to Ps. 652 million during the first quarter of 2003. The effective tax rate for the first quarter of 2004 was 43.1%, which differs from the statutory tax rate as a result of certain permanent differences such as non-deductible expenses and differences between the book and tax effects of inflation as well as the effect of the change in the statutory income tax rate in Mexico.

Net Income

Net income amounted to Ps. 1.346 billion during the first quarter of 2004, an increase of 95.9% from the first quarter of 2003. Net majority income amounted to Ps. 814 million during the first quarter of 2004 compared with Ps. 419 million during the first quarter of 2003.

Capital Expenditures

Capital expenditures amounted to Ps. 1.233 billion for the first quarter of 2004 compared to Ps. 1.648 billion in the first quarter of 2003. Approximately one-third of this difference is a result of the investments we made in the first quarter of 2003 at FEMSA Empaques to refurbish one of our glass bottle furnaces, and the remaining amount is due to our other capital investments at FEMSA Cerveza.

Transfer of “Six” Stores

During the month of December 2003, all of the “Six” stores previously owned by FEMSA Cerveza that were considered suitable to be converted into the Oxxo format were sold to FEMSA Comercio. This amounted to 319 “Six” stores. We believe the transfer will increase FEMSA Cerveza’s ability to focus on its core operations, while providing FEMSA Comercio with a number of proven locations. We expect to convert approximately two-thirds of the transferred “Six” stores into Oxxos during 2004, and to convert the remaining stores thereafter. In order to assure comparability, and in accordance with Mexican GAAP, the financial results of these “Six” stores were removed from FEMSA Cerveza and included in FEMSA Comercio for the first quarter of 2003. This change does not impact FEMSA’s consolidated results.

Coca-Cola FEMSA

Total Revenues

During the first quarter of 2004, Coca-Cola FEMSA’s consolidated revenues reached Ps. 10.439 billion, an increase of 139.6% from the first quarter of 2003. This resulted from an increase of 193.5% in sales volume, and a reduction of 17.9% in the average price of its products.

Sales volume reached 440.8 million unit cases during the first quarter of 2004 compared to 150.2 million unit cases during the first quarter of 2003. The volume increase was primarily due to the inclusion of the new Coca-Cola FEMSA territories. The increase in comparative sales volume over the prior quarter which includes the sales volume from the new Coca-Cola FEMSA territories during the first quarter of 2003, was 3.0%.

The average price per unit case for the first quarter of 2004 was Ps. 23.52, which represents a contraction of 11.9% from the same period during 2003 due to a reduction in prices from an increasingly competitive environment throughout all of Coca-Cola FEMSA’s territories and a shift in mix to larger presentations that have a lower price per ounce.

Gross Profit

The cost of sales reached Ps. 5.388 billion during the first quarter of 2004 compared to Ps. 2.101 billion during the first quarter of 2003. This increase primarily resulted from the inclusion of the new Coca-Cola FEMSA territories, and in part, from an increase in the cost of raw materials due to price increases and the devaluation of the Mexican peso and Venezuelan Bolivar versus the U.S. dollar.

Gross margin reached 48.4% during the first quarter of 2004 compared to 51.8% during the first quarter of 2003. This reduction is primarily due to a decline in Coca-Cola FEMSA’s average prices during the later period.

Income from Operations

Operating expenses increased to Ps. 3.478 billion during the first quarter of 2004 compared to Ps. 1.211 billion during the first quarter of 2003. This was primarily due to the incorporation of the new Coca-Cola FEMSA territories, higher operating expenses related to the standardization of cooler and distribution fleet maintenance practices in those territories, and the introduction of new cooler equipment in those territories.

Income from operations reached Ps. 1.573 billion during the first quarter of 2004 compared to Ps. 1.039 billion of the same quarter last year, resulting in an operating margin of 15.1% and 23.8%, respectively. The decline in operating margin over the prior period is primarily due to a reduction in average prices due to increased competition in Coca-Cola FEMSA’s previous territories and the integration of Coca-Cola FEMSA’s newly acquired territories, which have a higher cost structure as a percentage of total revenues as compared to the previous Coca-Cola FEMSA territories.

FEMSA Cerveza

Total Revenues

Domestic sales volume grew by 5.8% to 5.122 million hectoliters during the first quarter of 2004, reflecting favorable demand growth across all territories. We attribute this increase to:

•	strong demand during the month of January in anticipation of a 5.0% nominal average domestic price increase which was implemented throughout the month of February;

•	continued positive sales volume growth after we finished implementing the price increase;

•	successful promotions of our Sol, Tecate Light and Indio brands; and

•	continued modest recovery of the Mexican economy during the first quarter.

Exports sales volume grew by 32.8% to 480 thousand hectoliters during the first quarter of 2004. Most of this increase came from sales to the United States, where we estimate that the increase of sales from distributors to retailers was approximately 15.0%, while the remaining growth came from inventory build-up at distributors. This 15.0% increase in sales to retailers was primarily due to successful marketing strategies particularly for our Tecate and Dos Equis brands in the U.S. and a recovery in the U.S. economy during the first quarter. The export revenue per hectoliter increased 1.9% in Mexican peso terms, mainly as a result of higher average prices.

Total revenues increased by 6.3% to Ps. 4.842 billion during the first quarter of 2004 from Ps. 4.555 billion in the first quarter of 2003. This positive growth is a result of a 7.7% increase in total sales volume as well as a 1.9% increase in export revenue per hectoliter, partially offset by a decrease of 1.1% in domestic revenue per hectoliter. The 5.0% average price increase in nominal terms is reflected only partially in the first quarter of 2004 sales figures, given that it was implemented gradually throughout February.

Gross Profit

The cost of sales amounted to Ps. 2.097 billion, representing an increase of 5.5%, slightly less than an increase in total volume during first quarter of 2004 compared to the same quarter of 2003, due to operating efficiencies, better purchasing terms for raw materials, headcount reductions and lower transportation costs from our breweries to the warehouses. Gross profit reached Ps. 2.745 billion, a 6.9% increase compared to the first quarter of 2003. As a result, gross margin increased from 56.4% in the first quarter of 2003 to 56.7% in the first quarter of 2004. This favorable impact was due to the increase in volume and the aforementioned improvements in price and costs.

Income from Operations

Administrative expenses increased 6.4% to Ps. 625 million during the first quarter of 2004 compared to Ps. 587 million in the first quarter of 2003. This increase was primarily due to the amortization of the commercial module of FEMSA Cerveza’s ERP, which began in the third quarter of 2003.

Selling expenses increased 1.2% to Ps. 1.433 billion during the first quarter of 2004 compared to Ps. 1.416 billion in the first quarter of 2003. This slight increase lagged behind comparable revenue growth due to various cost containment initiatives throughout FEMSA Cerveza. Consequently, during the first quarter of 2004 selling expenses as a percentage of total revenues was equal to 29.6%, a decrease of 1.5% compared to the first quarter of 2003.

Participation in affiliated companies resulted in a loss of Ps. 13 million during the quarter compared to a loss of Ps. 23 million during the first quarter of 2003. This was due to cost reduction measures at Labatt USA.

Income from operations (before deduction of management fees) increased 24.5% to Ps. 675 million during the first quarter of 2004 compared to Ps. 542 million during the first quarter of 2003. Income from operations (after deduction of management fees) increased 31.4% to Ps. 571 million during the first quarter of 2004. This increase reflects higher volumes in addition to improvements at the gross margin and operating expense levels. Operating margin (before deduction of management fees) increased 2.0% to 13.9% of total revenues during the first quarter of 2004 compared to 11.9% of total revenues during the first quarter of 2003, and operating margin (after deduction of management fees) increased 2.3%. The margin expansion is attributable to higher sales volume, stable fixed costs, production efficiencies, better purchasing terms and the effective implementation of expense containment initiatives.

FEMSA Comercio

Total Revenues

Total revenues increased by 24.9% to Ps. 4.660 billion during the first quarter of 2004 from Ps. 3.731 billion during the first quarter of 2003. This increase was consistent with the growth in new Oxxo stores, which increased by 620 net stores, or 27.2%, from the first quarter of 2003. During the first quarter of 2004, FEMSA Comercio continued its sustained growth performance by adding 99 net new Oxxo stores. As of March 31, 2004, FEMSA Comercio had 2,897 Oxxos nationwide.

Oxxo same-store sales increased by an average of 10.0% during the first quarter of 2004, reflecting an increase in the average ticket of 4.1% and an increase in store traffic of 5.6%. Same-store sales growth is calculated by comparing the sales of stores for each year that have been in operation for at least 13 months with the sales of those same stores during the previous year. The increase in same-store sales reflects the rapid pace of expansion as well as stronger category management practices that enabled Oxxo to improve the mix of products within the store.

Gross Profit

Cost of sales increased in line with sales growth reaching Ps. 3.455 billion during the first quarter of 2004. Gross profit reached Ps. 1.205 billion during the first quarter of 2004, reflecting a gross margin of 25.9% of total revenues. This figure increased 0.1% from the first quarter of 2003.

Income from Operations

Administrative expenses increased 47.4% to Ps. 96 million during the first quarter of 2004 as a result of new amortizations of ERP expenses from prior periods, expenses related to ERP that can no longer be capitalized and the opening of two new regional offices.

Selling expenses increased 20.0% to Ps. 941 million during the first quarter of 2004, declining to 20.2% of total revenues from 21.0% of total revenues during the first quarter of 2003. This decline was primarily the result of our increasing scale of operations, which allowed us to better leverage our investments in technology, systems, distribution and personnel to reduce selling expenses.

Income from operations (before deduction of management fees) increased 50.3% to Ps. 169 million during the first quarter of 2004 compared to Ps. 112 million in the first quarter of 2003. The increase in operating income was due to increased revenues from expanded operations and reductions in selling expenses as a percentage of total revenues. Operating margin (before deduction of management fees) increased 0.6% over the period to 3.6% of total sales for the first quarter of 2004. The decrease in selling expenses as a percentage of total revenues more than offset the additional administrative expenses, allowing for an increase in operating margin. Income from operations (after deduction of management fees) amounted to Ps. 141 million during the first quarter of 2004, representing 3.0% of total revenues and an increase in operating margin of 0.4% compared to first quarter of 2003.

FEMSA Empaques

Total Revenues

Total revenues increased by 10.0% to Ps. 1.768 billion during the first quarter of 2004. This increase was attributed to a significant increase in the sales volume of refrigerators shipped to the new Coca-Cola FEMSA territories and an 11.5% increase in glass bottle sales volume, mainly to Coca-Cola FEMSA and FEMSA Cerveza.

Gross Profit

Cost of sales increased 12.1%, reaching Ps. 1.387 billion during the first quarter of 2004 compared to Ps. 1.237 billion during the first quarter of 2003. This increase is primarily due to an increase in the sales volume of FEMSA Empaques’ principal products over the prior period. Gross profit increased by 3.2% to Ps. 381 million in the first quarter of 2004 compared to Ps. 369 million in the first quarter of 2003. As a percentage of total revenue, gross profit margin declined 1.4% in the first quarter of 2004, primarily reflecting a slight price decrease in real terms for FEMSA Empaques’ principal products. The real price decrease was due to competitive market conditions and a lower rate of Mexico peso devaluation, which decreased FEMSA Empaques’ U.S. dollar-denominated revenues.

Income from Operations

Operating expenses decreased 4.0% to Ps. 145 million during the first quarter of 2004 compared to Ps. 151 million in the first quarter of 2003. This was due to a reduction in administrative expenses of 0.7% and a reduction in selling expenses of 5.5% resulting from reduced shipping expenses related to the can export business and better efficiencies in the distribution of our products in Mexico.

Income from operations (before management fees) increased by 8.2% to Ps. 236 million during the first quarter of 2004 resulting in an operating margin of 13.4% of total revenues, proportionate to the first quarter of 2003. Income from operations (after management fees) amounted to Ps. 209 million during the first quarter of 2004, an 8.9% increase from the first quarter of 2003, resulting in an operating margin of 11.8% of total revenues, a slight reduction from the first quarter of 2003.

Results of Operations for Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

FEMSA Consolidated

Total Revenues

FEMSA’s consolidated total revenues increased by 37.0% to Ps. 75.891 billion for the year ended December 31, 2003 from Ps. 55.395 billion for the year ended December 31, 2002. Consolidated net sales increased by 37.0% to Ps. 75.597 billion in 2003 from Ps. 55.176 billion in 2002 and represented 99.6% of total revenues in 2003 and in 2002.

The acquisition of Panamco and the inclusion by Coca-Cola FEMSA of the newly acquired territories for eight months of 2003 was the driving force behind our revenue increases. We also experienced revenue growth in each one of our other main subholding companies. FEMSA Cerveza increased its total sales volume by 3.2%, reaching 24.564 million hectoliters, resulting in an increase in FEMSA Cerveza’s total revenues by 1.3% to Ps. 21.924 billion despite the adverse impact of a weak pricing environment. FEMSA Comercio had total revenue growth of 25.3% due to an increase of 582 net new Oxxo stores opening in 2003. FEMSA Empaques increased total revenues by 7.1% mostly as a direct result of an increase in demand for beverage cans as well as for refrigerators for the newly acquired Panamco territories.

Gross Profit

Consolidated gross profit increased by 31.6% to Ps. 36.520 billion in 2003 from Ps. 27.755 billion in 2002, primarily as a result of the inclusion by Coca-Cola FEMSA of the newly acquired territories for eight months of 2003. Gross margin decreased by 2.0% to 48.3% for 2003 compared to 50.3% for 2002. The downward pressure on margins was primarily due to higher raw material prices and the integration of the new Coca-Cola FEMSA operations. In addition, our U.S. dollar-linked variable cost of sales became more expensive on a real basis because of the depreciation of the Mexican peso in 2003.

Income from Operations

Our consolidated operating expenses (including management fees paid to Labatt) increased by 36.0% in 2003 to Ps. 24.436 billion from Ps. 17.964 billion in 2002. As a percentage of total revenues, consolidated operating expenses remained stable at 32.2% in 2003 versus 32.4% in 2002.

Consolidated administrative expenses increased by 17.9% to Ps. 5.740 billion in 2003 from Ps. 4.870 billion in 2002, primarily reflecting an increase of Ps. 818 million in the administrative expenses of Coca-Cola FEMSA as a consequence of the Panamco acquisition.

Consolidated sales expenses increased by 42.8% to Ps. 18.696 billion in 2003 from Ps. 13.094 billion in 2002, mainly reflecting the combination of a 54% increase of sales expenses of Coca-Cola FEMSA due to the Panamco acquisition, which explains most of the increase, and to a much lesser extent an increase of 26% in the sales expenses of FEMSA Comercio due to the aggressive expansion in the number of stores implemented during the year.

We incur various expenses related to the distribution of our products. We include these types of costs in the sales expenses line of our income statement. During 2003 and 2002, our distribution costs amounted to Ps. 4.848 billion and Ps. 4.092 billion, respectively, mainly due to the incorporation of Panamco. The exclusion of these charges from our cost of sales line may result in the amounts reported as gross profit not being comparable to other companies that may include all expenses related to their distribution network in cost of sales when computing gross profit (or an equivalent measure).

Consolidated income from operations (including results of affiliated companies) increased by 22.6% reaching Ps. 12.114 billion for the full year 2003 from Ps. 9.878 billion in 2002. The consolidated operating margin decreased 1.8% to 16.0% of total revenues in 2003 as compared to 2002. This margin contraction was primarily due to the integration of the newly acquired Panamco territories which have a lower level of profitability than Coca-Cola FEMSA’s original territories, and the increased contribution of the Oxxo retail chain in our consolidated financial results, which has lower gross profit margin. In addition to this, both FEMSA Cerveza and FEMSA Empaques recorded operating margin contractions reflecting a lower gross profit margin at both subsidiaries caused by lack of pricing increases and the impact of a weaker Mexican peso on the cost of U.S. dollar-denominated raw materials.

Some of our subsidiaries pay management fees to FEMSA in consideration for corporate services provided to such subsidiaries. Our subsidiaries’ payments of management fees are eliminated in consolidation and, thus, have no effect on our consolidated operating expense, with the exception of the management fee paid by FEMSA Cerveza to Labatt, which amounted to Ps. 126 million in 2003 compared to Ps. 122 million in 2002. Prior to 2003, the excess of the purchase price over the fair value of the net assets acquired in a business combination was considered goodwill. With the adoption of Bulletin C-8, Coca-Cola FEMSA considers this excess to relate to the rights to produce and distribute Coca-Cola trademark products, which are recorded as intangible assets with indefinite lives that are not amortized, but are periodically subject to an impairment test. Therefore, we no longer amortize goodwill.

Coca-Cola FEMSA

Total Revenues

Coca-Cola FEMSA’s total revenues increased by 91.4% to Ps. 35.729 billion from Ps. 18.668 billion in 2002. Net sales increased by 91.6% to Ps. 35.487 billion in 2003, from Ps. 18.519 billion in 2002, as a result of the inclusion of sales from the newly acquired territories for eight months of 2003 as well as increases in sales in its previously existing territories in Mexico and Argentina.

Sales volumes increased to 1.450 billion unit cases for 2003. Most of Coca-Cola FEMSA’s sales volume, approximately 56.8%, was attributable to the Mexican operations, which grew sales volume to 850.1 million unit cases during 2003 from 504.7 million unit cases in 2002. The sales growth in Mexico was primarily attributable to the inclusion of the newly acquired territories. In addition to this the following factors also attributed to our sales growth in Mexico (1) solid performance from new flavored brands including Fresca pink grapefruit and Lift green apple, (2) incremental sales volume in Ciel still water in a 5.0-liter presentation, particularly in central Mexico and (3) volume growth from the Coca-Cola brand.

Average unit price per case decreased by 18.1% to Ps. 24.46 in 2003 from Ps. 29.86 in 2002 due to the inclusion of the newly acquired territories, which had a higher sales volume of lower priced products relative to the original Coca-Cola FEMSA territories.

Other operating revenues increased by 62.9% to Ps. 242.6 million in 2003, from Ps. 148.9 million in 2002. Other operating revenues mainly consist of sales to other bottlers pursuant to tolling arrangements in Argentina, revenues from sales of recyclable scrap to bottle suppliers and sales of point of sales materials for the fountain business.

Gross Profit

Coca-Cola FEMSA’s cost of sales increased to Ps. 17.980 billion in 2003, from Ps. 8.681 billion in 2002, as a result of the inclusion of the newly acquired territories for eight months of 2003. As a percentage of total sales, cost of sales increased 3.8%, reflecting the higher costs of sales in the newly acquired territories mainly due to the different product mix and higher manufacturing costs. Coca-Cola FEMSA was also affected by the impact of the devaluation of the U.S. dollar against the Mexican peso as applied to raw materials with prices that are paid in or determined with reference to the U.S. dollar.

During 2003, Coca-Cola FEMSA’s gross profit totaled Ps. 17.749 billion resulting in a gross margin of 49.68%. Mexico accounted for approximately 72.4% of Coca-Cola FEMSA’s gross profit, totaling Ps. 12.845 billion in 2003. In Mexico, higher raw material prices, the effect of the devaluation of the Mexican peso versus the U.S. dollar on raw materials with prices payable in or determined with reference to the U.S. dollar and a softer economy and a lower disposable income, amplified by a migration to multi-serving presentations from individual size presentations, resulted in declining margins in 2003. Coca-Cola FEMSA’s territories outside of Mexico have lower gross margins primarily due to the devaluation of the U.S. dollar versus their local currencies applied to their U.S. dollar-denominated expenses, in addition to higher manufacturing costs and different product mixes. In Central America, gross profit totaled Ps. 1.088 billion, approximately 6.1% of Coca-Cola FEMSA’s gross profit, reaching a gross margin of 49.8% in 2003. In Argentina, Coca-Cola FEMSA was able to achieve a gross margin improvement of 2.6% as compared to 2002, resulting in a gross margin of 37.0% during 2003. This improvement was mainly driven by higher sales volume in more profitable products and an appreciation of the Argentine peso versus the U.S. dollar applied to its U.S. dollar-denominated raw materials and expenses.

Income from Operations

Coca-Cola FEMSA’s operating expense was Ps. 11.039 billion in 2003, as a result of the inclusion of the newly acquired territories for eight months of 2003. As a percentage of total sales, operating expenses increased 2.4%, due to the standardization of marketing practices in the newly acquired territories and the fact that distribution costs in Coca-Cola FEMSA’s new territories are higher than in its original territories. During 2003, in Mexico, Coca-Cola FEMSA eliminated Panamco’s former headquarters in Mexico City and Miami, closed four plants out of 16, consolidated 29 distribution centers out of 142, introduced more than 73,000 new coolers into the market, and reconfigured pre-sale and distribution networks by reducing third party selling and distribution. Coca-Cola FEMSA implemented similar initiatives in its other territories as well. For example, it (1) closed 3 of 9 plants in Venezuela, (2) closed 1 of 2 plants in Panama, (3) reduced its manufacturing plants from 17 to 6 in Colombia, and (4) consolidated 1 of 4 plants in Brazil. The implementation of best practices and strong asset allocation efforts throughout its territories is an ongoing effort. However, during 2003, the potential cost savings from these efforts were more than offset by the incremental costs of the integration process.

Coca-Cola FEMSA incurs various expenses related to the distribution of its products. It includes these types of costs in the selling expenses line of its income statement. During 2003 and 2002, its distribution costs amounted to Ps. 2.804 billion and Ps. 2.099 billion, respectively. The exclusion of these charges from its cost of sales line may result in the amounts reported as gross profit not being comparable to other companies, which may include all expenses related to their distribution network in cost of sales when computing gross profit (or an equivalent measure).

In Mexico, income from operations totaled Ps. 5.634 billion in 2003, and represented approximately 84.0% of that income from operations. Its other territories, accounting for 16.0% of that income from operations, had much lower operating margins. In these territories, Coca-Cola FEMSA sees opportunities to develop a more effective returnable packaging base, new product alternatives and to improve execution practices. Total income from operations after amortization of goodwill grew to Ps. 6.710 billion in 2003, from Ps. 4.627 billion in 2002. Income from operations as a percentage of total revenues decreased 6.0% in 2003, from 24.8% to 18.8%, mainly as a result of the inclusion of its new territories, which have lower operating margins.

FEMSA Cerveza

Total Revenues

FEMSA Cerveza’s net sales increased by 1.4% to Ps. 21.763 billion in 2003 from Ps. 21.453 billion in 2002. Other operating revenues, which consist mainly of sales of manufacturing by-products and sundries in retail locations owned by FEMSA Cerveza, totaled Ps. 161 million in 2003, 15.5% lower than in 2002. Total revenues for FEMSA Cerveza increased by 1.3% to Ps. 21.924 billion in 2003 from Ps. 21.642 billion in 2002. The increase in revenues in 2003 was primarily attributable to the net effect of the following: (1) a 3.3% and 1.4% increase in domestic and export volumes, respectively, and (2) a reduction of 2.4% in domestic revenue per hectoliter and a 9% increase in export revenue per hectoliter. Domestic revenues represented 93% of the total, while the remaining 7% came from exports, which is for the most part in line with the previous year.

Domestic sales volume increased in 2003 by 3.3% reaching 22.582 million hectoliters compared to 21.856 million hectoliters in 2002. This increase was due to (1) the absence of a price increase since early 2002, (2) a modest recovery in the Mexican economy, which experienced an estimated increase of 1.3% in Gross Domestic Product during the year and (3) successful promotions, particularly with the Sol and Indio brands. Our domestic revenue per hectoliter increased 2.4% in nominal terms due to a successful shift in our sales mix from returnable presentations towards more premium, higher profit margin presentations such as non-returnable bottles and cans.

Export sales volume increased by 1.4% in 2003 reaching 1.982 million hectoliters compared to 1.955 million hectoliters in 2002. This was primarily due to a 1.2% increase in sales volume to the United States, the destination for most of our exports, in particular, our Tecate and Dos Equis brands. The export revenue per hectoliter increased 9.0% in peso terms, mainly as a result of a depreciation in real terms of the Mexican peso versus the U.S. dollar in 2003 and a price increase in U.S. dollar terms effective at the end of 2002.

Gross Profit

FEMSA Cerveza’s increase in cost of sales remained in line with revenue growth. Cost of sales increased to Ps. 9.425 billion for 2003 from Ps. 9.281 billion during 2002. FEMSA Cerveza’s gross profit totaled Ps. 12.499 billion resulting in a gross margin of 57.4%, a slight decrease of 0.2% compared with the 2002 level of 57.6%. The margin was impacted by the currency effect due to an increase in U.S. dollar denominated costs, which represented approximately one-fourth of cost of sales, that was offset by: (1) better purchasing terms for raw materials, (2) headcount adjustments and (3) lower transportation costs from our breweries to the warehouses.

Income from Operations

FEMSA Cerveza’s operating expenses increased by 2.0% to Ps. 8.522 billion in 2003, from Ps. 8.354 billion in 2002 and represented 38.9% of total revenues in 2003, compared to 38.6% of total revenues in 2002.

Administrative expenses increased by 3.1% to Ps. 2.333 billion in 2003, from Ps. 2.262 billion in 2002, reflecting mainly the start of the amortization of the ERP commercial module and its initial rollout.

Sales expenses increased by 1.6% to Ps. 6.189 billion in 2003, from Ps. 6.093 billion in 2002, primarily reflecting an increase in variable expenses that grew in line with our sales. At 28.2% of total revenues, sales expenses remained constant with the 2002 level of 28.2%.

Our participation in affiliated companies dropped by 65.9% relative to the previous year, primarily reflecting a reduction in the profitability of Labatt USA due to increased marketing spending for our brands Tecate and Dos Equis.

FEMSA Cerveza’s income from operations, before deduction of management fees paid to us and to Labatt, decreased by 2.1% to Ps. 4.007 billion in 2003 from Ps. 4.094 billion in 2002. This is due to (1) lower gross profit margin, (2) new amortizations of ERP related expenses and (3) lower profitability at Labatt USA. In 2003, FEMSA Cerveza’s operating margin before deduction of management fees decreased by 0.6% to 18.3% of total revenues. Management fees amounted to Ps. 420 million and represented 1.9% of total revenues in 2003, compared to Ps. 407 million recorded in 2002, which represented 1.9% of total revenues in 2002. FEMSA Cerveza’s income from operations after deduction of management fees amounted to Ps. 3.587 billion, 2.7% less than in 2002.

FEMSA Comercio

Total Revenues

Total revenues increased by 25.3% to Ps. 16.601 billion in 2003, from Ps. 13.247 billion during 2002. The increase of total revenues of FEMSA Comercio was mainly a result of the aggressive expansion of the Oxxo convenience store chain, which added 582 net new Oxxo stores during the year. The Oxxo chain brought the total number of stores nationwide up to 2,798, an increase of 26.3% from 2002. This increase is an average of a 30% increase in the number of stores in the central and southern regions of the country and a 24% increase in the north of Mexico.

Same-store sales of Oxxo increased 8.2% in 2003 reflecting an increase in the average consumer purchase of 1.7% and an increase in store traffic of 6.5%. This increase reflects the rapid expansion as well as stronger category management practices, such as tailoring the product offering at the store depending on its geographical location. This same-store sales calculation is different than what we have historically presented as “Sales of Comparative Mature Stores,” which reflected the variation in average sales of Oxxo stores that were then currently in operation for 18 consecutive months. Under our new methodology, we now calculate same-store sales by comparing the sales of stores for each year that have been in operation for at least 13 months with the sales of those same stores during the previous year. This change in our methodology falls in line with industry standards of how same-store sales are calculated, is reflected in this annual report and will be our practice going forward.

Gross Profit

Cost of sales remained in line with revenue growth at Ps. 12.199 billion in 2003, from Ps. 9.739 billion in 2002, an increase of 25.3%. As a result, our gross margin was also stable relative to our growth in total sales at Ps. 4.402 billion in 2003, compared to Ps. 3.508 billion in 2002.

Income from Operations

Operating expenses increased by 24.8% to Ps. 3.621 billion in 2003, from Ps. 2.902 billion in 2002. These expenses remained practically flat as a percentage of total revenues at 21.8% in 2003 and 21.9% in 2002. Administrative expenses increased 12.1% to Ps. 285 million during 2003, from Ps. 254 million in 2002, as we adjusted our management structure to support our expanded operations. In particular, we opened two new regional administrative offices and now have 37 offices nationwide. Sales expenses increased 26.0% to Ps. 3.336 billion, compared to Ps. 2.647 billion in 2002. At 20.1% of our total revenues, this figure remained in line with 2002. This increase was due to the amortization of investments in technology and systems, as well as investments in distribution and workforce as we plan to strengthen the expansion of Oxxo’s business model.

FEMSA Comercio’s income from operations, before deduction of management fees, increased by 28.9% to Ps. 781 million in 2003, from Ps. 606 million in 2002. This increase was in line with sales growth and contributed to a stable operating margin of 4.7% for 2003, slightly above the 4.6% operating margin achieved in 2002. In 2003, management fees amounted to Ps. 87 million or 0.5% of total revenues compared to Ps. 99 million or 0.7% of total revenues in 2002. FEMSA Comercio’s operating margin after deduction of management fees increased 0.4% to 4.2% of total revenues in 2003.

FEMSA Empaques

Total Revenues

FEMSA Empaques’ total revenues increased by 7.1% to Ps. 7.352 billion in 2003, from Ps. 6.862 billion in 2002. This increase is primarily due to (1) a 7.7% increase in the sales volume of beverage cans, mainly to Coca-Cola FEMSA and FEMSA Cerveza, (2) the currency effect of the depreciation of the Mexican peso, which offset a small decrease in the average price of these products in U.S. dollars, (3) a surge in the sales volume of refrigerators shipped to the former Panamco territories and (4) the production of plastic cases for a new 2.5 liter bottle for Coca-Cola FEMSA.

Gross Profit

FEMSA Empaques’ cost of sales reached Ps. 5.639 billion during 2003 compared to Ps. 5.193 billion in 2002, resulting in a gross margin of 23.4% in 2003 compared to 24.4% in 2002. This decrease in gross margin is primarily due to (1) an increase in the cost of U.S. dollar-denominated raw materials, (2) an increase in depreciation expenses related to the molds used to produce the cases for 2.5 liter plastic bottles and the replacement of one of the glass furnaces replaced early 2003 and (3) higher energy costs.

Income from Operations

Operating expenses decreased by 1.6% to Ps. 614 million in 2003 from Ps. 624 million in 2002 and decreased only 70 basis points as a percentage of total revenues to 8.4% in 2003. Administrative expenses decreased by 8.2% to Ps. 177 million in 2003 compared to Ps. 193 million in 2002, due to a decrease in the personnel level, along with the optimization of certain administrative processes. Sales expenses increased 1.4% to Ps. 437 million in 2003 compared to Ps. 431 million in 2002, mainly as a result of higher freight costs due to the increased sales volume of refrigerators and plastic cases.

Income from operations, before deduction of management fees, increased by 5.1% to Ps. 1.098 billion in 2003 compared to Ps. 1.045 billion in 2002. This resulted in an operating margin, before reduction of management fees, of 14.9% of total revenues, 0.3% less than in 2002. In 2003, management fees amounted to Ps. 111 million, or 1.5% of total revenues, compared to Ps. 103 million recorded in 2002, 1.5% of total revenues. FEMSA Empaques’ operating margin, after deduction of management fees, was 13.4% in 2003, compared to 13.7% in 2002.

FEMSA Consolidated—Net Income

Integral Cost of Financing

Net interest expense during 2003 amounted to Ps. 1.845 billion compared to Ps. 478 million in 2002, resulting primarily from the interest expense related to new debt issued by Coca-Cola FEMSA in order to finance the acquisition of Panamco.

Foreign exchange gain (loss) during 2003 amounted to a loss of Ps. 2.532 billion compared to a loss of Ps. 293 million in 2002. This amount primarily reflects our higher U.S. dollar-denominated liabilities resulting from the new debt incurred for the acquisition of Panamco and a 3.3% depreciation in real terms of the Mexican peso versus the U.S. dollar during the year.

Monetary position gain (loss) during 2003 amounted to a gain of Ps. 954 million, compared to a gain of Ps. 398 million during 2002. Most of the additional gain is attributable to the inflation rate over the liabilities attained from the various territories in our recent acquisition. To determine changes in monetary position, we reflect adjustments for inflation over the year such that monetary assets and liabilities obtained or disposed of during the year are not eroded.

Tax recognized during 2003 amounted to Ps. 3.378 billion, which includes income tax, tax on assets, and employee profit sharing compared to Ps. 3.764 billion in 2002. The effective tax rate for the year was 42.0% and compares favorably with the 44.0% effective tax rate of 2002.

Net Income

Our consolidated net income decreased 2.8% to Ps. 4.657 billion from Ps. 4.791 billion for 2002, mainly attributable to a foreign exchange loss. Consolidated net majority income amounted to Ps. 3.093 billion for the year 2003, which is 5% higher than 2002. Net majority income per FEMSA Unit was Ps. 2.919 for 2003. Net majority income per FEMSA ADS, considering an exchange rate of Ps. 11.235 per dollar, was 2.598 U.S. dollars for 2003.

Results of Operations for Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

FEMSA Consolidated

Total Revenues

FEMSA’s consolidated total revenues increased by 5.6% to Ps. 55.395 billion for the year ended December 31, 2002, from Ps. 52.465 billion for the year ended December 31, 2001. Consolidated net sales increased by 5.5% to Ps. 55.176 billion in 2002, from Ps. 52.301 billion in 2001 and represented 99.6% of total revenues in 2002, compared to 99.7% in 2001. FEMSA Comercio, whose total revenue increased 18.7%, contributed significantly to the growth in consolidated revenue with the opening of 437 net new Oxxo stores, and Coca-Cola FEMSA, whose total revenues grew 5.0%, was also a significant contributing factor. FEMSA Cerveza faced weak demand in the northern markets throughout the year, but posted revenue growth of 0.5% aided by steady demand and successful performance in the central and southern markets. FEMSA Empaques capitalized on strong demand for its main product lines in the second half of the year and closed the year with 0.3% growth in revenue.

Gross Profit

Our consolidated gross profit increased by 5.2% to Ps. 27.755 billion in 2002 from Ps. 26.395 billion in 2001. As gross profit increased at a slightly lower rate than net sales, our consolidated gross profit margin was 50.3%, a decrease of 0.2% over 2001. In addition, our U.S. dollar-linked variable cost of sales became more expensive on a real basis because of the depreciation of the Mexican peso in the second half of 2002. The decrease in gross profit margin was only partially offset by operational efficiencies achieved in our manufacturing facilities, such as increased productivity and strategic procurement.

Income from Operations

Our consolidated operating expenses (including goodwill amortization and management fees paid to Labatt) increased by 2.5% in 2002 to Ps. 17.964 billion, from Ps. 17.527 billion in 2001. As a percentage of total revenues, consolidated operating expenses decreased by 100 basis points to 32.4% in 2002.

Consolidated administrative expenses increased by 1.2% to Ps. 4.870 billion in 2002 from Ps. 4.814 billion, primarily reflecting the net effect of the following:

•	increases in administrative expenses at Coca-Cola FEMSA, mainly reflecting investments in preparation for a large acquisition, such as administrative consultants and expanding managerial staff, plus certain system upgrades in Mexico;

•	slight increases in administrative expenses at FEMSA Comercio, related to its expansion, and at FEMSA Empaques, reflecting investments in ERP systems; and

•	slight decrease in FEMSA Cerveza’s administrative expenses as a result of efforts to contain expenses.

Some of our subsidiaries pay management fees to FEMSA in consideration for corporate services provided to such subsidiaries. Our subsidiaries’ payments of management fees are eliminated in consolidation and thus have no effect on our consolidated operating expense, with the exception of the management fee paid by FEMSA Cerveza to Labatt, which amounted to Ps. 122 million in 2002 compared to Ps. 129 million in 2001. Goodwill amortization corresponding to Coca-Cola FEMSA amounted to Ps. 40 million in 2002 compared to Ps. 106 million in 2001, reflecting the goodwill impairment related to Coca-Cola FEMSA Buenos Aires.

Consolidated sales expenses increased by 3.0% to Ps. 13.094 billion in 2002 from Ps. 12.713 billion in 2001, mainly reflecting the combination of:

•	growth in FEMSA Comercio’s sales expenses as the chain expands at a rapid pace, requiring a proportional operating expense infrastructure and a larger infrastructure required to manage the expansion of the chain; and

•	reduction in Coca-Cola FEMSA’s sales expenses reflecting expense containment measures in Mexico and lower marketing expenses and payroll optimization in Argentina.

We incur various expenses related to the distribution of our products. We include these types of costs in the sales expenses line of our income statement. During 2002 and 2001, our distribution costs amounted to Ps. 4.092 billion and Ps. 4.013 billion, respectively. The exclusion of these charges from our cost of sales line may result in the amounts reported as gross profit not being comparable to other companies, which may include all expenses related to their distribution network in cost of sales when computing gross profit (or an equivalent measure).

All of our principal businesses reported increases in their respective income from operations, which produced growth in consolidated income from operations (after participation in the results of affiliated companies) for the full year 2002 of 11.0% to Ps. 9.878 billion from Ps. 8.902 billion in 2001. Our consolidated operating margin increased 0.8% to 17.8% of consolidated total revenues. Coca-Cola FEMSA was our primary driver of profitability growth, posting a 14.0% increase in its income from operations. FEMSA Cerveza and FEMSA Comercio each generated similar amounts of incremental operating profit in 2002, contributing to the consolidated result with growth rates of 5.3% and 44.3%, respectively, in their income from operations (before management fees).

Coca-Cola FEMSA

Total Revenues

Coca-Cola FEMSA recorded net sales of Ps. 18.519 billion in 2002, a 5.0% increase over net sales of Ps. 17.637 billion in 2001. Revenue growth was primarily attributable to strong volume growth and a steady improvement in the average price per unit case in Mexico, which more than offset the volume contraction observed in Argentina. Other revenues, which consist mainly of income from toll production agreements with a neighboring Coca-Cola Bottler in Argentina, whereby Coca-Cola FEMSA has been producing Coca-Cola brand beverages for sale in its territories, amounted to Ps. 149 million in 2002, 10.1% higher than in 2001. Total revenues for Coca-Cola FEMSA increased by 5.0% to Ps. 18.668 billion in 2002 from Ps. 17.773 billion in 2001.

Coca-Cola FEMSA recorded volume growth of 5.6% to 505 million unit cases in Mexico and an improvement in the real revenue per unit case of 1.1% during 2002. These improvements resulted in revenue growth of 6.7% to Ps. 16.843 billion in Mexico for 2002. We believe that the principal volume drivers in Mexico in 2002 were:

•	strong performance of Mundet beverages and still water, particularly the new 5-liter jug of Ciel;

•	continued expansion in the flavor and “new categories” segments with the introduction of new and exciting products, such as Beat, Mundet, Mickey Adventuras, Kin Light and Nestea; and

•	modest volume growth in the core cola portfolio.

In Argentina, Coca-Cola FEMSA operated in a very depressed economic environment in 2002. Volume decreased by 11.0% to 116 million unit cases in a year that started off with a severe economic crisis that hampered demand for our products. Coca-Cola FEMSA responded to this challenging market with the objectives of defending the brand equity of its brands, regaining market share from “B” Brands, extracting positive cash flow and performing overall damage containment. As the year progressed, the commercial strategies implemented by Coca-Cola FEMSA yielded a more favorable outcome, closing the year with volume growth in the fourth quarter of 2002. The principal strategies implemented were:

•	shifting the mix back to returnable packages, which jumped from 5.8% of the mix in 2001 to 12.4% in 2002, led by the 1.25-liter glass returnable presentation of Coca-Cola, Fanta and Sprite; and

•	continuing to promote the core Coca-Cola brand while further developing the value protection brands (Taí and Crush).

Together these strategies allowed Coca-Cola FEMSA to defend its pricing structure and produced an increase in average revenue per unit case of 2.1% in 2002 compared to 2001. The reduction in total revenue was limited to 8.2%.

Gross Profit

Coca-Cola FEMSA’s cost of sales increased by 5.1% to Ps. 8.681 billion in 2002, from Ps. 8.256 billion in 2001, and its gross profit increased by 4.9% to Ps. 9.987 billion, from Ps. 9.517 billion in 2001. Gross margin expanded by 0.1% to 53.9% in 2002. Coca-Cola FEMSA’s Mexican operations experienced a gross margin expansion of 0.9% for the full year 2002, resulting mainly from solid revenue growth characterized by greater fixed cost absorption as a result of growth in volumes. The Argentine operation’s gross margin dropped 9.8% to 36.0% of net sales for the full year 2002, due to lower absorption of fixed costs as a result of lower volumes, higher prices of raw materials and a larger depreciation charge in Argentina in connection with the reevaluation of fixed assets of foreign origin as a consequence of the devaluation of the Argentine peso.

Income from Operations

Operating expenses for 2002 decreased by 0.6% to Ps. 5.320 billion. As a percentage of total revenues, operating expenses decreased 1.6% to 28.5% in 2002. Administrative expenses in Mexico remained flat as a proportion of total revenues when compared to 2001; in absolute terms, these expenses increased 7.9% mainly reflecting investments in preparation for a large acquisition, such as systems upgrades, administrative consultants and reinforcing managerial staff. Administrative expenses for Argentina grew 17.2% relative to 2001, due mainly to higher depreciation in local currency in connection with a reevaluation of our foreign currency-denominated assets. Selling expenses for Coca-Cola FEMSA in Mexico increased by 0.2% in 2002, which represents a reduction of 1.3% relative to total revenues, reflecting improvements in operations in Mexico. Selling expenses also decreased in Argentina in 2002, as a result of lower marketing expenses and headcount reduction combined with adjusted salaries.

Goodwill amortization for 2002 was Ps. 40.6 million compared to Ps. 108.3 million for 2001, reflecting impairment in the goodwill as a result of the difficult economic situation in Argentina. In July 2002, Coca-Cola FEMSA recorded an impairment of Ps. 457 million. Until 2002, under Mexican GAAP, goodwill is amortized gradually in the income statement through a straight-line method for a 20-year period. Coca-Cola FEMSA’s income from operations after amortization of goodwill increased by 14.0% to Ps. 4.627 billion in 2002, from Ps. 4.057 billion in 2001, reflecting the net effect of the following:

•	an increase of 15.5% in income from operations of Coca-Cola FEMSA’s Mexican operations; and

•	a decline of 66.6% in income from operations of Coca-Cola FEMSA’s Argentine operations.

Coca-Cola FEMSA’s operating margin increased by 2.0% to 24.8% of total revenues in 2002 from 22.8% of total revenues in 2001.

FEMSA Cerveza

Total Revenues

FEMSA Cerveza’s net sales increased by 0.4% to Ps. 21.453 billion in 2002 from Ps. 21.367 billion in 2001. Other revenues, which consist mainly of income from the sale of manufacturing byproducts and sundries in retail locations owned by FEMSA Cerveza, totaled Ps. 189 million in 2002, 20.2% higher than in 2001. Total revenues for FEMSA Cerveza increased by 0.5% to Ps. 21.642 billion in 2002, from Ps. 21.529 billion in 2001. The increase in revenues in 2002 was primarily attributable to the net effect of the following:

•	0.2% decrease in total sales volume; and

•	0.6% improvement in real total revenue per hectoliter sold for the full year 2002, derived primarily from a 7.0% nominal increase in the domestic price of beer (on a weighted average basis) implemented during the first quarter of 2002. FEMSA Cerveza’s average revenue per hectoliter in 2002 was Ps. 901.0, including domestic and export sales.

Domestic volume declined by 0.7% to 21.856 million hectoliters, as FEMSA Cerveza continued to experience the adverse effects of the deterioration in disposable income in the northern region of Mexico. FEMSA Cerveza has greater exposure to the markets in the northern regions, where it sells approximately 56% of its domestic volume. Over the past two years we have observed a progressive deterioration in the economy that has disproportionately affected the northwest region, as its higher concentration of border towns makes it more susceptible to the U.S. economy. The central and southern regions have been more protected from this economic slowdown. For example, we estimate that employment in the manufacturing and retail industries in the north declined approximately 4.6% in 2002, compared to an estimated decline of 0.3% and 0.4% in the central and southern regions, respectively. At the same time, our sales volumes in the north declined 2.9%, while those in the rest of the country grew by approximately 1.9%. Another factor that materially affected our ability to sell more of our beer products in the north was a higher presence of beer imports, particularly during the period of Mexican peso appreciation against the U.S. dollar in the first half of 2002. On a quarterly basis, domestic volume trends were as follows: a 2.2% volume decline in the first quarter, marginal growth of 0.1% and 0.3% in the second and third quarters, respectively, and a decline of 1.3% in the fourth quarter of 2002, all relative to the comparable quarters of 2001. Pricing in the domestic market increased by 0.9% in real terms, averaging Ps. 921 per hectoliter in 2002.

Export volume grew by 6.1% to 1.955 million hectoliters in 2002 and represented 8.2% of the total volume sold by FEMSA Cerveza. Volume sold to North America, FEMSA Cerveza’s main export market, increased by 8.2% and accounted for 92.2% of FEMSA Cerveza’s export volume. Export volume to Europe and Asia declined 17.6% and 25.7%, respectively, compared to 2001 and accounted for 2.9% and 2.8%, respectively, of total export sales. Average pricing in the export market decreased by 2.2% in real terms, averaging Ps. 679 per hectoliter in 2002. Export revenues increased by 3.7% to Ps. 1.327 billion in 2002 and in U.S. dollar terms, export revenues increased by 3.7% to US$ 127 million.

In 2002, we adopted EITF Consensus No. 01-9, “Accounting for Consideration Given By a Vendor to a Customer or Reseller of the Vendor’s Products,” issued by the FASB. This consensus requires certain sales expenses incurred by FEMSA Cerveza previously classified as operating expenses to be reclassified as deductions from revenue. Amortizations that were previously classified as sales expenses in the amount of Ps. 885 million for 2001 were reclassified as a reduction in net sales in accordance with this EITF consensus. Correspondingly, during 2002 we classified Ps. 990 million as a reduction in net sales.

Gross Profit

FEMSA Cerveza’s cost of sales for 2002 remained flat at Ps. 9.281 billion compared to 2001. FEMSA Cerveza’s gross profit increased by 1.0% to Ps. 12.361 billion in 2002, from Ps. 12.244 billion in 2001. As a percentage of net sales, gross margin increased by 30 basis points to 57.6% in 2002, reflecting enhancements in manufacturing productivity and savings in the plant-to-warehouse logistics. Cost trends for FEMSA Cerveza’s principal raw materials (malting barley, hops, aluminum cans and glass bottles) remained relatively stable throughout 2002. The favorable effect of the appreciation of the Mexican peso against the U.S. dollar on U.S. dollar-denominated costs during the first half of the year was more than offset by a depreciation of the Mexican peso against the U.S. dollar during the latter half of 2002.

Income from Operations

FEMSA Cerveza’s operating expenses decreased by 0.4% to Ps. 8.354 billion in 2002 from Ps. 8.390 billion in 2001 and represented 38.6% of total revenues in 2002, compared to 39.0% of total revenues in 2001.

Administrative expenses decreased by 0.7% to Ps. 2.262 billion in 2002 from Ps. 2.277 billion in 2001, reflecting continued expense containment practices across the organization and an average headcount reduction. Selling expenses decreased by 0.3% to Ps. 6.093 billion in 2002 and represented 28.2% of total revenues. Our success in containing sales expenses and generating operational savings resulted from the following:

•	warehouse rationalization across all markets;

•	pre-sale logistics, which by separating the sales and delivery functions have reduced significantly unsold load in delivery trucks; and

•	improved resource utilization, which resulted in a net reduction of sales routes.

FEMSA Cerveza has continued to invest in the development of its new competitive business model, which has entailed budgeted expenditures in information technology platforms (including the ERP system), acquisition of third party distributorships, high-impact marketing campaigns and deployment of commercial equipment (such as refrigerators and point-of-sale displays).

FEMSA Cerveza recorded Ps. 87 million in 2002 for participation in the results of affiliated companies (including Labatt USA) compared to Ps. 34 million in 2001. FEMSA Cerveza’s income from operations, before deduction of management fees paid to us and to Labatt, increased by 5.3% to Ps. 4.094 billion in 2002 over Ps. 3.888 billion recorded in 2001. In 2002, FEMSA Cerveza’s operating margin before deduction of management fees increased 0.8% to 18.9% of total revenues. Management fees amounted to Ps. 407 million and represented 1.9% of total revenues in 2002 compared to Ps. 430 million recorded in 2001, which represented 2.0% of total revenues in 2001. FEMSA Cerveza’s income from operations after deduction of management fees amounted to Ps. 3.687 billion, 6.6% more than in 2001.

FEMSA Comercio

Total Revenues

FEMSA Comercio’s total revenues increased by 18.7% in 2002 to Ps. 13.247 billion, from Ps. 11.160 billion in 2001. The increase of total revenues of FEMSA Comercio was mainly a result of the aggressive expansion of the Oxxo convenience store chain, which added 437 net new stores during the year. We believe that the strong revenue growth rate of the Oxxo chain is primarily attributable to:

•	site scouting capabilities;

•	nationwide presence;

•	efficient store setup model; and

•	aggressive expansion and saturation business plan.

The Oxxo chain brought the total number of stores up to 2,216 by year-end 2002. As the chain grows, we have discovered new market opportunities in urban centers with high pedestrian traffic, such as hospitals and convention centers, and are increasingly exploiting the convenience store/gasoline station format. Same-store sales increased by 6.0% with respect to 2001. Same-store sales in our northwestern markets—which have the highest border town concentration—performed weakly in 2002. In contrast, the central and southern regions of the country have experienced significant same-stores sales growth during 2002. Growth in the northwest was affected by:

•	economic sluggishness characterized by high rates of unemployment;

•	the strength of the peso during the first semester of 2002, which induced consumers to purchase sundries across the border in U.S. territory; and

•	high differentials in the price of gasoline between Mexico and the U.S. that caused Mexicans to buy gasoline and therefore convenience store products in the U.S. (Mexico being materially more expensive until corrective measures were taken in major border towns in December 2002).

Average monthly traffic per store (within the same-store sample) increased by 4.7% and the average sale per customer decreased by 1.3% during the full year 2002. We believe that these increases are mainly attributable to:

•	FEMSA Comercio’s strategy of competitively pricing traffic-generating products;

•	improvement in the value proposition to Oxxo’s customers, including cross promotions, product introductions, and store enhancements; and

•	Oxxo becoming a reliable payment center where our customers can pay most home utilities in one stop.

Gross Profit

FEMSA Comercio recorded gross profit of Ps. 3.508 billion for the full year 2002, a 22.4% gain over the Ps. 2.867 billion recorded in 2001. Gross margin improved 0.8% to 26.5% of net sales, as compared to 25.7% for 2001, as the additional scale has also allowed us to establish strategic alliances with some of our suppliers and thereby reduce costs. In addition, our successful category management execution and our growing ability to work jointly with our supplier partners to design differentiated assortment, pricing and promotions have contributed to gross margin expansion.

Income from Operations

Operating expenses increased by 18.7% to Ps. 2.902 billion in 2002, from Ps. 2.445 billion in 2001 and remained flat as a percentage of total revenues at 21.9% in both 2002 and 2001. Administrative expenses increased by only 5.4% to Ps. 254 million, as the increased costs associated with expansion were mitigated by higher absorption of fixed administrative costs as more stores were opened in cities where there is already an Oxxo administrative infrastructure. Selling expenses increased 20.1% to Ps. 2.647 billion, slightly above total revenue growth, reflecting higher expenditures associated with the infrastructure required to manage the expansion of the chain. FEMSA Comercio recorded income from operations, before deduction of management fees, of Ps. 606 million in 2002, an increase of 44.3% from the Ps. 420 million recorded in 2001. FEMSA Comercio’s operating margin before management fees grew 0.8% to 4.6% of total revenues in 2002 from 3.8% in 2001. In 2002, management fees amounted to Ps. 99 million or 0.7% of total revenues compared to Ps. 111 million or 1.0% of total revenues in 2001. FEMSA Comercio’s operating margin after deduction of management fees increased by 1.0% to 3.8% of total revenues in 2002.

FEMSA Empaques

Total Revenues

FEMSA Empaques’ total revenues increased 0.3% to Ps. 6.862 billion in 2002 from Ps. 6.840 billion in 2001, which was mainly attributable to a surge in demand in beverage cans and glass bottles coupled with the favorable effect of the weaker Mexican peso on our U.S. dollar revenues in the second half of the year. These increases offset slower demand for our packaging products in the first six months of 2002. For the full year, average capacity utilization was close to full in all of our main product lines.

Beverage can volumes reversed the weakness observed during 2001 by posting a growth of 6.8% in sales volume to 3.000 billion can units in 2002. In the second half of the year, the beverage can unit experienced increased demand from its main commercial partners domestically and abroad: FEMSA Cerveza, Coca-Cola FEMSA and Ball. We met this demand by reducing our sales to smaller domestic third party clients. Average real prices for beverage cans, which are quoted in U.S. dollars, decreased by approximately 0.6%, following a multi-year trend of convergence with international prices for these products.

Glass bottle volumes grew a solid 8.4% to 1.053 billion bottle units in 2002, while Mexican peso-denominated prices decreased 1.4%. FEMSA Empaques has encountered very high demand for its glass products domestically, since there is currently almost no excess capacity in the industry. Coca-Cola FEMSA purchased a larger number of eight ounce non-returnable glass Coca-Cola contour bottles. Supply of internal clients rose from 68.4% in 2001 to 89.2% in 2002. FEMSA Empaques commenced an inventory buildup during the fourth quarter of 2002 in preparation for the scheduled replacement of one of its glass furnaces in the first quarter of 2003, which involved approximately 85 days of inactivity.

Sales volumes for crown caps increased 1.8% in 2002 despite the decline in demand for crown caps in the domestic market, reflecting FEMSA Empaques’ success in the export markets, particularly in the North American market, where FEMSA Empaques is a major crown cap supplier for Labatt, Miller Brewing Company and Coors Brewing Company. FEMSA Empaques increased its crown cap export ratio from 51% in 2001 to a record 55% in 2002.

Export revenues increased by 12.2% to Ps. 749 million and represented 10.9% of net sales in 2002. In U.S. dollar terms, export revenues increased by 12.4% to US$ 71.7 million.

Gross Profit

FEMSA Empaques’ cost of sales decreased by 1.3% to Ps. 5.193 billion in 2002 from Ps. 5.259 billion in 2001, mainly due to the following factors:

•	efficiencies achieved in the manufacturing lines that resulted in less spoilage and lower headcount;

•	consistency in the average contracted price of steel sheets; and

•	slight declines in the average price for bulk aluminum and ancillary raw materials.

Gross profit increased by 5.6% to Ps. 1.669 billion in 2002 from Ps. 1.581 billion in 2001, resulting in a gross margin expansion of 1.3% to 24.4% of net sales in 2002, as compared to 23.1% in 2001. Improvement in gross profit is closely related to exchange rate fluctuations: as the Mexican peso depreciated against the U.S. dollar towards the end of the year, U.S. dollar-denominated income for metallic products increased at a faster rate than costs, which have significant Mexican peso-denominated components. FEMSA Empaques is gradually recovering its long-term gross margin level, which has reached as high as 25.4% in the last five years, by means of implementing high productivity measures in the manufacturing plants such as the elimination of line personnel and middle management and application of ERP systems.

Income from Operations

Operating expenses increased by 6.5% to Ps. 624 million in 2002 from Ps. 586 million in 2001 and increased only 0.5% as a percentage of total revenues to 9.1% in 2002. For the full year 2002, FEMSA Empaques recorded parallel increases in sales expenses and administrative expenses of 7.0% and 5.5%, respectively. The increase in sales expenses is mainly attributable to higher shipment costs. The increase in administrative expenses is mainly attributable to the one-time implementation costs of ERP modules in Famosa.

Income from operations before deduction of management fees increased by 5.0% to Ps. 1.045 billion in 2002, from Ps. 995 million for 2001, primarily reflecting the growth in gross profit. FEMSA Empaques recorded an operating margin before deduction of management fees of 15.2% in 2002, compared to a 14.5% margin recorded in 2001. In 2002, management fees amounted to Ps. 103 million, or 1.5% of total revenues, compared to Ps. 105 million recorded in 2001, also 1.5% of total revenues. FEMSA Empaques’ operating margin after deduction of management fees was 13.7% in 2002 compared to 13.0% in 2001. Operating margin was significantly affected in the first quarter of 2002, under a considerably strong Mexican peso scenario, but rebounded to record levels in the second and third quarters, as the Mexican peso depreciated.

FEMSA Consolidated—Net Income

Our consolidated net income decreased by 8.1% to Ps. 4.791 billion in 2002, from Ps. 5.215 billion recorded in 2001. The decrease in net income recorded for the full year 2002 resulted from the net effect of:

•	an 11.0% increase in consolidated income from operations;

•	the write-off of a portion of our goodwill related to the acquisition of Coca-Cola FEMSA Buenos Aires;

•	a significant increase in the consolidated integral result of financing loss, primarily in connection with the devaluation of the Mexican peso against the U.S. dollar in the second half of the year; and

•	a larger tax provision.

Goodwill

In view of the continued deterioration and uncertainty in Argentine economic conditions, we decided to take a more conservative approach in the valuation of the goodwill related to our investments in that country. Therefore, in the third quarter we wrote down Ps. 457 million related to the acquisition of the territories of Coca-Cola FEMSA Buenos Aires. In view of the prevailing volatility of the Argentine currency, we also decided to take a conservative approach and stop considering our investment in Coca-Cola FEMSA Buenos Aires as a hedge for the U.S. dollar-denominated liabilities incurred in connection to this acquisition, thereby affecting the integral cost of financing for 2002 in the foreign exchange and monetary position calculations. These adjustments were non-cash.

Integral Cost of Financing

In the twelve months ended December 31, 2002, we recorded a consolidated integral cost of financing of Ps. 373 million, compared to a consolidated integral cost of financing of Ps. 274 million for the comparable period in 2001. In 2002, consolidated net financial expense decreased by 2.0% to Ps. 478 million as compared to Ps. 488 million in 2001. Consolidated interest expense decreased by 4.3% to Ps. 943 million compared to 2001, mainly attributable to lower average real rates for our liabilities, although our average gross liabilities increased by 3.4% in 2002 and the U.S. dollar portion was subsequently affected by the devaluation of the peso against the dollar that occurred in the second half of the year. This was partially compensated by the reduction in consolidated interest income, which decreased by 6.4% to Ps. 465 million, reflecting the net effect of lower interest rates earned on our investments relative to the year 2001 and a larger average cash position in Mexican pesos. As of December 31, 2002, our weighted average cost of debt was 6.9%, approximately 0.9% lower than the weighted average cost of debt as of December 31, 2001.

For the year 2002, we recorded a consolidated foreign exchange loss of Ps. 293 million compared to a foreign exchange gain of Ps. 256 million for the year 2001, primarily reflecting:

•	the effect of the depreciation of the Mexican peso against the U.S. dollar, which totaled Ps. 1.28 per U.S. dollar in the year, on our net dollar liabilities in Mexico, compared to an appreciation of Ps. 43 cents on higher net U.S. dollar liabilities observed in 2001; and

•	the depreciation of the Argentine peso against the U.S. dollar on our net U.S. dollar assets in Argentina, which had a positive effect on the foreign exchange variation during 2002.

The gain on monetary position for the year 2002 amounted to Ps. 398 million, compared to a loss of Ps. 42 million in 2001. This gain was mainly generated as a result of the inflation rate for the twelve months in Argentina over the debt incurred in connection with the acquisition of Coca-Cola FEMSA Buenos Aires. The Argentine inflation rate for 2002 was 41.2%. It should be noted that the Argentine goodwill impairment, as explained above, had an impact on the foreign exchange variation and monetary position lines.

Other Expenses

Our consolidated other expenses for the year 2002 amounted to Ps. 950 million, consisting mainly of the aforementioned impairment of a portion of the goodwill on our investments in Argentina charged in the third quarter, plus severance payments and asset write-offs.

Income Tax, Tax on Assets, and Employee Profit Sharing

Our consolidated income before income tax, tax on assets and employee profit sharing increased by 2.9% to Ps. 8.555 billion in 2002 from Ps. 8.314 billion in 2001, primarily reflecting a larger consolidated integral result of financing loss. We recognized consolidated income tax, tax on assets and employee profit sharing of Ps. 3.764 billion in 2002, an increase of 22.6% over the Ps. 3.069 billion in 2001. This increase was primarily a consequence of an increase of 24.8% in our income tax, largely resulting from a deferred tax benefit realized in 2001 as a result of a reduction in the Mexican statutory income tax rate, the increase in non-deductible expenses generated in the course of business and the impairment to goodwill generated by the acquisition of Coca-Cola FEMSA Buenos Aires. The combined effective tax rate for 2002 was 44.0%.

Net Income

Our consolidated net income decreased by 8.1% amounting to Ps. 4.791 billion for 2002 compared with Ps. 5.215 billion recorded in 2001, combining the improvement in consolidated income from operations, the goodwill write-off, an increase in the consolidated integral result of financing loss, and a larger tax provision. Consolidated net majority income amounted to Ps. 2.947 billion for 2002, a reduction of 16.9% as compared with Ps. 3.547 billion recorded in 2001. Net majority income per FEMSA unit amounted to Ps. 2.781 in 2002, compared with Ps. 3.348 for 2001.

Liquidity and Capital Resources

Liquidity

Each of our subholding companies finances its operational and capital requirements. As of December 31, 2003, 100% of our outstanding consolidated indebtedness was at the level of our subholding companies. This structure is attributable, in part, to the inclusion of third parties in the capital structure of both FEMSA Cerveza and Coca-Cola FEMSA. Currently, we expect to continue to finance our operations and capital requirements primarily at the level of our subholding companies. Nonetheless, we may decide to incur indebtedness at our holding company in the future to finance the operations and capital requirements of our subsidiaries or significant acquisitions, investments or capital expenditures. In connection with the Interbrew transactions, we are incurring indebtedness to fund the acquisition of the 30% in FEMSA Cerveza owned by affiliates of Interbrew. See “—Financing for Interbrew Transactions.” As a holding company, we would depend on dividends and other distributions from our subsidiaries to service any such indebtedness.

We and Coca-Cola FEMSA continuously evaluate opportunities to pursue acquisitions or engage in joint ventures or other transactions. We and Coca-Cola FEMSA would expect to finance any significant future transactions with a combination of cash from operations, long-term indebtedness and capital stock.

The principal source of liquidity of each subholding company has generally been cash generated from operations. We have traditionally been able to rely on cash generated from operations because a significant majority of the sales of FEMSA Cerveza, Coca-Cola FEMSA and FEMSA Comercio are on a cash or short-term credit basis, and FEMSA Comercio’s Oxxo stores are able to finance a significant proportion of their initial and ongoing inventories with supplier credit. Our principal use of cash has generally been for capital expenditure programs, debt repayments and dividend payments. The following is a summary of the principal uses of cash for the three years ended December 31, 2003:

Principal Uses of Cash

	For the Year Ended December 31,
	2003		2002		2001
	(in millions of constant Mexican pesos)
Net resources generated by operations	Ps.	8,858	Ps.	9,773	Ps.	10,056
Capital expenditures(1)		(6,789)		(5,780)		(5,531)
Bank loans, notes and interest payable		15,659		5,700		(529)
Dividends declared and paid		(1,070)		(1,185)		(657)

(1)	Includes property, plant and equipment plus intangible assets and other.

Our subholding companies generally incur short-term indebtedness in the event that they are temporarily unable to finance operations or meet any capital requirements with cash from operations. A significant decline in the business of any of our subholding companies may affect the subholding company’s ability to fund its capital requirements. A significant and prolonged deterioration in the economies in which we operate or in our businesses may affect our ability to obtain short-term and long-term credit or to refinance existing indebtedness on terms satisfactory to us.

We have traditionally financed significant acquisitions, principally Coca-Cola FEMSA’s acquisition of Coca-Cola Buenos Aires in 1994 and more recently its acquisition of Panamco in May 2003 and our acquisition of the 30% interest in FEMSA Cerveza owned by affiliates of Interbrew, capital expenditures and other capital requirements that could not be financed with cash from operations by incurring long-term indebtedness. See “—Financing for Interbrew Transactions.”

Our total consolidated indebtedness was Ps. 38.361 billion as of December 31, 2003, as compared to Ps. 14.354 billion as of December 31, 2002. Cash and cash equivalents were Ps. 7.733 billion as of December 31, 2003, as compared to Ps. 15.148 billion as of December 31, 2002. The significant increase in total indebtedness was primarily at Coca-Cola FEMSA and was attributable to the acquisition of Panamco in May 2003.

As of March 31, 2004, our total consolidated indebtedness was Ps. 37.0 billion. Cash and cash equivalents were Ps. 37.0 billion as of March 31, 2004. Our consolidated total debt declined in the first quarter of 2004 compared to year end 2003, as Coca-Cola FEMSA reduced its debt while FEMSA Cerveza and FEMSA Comercio increased their leverage in the ordinary course of their operations.

We believe that our sources of liquidity as of December 31, 2003 and March 31, 2004 were adequate for the conduct of our subholding companies’ businesses and that we will have sufficient funds available to meet our expenditure demands and financing needs in 2004.

Financing for Interbrew transactions

We expect to finance the US$ 1.245 billion for the Interbrew transactions describe above as follows:

Source	Amount (U.S. dollar or equivalent)
Cash	US$ 295 million

Bridge loan to FEMSA, with tranches denominated in Mexican pesos and U.S. dollars, to be refinanced with the net proceeds of the global offering and the Mexican B Unit offering	US$ 500 million

Certificados bursátiles denominated in Mexican pesos issued on July 7, 2004 by FEMSA and guaranteed by FEMSA Cerveza, with maturities of four and five years	US$ 217 million

Unsecured long-term loans denominated in Mexican pesos to FEMSA and FEMSA Cerveza	US$ 233 million

Total	US$1,245 million

The bridge loan, the term loans and certificados bursátiles contain customary covenants that may affect the conduct of our business. The bridge loan will be repaid with the proceeds of the global offering and the Mexican B Unit offering. The term loans require us to cause FEMSA Cerveza to maintain certain financial ratios, limit the ability of certain of our subsidiaries to incur additional indebtedness and restrict our ability to pledge assets. Certain of the financing instruments mentioned above are subject to either acceleration or repurchase at the lender’s or holder’s option if, in the case of FEMSA, the persons exercising control over FEMSA no longer exercise such control and, in the case of FEMSA Cerveza, FEMSA ceases to control FEMSA Cerveza.

The Interbrew transactions increase our indebtedness. As a holding company, we rely on dividends and other distributions from our subsidiaries to service our indebtedness. After giving effect to the repayment of the bridge loan with the net proceeds of the global offering and the Mexican B Unit offering, US$ 300 million of the new indebtedness will be issued or guaranteed by FEMSA Cerveza, and the remaining US$ 150 million will not be guaranteed by any of our subsidiaries. The increase in debt may reduce the amount of cash otherwise available to us to pursue acquisitions or engage in joint ventures or other transactions or to invest in our business, meet our obligations or pay dividends.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

The table below sets forth our significant long-term contractual obligations as of December 31, 2003:

	Contractual Obligations As of December 31, 2003
	Maturity
	Less than 1 year	1-3 years	4-5 years	In excess of 5 years	Total
	(in millions of constant Mexican pesos)
Long-Term Debt
Mexican pesos	225	7,435	9,011	1,500	18,171
U.S. dollars	2,362	8,988	2,298	3,528	17,176
Colombian pesos	—	448	138	—	586
Interest Payments(1)
Mexican pesos	1,418	2,558	1,414	154	5,544
U.S. dollars	936	1,514	637	250	3,337
Colombian pesos	61	93	15	—	169
Operating Leasing Commitments
Mexican pesos	437	830	775	2,948	4,990
U.S. dollars	418	641	372	417	1,848
Price Commodity Contracts	580	123	—	—	703
Contributions to the Pension Plan and post-retirement medical services(2)	90	180	180	900	1,350

(1)	Assuming long-term debt and exchange rate as of December 31, 2003.
(2)	Assuming Ps. 90 million per year in the next 10 years. Based on actuarial calculations and contributions made by us in previous years.

As of December 31, 2003, Ps. 2,428 million of our total consolidated indebtedness was due within one year and Ps. 35,933 million was long-term debt. As of December 31, 2003, our consolidated average cost of borrowing was approximately 6.5% compared to an average cost of borrowing of 6.9% in 2002. The decrease in our average cost of borrowing mainly reflects a decrease in LIBOR. As of December 31, 2003, 47.8% of our consolidated indebtedness was denominated and payable in U.S. dollars, 50.6% was in Mexican pesos and the remainder 1.6% was in Colombian pesos. We did not have any “Purchase Obligations” nor “Capital (Finance) Lease Obligations” as of December 31, 2003.

Overview of Debt Instruments

The following table shows the allocations of debt of our company as of December 31, 2003:

	Debt Profile of the Company
	FEMSA and Others		Coca-Cola FEMSA		FEMSA Cerveza		FEMSA Comercio(2)		FEMSA Empaques(2)		Total Debt
	(in millions of Mexican pesos)
Short-term Debt
U.S. dollars:
Bank loans	P	s.—	P	s.753	P	s.—	P	s.57	P	s.457	P	s.1,267
Unsecured loan		—		—		—		—		225		225

Mexican pesos:
Unsecured loan		—		905		31		—		—		936

Long-term Debt(1)
U.S. dollars:
Bank loans		24		5,676		1,882		—		110		7,692
Yankee bond		—		5,680		—		—		—		5,680
Private placement		—		1,124		—		—		—		1,124
Leasing		—		32		—		—		194		226
Syndicated loan		—		—		—		1,477		910		2,387
Mortgage loan		67		—		—		—		—		67

Mexican pesos:
Bank loans		—		2,741		3,749		—		263		6,753
Notes		—		10,000		—		—		—		10,000
Units of investment (UDIS)		—		1,418		—		—		—		1,418

Colombian pesos:
Notes		—		586		—		—		—		586

Total	P	s.91	P	s.28,915	P	s.5,662	P	s.1,534	P	s.2,159	P	s.38,361

Average Cost
U.S. dollars		3.6%		5.9%		3.8%		3.0%		3.3%		5.2%
Mexican pesos		—		7.4%		9.0%		—		6.1%		7.7%
Colombian pesos		—		10.3%		—		—		—		10.3%

Total		3.6%		6.8%		7.3%		3.0%		3.7%		6.5%

(1)	Includes the Ps. 2,588 million current portion of long-term debt.
(2)	Excludes subordinated intercompany debt.

Generally, the covenants contained in the credit facilities and other instruments governing our indebtedness entered into by our subholding companies include limitations on the incurrence of any additional debt based on debt service coverage ratios or leverage tests. The credit agreements entered into by our subholding companies or their subsidiaries also generally include restrictive covenants applicable to our subholding companies and their subsidiaries. There are no cross-guarantees between subholding companies, and we have not provided guarantees with respect to any of the debt obligations of our subholding companies.

We are incurring additional indebtedness in connection with the Interbrew transactions that contain additional covenants. See “—Financing for the Interbrew Transactions.”

The following is a summary of our indebtedness by subholding company at December 31, 2003:

•	Coca-Cola FEMSA. As a result of the Panamco acquisition, Coca-Cola FEMSA’s total indebtedness was Ps. 28,915 million, excluding Ps. 89 million of short and long term notes payable, as of December 31, 2003, as compared to Ps. 3,306 million as of December 31, 2002. Cash and cash equivalents were Ps. 2,783 million as of December 31, 2003, as compared to Ps. 6,429 million as of December 31, 2002. Approximately US$ 43 million of cash is subject to restrictions as a result of certain collateral arrangements Coca-Cola FEMSA entered into on behalf of its subsidiaries with respect to existing indebtedness.

As part of Coca-Cola FEMSA’s financing policy, it expects to continue to finance its liquidity needs from cash from operations, although in the future it may be required to finance its working capital and capital expenditure needs with short-term debt or other borrowings. As a result of regulations in certain countries in which it operates, it may not be beneficial or, as in the case of exchange controls in Venezuela, practicable for Coca-Cola FEMSA to remit cash generated in local operations to fund cash requirements in other countries. In the event that cash from operations in these countries is not sufficient to fund future working capital requirements and capital expenditures, Coca-Cola FEMSA or its subsidiaries may decide, or be required, to fund cash requirements in these countries through local borrowings rather than remitting funds from another country.

As of December 31, 2003, Coca-Cola FEMSA had U.S. dollar-denominated, uncommitted approved lines of credit totaling approximately Ps. 2,944 million, of which Ps. 2,039 million was available as of such date. In December 2003, Coca-Cola FEMSA finalized a loan agreement with The Coca-Cola Company that permits it to borrow, upon the satisfaction of certain conditions, up to US$ 250 million prior to December 20, 2006 for funding working capital needs and for other general corporate purposes at any time when such funding is not otherwise available under existing lines of credit.

Coca-Cola FEMSA’s average cost of debt was 5.9% in U.S. dollars, 7.4% in Mexican pesos and 10.3% in Colombian pesos as of December 31, 2003 compared to 9.1% in U.S. dollars as of December 31, 2002

•	FEMSA Cerveza. As of December 31, 2003, FEMSA Cerveza’s total outstanding debt was Ps. 5,662 million, which included Ps. 31 million of outstanding short-term trade and working capital loans. As of December 31, 2003, FEMSA Cerveza had approximately Ps. 5,631 million of long-term debt outstanding that included a Ps. 285 million medium-term revolving loan and Ps. 5,346 million consisting of bilateral loans and equipment financing loans. As of December 31, 2003, FEMSA Cerveza had U.S. dollar-denominated approved, uncommitted lines of credit totaling approximately Ps. 2,030 million, of which Ps. 1,999 million was available as of such date. FEMSA Cerveza’s average cost of debt as of December 31, 2003 was 9.0% in Mexican pesos and 3.8% in U.S. dollars.

•	FEMSA Comercio. As of December 31, 2003, FEMSA Comercio’s total outstanding debt was Ps. 1,534 million, which consisted of a Ps. 1,477 long-term syndicated loan denominated in U.S. dollars that matures in August 2006, and Ps. 57 million of U.S. dollar-denominated short-term debt that matures in June 2004. As of December 31, 2003, FEMSA Comercio had U.S. dollar-denominated approved, uncommitted lines of credit totaling Ps. 1,036 million, all of which was available as of such date. FEMSA Comercio’s average cost of debt was 3.0% in U.S. dollars as of December 31, 2003 compared to 2.7% as of December 31, 2002.

•

FEMSA Empaques. As of December 31, 2003, FEMSA Empaques’ total outstanding debt was Ps. 2,159 million, Ps. 682 million of which consisted of short-term trade and the remaining Ps. 1,477 million which consisted of long-term indebtedness. As of December 31, 2003, FEMSA Empaques’ long-term debt obligations amounted to Ps. 567 million under long-term credit agreements incurred in connection with equipment financing transactions and/or government sponsored export-financing programs of the countries of origin of such equipment and Ps. 910 million of a long term syndicated loan maturing in December 2005. As of December 31, 2003, FEMSA Empaques had U.S. dollar-denominated approved, uncommitted lines of credit totaling Ps. 1,235 million, of which Ps. 554 million was available as of such date. FEMSA Empaques’ average cost of debt was 3.7% as of December 31, 2003 compared to 2.9% as of December 31, 2002.

Contingencies

We have various loss contingencies, for which reserves have been recorded in those cases where we believe the results of an unfavorable resolution is probable. Most of these loss contingencies have been recorded as reserves against intangibles. Any amounts required to be paid in connection with these loss contingencies would be required to be paid from available cash.

Capital Expenditures

For the past four years, we have had significant capital expenditure programs, which for the most part were financed with cash from operations. Principal components of our capital expenditures have been for equipment, market-related investments and production capacity and distribution network expansion at Coca-Cola FEMSA and at FEMSA Cerveza, the construction of new Oxxo stores at FEMSA Comercio, and plant improvements at FEMSA Empaques.

Expected Capital Expenditures for 2004

Our capital expenditure budget for 2004 is expected to be approximately Ps. 9.7 billion. The following discussion is based on each of our subholding companies’ internal 2004 budgets. The capital expenditure plan for 2004 is subject to change based on market and other conditions and the subsidiaries’ results of operations and financial resources.

In connection with the continued integration of Coca-Cola FEMSA’s new territories, it estimated that its capital expenditures in 2004 would be approximately of Ps. 3.3 billion. Coca-Cola FEMSA’s capital expenditures in 2004 are primarily intended for:

•	investments in returnable bottles and cases;

•	market investments (primarily for the placement of refrigeration equipment); and

•	integration of operations within our new territories, such as expenditures required to standardize our information systems, replace older distribution vehicles, overhaul plant facilities and distribution centers, and improve our manufacturing facilities.

FEMSA Cerveza’s capital expenditure budget for 2004 is expected to be approximately Ps. 4.7 billion. FEMSA Cerveza expects to allocate part of this budget for investments in its manufacturing facilities, predominantly related to marginal capacity expansions of its breweries and equipment modernization. FEMSA Cerveza also expects to apply a portion of this budget towards the improvement of its distribution assets, including new and replacement vehicles, the maintenance of a secondary distribution fleet and its ERP and information technology systems. In addition, FEMSA Cerveza plans to invest in commercial and market-related activities such as the enhancement of its retail coverage, to acquire third-party distributors, to develop long-term sponsorships and to place refrigeration equipment nationwide.

FEMSA Comercio’s capital expenditure budget in 2004 is expected to total approximately Ps. 1.4 billion. The year 2004’s budget will be allocated to the addition of new Oxxo stores and to a lesser extent to the refurbishing of the existing Oxxo stores. In addition, investments are planned in FEMSA Comercio’s information technology and ERP software systems.

FEMSA Empaques’ capital expenditure budget for 2004 is expected to be approximately Ps. 329 million to be allocated among its various product lines and facilities.

Hedging Activities

Our business activities require the holding or issuing of derivative instruments to hedge our exposure to market risks related to changes in interest rates, foreign currency exchange rates, equity risk and commodity price risk.

The following table provides a summary of the fair value of derivative instruments as of December 31, 2003. The fair market value is obtained mainly from external sources, which are our counterparties to the contracts.

	Fair Value At December 31, 2003
	Maturity less than 1 year	Maturity 1-3 years	Maturity 4-5 years	Maturity in excess of 5 years	Total fair value
	(in millions of constant Mexican pesos)
Prices quoted by external sources	(63)	(88)	(183)	—	(334)

In connection with the financing of the Interbrew transactions, we entered into forward contracts to buy U.S. dollars. The aggregate amount of the forward contracts is US$ 950 million with maturity dates from July to December 2004 and with a compounded average forward exchange rate of 11.63 Mexican pesos per U.S. dollar.

We did not estimate exchange rates applicable at the expected closing dates of the financings and the transactions. Any exchange rate variations between the exchange rate as of the day on which the transactions close and the forward exchange rate will be recorded as a foreign exchange gain or loss, as applicable, in our income statement.

Plan for the Disposal of Certain Fixed Assets

We have identified certain fixed assets consisting of land, buildings and equipment for disposal, and we have an approved program for disposal of these fixed assets. These assets are not in use and have been valued at their estimated realizable value, according to independent appraisals. These assets are allocated as follows:

	December 31,
	2003		2002
	(in millions of Mexican pesos)
FEMSA Cerveza	Ps.	299	Ps.	409
FEMSA Empaques		41		41
FEMSA		327		341

Total	Ps.	667	Ps.	791

Fixed assets recorded at their estimated realizable value are considered monetary assets on which a loss on monetary position is computed and recorded in the results of operation.

U.S. GAAP Reconciliation

The principal differences between Mexican GAAP and U.S. GAAP that affect our net majority income and majority shareholders’ equity relate to the accounting treatment of the following items:

•	deferred income taxes and deferred employee profit sharing;

•	deferred promotional expenses;

•	restatement of imported machinery and equipment;

•	goodwill amortization;

•	financial instruments; and

•	capitalization of interest expense.

For a more detailed description of the differences between Mexican GAAP and U.S. GAAP as they relate to us and a reconciliation of net majority income and majority shareholders’ equity under Mexican GAAP to net income and shareholders’ equity under U.S. GAAP, see notes 25 and 26 to our consolidated financial statements contained in our annual report on Form 20-F for the year ended December 31, 2003, incorporated by reference in this prospectus.

Pursuant to Mexican GAAP, our consolidated financial statements recognize certain effects of inflation in accordance with Bulletin B-10 and B-12. These effects were not reversed in the reconciliation to U.S. GAAP.

Under U.S. GAAP, we had net income of Ps. 3.271 billion and Ps. 3.206 billion in 2003 and 2002, respectively. Under Mexican GAAP, we had net majority income of Ps. 3.093 billion and Ps. 2.947 billion in 2003 and 2002, respectively. In 2003, net income under U.S. GAAP was higher than net majority income under Mexican GAAP, mainly as a result of the effect of deferred income taxes, deferred employee profit sharing and financial instruments.

Shareholders’ equity under U.S. GAAP as of December 31, 2003 and 2002 was Ps. 42.112 billion and Ps. 38.233 billion, respectively. Under Mexican GAAP, majority shareholders’ equity as of December 31, 2003 and 2002 was Ps. 28.400 billion and Ps. 24.024 billion, respectively. The principal reasons for the difference between majority shareholders’ equity under U.S. GAAP and Mexican GAAP were the effect of the goodwill generated by the minority interest acquisition and the restatement of imported machinery and equipment, partially offset by the effects of deferred income taxes and deferred employee profit sharing.

BUSINESS

FEMSA

Our Company

We are the largest integrated beverage company in Latin America, based on total sales in 2003, and we have a portfolio of leading beer and soft drink brands. We are the second largest brewer in Mexico, based on sales volume in 2003, with brands that include Tecate, Dos Equis and Sol. Through our subsidiary, Coca-Cola FEMSA, we are the largest Coca-Cola bottler in Latin America and the second largest in the world, based on sales volumes in 2003. We sell our products through approximately two million points of sale, which serve a population of over 170 million people in nine countries, including some of the most populous metropolitan areas in Latin America, such as Mexico City, São Paulo and Buenos Aires. Our manufacturing and distribution capabilities are enhanced by our retail and packaging operations. We operate Oxxo, the largest convenience store chain in Mexico, with 2,798 stores at December 31, 2003. Our integrated business operations enable us to operate more efficiently and effectively and provide us with a platform for growth in Latin America.

The following chart provides an overview of our operations by segment:

(1)	Expressed in millions of Mexican pesos, except for percentages. The sum of the financial data for each of our segments differs from our consolidated financial information due to intercompany transactions, which are eliminated in consolidation, and certain assets and activities of FEMSA which are not included in these four segments, including corporate services.
(2)	Percentage of capital stock, equal to 53.6% of capital stock with full voting rights.

Summary of Operations

Coca-Cola FEMSA’s single most important brand is Coca-Cola, which accounted for 60.2% of its total consolidated sales volume in 2003. Fanta, Sprite, Lift and Fresca are its next largest brands and collectively accounted for 12.7% of such sales volume in 2003. Coca-Cola FEMSA’s territories represented approximately 40% of Coca-Cola sales volume in Latin America in 2003. Coca-Cola FEMSA’s Mexican territories cover central Mexico, including Mexico City, and southeast Mexico. In 2003, 66.7% of Coca-Cola FEMSA’s total revenue and 84.0% of its income from operations were generated in Mexico, which is characterized by high levels of per capita consumption of soft drinks. In addition to Mexico, Coca-Cola FEMSA operates in Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Brazil and Argentina.

Through our subsidiary FEMSA Cerveza, we produce and distribute 15 brands of beer in a variety of bottle and can presentations. The most important brands in our beer portfolio include Tecate, Carta Blanca, Sol and Superior, which together accounted for approximately 88% of our domestic beer sales volume in 2003. In 2003, we sold 91.9% of our total beer sales volume in the Mexican market, which is the eighth largest beer market in the world based on sales volume in 2003. We have a dominant sales position in the northern and southern regions of Mexico, which have higher per capita consumption rates than central Mexico. We export our beer brands to more than 70 countries worldwide, with the United States being our most important export market. Our export sales represented 8.1% of our total beer sales volume in 2003. Our principal export brands are Tecate, XX Lager, Dos Equis (Amber) and Sol.

Through FEMSA Comercio, we operated 2,798 Oxxo stores throughout Mexico at December 31, 2003. We have tripled the number of our Oxxo stores over the five years ended December 31, 2003 and expect to continue to increase the number of stores. Our total store sales increased at a compounded annual rate of 22% over the five years ended December 31, 2003. Oxxo stores exclusively sell our beer brands and are an integral part of our beer distribution strategy. Oxxo represented 5.4% of FEMSA Cerveza’s domestic sales volume in 2003. Soft drinks, telephone cards and cigarettes are the other main products sold at Oxxo stores.

In order to support our beverage operations, we manufacture and distribute a wide variety of packaging products, primarily in Mexico. Our principal packaging products are aluminum beverage cans, crown caps and glass bottles. The majority of our packaging products are sold to Coca-Cola FEMSA and FEMSA Cerveza.

Competitive Strengths

We believe our integrated value chain creates a platform for growth in Latin America with the following competitive strengths:

•	Leading Market Position. We are among the largest beverage companies in our territories, which have a total population of approximately 170 million people in nine countries. Our markets include some of the most populous metropolitan areas in Latin America, such as Mexico City, São Paulo and Buenos Aires. Latin America’s favorable demographics present us with a growing number of potential new consumers for our products. We believe that our size will allow us to realize economies of scale and take advantage of these profitable growth opportunities in our markets.

•	Broad Portfolio of Leading Brands. Our beverage products include 46 soft drink brands and 15 beer brands, which constitute a broad portfolio of brands designed to appeal to a wide range of consumers. Coca-Cola is one of the most widely recognized brands in the world and is particularly strong in the metropolitan areas of Latin America where we operate. Our beer brands include those that have been historically dominant in particular regions of Mexico, and we believe that our Sol brand is the fastest growing brand of beer in the Mexican market in terms of sales volume for the three years ended December 31, 2003. We believe we have the ability to introduce new brands and new presentations to target particular consumer preferences and growth opportunities in each of our territories.

•	Well-Developed Distribution Network. We sell our beverage products in approximately two million points of sale throughout Latin America, most of which are visited by us several times per week. We have implemented commercial practices to enable us to have additional influence over the distribution of our products and bring us closer to retailers and consumers. We have also developed long-term relationships with smaller predominately “mom and pop” style retailers in Mexico, who are the main sellers of our products. In recent years, our Oxxo stores, which exclusively sell our beer brands, have gained importance as an effective distribution channel for our beverage products, as well as a rapidly growing point of direct contact with our consumers.

•

Expanding Presence in U.S. Beer Market. Sales of Mexican beers generally in the United States continue to grow significantly faster than U.S. domestic brands. Our Tecate brand currently is the fourth largest import brand in the United States based on sales volume in 2003. We have recently entered into a distribution agreement with Heineken USA, which we expect will enable us to further penetrate and increase our sales volumes in the U.S. import market.

•	Sophisticated Information Systems. We have made significant investments in our information gathering and processing systems, to allow us to better know and understand our consumers’ preferences. Our information systems enable us to optimize price and to segment markets by brand, presentation, channel and consumption occasion on a point of sale basis. Our systems allow us to be more efficient and effective in production, marketing and distribution.

•	Proven Management Track Record. Our total sales increased over the five years ended December 31, 2003 at a compounded annual rate of 12%, while our income from operations increased by 14% during the same period. We have an experienced management team that has delivered solid financial results, and we believe that our improved profitability is attributable in large part to the strength of our management.

Strategy

We are a beverage company. Soft drinks and beer are our core businesses, which together define our identity and are the main avenues for our future growth. As a beverage company, we understand the importance of connecting with our consumers by interpreting their needs and ultimately delivering the right products to them for the right occasions. We strive to achieve this by developing superior brand equity, expanding our already significant distribution capabilities and improving the efficiency of our operations.

Our ultimate objectives are achieving sustainable revenue growth, improving profitability and increasing the return on invested capital in each of our operations. We believe that by achieving these goals we will create sustainable value for our shareholders.

The following are the key elements of our strategy:

•	Grow Profitably in Beer. We seek to achieve profitable volume growth in our beer business ultimately to generate value for our shareholders. In order to achieve these objectives in our core Mexican markets, we are following a comprehensive strategy which seeks to:

–	differentiate brand portfolios through market segmentation and brand positioning;

–	develop advanced capabilities to gather information at the point of sale, by ensuring that appropriate products are being sold at the right price points;

–	establish profitable, long-term relationships with retailers, by helping them to sell more products to consumers;

–	achieve balanced and profitable market coverage, by selecting the appropriate mix of on- and off-premise accounts; and

–	continuously pursue the maximization of efficiencies and cost reductions along the entire value chain, from production to final distribution, by using information technology and adapting processes accordingly.

•	Increase Beer Sales in the United States. We seek to increase the sales of our beer brands in the United States. We have recently entered into an agreement with Heineken USA, under which Heineken USA will become the exclusive distributor of our beers in the United States. We believe that our brands complement Heineken USA’s existing portfolio of brands in the United States and that this arrangement will allow us to expand the geographic focus of our brands, especially in the eastern United States.

•

Enhance Profitability in Soft Drinks. Coca-Cola FEMSA seeks to increase its profitability by implementing well-planned product, package and pricing strategies through channel distribution and by implementing best practices in order to improve operational efficiencies across territories, including those acquired from Panamco. Coca-Cola FEMSA seeks to increase per capita consumption of soft drinks in the territories in which it operates and to develop its product portfolio to better meet market demand and maintain overall profitability. Coca-Cola FEMSA expects to pursue selective acquisition opportunities to expand its territories. In addition, because Coca-Cola FEMSA views its relationship with The Coca-Cola Company as integral to its business strategy, Coca-Cola FEMSA uses market information systems and strategies developed with The Coca-Cola Company to improve its coordination with the worldwide marketing efforts of The Coca-Cola Company.

•	Continued Expansion of Oxxo Chain. We plan to continue to expand the number of Oxxo stores in Mexico. Because Oxxo exclusively carries our beer brands, we believe that Oxxo expansion will contribute to increased market penetration of our beer brands in Mexico. Market segmentation is becoming an important strategic tool, and we expect that it will increasingly allow us to improve the operating efficiency of each store location and the overall profitability of the chain by providing products that customers demand. We are currently further developing our own distribution capabilities, which will permit us to expand our product offerings to include items such as fast food at a lower cost and we believe, ultimately, will enhance our profitability.

•	Maximizing Operating Efficiencies. We believe the size and scope of our businesses present us with opportunities to improve the efficiency of our operations and leverage our operating strengths across our company. We seek to continue to improve our production and distribution by leveraging our asset base and continuing to invest in information systems that allow us to operate more efficiently. For example, in our beer operations, unsold product returned at the end of a route decreased from 40% before the implementation of pre-sale in 2003 to 2% after its implementation. Coca-Cola FEMSA decreased the number of production facilities existing at the time of the Panamco acquisition from 52 to 32, while at the same time increasing productivity measured in terms of unit cases sold by its remaining plants by more than 50% on a company-wide basis.

We are a Mexican company headquartered in Monterrey, Mexico. Our legal name is Fomento Económico Mexicano, S.A. de C.V., and in commercial contexts we frequently refer to ourselves as FEMSA. Our principal executive offices are located at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico. Our telephone number at this location is (52-81) 8328-6000. Our website is www.femsa.com. We are organized as a sociedad anónima de capital variable under the laws of Mexico. Our company was incorporated on May 30, 1936 and has a duration of 99 years.

Corporate Background

FEMSA traces its origins to the establishment of Mexico’s first brewery, Cervecería Cuauhtémoc, S.A. de C.V., which we refer to as Cuauhtémoc, which was founded in 1890 by four Monterrey businessmen: Francisco G. Sada, José A. Muguerza, Isaac Garza and José M. Schneider. The company is controlled by descendants of certain of the founders of Cuauhtémoc.

In 1891, the first year of production, Cuauhtémoc produced 2,000 hectoliters of beer. Cuauhtémoc continued to expand through additions to existing plant capacity and through acquisitions of other Mexican breweries, and has continued to increase its production capacity, reaching approximately 32.5 million hectoliters in 2003.

The strategic integration of the company dates back to 1936 when Famosa was established to supply crown caps to the brewery. The packaging operations were expanded in 1957 when we began to produce labels and flexible packaging for the company’s beer operations. During this period, these operations were part of what was known as the Monterrey Group, which also included interests in banking, steel and other packaging operations.

In 1974, the Monterrey Group was split between two branches of the descendants of the founding families of Cuauhtémoc. The steel and other packaging operations formed the basis for the creation of Corporación Siderúrgica, S.A. (later Grupo Industrial Alfa, S.A. de C.V.), controlled by the Garza Sada family, and the beverage and banking operations were consolidated under the FEMSA corporate umbrella, controlled by the Garza Lagüera family. FEMSA’s shares were first listed on the Mexican Stock Exchange on September 19, 1978. Between 1977 and 1981, FEMSA diversified its operations through acquisitions in the soft drink and mineral water industries, the establishment of the first convenience stores under the trade name Oxxo and investments in the hotel, construction, auto parts, food and fishing industries, which were subsequently divested.

In August 1982, the Mexican government suspended payment on its international debt obligations and nationalized the Mexican banking system. In 1985, certain controlling shareholders of FEMSA acquired a controlling interest in Cervecería Moctezuma, S.A., which was then Mexico’s third-largest brewery and which we refer to as Moctezuma, and related companies in the packaging industry. FEMSA subsequently undertook an extensive corporate and financial restructuring that was completed in December 1988.

Pursuant to the 1988 restructuring, these different assets were combined under a single corporate entity, which became Grupo Industrial Emprex, S.A. de C.V., which we refer to as Emprex. The debt restructuring included a capital increase, capitalization of debt and a divestiture of interests in non-core businesses. As a result of these transactions, FEMSA’s interest in Emprex was diluted to 60%, only to increase subsequently to approximately 68% as a result of the exercise of certain option rights by FEMSA.

In August 1991, FEMSA repurchased approximately 30% of its shares from a dissident minority shareholder. In October 1991, certain majority shareholders of FEMSA acquired a controlling interest in Bancomer, S.A., which we refer to as Bancomer. The investment in Bancomer was undertaken as part of the Mexican government’s reprivatization of the banking system, which had been nationalized in 1982. The Bancomer acquisition was financed in part by a subscription by Emprex’s shareholders, including FEMSA, of shares in Grupo Financiero Bancomer, S.A. de C.V. (currently Grupo Financiero BBVA Bancomer, S.A. de C.V.), which we refer to as BBVA Bancomer, the Mexican financial services holding company that was formed to hold a controlling interest in Bancomer. In February 1992, FEMSA offered Emprex’s shareholders the opportunity to exchange the BBVA Bancomer shares to which they were entitled for Emprex shares owned by FEMSA. As a result, FEMSA’s interest in Emprex declined to approximately 62%. In connection with these transactions, an 11% interest in Emprex was issued to a European portfolio investor. This reduced FEMSA’s interest in Emprex to approximately 51%. In August 1996, the shares of BBVA Bancomer that were received by FEMSA in the exchange with Emprex’s shareholders were distributed as a dividend to FEMSA’s shareholders.

Upon the completion of these transactions, Emprex began a series of strategic transactions to strengthen the competitive positions of its operating subsidiaries. These transactions included the sale of a 30% strategic interest in Coca-Cola FEMSA to a wholly-owned subsidiary of The Coca-Cola Company and a subsequent public offering of Coca-Cola FEMSA shares, both of which occurred in 1993, and the sale of a 22% strategic interest in FEMSA Cerveza to Labatt in 1994. Labatt subsequently increased its interest in FEMSA Cerveza to 30%.

In 1998, we completed a reorganization that:

•	simplified our capital structure by converting our outstanding capital stock at the time of the reorganization into BD Units and B Units, and

•	united the shareholders of FEMSA and the former shareholders of Emprex at the same corporate level through an exchange offer that was consummated on May 11, 1998.

As part of the reorganization, FEMSA listed ADSs on the New York Stock Exchange representing BD Units, and listed the BD Units and the B Units on the Mexican Stock Exchange. Prior to the completion of the exchange offer, FEMSA owned 51.04% of the shares of Emprex. Upon the completion of the exchange offer, FEMSA owned 98.70% of the outstanding shares of Emprex, which amount increased to 99.99% through a tender offer by FEMSA for the remaining Emprex shares.

In July 2002, as a result of the split-up or escisión of Emprex, Compañía Internacional de Bebidas, S.A. de C.V., which we refer to as CIBSA, was created as a new company to hold our interest in Coca-Cola FEMSA.

In May 2003, our subsidiary Coca-Cola FEMSA expanded its operations throughout Latin America by acquiring 100% of Panamco, then the largest soft drink bottler in Latin America in terms of sales volume in 2002. Through its acquisition of Panamco, Coca-Cola FEMSA began producing and distributing Coca-Cola trademark beverages in additional territories in Mexico, Central America, Colombia, Venezuela and Brazil, along with bottled water, beer and other beverages in some of these territories. The total cost of the acquisition was Ps. 29,518 million and was financed with new debt, an equity contribution by FEMSA, an exchange of The Coca-Cola Company’s equity interests in Panamco and available cash. Shareholders of Panamco, other than The Coca-Cola Company and its subsidiaries, received cash in exchange for their shares. The Coca-Cola Company and its subsidiaries received Series D Shares in exchange for their equity interest in Panamco of approximately 25%. As of March 31, 2004, FEMSA indirectly owns 45.7% of the capital stock of Coca-Cola FEMSA (53.6% of its capital stock with full voting rights) and The Coca-Cola Company indirectly owns 39.6% of the capital stock of Coca-Cola FEMSA (46.4% of its capital stock with full voting rights). The remaining 14.7% of its capital stock trades on the Mexican Stock Exchange and on the New York Stock Exchange in the form of ADSs under the trading symbol KOF.

On May 24, 2004, we entered into a series of agreements pursuant to which we will acquire the 30% interest of FEMSA Cerveza owned by affiliates of Interbrew. See “Operating and Financial Review and Prospects—Recent Developments—Interbrew Transactions.”

Operations by Segment—Overview

Year Ended December 31, 2003(1)

	Coca-Cola FEMSA		FEMSA Cerveza		FEMSA Comercio		FEMSA Empaques
	Pesos	%	Pesos	%	Pesos	%	Pesos	%
Total Revenues	35,729	47.08	21,924	28.89	16,601	21.87	7,352	9.69
Income from Operations	6,710	55.39	3,586	29.60	694	5.73	988	8.16
Total Assets	61,420	58.87	28,936	27.73	6,137	5.88	7,168	6.87
Employees	56,841	65.99	16,461	19.11	5,859	6.80	4,197	4.87

(1)	Expressed in millions of Mexican pesos, except for employees. The sum of the financial data for each of our segments and percentages with respect thereto differ from our consolidated financial information due to intercompany transactions, which are eliminated in consolidation, and certain assets and activities of FEMSA, including corporate services.

Total Revenues Summary by Segment(1)

	Year Ended December 31,
	2003	2002	2001
Coca-Cola FEMSA	35,729	18,668	17,773
FEMSA Cerveza	21,924	21,642	21,529
FEMSA Comercio	16,601	13,247	11,160
FEMSA Empaques	7,352	6,862	6,840
Other	3,843	3,559	3,176

Consolidated Total Revenues	75,891	55,395	52,465

(1)	Expressed in millions of Mexican pesos. The sum of the financial data for each segment differ from our consolidated financial information due to intercompany transactions, which are eliminated in consolidation.

Total Revenues Summary by Geographic Location (1)

	Year Ended December 31,
	2003	2002	2001
Mexico	64,185	53,571	50,477
Argentina	2,077	1,824	1,988
Brazil	2,797	—	—
Venezuela	2,544	—	—
Colombia	2,319	—	—
Central America	2,187	—	—

Consolidated Total Revenues	75,891	55,395	52,465

(1)	Expressed in millions of Mexican pesos. The sum of the financial data for each territory differ from our consolidated financial information due to intercompany transactions, which are eliminated in consolidation.

Coca-Cola FEMSA

Overview and Background

Coca-Cola FEMSA is the largest Coca-Cola bottler in Latin America, with its territories representing approximately 40% of Coca-Cola sales volumes in Latin America, and the second largest bottler of Coca-Cola trademark beverages in the world, calculated in each case by sales volumes in unit cases sold in its territories in 2003. Coca-Cola FEMSA operates in the following territories:

•	Mexico—a substantial portion of central Mexico (including Mexico City) and southeast Mexico (including the Gulf region).

•	Central America—Guatemala City and surrounding areas, Nicaragua (nationwide), Costa Rica (nationwide) and Panama (nationwide).

•	Colombia—most of the country.

•	Venezuela—nationwide.

•	Brazil—the area of greater São Paulo, Campinas, Santos, the state of Mato Grosso do Sul and part of the state of Goiás.

•	Argentina—federal capital of Buenos Aires and surrounding areas.

The following is an overview of Coca-Cola FEMSA’s operations by territory in 2003:

Operations by Territory—Overview

Year Ended December 31, 2003(1)(2)

	Mexico		Central America		Colombia		Venezuela		Brazil		Argentina
	Pesos	%	Pesos	%	Pesos	%	Pesos	%	Pesos	%	Pesos	%
Total Revenues	23,935.2	66.7%	2,186.5	6.1%	2,319.1	6.5%	2,544.5	7.1%	2,796.9	7.8%	2,076.9	5.8%
Income from Operations	5,633.6	84.0%	218.4	3.2%	261.1	3.9%	231.5	3.5%	149.8	2.2%	215.6	3.2%

(1)	The sums of the financial data for each of Coca-Cola FEMSA’s territories and percentages with respect thereto differ from its consolidated financial information due to intercompany transactions, which are eliminated in consolidation, and certain non-operating assets and activities of Coca-Cola FEMSA, including corporate services.
(2)	Expressed in millions of Mexican pesos.

In 1979, a subsidiary of ours acquired certain soft drink bottler subsidiaries that are now a part of Coca-Cola FEMSA. At that time, the acquired subsidiaries had 13 Mexican distribution centers operating 701 distribution routes, and the production capacity of the acquired subsidiaries was 83 million physical cases. In 1991, we transferred our ownership in the subsidiaries to FEMSA Refrescos, S.A. de C.V., the corporate predecessor of Coca-Cola FEMSA.

Consistent with Coca-Cola FEMSA’s goals of maximizing long-term profitability and growth and enhancing its competitive position, in June 1993, a subsidiary of The Coca-Cola Company subscribed for 30% of Coca-Cola FEMSA’s capital stock in the form of Series D Shares for US$ 195 million. In September 1993, FEMSA sold Series L Shares that represented 19% of Coca-Cola FEMSA’s capital stock to the public, and Coca-Cola FEMSA listed these shares on the Mexican Stock Exchange and in the form of ADSs on the New York Stock Exchange. After giving effect to these transactions, we retained a 51% indirect interest in Coca-Cola FEMSA.

In a series of transactions between 1994 and 1997, Coca-Cola FEMSA acquired the territory for the federal capital of Buenos Aires by purchasing 100% of Coca-Cola FEMSA de Buenos Aires, S.A. de C.V. from a subsidiary of The Coca-Cola Company. Coca-Cola FEMSA expanded its Argentine operations in February 1996 by acquiring the former San Isidro Refrescos, S.A. territories including certain properties of Refrescos del Norte, S.A. Through these transactions, Coca-Cola FEMSA expanded its Argentine operations to include the contiguous San Isidro and Pilar areas.

Coca-Cola FEMSA expanded its Mexican operations in November 1997 by acquiring 100% of Embotelladora de Soconusco, S.A. de C.V., a bottler in the Tapachula area of the state of Chiapas in southern Mexico. With this acquisition, Coca-Cola FEMSA services the entire state of Chiapas.

In May 2003, Coca-Cola FEMSA expanded its operations throughout Latin America by acquiring 100% of Panamco, then the largest soft drink bottler in Latin America in terms of sales volumes in 2002. Through Coca-Cola FEMSA’s acquisition of Panamco, Coca-Cola FEMSA began producing and distributing Coca-Cola trademark beverages in additional territories in the central and the gulf regions of Mexico, and in Central America (Guatemala, Nicaragua, Costa Rica and Panama), Colombia, Venezuela and Brazil, along with bottled water, beer and other beverages in some of these territories. The total cost of the transaction was approximately Ps. 29,518 million, excluding transaction expenses, and Coca-Cola FEMSA financed the acquisition as follows: Ps. 17,267 million of new debt (including approximately Ps. 5,245 million used to refinance existing Panamco indebtedness); a Ps. 2,779 million capital investment from FEMSA; the issuance of Coca-Cola FEMSA’s Series D Shares to subsidiaries of The Coca-Cola Company in exchange for a capital contribution of Ps. 7,041 million in the form of equity interests in Panamco; Ps. 2,820 million in cash; and Ps. 9,085 million of assumed net debt.

As of March 31, 2004, we indirectly own 45.7% of Coca-Cola FEMSA’s capital stock, representing 53.6% of Coca-Cola FEMSA’s capital stock with full voting rights, and The Coca-Cola Company indirectly owns 39.6% of Coca-Cola FEMSA’s capital stock, representing 46.4% of Coca-Cola FEMSA’s capital stock with full voting rights. The remaining 14.7% of Coca-Cola FEMSA’s capital stock trades on the Mexican Stock Exchange and in the form of ADSs on the New York Stock Exchange.

On July 6, 2004, Coca-Cola FEMSA filed a registration statement with the SEC with respect to the offering of up to 98,840,861 of its newly-issued Series L Shares, including Series L Shares in the form of American Depositary Shares, to holders of its Series L Shares and American Depositary Shares, as applicable, in a rights offering.

Business Strategy

Coca-Cola FEMSA is the largest bottler of Coca-Cola trademark beverages in Latin America in terms of sales volumes in 2003, with operations in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Brazil and Argentina. While Coca-Cola FEMSA’s corporate headquarters are in Mexico City, it has established divisional headquarters in the following three regions:

•	Mexico with divisional headquarters in Mexico City;

•	Latin Centro (covering territories in Guatemala, Nicaragua, Costa Rica, Panama, Colombia and Venezuela) with divisional headquarters in San José, Costa Rica; and

•	Mercosur (covering territories in Brazil and Argentina) with divisional headquarters in São Paulo, Brazil.

Coca-Cola FEMSA seeks to provide its shareholders with an attractive return on their investment by increasing its profitability. The key factors in achieving profitability are increasing its revenues by implementing well planned product, package and pricing strategies through channel distribution and by implementing best practices in order to improve operational efficiencies throughout Coca-Cola FEMSA. To achieve these goals Coca-Cola FEMSA continues its efforts in:

•	working with The Coca-Cola Company to continue exploring new lines of beverages that extend existing brands and allow Coca-Cola FEMSA to participate in new beverage segments;

•	implementing packaging strategies designed to increase consumer demand for Coca-Cola FEMSA’s products and to build a strong returnable base in Coca-Cola FEMSA’s new territories;

•	replicating Coca-Cola FEMSA’s successful best practices throughout the whole value chain within the newly acquired territories;

•	rationalizing and adapting Coca-Cola FEMSA’s organizational and asset structure in order to be in a better position to respond to a changing competitive environment;

•	strengthening Coca-Cola FEMSA’s selling capabilities in order to get closer to its clients, helping them satisfy the beverage needs of consumers;

•	integrating Coca-Cola FEMSA’s operations through advanced information technology systems;

•	evaluating Coca-Cola FEMSA’s bottled water strategy, in conjunction with The Coca-Cola Company, to maximize profitability across its market territories; and

•	committing to building a best-in-class collaborative team, from top to bottom.

Coca-Cola FEMSA seeks to increase per capita consumption of soft drinks in the territories in which it operates. To that end, its marketing teams continuously develop sales strategies tailored to the different characteristics of its various territories and channels. Coca-Cola FEMSA continues to develop its product portfolio to better meet market demand and maintain overall profitability. To stimulate and respond to consumer demand, Coca-Cola FEMSA continues to introduce new products and new presentations. See “—Product and Packaging Mix.” Coca-Cola FEMSA also seeks to increase placement of refrigeration equipment, including promotional displays, through the strategic placement of such equipment in retail outlets in order to showcase and promote Coca-Cola FEMSA’s products. In addition, because Coca-Cola FEMSA views its relationship with The Coca-Cola Company as integral to its business strategy, Coca-Cola FEMSA uses market information systems and strategies developed with The Coca-Cola Company to improve its coordination with the worldwide marketing efforts of The Coca-Cola Company. See “—Marketing—Channel Marketing.”

Coca-Cola FEMSA seeks to rationalize its distribution capacity to improve the efficiency of its operations. In 2003, as part of the integration process from the acquisition of Panamco, Coca-Cola FEMSA closed several under-utilized manufacturing centers and shifted distribution activities to other existing facilities. In each of Coca-Cola FEMSA’s facilities, it seeks to increase productivity through infrastructure and process reengineering for improved asset utilization. Coca-Cola FEMSA’s capital expenditure program includes investments in production and distribution facilities, bottles, cases, coolers and information systems. Coca-Cola FEMSA believes that this program will allow it to maintain its capacity and flexibility to innovate and to respond to consumer demand for non-alcoholic beverages.

Coca-Cola FEMSA continues with the integration process in its new Mexican territories, realizing synergies in back-office operations, manufacturing and procurement and has implemented closure and integration of facilities and headcount reductions. Coca-Cola FEMSA closed Panamco’s Miami and Mexico City offices, consolidating its headquarter operations into its original office in Mexico City. In its new territories it has replicated some of its traditional management practices and systems and has introduced several packing presentations across its new territories, strengthening Coca-Cola brands and offering new options to consumers. Coca-Cola FEMSA has implemented new pricing architecture strategies, differentiating returnable presentations from non-returnables in order to achieve an adequate combination of price and convenience.

Finally, Coca-Cola FEMSA focuses on management quality as a key element of its growth strategies and remains committed to fostering the development of quality management at all levels. Both FEMSA and The Coca-Cola Company provide Coca-Cola FEMSA with managerial experience. To build upon these skills, Coca-Cola FEMSA also offers management training programs designed to enhance executives’ abilities, and cross-fertilization programs, whereby a growing team of multinational executives exchange experiences, know how and talent among its new and existing territories.

Coca-Cola FEMSA Markets

The following map shows the locations of Coca-Cola FEMSA’s territories, giving in each case the population to which Coca-Cola FEMSA offers products, the number of retailers of its carbonated soft drinks and the per capita consumption of Coca-Cola FEMSA’s soft drink products:

Per capita consumption data for a territory is determined by dividing sales volumes within the territory (in bottles, jugs, cans, powders and fountain containers) by the estimated population within such territory, and is expressed on the basis of the number of eight-ounce servings of Coca-Cola FEMSA’s consumed annually per capita. In evaluating the development of local volume sales in its territories, Coca-Cola FEMSA and The Coca-Cola Company measure, among other factors, the per capita consumption of their carbonated beverages.

Coca-Cola FEMSA Products

Coca-Cola FEMSA produces, markets and distributes the following Coca-Cola trademark beverages, proprietary brands and brands licensed from third parties, as of March 15, 2004:

	Mexico	Central America	Colombia	Venezuela	Brazil	Argentina
Colas:
Coca-Cola	✓	✓	✓	✓	✓	✓
Coca-Cola light	✓	✓	✓	✓	✓	✓
Coca-Cola light lemon					✓
Coca-Cola vanilla	✓		✓	✓

	Mexico	Central America	Colombia	Venezuela	Brazil	Argentina
Flavored Soft Drinks:
Beat	✓
Canada Dry ginger ale		✓
Chinotto				✓
Chinotto light				✓
Crush						✓
Delaware Punch	✓
Fanta	✓	✓	✓		✓	✓
Fanta light					✓	✓
Fanta multi-flavors	✓	✓			✓
Fresca	✓	✓
Fresca pink grapefruit	✓
Frescolita				✓
Grapette				✓
Hit				✓
Kist(1)		✓
Kola Román(2)			✓
Kuat					✓
Kuat laranja					✓
Kuat light					✓
Lift	✓	✓	✓
Lift green apple	✓	✓
Mundet multi-flavors(3)	✓
Premio(1)			✓
Prisco(3)	✓
Quatro	✓		✓	✓		✓
Schweppes					✓	✓
Senzao	✓
Sidral Mundet(3)	✓
Sidral Mundet light(3)	✓
Simba					✓
Sintonia					✓
Sprite	✓	✓	✓		✓	✓
Sprite light / Sprite Cero	✓				✓	✓
Taí					✓	✓

	Mexico	Central America	Colombia	Venezuela	Brazil	Argentina
Water:
Alpina(1)		✓
Ciel	✓
Ciel Mineralizada	✓
Club K(1)			✓
Crystal(1)					✓
Dasani		✓
Kin						✓
Manantial(1)			✓
Nevada				✓
Pure Mountain(1)		✓
Santa Clara(1)			✓
Shangri-la(1)		✓
Soda Clausen(1)			✓
Soda Kin						✓

	Mexico	Central America	Colombia	Venezuela	Brazil	Argentina
Other Categories:(4)
Black Fire						✓
Burn					✓
Flash Power					✓
Fruitopia		✓
Hi-C		✓				✓
Juizz(1)		✓
Kapo		✓
Keloco(1)	✓
Kin light	✓
Malta Regional(2)				✓
Mickey Aventuras	✓
Nativa						✓
Nestea(2)	✓	✓		✓	✓
Polar		✓
Powerade	✓	✓	✓	✓
Schweppes		✓		✓
Shangri-la(1)		✓
Sunfil		✓		✓
Super 12(1)		✓
Super Malta(2)		✓

(1)	Proprietary brand.
(2)	Brand licensed from third parties other than The Coca-Cola Company.
(3)	Brands licensed from FEMSA.
(4)	Includes juices, sport drinks, dairy, malt, powder, iced tea and mixers.

Sales Overview

Coca-Cola FEMSA measures sales volume in terms of unit cases. Unit case refers to 192 ounces of finished beverage product (24 eight-ounce servings) and, when applied to fountain syrup, powders and concentrate, refers to the volume of fountain syrup, powders and concentrate that is required to produce 192 ounces of finished beverage product. The following table illustrates Coca-Cola FEMSA’s historical sales volumes for each of its territories. The sales volumes include the newly acquired Panamco territories only from May 2003.

	Sales Volume Year Ended December 31,
	2003	2002	2001
	(millions of unit cases)
Mexico	850.1	504.7	477.9
Central America	72.9	—	—
Colombia	114.1	—	—
Venezuela	110.1	—	—
Brazil	176.6	—	—
Argentina	126.6	115.6	129.9

Combined Volume	1,450.5	620.3	607.8

Product and Packaging Mix

Coca-Cola FEMSA’s single most important brand is Coca-Cola, which accounted for 60.2% of its total consolidated sales volume in 2003. Fanta, Sprite, Lift and Fresca, Coca-Cola FEMSA’s next largest brands in consecutive order, accounted for 5.1%, 3.1%, 2.4% and 2.1%, respectively, of sales volumes in 2003. Coca-Cola FEMSA produces, markets and distributes Coca-Cola trademark beverages in each of its territories in containers authorized by The Coca-Cola Company, which consist of a variety of returnable and non-returnable presentations in the form of glass bottles, cans and plastic bottles made of PET. Presentation sizes for Coca-Cola trademark beverages range from a 6.5-ounce personal size to a 20-liter multi-serving size. Coca-Cola FEMSA considers multi-serving size presentations as equal to or larger than 1.0 liter. In general, personal sizes have a higher price per unit case as compared to multi-serving sizes. Coca-Cola FEMSA offers both returnable and non-returnable presentations, which allows it to offer different combinations of convenience and price to implement revenue management strategies and to target specific distribution channels and population segments in its territories. In addition, Coca-Cola FEMSA sells some Coca-Cola trademark beverage syrups in containers designed for soda fountain use, which we refer to as fountain. Coca-Cola FEMSA also sells bottled water products in jug presentations, which is a presentation larger than 17 liters, that have a much lower price per unit than its other beverage products.

In addition to Coca-Cola trademark beverages, Coca-Cola FEMSA produces, markets and distributes certain other proprietary brands and beverages licensed from third parties other than The Coca-Cola Company in a variety of presentations.

The characteristics of Coca-Cola FEMSA’s territories are very diverse. Central Mexico is densely populated and has a large number of competing soft drink brands and higher per capita income as compared to the rest of Coca-Cola FEMSA’s territories. Brazil and Argentina are densely populated but have lower per capita consumption of soft drink products as compared to Mexico. Portions of Central America and Colombia are large and mountainous areas with lower population density, lower per capita income and lower per capita consumption of soft drink products. In Venezuela, per capita income and consumption have been affected due to the economic and political unrest in recent years. In recent years, per capita income has been negatively affected by macroeconomic conditions in most of the countries where Coca-Cola FEMSA operates.

The following discussion analyzes Coca-Cola FEMSA’s product and packaging mix by territory. The volume data presented is for the years 2002 and 2003 and includes the newly acquired territories for all of 2002 and the first four months of 2003 prior to the acquisition of Panamco. As discussed above, Coca-Cola FEMSA did not acquire these territories until May 6, 2003. Nonetheless, Coca-Cola FEMSA believes that presenting the prior periods in this section provides a more complete illustration of the characteristics of its territories than would be possible based solely on information from the last eight months of 2003. It has not included information for periods prior to 2002. It has presented above under “Sales Overview” its actual sales volumes by territory for the three years ended December 31, 2001, 2002 and 2003, which include the newly acquired territories solely for eight months of 2003.

Mexico

Coca-Cola FEMSA’s product portfolio consists of Coca-Cola trademark beverages, and since 2001 has included third party Mundet trademark beverages. In 2003, it expanded its core brand portfolio line launching the flavored soft drinks Fanta multi-flavors, Fresca pink grapefruit and Lift green apple. It also introduced Coca-Cola vanilla in its Mexican territories, strengthening the cola category. Soft drink per capita consumption in Mexico during 2003 was 483 eight-ounce servings.

The following table highlights historical sales volume and mix in Mexico for Coca-Cola FEMSA’s products:

	Year Ended December 31,
	2003	2002
	(millions of unit cases)
Product Sales Volumes
Coca-Cola Trademark Beverages	985.4	964.6
Other Beverages	16.2	15.9

Total	1,001.6	980.5

% Growth	2.2%	—

	(in percentages)
Unit Case Volume Mix by Category
Colas	59.8%	60.8%
Flavored Soft Drinks	18.7	17.2
Total Carbonated Soft Drinks	78.5	78.0
Water(1)	20.9	20.7
Other Categories	0.6	1.3

Total	100.0%	100.0%

	(in percentages)
Product Mix by Presentation
Returnable	27.9%	28.2%
Non-returnable	54.9	53.6
Fountain	1.3	1.3
Jug	15.9	16.9

Total	100.0%	100.0%

(1) Includes jug volumes.

Coca-Cola FEMSA’s most popular soft drink presentations are the 2.5-liter and 2.0-liter returnable plastic bottles, the 0.6-liter non-returnable plastic contour bottle, and the 2.5-liter and the 2.0-liter non-returnable plastic bottle, which combined accounted for more than 60% of its total soft drink sales volume in 2003 in Mexico. Since 1995, Coca-Cola FEMSA has introduced a number of new presentations in Mexico. These include 2.5-liter and 2.0-liter returnable plastic bottles, 1.0-liter non-returnable plastic bottles, eight-ounce non-returnable glass bottles, 0.25-liter non-returnable plastic bottles and 0.6-liter plastic contour bottles to replace the 0.5-liter non-returnable glass and plastic presentations. In 2003, Coca-Cola FEMSA launched new 2.5-liter returnable and non-returnable presentations.

Multi-serving presentations are an important component of Coca-Cola FEMSA’s product mix. In 2003, multi-serving presentations represented 67% of its total soft drink sales volumes in Mexico, as compared to 64% in 2002. Coca-Cola FEMSA expects that demand for multi-serving presentations will continue increasing. Coca-Cola FEMSA believes that the popularity of multi-serving presentations is primarily attributable to the lower price per ounce of product in larger presentations.

In the past, the packaging trend in the soft drink industry in Mexico had moved toward non-returnable presentations. However, due to the entrance of low price brands in multi-serving size presentations, Coca-Cola FEMSA has refocused its packaging mix strategy to reinforce its sales of multi-serving size returnable packages, and as a result non-returnable presentations remained almost flat in 2003 as compared to 2002. Returnable plastic and glass presentations offer consumers a more affordable, although less convenient, product, and Coca-Cola FEMSA believes returnable packages present an opportunity for Coca-Cola FEMSA to attract new customers and maintain customer loyalty, because they make Coca-Cola trademark beverages more attractive to price-sensitive consumers. The price of a 2.5-liter returnable package is approximately 30% less than the same size non-returnable package. These returnable products are mainly sold to small store retailers, representing the largest distribution channel in the Mexican market, that benefit from returnable bottles’ lower price per ounce of product, allowing them to compete with larger supermarkets. Coca-Cola FEMSA believes that its continued commitment to returnable bottle availability will allow it to compete with low-price entrants to the Mexican soft drink market.

Total sales volumes reached 1,001.6 million unit cases in 2003, increasing 2.2% compared to 2002, including a 2.9% carbonated soft drink volume growth during the same period. The volume growth was mainly driven by (1) the solid performance of Coca-Cola FEMSA’s new flavored brands including Fanta multi-flavors, Fresca pink grapefruit and Lift green apple, accounting for approximately 70% of the incremental volumes during the year, (2) the incremental sales volumes reached by Ciel still water in a 5.0-liter presentation, and (3) volume growth from Coca-Cola brand beverages. This volume growth was partially offset by a decline in jug water volume, mainly in the 19.0-liter water jug presentation, the result of new revenue management initiatives intended to improve the profitability of Coca-Cola FEMSA’s bottled water business in its new territories, and to a lesser extent to the increased size of multi-serving presentations.

In 2003, product and packaging innovation helped Coca-Cola FEMSA weather a relatively weak economic environment and increased competition from low price soft drink brands in multi-serving size presentations, which have increased their presence and product alternatives in certain areas of Coca-Cola FEMSA’s Mexican territories. With the introduction of its new multi-serving size 2.5-liter returnable and non-returnable presentations, for the Coca-Cola brand and selected flavors, Coca-Cola FEMSA reduced the price gap per ounce versus low price brands during 2003, enhancing the value proposition for its customers.

Central America

Coca-Cola FEMSA’s product sales in Central America consist predominantly of Coca-Cola trademark beverages. During 2003 it launched the Dasani water brand in one of its Central American territories. Soft drink per capita consumption in Central America during 2003 was 131 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volumes in Central America:

	Year Ended December 31,
	2003	2002
	(millions of unit cases)
Product Sales Volumes
Coca-Cola Trademark Beverages	99.6	93.3
Other Beverages	7.7	6.8

Total	107.3	100.1

% Growth	7.2%	—

	(in percentages)
Unit Case Volume Mix by Category
Colas	69.4%	69.6%
Flavored Soft Drinks	24.7	23.7
Total Carbonated Soft Drinks	94.1	93.3
Water	4.2	4.0
Other Categories	1.7	2.7

Total	100.0%	100.0%

	(in percentages)
Product Mix by Presentation
Returnable	51.8%	50.9%
Non-returnable	42.9	43.4
Fountain	5.3	5.7
Jug	—	—

Total	100.0%	100.0%

In Central America, Coca-Cola FEMSA sells the majority of its sales volume through small retailers. In 2003, multi-serving presentations represented 47.5% of its total soft drink sales volumes in Central America. It also launched a 2.0-liter returnable presentation in Central America for Coca-Cola brand and selected flavor brands in 2003 to take advantage of the trend to larger presentations.

Total sales volumes reached 107.3 million unit cases in 2003, increasing 7.2% compared to 2002, including 8.1% growth in carbonated soft drink sales volumes during the same period. The sales volume growth was mainly driven by the solid performance of the cola category, increasing almost 7% during the year, and representing 66% of the incremental volumes, especially in Coca-Cola FEMSA’s territories in Guatemala and Nicaragua, and the incremental sales volume reached by the carbonated soft drink flavor segment, which represented the majority of the balance.

Colombia

Coca-Cola FEMSA’s product portfolio in Colombia consists of Coca-Cola trademark beverages, certain products sold under proprietary trademarks, as well as sales of the Kola Román brand, which it licenses from a third party. Soft drink per capita consumption in Colombia during 2003 was 80 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volumes in Colombia:

	Year Ended December 31,
	2003	2002
	(millions of unit cases)
Product Sales Volumes
Coca-Cola Trademark Beverages	133.5	139.0
Other Beverages	38.3	46.0

Total	171.8	185.0

% Growth	(7.1)%	—

	(in percentages)
Unit Case Volume Mix by Category
Colas	62.4%	60.4%
Flavored Soft Drinks	22.3	21.8
Total Carbonated Soft Drinks	84.7	82.2
Water(1)	15.1	17.5
Other Categories	0.2	0.3

Total	100.0%	100.0%

	(in percentages)
Product Mix by Presentation
Returnable	53.4%	53.8%
Non-returnable	36.8	35.3
Fountain	3.0	3.0
Jug	6.8	7.9

Total	100.0%	100.0%

(1) Includes jug volumes.

The Colombian market is characterized by lower per capita consumption and relatively lower levels of multi-serving presentations. In 2003, multi-serving presentations represented 45.7% of Coca-Cola FEMSA’s total soft drink sales volumes in Colombia. Coca-Cola FEMSA is continuing to evaluate the right product, package and pricing architecture for its portfolio of brands in Colombia.

Total sales volumes amounted to 171.8 million unit cases in 2003, decreasing 7.1% compared to 2002, including a 4.4% carbonated soft drink volume decline during the same period. The volume decline was mainly driven by a reduction in the production of water sold in less profitable packages, which accounted for almost 50% of the volume decline during the year. Carbonated soft drinks accounted for the balance.

Venezuela

Coca-Cola FEMSA’s product portfolio in Venezuela consists predominantly of Coca-Cola trademark beverages. Soft drink per capita consumption in Venezuela during 2003 was 123 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volumes in Venezuela:

	Year Ended December 31,
	2003	2002
	(millions of unit cases)
Product Sales Volumes
Coca-Cola Trademark Beverages	148.6	160.6
Other Beverages	3.0	2.3

Total	151.6	162.9

% Growth	(6.9)%	—

	(in percentages)
Unit Case Volume Mix by Category
Colas	57.0%	48.2%
Flavored Soft Drinks	29.2	34.0
Total Carbonated Soft Drinks	86.2	82.2
Water(1)	8.2	10.6
Other Categories	5.6	7.2

Total	100.0%	100.0%

	(in percentages)
Product Mix by Presentation
Returnable	36.4%	39.1%
Non-returnable	57.6	52.5
Fountain	2.7	3.0
Jug	3.3	5.4

Total	100.0%	100.0%

(1) Includes jug volumes.

During January of 2003, political unrest in Venezuela due to a national strike made it practically impossible for Panamco to run its Venezuelan operation on a regular basis. Supply shortages during the first quarter and a severe economic recession significantly affected volume performance during 2003. Coca-Cola FEMSA re-introduced the one-liter returnable glass presentation for the Coca-Cola brand in 2003, which it believes had a positive impact on sales volumes in 2003.

Total sales volumes decreased in 2003 to 151.6 million unit cases, including a decrease of 2.3% in carbonated soft drink volumes. Carbonated soft drink flavors accounted for almost 60% of the sales volume decline during the year, and still bottled water accounted for the majority of the balance, driven by a change of consumption habits of the population toward tap water due to the country’s economic recession.

Brazil

Coca-Cola FEMSA’s product portfolio in Brazil consists mainly of Coca-Cola trademark beverages. Pursuant to an agreement with Cervejarias Kaiser, Coca-Cola FEMSA distributes the Kaiser brands of beer, which represented 18.2% of its sales volumes in Brazil in 2003. During 2003, it expanded its product lines, introducing Coca-Cola light lemon, Kuat laranja and Sintonia. Soft drink per capita consumption in Brazil during 2003 was 189 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volumes in Brazil:

	Year Ended December 31,
	2003	2002
	(millions of unit cases)
Product Sales Volumes
Coca-Cola Trademark Beverages	206.1	239.5
Other Beverages	59.0	83.1

Total	265.1	322.6

% Growth	(17.8)%	—

	(in percentages)
Unit Case Volume Mix by Category
Colas	53.4%	47.5%
Flavored Soft Drinks	23.7	26.7
Total Carbonated Soft Drinks	77.1	74.2
Water	4.1	5.1
Other Categories(1)	18.8	20.7

Total	100.0%	100.0%

	(in percentages)
Product Mix by Presentation
Returnable	11.1%	11.9%
Non-returnable	85.1	84.1
Fountain	3.8	4.0
Jug	—	—

Total	100.0%	100.0%

(1) Includes beer.

During 2003, Coca-Cola FEMSA initiated a packaging differentiation strategy intended to diversify its operation from 2.0-liter PET non-returnable packages and cans, which together accounted for almost 80% of sales volumes in 2002 and the beginning of 2003. Coca-Cola FEMSA launched more than six different packaging presentations during 2003, including a new 12-ounce non-returnable glass bottle and a new 200-milliliter returnable glass bottle in order to offer convenience and affordability for the on-premise segment. By selling more profitable stock keeping units or SKUs, Coca-Cola FEMSA intends to strengthen its packaging and brand portfolio, and enhance its pricing architecture in order to increase the profitability of the segment.

Total sales volumes amounted to 265.1 million unit cases in 2003, decreasing 17.8% compared to 2002 volumes, including a 14.7% decline in non-profitable carbonated beverage sales volumes during the same period. The majority of the volume decline during 2003 came from 2.0-liter non-returnable presentations, especially for low margin products like Simba and Taí, as Coca-Cola FEMSA tried to reach a better price value combination by shifting to more profitable presentations. Carbonated soft drinks accounted for 60% of the volume decline during 2003, beer represented 30% and bottled water represented the balance.

Argentina

Coca-Cola FEMSA’s product portfolio in Argentina consists exclusively of Coca-Cola trademark beverages. Soft drink per capita consumption in Argentina during 2003 was 276 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volumes in Argentina:

	Year Ended December 31,
	2003	2002
	(millions of unit cases)
Product Sales Volumes
Coca-Cola Trademark Beverages	126.6	115.6
Other Beverages	—	—

Total	126.6	115.6

% Growth	9.5%	—

	(in percentages)
Unit Case Volume Mix by Category
Colas	71.4%	68.3%
Flavored Soft Drinks	27.4	30.4
Total Carbonated Soft Drinks	98.8	98.7
Water	0.9	0.8
Other Categories	0.3	0.5

Total	100.0%	100.0%

	(in percentages)
Product Mix by Presentation
Returnable	24.5%	12.4%
Non-returnable	71.8	82.9
Fountain	3.7	4.7
Jug	—	—

Total	100.0%	100.0%

In 2002, in order to minimize the impact of the deteriorated economic situation in Argentina, as well as increase the affordability of its products, Coca-Cola FEMSA launched new returnable presentations such as a 1.25-liter returnable glass presentation and a 2.0-liter returnable PET presentation, which combined with existing presentations accounted for 25% of its sales volumes in 2003. During 2003, Coca-Cola FEMSA also experienced an increase in its premium brands fostered by the launch of Fanta light and the slow recovery of the Argentine economy.

Total sales volumes amounted to 126.6 million unit cases in 2003, increasing 9.5% compared to 2002. The sales volume increase was mainly driven by Coca-Cola FEMSA’s returnable packaging strategy and the economic recovery from the devaluation of the Argentine peso in 2002. Coca-Cola FEMSA also experienced a product shift from its less profitable value protection brands, Taí and Crush, toward its core and premium brands, the Coca-Cola brand and Fanta, which increased 15.1% and 40.6%, respectively. For the first time, in 2003 Coca-Cola FEMSA sold more sales volumes from premium brands than from value protection brands, fostered by a 10.9% volume increase of the Coca-Cola light brand and the successful introduction of Fanta light during the year. Premium brands represented 12.2% of total sales volumes during 2003.

Marketing

Coca-Cola FEMSA, in conjunction with The Coca-Cola Company, has developed a sophisticated marketing strategy to promote the sale and consumption of Coca-Cola FEMSA’s products. It relies extensively on advertising, sales promotions and non-price related retailer incentive programs designed by local affiliates of The Coca-Cola Company to target the particular preferences of Coca-Cola FEMSA’s soft drink consumers. Through the use of advanced information technology, Coca-Cola FEMSA has collected customer and consumer information that allow it to tailor marketing strategies to the types of customers located in each of its territories and to meet the specific needs of the various market segments it serves. Coca-Cola FEMSA is in the process of rolling out its information technology system in its new territories in order to standardize the systems in these territories with its original territories.

Retailer Incentive Programs

Incentive programs include providing retailers with commercial refrigerators for the display and cooling of soft drink products and for point-of-sale display materials. Coca-Cola FEMSA seeks, in particular, to increase distribution coolers among retailers to increase the visibility and consumption of Coca-Cola FEMSA’s products and to ensure that they are sold at the proper temperature. Sales promotions include sponsorship of community activities, sporting, cultural and social events and consumer sales promotions such as contests, sweepstakes and product giveaways.

Advertising

Coca-Cola FEMSA advertises in all major communications media. It focuses its advertising efforts on increasing brand recognition by consumers and improving customer relations. National advertising campaigns are designed and proposed by The Coca-Cola Company’s local affiliates, with Coca-Cola FEMSA’s input at the local or regional level.

Channel Marketing

In order to provide more dynamic and specialized marketing of its products, Coca-Cola FEMSA’s strategy is to segment its market and develop targeted efforts for each segment or distribution channel. Coca-Cola FEMSA’s principal channels are small retailers, “on-premise” consumption such as restaurants and bars, supermarkets and third party distributors. Presence in these channels entails a comprehensive and detailed analysis of the purchasing patterns and preferences of various groups of soft drink consumers in each of the various types of locations or distribution channels. In response to this analysis, Coca-Cola FEMSA tailors its product, price, packaging and distribution strategies to meet the particular needs of and exploit the potential of each channel.

Coca-Cola FEMSA believes that the implementation of its channel marketing strategy also enables it to respond to competitive initiatives with channel-specific responses as opposed to market-wide responses. This focused response capability isolates the effects of competitive pressure in a specific channel, thereby avoiding costlier market-wide responses. Coca-Cola FEMSA’s channel marketing activities are facilitated by its management information systems. It has invested significantly in creating such systems, including in hand-held computers to support the gathering of product, consumer and delivery information required to implement its channel marketing strategies effectively, for most of its sales routes in Mexico and Argentina, and will continue investing to increase pre-sale coverage in certain of its new territories.

Cooperative Marketing Budget

Coca-Cola FEMSA’s consolidated total marketing expenditure made in 2003 was Ps. 1,498.4 million. In 2002 and 2003, The Coca-Cola Company contributed 48% and 41%, respectively, of Coca-Cola FEMSA’s marketing expenditures budget.

Product Distribution

The following table provides an overview of Coca-Cola FEMSA’s product distribution centers and the retailers to which it sells its products:

Product Distribution Summary

As of December 31, 2003

	Mexico	Central America	Colombia	Venezuela	Brazil	Argentina
Distribution Centers	113	43	42	38	10	4
Number of Retailers(1)	547,185	139,289	442,210	234,740	120,008	75,735

(1)	Estimated.

Coca-Cola FEMSA uses two main sales methods depending on market and geographic conditions: the traditional or conventional truck route system, in which the person in charge of the delivery makes immediate sales from inventory available on the truck, and the pre-sale system. The pre-sale program separates the sales and delivery functions, allowing sales personnel to sell products prior to delivery and enabling trucks to be loaded with the mix of products that retailers have previously ordered, thereby increasing distribution efficiency. Under the pre-sale program, sales personnel also provide merchandising services during retailer visits, which Coca-Cola FEMSA believes enhances the presentation of its products at the point of sale. In certain areas Coca-Cola FEMSA also makes sales through third party wholesalers of Coca-Cola FEMSA’s products. The vast majority of its sales are on a cash basis.

Coca-Cola FEMSA believes that service visits to retailers and frequency of deliveries are essential elements in an effective distribution system for soft drink products. Accordingly, it has continued to expand its pre-sale system throughout its operations, except in areas where it believes consumption patterns do not warrant pre-sale. Coca-Cola FEMSA is in the process of replicating this business model in its new territories.

Coca-Cola FEMSA’s distribution centers range from large warehousing facilities and re-loading centers to small deposit centers. In addition to its fleet of trucks, Coca-Cola FEMSA distributes its products in certain locations through a fleet of electric carts and hand-trucks in order to comply with local environmental and traffic regulations. Coca-Cola FEMSA generally retains third parties to transport its finished products from the bottler plants to the distribution centers.

Mexico

Coca-Cola FEMSA contracts with a subsidiary of ours for the transportation of finished products to distribution centers from its Mexican production facilities. From the distribution centers, Coca-Cola FEMSA then distributes its finished products to retailers through its own fleet of trucks. In 2003, Coca-Cola FEMSA implemented these practices in the newly acquired Mexican territories.

In Mexico, Coca-Cola FEMSA sells a majority of its beverages at small retail stores to customers who take the beverages home or elsewhere for consumption. It also sells products through the “on-premise” segment, supermarkets and others. “On premise” consists of sales through sidewalk stands, restaurants, bars and various types of dispensing machines and sales through point of sale programs in concert halls, auditoriums and theaters by means of a series of arrangements with Mexican promoters.

Central America

In Central America, Coca-Cola FEMSA distributes its finished products to retailers through a combination of its own fleet of trucks and third party distributors. In Central America, excluding Guatemala, Coca-Cola

FEMSA sells more than 50% of its sales volumes through the pre-sale system in 2003. In Guatemala, Coca-Cola FEMSA sold only around 10% of its sales volumes through pre-sale in 2003, but currently plans to increase pre-sale coverage in the future. In its Central American operations, just as in most of Coca-Cola FEMSA’s territories, an important part of its sales volumes is through small retailers, and it has low supermarket penetration in this region, representing less than 8% of its sales volumes in 2003.

Colombia

Approximately half of Coca-Cola FEMSA’s sales volumes in Colombia are sold through pre-sale and half through the traditional system in 2003. Coca-Cola FEMSA distributes its finished products to retailers through a combination of its own fleet of trucks and third party distributors. Since May 2003, it consolidated five distribution centers out of 47 in its Colombian operations, with the objective of increasing productivity levels and asset utilization.

Venezuela

In Venezuela close to 70% of Coca-Cola FEMSA’s sales volumes in 2003 were through the pre-sale system. Coca-Cola FEMSA distributes its finished products to retailers through a combination of its own fleet of trucks and third party distributors. During 2003 it consolidated the operations of two of the 40 distribution facilities. Its Venezuelan operations distribute a significant part of sales volumes through small retailers and supermarkets, which represent approximately 13% of its sales volumes in 2003.

Brazil

In Brazil, almost 100% of Coca-Cola FEMSA’s sales are through the pre-sale system, although the delivery of finished products to customers is by a third party. At the end of 2003, it operated ten distribution facilities in its Brazilian territories. In contrast with the rest of Coca-Cola FEMSA’s territories, which have low supermarket penetration, in Brazil it sold more than 25% of its sales volume through supermarkets in 2003. In addition, in designated zones independent wholesalers purchase Coca-Cola FEMSA’s products at a discount from the wholesale price and resell the products to retailers. Independent wholesalers distributed approximately 16% of its products in 2003.

Argentina

At December 31, 2003, Coca-Cola FEMSA operated four distribution centers in Argentina. Coca-Cola FEMSA distributes its finished products to retailers through a combination of its own fleet of trucks and third party distributors. Independent wholesalers distributed approximately 5.7% of its products in 2003.

In Argentina, in 2003 Coca-Cola FEMSA sold the majority of its products in the take-home segment, which consists of sales to consumers who take the beverages home or elsewhere for consumption. In 2003, the percentage of sales volumes through supermarkets decreased to 17.9% from 23.4% in 2002.

Competition

Although Coca-Cola FEMSA believes that its products enjoy wider recognition and greater consumer loyalty than those of its principal competitors, the soft drink segments in the territories in which Coca-Cola FEMSA operates are highly competitive. Its principal competitors are local bottlers of Pepsi and other bottlers and distributors of national and regional soft drink brands. Coca-Cola FEMSA faces increased competition in many of its territories from producers of low price beverages, commonly referred to as “B” brands. A number of its competitors in Central America and Brazil also offer both soft drinks and beer, which may enable them to achieve distribution efficiencies.

During 2003, Coca-Cola FEMSA faced new competitive pressures that are different than those it has historically faced as it began operations in Central America, Colombia, Venezuela and Brazil. In addition, distribution and marketing practices in some of these territories differ from Coca-Cola FEMSA’s historical practices.

Recently, price discounting and packaging have joined consumer sales promotions, customer service and non-price retailer incentives as the primary means of competition among soft drink bottlers. Coca-Cola FEMSA competes by seeking to offer an attractive price / value proposition to the different segments in its markets and by building on its brand equity. Coca-Cola FEMSA believes that the introduction of new products and new presentations has been a significant competitive technique that allows it to increase demand for Coca-Cola FEMSA’s products, provide different options to consumers and increase new consumption opportunities. See “—Sales Overview.”

Mexico

Coca-Cola FEMSA’s principal competitors in Mexico are bottlers of Pepsi products, whose territories overlap but are not co-extensive with those of Coca-Cola FEMSA. These competitors include Pepsi Gemex in central Mexico, a subsidiary of PBG, the largest bottler of Pepsi globally, and several other Pepsi bottlers in central and southeast Mexico. In addition, Coca-Cola FEMSA competes with Cadbury Schweppes and with other national and regional brands in its Mexican territory. Coca-Cola FEMSA also faces an increase in competition from low price producers offering multi-serving size presentations in the soft drink industry.

Central America

In the countries that comprise its Central America territory, Coca-Cola FEMSA’s main competitors are Pepsi bottlers. In Guatemala and Nicaragua it competes against The Central American Bottler Corporation, in Costa Rica its principal competitor is Embotelladora Centroamericana, S.A. and in Panama its main competitor is Refrescos Nacionales, S.A.

Colombia

Coca-Cola FEMSA’s principal competitor is Postobón S.A., which we refer to as Postobón, a well-established local bottler that sells flavored soft drinks, some of which have a wide consumption preference, such as cream soda, the second most popular category in the Colombian soft drink industry in terms of sales volumes, and Pepsi products. Postobón is a vertically integrated producer, the owners of which hold other significant commercial interests in Colombia.

Venezuela

In Venezuela, Coca-Cola FEMSA’s main competitor is Pepsi-Cola Venezuela, C.A., a joint venture formed between PepsiCo and Empresas Polar, S.A., the leading beer distributor in the country. It also competes with the producers of Kola Real in part of the country.

Brazil

In Brazil, Coca-Cola FEMSA competes against AmBev, a Brazilian company with a portfolio of brands that includes Pepsi, local brands with flavors such as guaraná and proprietary beers. It also competes against “B” brands or “Tubainas,” which are small, local producers of low cost flavored soft drinks in multi-serving presentations that represent an important portion of the soft drink market.

Argentina

In Argentina, Coca-Cola FEMSA’s main competitor is BAESA, a Pepsi bottler, which is owned by Argentina’s principal brewery, Quilmes Industrial S.A., and indirectly controlled by AmBev. In addition to

BAESA, competition has intensified over the last several years with the entrance of a number of competitors offering generic, low priced soft drinks as well as many other generic products and private label proprietary supermarket brands.

Production and Distribution Facilities

Over the past several years, Coca-Cola FEMSA has made significant capital improvements to modernize its facilities and improve operating efficiency and productivity, including:

•	increasing the annual capacity of its bottler plants;

•	installing clarification facilities to process different types of sweeteners;

•	installing plastic bottle-blowing equipment and can presentation capacity;

•	modifying equipment to increase flexibility to produce different presentations, including swing lines that can bottle both non-returnable and returnable presentations; and

•	closing obsolete production facilities.

As of December 31, 2003, Coca-Cola FEMSA owned 32 bottler plants. By country, Coca-Cola FEMSA has twelve bottler facilities in Mexico, four in Central America, six in Colombia, six in Venezuela, three in Brazil and one in Argentina.

Since the Panamco acquisition during 2003, Coca-Cola FEMSA consolidated 20 of its plants into existing facilities, including four plants in Mexico, one in Central America, eleven in Colombia, three in Venezuela and one in Brazil. At the same time, Coca-Cola FEMSA increased its productivity measured in unit cases sold by its remaining plants by more than 50% company wide.

As of December 31, 2003, Coca-Cola FEMSA operated 250 distribution centers, more than 40% of which were in its Mexican territories. Coca-Cola FEMSA owns approximately 80% of these distribution centers and leases the remainder. See “—Product Distribution.” During 2003, as part of its consolidation process, Coca-Cola FEMSA closed 37 distribution centers across its territories.

The table below sets forth the location, principal use, installed capacity and percentage utilization of Coca-Cola FEMSA’s production facilities by country:

Production Facility Summary

As of December 31, 2003

Country	Principal Use	Installed Capacity (thousands of unit cases)	% Utilization(1)
Mexico	Bottler Facility	1,417,345	59.5%
Guatemala	Bottler Facility	30,303	54.6%
Nicaragua	Bottler Facility	26,807	70.8%
Costa Rica	Bottler Facility	37,992	56.3%
Panama	Bottler Facility	28,830	36.1%
Colombia	Bottler Facility	264,036	37.5%
Venezuela	Bottler Facility	268,763	42.1%
Brazil	Bottler Facility	378,969	56.3%
Argentina	Bottler Facility	206,736	60.3%

(1)	Annualized rate.

Taxation of Soft Drinks

All the countries in which Coca-Cola FEMSA operates, except for Panama, impose a value-added tax on the sale of soft drinks, with a rate of 15% in Mexico, 12% in Guatemala, 15% in Nicaragua, 13% in Costa Rica, 5%

in Panama, 16% in Colombia, 16% in Venezuela, 18% in Brazil (only in the territories where Coca-Cola FEMSA operates) and 21% in Argentina. In addition, several of the countries in which Coca-Cola FEMSA operates impose the following excise or other taxes:

•	Mexico imposes a 20% excise tax on soft drinks produced with high fructose corn syrup or HFCS in January 2002 that was suspended in September 2002. In January 2003, the Mexican government implemented a 20% excise tax on carbonated soft drinks produced with non-sugar sweeteners.

•	Guatemala imposes an excise tax of 0.18 cents in local currency (Ps. 0.25 as of December 31, 2003) per liter of soft drink.

•	Nicaragua imposes a 9% consumption tax.

•	Costa Rica imposes a specific tax on non-alcoholic bottled beverages based on the combination of packaging and flavor, a 5% tax on local brands, a 10% tax on foreign brands and a 14% tax on mixers.

•	Panama imposes a 5% tax based on the cost of goods produced.

•	Brazil imposes an excise tax of 9% and a consumption tax of 6.9% in the territories where Coca-Cola FEMSA operates.

•	Argentina imposes an excise tax on colas and on flavored soft drinks containing less than 5% lemon juice or less than 10% fruit juice of 8.7%, and an excise tax on flavored soft drinks with 10% or more fruit juice, and on mineral water of 4.2%.

Price Controls on Soft Drinks

At present, there are no price controls on soft drinks in any of our territories. In Mexico, prior to 1992, prices of carbonated soft drinks were regulated by the Mexican government. From 1992 to 1995, the industry was subject to voluntary price restraints. In response to the devaluation of the Mexican peso relative to the U.S. dollar in 1994 and 1995, however, the Mexican government adopted an economic recovery plan to control inflationary pressures in 1995. As part of this plan, the Mexican government encouraged the Asociación Nacional de Productores de Refrescos y Aguas Carbonatadas, A.C. (the National Association of Bottlers) to engage in voluntary consultations with the Mexican government with respect to price increases for returnable presentations. These voluntary consultations were terminated in 1996. In the last 10 years, the governments in Colombia, Brazil and Venezuela have also imposed formal price controls on soft drinks. The imposition of price controls in the future may limit Coca-Cola FEMSA’s ability to set prices and adversely affect its results of operations.

Seasonality

Sales of Coca-Cola FEMSA’s products are seasonal, as its sales levels generally increase during the summer months of each country and during the Christmas holiday season. In Mexico, Central America, Colombia and Venezuela, Coca-Cola FEMSA typically achieves its highest sales during the summer months of April through September as well as during the Christmas holidays in December. In Argentina and Brazil, its highest sales levels occur during the summer months of October through March and the Christmas holidays in December.

Raw Materials

Pursuant to the bottler agreements with The Coca-Cola Company, Coca-Cola FEMSA is required to purchase concentrate, including aspartame, an artificial sweetener used in diet sodas, for all Coca-Cola trademark beverages from companies designated by The Coca-Cola Company. The price of concentrate for all Coca-Cola trademark beverages is a percentage of the average price Coca-Cola FEMSA charges to its retailers net of applicable taxes. Although The Coca-Cola Company has the right to unilaterally set the price of concentrates, in practice this percentage is set pursuant to periodic negotiations with The Coca-Cola Company. In connection with the Panamco acquisition, The Coca-Cola Company agreed that concentrate prices would not be raised through May 2004.

In addition to concentrates, Coca-Cola FEMSA purchases sweeteners, carbon dioxide, glass and plastic bottles, cans, closures and fountain containers, as well as other packaging materials. Its bottler agreements provide that, with respect to Coca-Cola trademark beverages, all containers, closures, cases, cartons and other packages and labels may be purchased only from suppliers approved by The Coca-Cola Company, which includes manufacturing subsidiaries of FEMSA Empaques. Prices for packaging materials historically are determined with reference to the U.S. dollar, although the local currency equivalent in a particular country is subject to price volatility in accordance with changes in exchange rates. Under the agreements with The Coca-Cola Company, Coca-Cola FEMSA may also use raw or refined sugar or HFCS as sweeteners in its products, although it currently use sugar in all of its operations except for Argentina. Sugar prices in all of the countries in which Coca-Cola FEMSA operates, other than Brazil, are subject to local regulations and other barriers to market entry that cause it to pay in excess of international market prices for sugar. Coca-Cola FEMSA has experienced sugar price volatility in these territories as a result of changes in local conditions and regulations.

None of the materials or supplies that Coca-Cola FEMSA uses are presently in short supply, although the supply of specific materials could be adversely affected by strikes, weather conditions, governmental controls or national emergency situations.

Mexico

Coca-Cola FEMSA purchases some glass bottles, closures, plastic cases, commercial refrigerators, cans and certain lubricants and detergents for bottling lines from subsidiaries of FEMSA Empaques. It purchases its returnable plastic bottles from Continental PET Technologies de México, S.A. de C.V, a subsidiary of Continental Can, Inc., which has been the exclusive supplier of returnable plastic bottles to The Coca-Cola Company and its bottlers in Mexico. Coca-Cola FEMSA purchases some of its non-returnable plastic bottles, as well as pre-formed plastic ingots for the production of non-returnable plastic bottles, from ALPLA Fábrica de Plásticos, S.A. de C.V., an authorized provider of PET for The Coca-Cola Company.

Coca-Cola FEMSA purchases some can presentations from Industria Envasadora de Querétaro, S.A. de C.V., known as IEQSA, a bottler cooperative in which it holds 33.68% interest. Both Coca-Cola FEMSA and IEQSA purchase a portion of empty can supply requirements from Famosa. Coca-Cola FEMSA’s supply agreements provide for market based pricing.

Sweeteners are combined with water to produce basic syrup, which is added to the concentrate as the sweetener for the soft drink. Coca-Cola FEMSA regularly purchases sugar from Promotora Mexicana de Embotelladoras, S.A. de C.V., known as PROMESA, a cooperative of Coca-Cola bottlers. These purchases are regularly made under one-year agreements between PROMESA and each bottler subsidiary for the sale of sugar at a price that is determined monthly based on the cost of sugar to PROMESA. Coca-Cola FEMSA also purchases sugar from Beta San Miguel, another sugar-cane producer in which it holds a 2.54% equity interest.

In December 2001, the Mexican government expropriated the sugar industry in Mexico. To administer this industry, the Mexican government entered into a trust agreement with Nacional Financiera, S.N.C., which we refer to as Nafin, a Mexican government-owned development bank, pursuant to which Nafin acts as trustee. In addition, the Mexican government imposed a 20% excise tax, effective January 1, 2002, on carbonated soft drinks sweetened with HFCS. As a result Coca-Cola FEMSA converted its Mexican bottler facilities to sugar-cane-based production in early 2002. On January 1, 2003, the Mexican government broadened the reach of this tax by imposing a 20% excise tax on carbonated soft drinks produced with non-sugar sweetener, including HFCS. The effect of these excise taxes is to limit Coca-Cola FEMSA’s ability to substitute other sweeteners for sugar.

Imported sugar is also presently subject to import duties, the amount of which is set by the Mexican government. As a result, sugar prices in Mexico are in excess of international market prices for sugar and increased by approximately 8% in 2003.

Central America

The majority of Coca-Cola FEMSA’s raw materials such as glass and plastic bottles and cans are purchased from several local suppliers. Sugar is available from one supplier in each country. Local sugar prices are significantly higher than international market prices, and Coca-Cola FEMSA’s ability to import sugar or HFCS is limited.

Colombia

Coca-Cola FEMSA uses sugar as a sweetener in its products, which it buys from several domestic sources. It purchases pre-formed ingots from a local supplier and Tapón Corona, in which it has a 40% equity interest. Coca-Cola FEMSA purchases all its glass bottles and cans from suppliers, in which its competitor Postobón owns a 40% equity interest. Other suppliers exist for glass bottles, however, cans are available only from this one source.

Venezuela

Coca-Cola FEMSA uses sugar as a sweetener in its products, of which it purchases the majority from the local market and the rest it imports mainly from Colombia. In the second half of 2003, there was a shortage of sugar due to the inability of the main sugar importers to access foreign currencies as a result of the exchange controls implemented at the beginning of 2003. Coca-Cola FEMSA only buys glass bottles from one supplier, Productos de Vidrio, S.A., a local supplier, but there are other alternative suppliers authorized by The Coca-Cola Company. Coca-Cola FEMSA has several supplier options for plastic non-returnable bottles but it acquires most of its requirements from ALPLA de Venezuela, S.A. One exclusive supplier handles all of its can requirements.

Brazil

Sugar is widely available in Brazil at internal market prices which are generally lower than international prices. Coca-Cola FEMSA purchases glass bottles, PET bottles and cans from several domestic and international suppliers.

Argentina

In Argentina, Coca-Cola FEMSA uses HFCS from several different local suppliers as sweetener in its products instead of sugar. It purchases glass bottles, plastic trays and other raw materials from several domestic sources. Coca-Cola FEMSA purchases pre-formed plastic ingots, as well as returnable plastic bottles, at competitive prices from Complejo Industrial PET, S.A., a local subsidiary of Embotelladera Andina S.A., a Coca Cola bottler with operations in Argentina, Chile and Brazil, and other international suppliers. Coca-Cola FEMSA purchases crown caps from local and international suppliers. It purchases its can presentations for distribution to customers in Buenos Aires from Complejo Industrial CAN S.A., which we refer to as CICAN, in which Coca-Cola FEMSA de Buenos Aires has a 48.1% equity interest.

Purchases from FEMSA Affiliates

Coca-Cola FEMSA regularly engages in transactions with FEMSA and its subsidiaries. In 2003, Coca-Cola FEMSA purchased crown caps, plastic bottle caps, cans, commercial refrigerators, lubricants, detergents, plastic cases and substantially all of its returnable glass bottle requirements for its Mexican operations from FEMSA Empaques under several supply agreements. A subsidiary of FEMSA Empaques also sells refrigerators to Coca-Cola FEMSA’s non-Mexican operations. The aggregate amount of these purchases was approximately Ps. 1.513 billion in 2003. Coca-Cola FEMSA believes that its purchasing practices with FEMSA Empaques result in prices comparable to those that would be obtained in arm’s length negotiations with unaffiliated parties. Coca-Cola FEMSA also sells its products to FEMSA Commercio’s chain of convenience stores. These transactions are also conducted on an arm’s length basis.

FEMSA Cerveza

Overview and Background

FEMSA Cerveza is one of our core subholding companies and one of the two leading beer producers in Mexico measured in terms of sales volume. In 2003, FEMSA Cerveza sold 24.564 million hectoliters of beer. In 2003, FEMSA Cerveza was ranked the fourteenth-largest brewer in the world in terms of sales volume based on third party estimates. FEMSA Cerveza exports its products to more than 70 countries worldwide, with North America being its most important export market, followed by certain markets in Asia, Europe and Latin America. FEMSA Cerveza’s principal operating subsidiaries are Cervecería Cuauhtémoc Moctezuma, S.A. de C.V., which operates six breweries, and Cervezas Cuauhtémoc Moctezuma, S.A. de C.V. which operates our company-owned distribution centers.

In September 1994, Labatt acquired 22% of FEMSA Cerveza for US$ 510 million and was granted an option to acquire an additional 8%. On December 1, 1994, FEMSA Cerveza and Labatt entered into a joint venture agreement whereby both parties agreed to combine their United States beer businesses through their joint ownership of Labatt USA. FEMSA Cerveza owns 30% of Labatt USA. In July 1995, Interbrew acquired Labatt. On May 15, 1998, Labatt, through its subsidiary, Stellamerica Holdings Limited, which we refer to as Stellamerica, exercised the option to acquire an additional 8% interest in FEMSA Cerveza for a total amount of US$ 221.6 million. As of March 31, 2004, Stellamerica holds 18.42% of FEMSA Cerveza, and Labatt holds 11.58%, therefore Interbrew indirectly owns 30% of FEMSA Cerveza.

On May 24, 2004, we entered into a series of agreements pursuant to which we will acquire the 30% interest of FEMSA Cerveza owned by affiliates of Interbrew. See “Operating and Financial Review and Prospects–Recent Developments–Interbrew Transactions.”

Business Strategy

FEMSA Cerveza’s objectives are to produce, market, distribute and sell quality beer products, expanding penetration in its core Mexican markets as well as in key export markets, particularly the southwestern or sun belt states of the United States. FEMSA Cerveza seeks to achieve profitable volume growth to ultimately generate economic value for its shareholders. In order to achieve these objectives in its core Mexican markets, FEMSA Cerveza is following a comprehensive strategy which seeks to:

•	differentiate brand portfolios through market segmentation and brand positioning. After thorough analysis, portfolios have been tailored for each different market, leveraging the distinct attributes of FEMSA Cerveza’s various brands;

•	develop advanced capabilities to gather information at the point of sale, ensuring that appropriate products are being sold at the right price points, and allowing FEMSA Cerveza to fine-tune its portfolio offerings according to the market’s characteristics, which we refer to as revenue management competencies;

•	establish profitable, long-term relationships with retailers, by helping them to sell more product to the consumer. FEMSA Cerveza implements customized client differentiation strategies that involve different commercial terms, promotional strategies, levels of refrigeration equipment and point of sale marketing materials to suit the individual retailer;

•	achieve balanced and profitable market coverage, by selecting the appropriate mix of on- and off-premise accounts, and a balance of image (such as an upscale restaurant) versus volume coverage accounts (such as beer depots). FEMSA Cerveza is committed to optimizing retail coverage and engaging solely in selective expansion with a priority on growing volumes profitably; and

•

pursue continuously the maximization of efficiencies and cost reductions along the entire value chain, from production to final distribution, by using information technology and adapting processes accordingly. The implementation of FEMSA Cerveza’s comprehensive Enterprise Resource Planning solution is well advanced and it is allowing us to coordinate and optimize most of our processes, enabling the different components of our strategy to come together, with a goal of generating improved results. See “—Enterprise Resource Planning.”

Product Overview

FEMSA Cerveza currently operates six breweries, all of which are located in Mexico, with an aggregate annual installed capacity of approximately 32.496 million hectoliters. In 2003, FEMSA Cerveza sold an aggregate volume of 24.564 million hectoliters, of which 22.582 million hectoliters were sold in the Mexican market and 1.982 million hectoliters were sold abroad. FEMSA Cerveza produces and distributes 15 brands of beer in up to ten different presentations, resulting in a portfolio of 61 different product offerings. The most important brands in FEMSA Cerveza’s portfolio include: Tecate, Carta Blanca, Sol and Superior. These four brands, all of which are distributed throughout Mexico, accounted for approximately 88% of FEMSA Cerveza’s domestic sales volume in 2003.

Per capita information, product segments, relative prices and packaging information with respect to FEMSA Cerveza have been computed and are based upon our statistics and assumptions.

The Mexican Beer Market

The Mexican beer market is the eighth largest beer market in the world in terms of industry sales volume in 2003 and is characterized by (1) a concentrated domestic beer production, (2) regional market share differences, (3) the prevalence of government licensing regulations, (4) favorable demographics in the beer drinking population and (5) macroeconomic factors affecting the level of beer consumption.

Concentrated domestic beer production

Since 1985, Mexico has effectively had only two independent domestic beer producers, FEMSA Cerveza and Grupo Modelo. Grupo Modelo, a publicly traded company based in Mexico City, is the holding company of 76.8% of Diblo, S.A. de C.V., which operates the brewing and packaging subsidiaries of Grupo Modelo. Grupo Modelo’s principal beer brands are Corona, Modelo, Victoria and Pacífico. Grupo Modelo’s Corona brand is distributed nationally, while Victoria is distributed primarily in Mexico City and the surrounding areas and Pacífico is sold principally along the pacific coastal regions. Modelo Especial, Modelo Light and Pacífico are Grupo Modelo’s domestic can presentations. In addition, Grupo Modelo produces Corona in a can presentation for sale in export markets.

Historically, beer imports have not been a significant factor in the Mexican beer market, because they were subject to tariffs of up to 20%. Under NAFTA, the tariff on imported beer from the United States and Canada was gradually reduced and eventually eliminated in January 2001. Notwithstanding the reduction in tariff levels, imported beers accounted for approximately 1.8% of the total Mexican beer market in terms of sales volume during 2003. FEMSA Cerveza believes that tariff elimination has had a limited effect on the Mexican beer market because imported beers are largely premium and super-premium products sold in aluminum cans, which are a more expensive means of packaging in Mexico than beer sold in returnable bottles. However, periods of strength of the Mexican peso with respect to the U.S. dollar may lower the price of imported beer to the consumer and may result in increased demand for imported beer in the Mexican market.

Regional market share differences

FEMSA Cerveza and Grupo Modelo each dominate the Mexican beer market in separate regions of the country. FEMSA Cerveza has a dominant sales position in the northern and southern areas of Mexico while Grupo Modelo has a dominant sales position in central Mexico. We believe that this regional domination can be traced in part to consumer loyalty to the brand of beer that has historically been associated with a particular region. For example, FEMSA Cerveza’s Carta Blanca brand was first produced in Monterrey, Nuevo León in 1891. The strong regional identity in Monterrey and surrounding northeastern areas is reflected in the region’s preference for Carta Blanca and other FEMSA Cerveza brands.

We also believe that regional market strength is a function of the proximity of the breweries to the markets they serve. Transportation costs restrict the most efficient distribution of beer to a geographic area of approximately 300 to 500 kilometers surrounding a brewery. Generally, FEMSA Cerveza commands a majority of the beer sales in regions that are nearest to its largest breweries. FEMSA Cerveza’s largest breweries are in Orizaba, Veracruz and in Monterrey, Nuevo León. Grupo Modelo’s largest breweries are located in Mexico City, Oaxaca and Zacatecas.

The northern region of Mexico has traditionally enjoyed a higher per capita income level, attributable in part to its rapid industrialization within the last 50 years and to its commercial proximity to the United States. In addition, FEMSA Cerveza estimates that per capita beer consumption is also greater in this region due to its warmer climate and a more ingrained beer culture.

Mexican Regional Demographic Statistics

	Percent of 2003 Total Population(1)	Percent of Total 2003 GDP(1)	Per Capita GDP 2003 (Thousands of Pesos)
Region
Northern	26.3%	31.0%	Ps. 68.0
Southern	22.6	15.6	39.9
Central	51.1	53.4	60.5
Country Total	100.0%	100.0%	Ps. 57.8

Sources: Mexican Institute of Statistics and FEMSA Cerveza’s estimates.

(1)	Estimated.

Government regulation

The Mexican federal government regulates beer consumption in Mexico primarily through taxation while local governments in Mexico regulate primarily through the issuance of licenses that authorize retailers to sell alcoholic beverages.

Federal taxes on beer currently represent 43.75% of the total retail price of beer to the consumer and include a 25% excise tax and a 15% value-added tax. The beer excise tax has remained constant at 25% since January 1998. The tax component of retail beer prices is significantly higher in Mexico than in the United States, where taxes on average represent approximately 19.2% of the retail price to the consumer.

The number of retail outlets authorized to sell beer is controlled by local jurisdictions, which issue licenses authorizing the sale of alcoholic beverages. Other regulations regarding beer consumption in Mexico vary according to local jurisdiction and include limitations on the hours during which restaurants, bars and other retail outlets are allowed to sell beer and other alcoholic beverages. FEMSA Cerveza has developed efforts that address these limitations at various levels, promoting better education of responsible consumption of beer with government and civil authorities. For instance, as part of its ongoing community activities, FEMSA Cerveza has been a very active sponsor of a nationwide designated driver program.

Since July 1984, Mexican federal regulation has required that all forms of beer packaging carry a warning advising that excessive consumption of beer is hazardous to one’s health. In addition, the Ley General de Salud (the Mexican General Health Law), requires that all beers sold in Mexico maintain a sanitation registration with the Secretaría de Salud (the Ministry of Health).

Demographics of beer drinking population

We estimate that annual per capita beer consumption for the total Mexican population increased to approximately 52 liters in 2003. The legal drinking age in Mexico is 18. At least 38% of the Mexican population is under the age of 18 and, therefore, is not considered to be part of the beer drinking population. We consider the population segment of men between the ages of 18 and 45 to be FEMSA Cerveza’s primary market.

Based on historical trends and what management perceives as the continued social acceptance of beer consumption, FEMSA Cerveza believes that general population growth will result in an increase in the number of beer consumers in Mexico. Based on historical trends as measured by the Mexican Institute of Statistics, we expect the Mexican population to grow at an average annual rate of approximately 1.2% per year over the period 2004 to 2009. We estimate that over the next 10 years approximately one million additional people per year will become potential beer consumers due to the natural aging of the Mexican population.

In 2003, Mexico’s annual per capita beer consumption was approximately 52 liters compared to approximately 80 liters in the United States. Generally speaking, countries with higher per capita beer consumption have relatively higher per capita income. Per capita income in Mexico in 2003 was equivalent to approximately US$ 6,172 compared to a per capita income of approximately US$ 37,770 in the United States. FEMSA Cerveza identifies approximately 61% of its consumers as blue collar, 28% as white collar and the remaining 11% as students, unemployed, retirees or other.

Macroeconomic influences affecting beer consumption

We believe that consumption activity in the Mexican beer market is heavily influenced by the general level of economic activity in Mexico, the country’s gross wage base, changes in real disposable income and employment levels. As a result, the beer industry reacts sharply to economic change. The industry generally experiences high volume growth in periods of economic strength and slower volume growth or volume contraction in periods of economic weakness. Domestic beer sales declined in 1982, 1983 and 1995. These sales decreases correspond to periods in which the Mexican economy experienced severe disruptions. Similarly, the economic weakness observed in 2001 and 2002 corresponds to a reduction in domestic beer sales in 2002. In 2003, given the effect of a continued economic slowdown on consumers, FEMSA Cerveza decided not to increase prices. This reduction in prices in real terms (after giving effect to inflation) was the main driver for increasing sales volumes during 2003.

Annual Price Increases

FEMSA Cerveza did not implement a general price increase during 2003, reflecting the difficult economic environment. For the Mexican beer industry as a whole, the real average retail price of beer decreased 3.8 percentage points as shown below:

Mexican Beer Industry

Cumulative Real Retail Beer Price Index: 1999-2003

(1999 = 100%)

Year Ended December 31,
2003	2002	2001	2000	1999
101.5	105.3	105.0	104.9	100.0

Source: Banco de México

In February 2004, FEMSA Cerveza started a price increase representing an average 5% nominal price increase as compared to December 2003.

FEMSA Cerveza’s Beer Sales Volume

FEMSA Cerveza volume figures contained in this annual report refer to invoiced sales volume. Invoiced sales volume represents the quantity of hectoliters of beer sold by FEMSA Cerveza’s breweries to unaffiliated distributors and by affiliated distributors to retailers. The term hectoliter means 100 liters or approximately 26.4 U.S. gallons.

FEMSA Cerveza’s aggregate beer sales volume totaled 24.564 million hectoliters in 2003, an increase of 3.2% from total sales volume of 23.811 million hectoliters in 2002. In 2003, FEMSA Cerveza’s domestic sales volume increased by 3.3% to 22.582 million hectoliters and export sales volume increased by 1.4% to 1.982 million hectoliters.

FEMSA Cerveza Beer Sales Volumes

(Thousands of Hectoliters)

	2003	2002	2001	2000	1999
Domestic sales volume	22,582	21,856	22,018	21,868	22,197
Export sales volume	1,982	1,955	1,843	1,728	1,511

Total sales volume	24,564	23,811	23,861	23,596	23,708

FEMSA Cerveza’s domestic sales volume recorded a five-year compounded average growth rate of 0.4% for the period 1999-2003. This compares with the 2.1% five-year compounded average growth rate of the Mexican GDP. Domestic net sales for the same period recorded a 2.1% compounded average growth rate. Currently, FEMSA Cerveza’s strategy continues to focus on increasing consumption of its products while improving the real price of beer through revenue management strategies.

FEMSA Cerveza’s Beer Presentations

FEMSA Cerveza produces beer in returnable glass bottles and kegs and in non-returnable metal cans and glass bottles. The following table shows the percent of total sales volume by presentation for the year ended December 31, 2003:

FEMSA Cerveza’s Total Beer Volume by Presentation

As of December 31, 2003

Presentation
Returnable bottle—325 ml.	23.4%
Returnable bottle—1 liter	38.4
Returnable bottle—190 ml.	5.2

Subtotal returnable bottles	67.0

Non-returnable bottle—325 ml and 190 ml	8.1
Cans	23.1
Kegs	1.8

Total	100.0%

Returnable presentations

The most popular form of packaging in the Mexican beer market is the returnable bottle. FEMSA Cerveza believes that the popularity of the returnable bottle is attributable to its lower price to the consumer. While returnable bottles generally cost approximately twice as much to produce as non-returnable bottles, returnable bottles may be reused as many as 30 times before being recycled. As a result, beer producers are able to charge lower prices for beer in returnable bottles. Because non-returnable presentations are the most expensive, we believe that demand for these presentations is highly sensitive to economic factors. During periods when the Mexican economy is weak, returnable volumes generally increase at the expense of non-returnable volumes.

Non-returnable presentations

FEMSA Cerveza’s domestic presentation mix has been growing in non-returnable presentations in the last few years, as we tailor our offering to consumer preferences and provide different convenient alternatives.

Relative Pricing in the Mexican Market

Returnable bottles and kegs are the least expensive beer presentation on a per-milliliter basis. Cans have historically been priced approximately 40% higher than returnable bottles, and non-returnable bottles are generally priced approximately 30% higher than returnable bottles. The consumer preference for presentations in cans has varied considerably over the past 20 years, rising in periods of economic prosperity and declining in periods of economic austerity, reflecting the price differential between these forms of packaging.

In 2003, FEMSA Cerveza increased slightly the relative price of its non-returnable presentations as compared to the 325 milliliters returnable glass presentation. The relative price of the can presentation and the non-returnable glass presentation as compared to the 325 milliliters returnable glass presentation was 1.38 and 1.28, respectively, as of December 31, 2003. In February 2004 FEMSA Cerveza started a price increase differentiated by region, brand and presentation that was fully implemented by the first week of March. This represents an average 5% nominal price increase as compared to December 2003.

Domestic Beer Relative Pricing by Presentation

As of December 31, 2003

Presentation	Relative Prices(1)
Returnable bottle—325 ml	1.00
Returnable bottle—1 liter	0.90
Returnable bottle—190 ml	1.14
Non-Returnable bottle—325 ml and 190 ml	1.28
Cans	1.38
Kegs	0.99

(1)	Relative prices are based on information provided by FEMSA Cerveza with respect to its products and reflect wholesale prices excluding taxes. The 325 ml. returnable bottle was used as the reference price for calculating relative prices.

Exports

FEMSA Cerveza’s export strategy focuses on the United States market, concentrating efforts on the markets in the sun belt states bordering Mexico. We believe that the sun belt states are FEMSA Cerveza’s greatest potential market outside of Mexico.

Total export sales volume of 1.982 million hectoliters represented 8.1% of FEMSA Cerveza’s total beer sales volume in 2003 and accounted for 6.7% of FEMSA Cerveza’s total revenues. The following table highlights FEMSA Cerveza’s export volumes and total revenues:

FEMSA Cerveza Export Summary

	Year Ended December 31,
	2003	2002	2001	2000	1999
Export sales volume(1)	1,982	1,955	1,843	1,728	1,511
Volume growth	1.4%	6.1%	6.6%	14.4%	14.3%
Percent of total sales volume	8.1%	8.2%	7.7%	7.3%	6.4%

Export Revenues
Millions of pesos(2)	1,467	1,327	1,279	1,293	1,246
Millions of U.S. dollars(3)	133	127	123	115	101
Revenue growth (US$)	4.6%	3.7%	7.3%	13.8%	14.3%
Percent of total sales	6.7%	6.2%	5.9%	6.4%	6.4%

Source: FEMSA Cerveza.

(1)	Thousands of hectoliters.
(2)	Constant Pesos as of December 31, 2003.
(3)	Export revenues are invoiced and collected in U.S. dollars.

FEMSA Cerveza currently exports its products to more than 70 countries. The principal export markets for FEMSA Cerveza are North America, Europe, Asia and Latin America. In 2003, export sales volume to these areas accounted for 91.9%, 2.9%, 2.3% and 2.9%, respectively, of FEMSA Cerveza’s total export sales volume.

FEMSA Cerveza’s affiliate, Labatt USA, is the importer of FEMSA Cerveza’s brands in the United States. Labatt USA manufactures and distributes Rolling Rock and is also the U.S. importer of Labatt’s Canadian brands and of European brands such as Lowenbrau, Stella Artois, Boddingtons, Leffe and Carlsberg. Sales of FEMSA Cerveza’s brands contributed 35% of Labatt USA’s volume in 2003, representing 1% volume growth from 2002 levels.

On April 9, 2003, FEMSA and Interbrew jointly announced that Labatt USA would introduce Bass Ale into its portfolio of brands for a 12 to 18 month trial period beginning July 1, 2003. On December 19, 2003 the trial period was extended for an additional six month period. This temporary arrangement gives Labatt USA distribution and marketing responsibility for Bass Ale in the United States, and also gives Labatt USA an 18 to 24 month period to establish the best development plan for the brand in the United States. During the period of the agreement, Labatt USA and its shareholders, Interbrew and FEMSA Cerveza, will continue to assess the desirability of a longer-term arrangement for Labatt USA to serve as the United States distributor of Bass Ale. This agreement also allows the existing core brands of the Labatt USA portfolio to benefit from incremental marketing support and sales resources.

In August 2002, FEMSA Cerveza began licensing the production and distribution of its Sol brand to Holsten-Brauerei AG, which we refer to as Holsten, a Hamburg-based brewer. This venture enables FEMSA Cerveza to leverage Holsten’s extensive knowledge of the German beer market and offer a fresher product to a wider audience, while still complying with the exact quality specifications of the Mexican brew. In 2002, Holsten distributed the existing inventory of Sol in Germany and began brewing and distributing the brand in 2003.

FEMSA Cerveza’s principal export brands are Tecate, XX Lager, Dos Equis (Amber) and Sol. These brands collectively accounted for 94% of FEMSA Cerveza’s export sales volume for the year ended December 31, 2003.

FEMSA Cerveza’s Principal Export Brands

Year Ended December 31, 2003

Brand	Percent of Total Export Volume
Tecate	58.4%
XX Lager and Dos Equis (Amber)	23.7
Sol	11.6
Bohemia	2.2
Carta Blanca	4.1

Total	100.0%

On May 24, 2004, we entered into a series of agreements with Interbrew, Labatt and certain of their affiliates to terminate the existing arrangements between FEMSA Cerveza and Labatt. See “Operating and Financial Review and Prospects—Recent Developments—Interbrew Transactions.” Recently, FEMSA Cerveza and two of its subsidiaries entered into an agreement with Heineken USA, under which Heineken USA will become exclusive importer, marketer and seller of FEMSA Cerveza’s brands in the United States, commencing 120 days after the closing of the Interbrew transactions. See “Operating and Financial Review and Prospects—Recent Developments—Heineken U.S. Distribution Agreement.”

Primary Distribution

FEMSA Cerveza’s primary distribution is from its production facilities to its distribution centers’ warehouses. FEMSA Cerveza delivers to a combination of company-owned and third-party distributors. In 2003, approximately 75% of FEMSA Cerveza’s domestic sales passed through 273 company-owned distribution centers. The remaining 25% was sold through 90 independent distributors operating under agreements with FEMSA Cerveza. In an effort to improve the efficiency and alignment of the distribution network, FEMSA Cerveza is adjusting its relationship with independent distributors by implementing franchise agreements and as a result, achieving economies of scale through alignment with FEMSA Cerveza’s operating systems. FEMSA Cerveza has also increased the number of company-owned distributors by acquiring third party distributors in recent years. A franchise agreement is offered only to those distributors that meet certain standards of operating capabilities, performance and alignment. FEMSA Cerveza has already and will eventually acquire those distributors that do not meet these requirements. Through this initiative FEMSA Cerveza will continue to seek to increase its volume through company-owned distribution centers.

Retail Distribution

The main sales outlets for beer in Mexico are small, independently-owned “mom and pop” grocery stores, dedicated beer stores or “depósitos,” liquor stores and bars. Supermarkets account for only a small percentage of beer sales in Mexico. In addition, FEMSA Comercio operates a chain of more than 2,798 convenience stores under the trade name Oxxo that exclusively sell FEMSA Cerveza’s brands.

Distribution of FEMSA Cerveza Domestic Sales Volume By Outlet

Year Ended December 31, 2003

Points of Sale
Small grocery stores	21.3%
Beer and liquor stores	31.9
Mini-markets and convenience stores	16.0
Other points of sale	9.8

Subtotal	79.0

Consumption Centers
Bars	9.7
Restaurants	4.9
Nightclubs	2.1
Other consumption centers	4.3

Subtotal	21.0

Total	100.0%

In 2001, FEMSA Cerveza began implementing pre-sale processes. For 2003, approximately 80% of our sales volume was sold through pre-sale, which consists of systematic on-site visits to collect advance orders. One of the primary objectives of pre-sale is to separate sales from distribution to ensure more reliable market access and to enhance efficiency by reducing the number of secondary distribution routes in otherwise highly fragmented markets. Overall, in markets where pre-sale has been implemented, we have experienced a significant reduction in unsold product and a net reduction in distribution personnel. Furthermore, pre-sale has enabled FEMSA Cerveza to collect customer and consumer information directly from the marketplace, which then becomes valuable in defining brand portfolios by channel. See “—Marketing Strategy.”

The Mexican retail market is fragmented and characterized by a preponderance of small outlets that are unable and unwilling to maintain meaningful inventory levels. Consequently, FEMSA Cerveza must make frequent product deliveries to its retailers. The existence of pre-sale systems facilitates systematic product delivery and helps discipline product inventory at the point of sale. As of December 31, 2003, FEMSA Cerveza serves more than 265,000 retailers and its distribution network operates approximately 1,926 retail distribution routes. This is slightly lower than the number of routes in operation in 2002 (without considering 176 routes acquired from third parties distributors during 2003), and reflects the reconfiguration in distribution logistics as a result of the implementation of pre-sale in many of our key markets.

Enterprise Resource Planning

Since 2001, FEMSA Cerveza has embarked on the implementation of an Enterprise Resource Planning or ERP system at various levels of the organization, with the ultimate objective of possessing an information and control platform that supports all commercial activities nationwide and correlates them with the administrative and business development decision-making process occurring in our central office. The ERP system has gone through a development phase in which the design, organization and configuration of various components of the system have been evaluated. In this phase, special care has been given to defining functions and procedures, which in some cases have spanned departmental divisions, in order to produce a cohesive set of operating processes. Some basic modules have been implemented successfully and according to schedule both at our central office and throughout the company. These modules assist finance, shared services, maintenance and equipment functions, among others. These ERP modules operate under the SAP® software platform.

In 2003, we started the rollout of the ERP commercial module in our company-owned distribution centers. By the end of 2003, approximately 36% of the company-owned distribution centers’ volume were operating through ERP. As we advance in the implementation process, we are also working in increasing our personnel capabilities in order to take advantage of the new tools and improve our decision-making processes. FEMSA Cerveza expects that this percentage will continue to increase and that implementation will be completed during 2005.

Marketing Strategy

The principal marketing objectives of FEMSA Cerveza are:

•	ensuring coherence between point of sale marketing and sales activities by linking the promotional programs of each brand with their respective communication and advertising campaigns;

•	exploiting channel marketing and market research functions;

•	defining and implementing differentiated strategies to promote the image of each brand; and

•	capturing new sales or consumption opportunities through innovative solutions in product and package offering, refrigeration, visibility and sponsorships.

Focus on Consumer: Brand Positioning and Market Segmentation

FEMSA Cerveza’s marketing strategy relies on a diverse brand and presentation portfolio to effectively serve all consumer and geographic segments of the Mexican beer market. FEMSA Cerveza’s product portfolio consists of brands at different stages of market development. The strategy for each brand is dictated by its potential to either capture additional consumers or increase frequency of consumption in each market. The objective of FEMSA Cerveza’s marketing is to position each of its four major brands as the principal brand in the respective region of relative strength. Our leading brands in their targeted domestic markets are Tecate in the northwest, Carta Blanca in the northeast, Sol in the central region and Superior in the south. FEMSA Cerveza believes that this strategy allows it to leverage the brand equity and market position of its products in their respective territories. In addition, FEMSA Cerveza plans to use other brands in its portfolio to complement, and thereby strengthen, its regional offering and to assist in creating a richer pricing scheme.

By defining brand positioning and the relevant promotional strategies to be executed by the sales team, FEMSA Cerveza’s marketing efforts seek to establish connections between the consumer and FEMSA Cerveza’s brands. The brand architecture and concept derived from brand positioning are founded on rigorous market research that evaluates, among other things, the brand’s attributes from the consumer’s perspective. Furthermore, periodic market research is conducted in several markets to monitor brand health attributes—such as brand awareness, recent trial, purchase intent and first favorite—to help FEMSA Cerveza keep accurate track of the status of the image of each brand. The branding specialists also rely on this market-obtained data to better target products and promotions.

Focus on Retailer: Channel Marketing

FEMSA Cerveza believes that defining channel strategies is just as important as defining brand positioning. Therefore, FEMSA Cerveza has established a channel marketing function within the marketing division with the objective of understanding the strategic relevance of the different channels across markets in order to define brand portfolios per channel. A channel refers to a category or sub-category of point of sale, such as supermarkets, beer depots, restaurants, etc. Channel marketing is responsible for:

•	establishing the optimal promotional programs for each channel;

•	identifying the most effective combination and position for merchandising material; and

•	providing refrigeration equipment at the point of sale.

Channel marketing is also responsible for new channel development that could foster additional consumption opportunities for FEMSA Cerveza’s brands.

Channel marketing and coverage will be strengthened considerably with the use of electronic maps of certain cities. These maps superimpose crucial information—socioeconomic strata, micro market share, outlet location and channel characteristics—allowing sales managers and marketing strategists to implement differentiated tactics such as revenue management and portfolio segmentation. FEMSA Cerveza is in the initial development stages of this sales tool.

Integrated Marketing

With the objective of further aligning the brand and channel strategies with the sales teams, FEMSA Cerveza began implementing integrated marketing programs that combine the functions of the sales and marketing divisions. An integrated marketing program promotes a brand through simultaneous deployment of media communications, intense marketing efforts and sponsorship of events, increasing the effectiveness of the sales force by bridging the gap between the brand and the channel.

Jointly, our brand and channel experts define an integrated brand strategy, which will be implemented in each type of market and in each designated channel by a specialized team responsible for designing the communication and marketing materials, including promotional programs that reflect the brand’s strategy. FEMSA Cerveza utilizes the following forms of sales promotion: television, radio, billboards and point of sale material, as well as channel specific promotions, promotional material, refrigeration equipment and branded merchandise such as plastic furniture and neon signs to dress the point of sale. The implementation team is responsible for the delivery of the specific brand programs to the sales force, which is ultimately responsible for their market execution.

Product and Package Innovation

FEMSA Cerveza has established a working system that identifies, develops and ultimately launches product/package innovation alternatives to create incremental volume and value for its business. This system has a structured set of components —functions and criteria— to help innovative ideas materialize into feasible rollouts in an optimal way. Currently, the product development initiatives at FEMSA Cerveza do not contemplate the introduction of new brands or the retirement of existing ones.

Plants and Facilities

FEMSA Cerveza currently operates six breweries with an aggregate monthly production capacity of 2,708 thousand hectoliters, equivalent to approximately 32.5 million hectoliters of annual capacity. Each of FEMSA Cerveza’s breweries has received ISO 9002 certification and a Clean Industry Certification (Industria Limpia) given by Mexican environmental authorities. A key consideration in the selection of a site for a brewery is its proximity to potential markets, as the cost of transportation is a critical component of the overall cost of beer to the consumer. FEMSA Cerveza’s breweries are strategically located across the country to better serve FEMSA Cerveza’s distribution system.

FEMSA Cerveza Facility Capacity Summary

(Thousands of Hectoliters)

Year Ended December 31, 2003

Average Annualized
Brewery
Orizaba	7,200
Monterrey	7,800
Toluca	5,400
Navojoa	4,200
Tecate	4,680
Guadalajara	3,216

Total	32,496

Average capacity utilization	73.8%

Between 1999 and 2003, FEMSA Cerveza increased its average monthly production capacity by approximately 210,000 hectoliters through additional investments in existing facilities. During 2003, FEMSA Cerveza expanded average monthly capacity in the Monterrey brewery to achieve a production of 650,000 hectoliters. FEMSA Cerveza’s management believes that it will be able to continue to adequately expand its production capacity by investing in existing facilities.

FEMSA Cerveza operates seven effluent water treatment systems to treat the water used by the breweries, all of which are wholly owned by FEMSA Cerveza except for the effluent treatment system at the Orizaba brewery, which is a joint venture among FEMSA Cerveza, several other local companies and the government of the state of Veracruz.

Seasonality

Demand for FEMSA Cerveza’s beer is highest in the Mexican summer season, and consequently, brewery utilization rates are at their highest during this period. Demand for FEMSA Cerveza’s products decreases during the months of November, January and February primarily as a result of colder weather in the northern regions of Mexico. Demand for FEMSA Cerveza’s products tends to increase in the month of December reflecting consumption during the holiday season.

Raw Materials

Malted barley, hops, certain grains, yeast and water represent the principal ingredients used in manufacturing FEMSA Cerveza’s beer products. These inputs are generally available in the open market. FEMSA Cerveza satisfies its commodity requirements through purchases from various sources, including purchases pursuant to contractual arrangements and purchases in the open market. The prices and supply sources of raw materials are determined by, among other factors, the level of crop production, weather conditions, export demand and government regulations and legislation affecting agriculture. Hops is the only ingredient that is not available domestically. FEMSA Cerveza imports hops primarily from the United States and Europe.

The principal source of barley for the Mexican beer industry is the domestic harvest. If domestic production is insufficient to meet the industry’s requirements, barley (or its equivalent in malt), can be sourced from the international markets. Before 2003, pursuant to NAFTA, an annual duty-free import quota for barley (or its equivalent in malt) was set. Beginning in 2003, under NAFTA, barley imports from the U.S. and Canada are tax free and there are no import quota restrictions. Domestic barley production increased significantly in 2003, and as a consequence we believe that imports have experienced an important reduction. Prior to NAFTA, domestic barley prices were significantly higher than international barley prices. Since the implementation of NAFTA, domestic barley prices have declined, and local producers now generally price their crop so that, after accounting for transportation and other import-related expenses, imported barley and barley purchased from the domestic market result in the same cost to the domestic purchaser.

Purchases from FEMSA Empaques

FEMSA Cerveza obtains its packaging materials primarily from its affiliate, FEMSA Empaques. In 1994, FEMSA Cerveza’s principal operating subsidiaries entered into a packaging supply agreement with FEMSA Empaques. As of December 31, 2003, FEMSA Empaques supplied 100% of FEMSA Cerveza’s bottle, aluminum can, bottle cap and label requirements.

FEMSA Comercio

Overview and Background

FEMSA Comercio operates the largest chain of convenience stores in Mexico, measured in terms of number of stores, under the trade name Oxxo. As of December 31, 2003, FEMSA Comercio operated 2,798 Oxxo stores located in 25 states of the country, with a particularly strong presence in the northern part of Mexico.

FEMSA Comercio, the largest single customer of FEMSA Cerveza and of the Coca-Cola system in Mexico, was established by FEMSA in 1978 when two Oxxo stores were opened in Monterrey, one store in Mexico City and another in Guadalajara. The motivating factor behind FEMSA’s entrance into the retail industry was to enhance beer sales through company-owned retail outlets as well as to gather information on customer preferences. In 2003, sales of beer through Oxxo represented 5.4% of FEMSA Cerveza’s domestic sales volume as well as approximately 12.8% of FEMSA Comercio’s revenues. A typical Oxxo store carries 2,723 different SKUs in 37 main product categories, representing a significant increase in the product offering historically distributed in Oxxo stores.

In recent years, FEMSA Comercio has gained importance as an effective distribution channel for our beverage products, as well as a rapidly growing point of contact with our consumers. Based on our belief that location plays a major role in the long-term success of a retail operation such as a convenience store, as well as a role in our continually improving ability to accelerate and streamline the new-store development process, we have focused on a strategy of rapid, profitable growth. We continue to add selling space across the northern border of Mexico, even as macroeconomic variables have weakened in some parts of the country, particularly along the Mexican northern border with the United States, in furtherance of our long-term view of our businesses. FEMSA Comercio opened 297, 437 and 582 net new Oxxo stores in 2001, 2002 and 2003, respectively. The accelerated expansion yielded total revenue growth of 25.3% to reach Ps. 16.601 billion in 2003, while same-store sales increased 8.2%, which was considerably above the retail industry average. FEMSA Comercio served approximately 628 million customers in 2003 compared to 505 million in 2002.

Business Strategy

A fundamental element of FEMSA Comercio’s business strategy is to utilize its position in the convenience store market to grow in a cost-effective and profitable manner. As a market leader in convenience store retailing, based on internal company surveys, management believes that FEMSA Comercio has an in-depth understanding of its markets and significant expertise in operating a national store chain. FEMSA Comercio intends to continue increasing its store base while capitalizing on the market knowledge gained at existing stores.

FEMSA Comercio has developed proprietary models to assist in identifying appropriate store locations, store formats and product categories. Its model utilizes location-specific demographic data and FEMSA Comercio’s experience in similar locations to fine tune the store format and product offerings to the target market. Market segmentation is becoming an important strategic tool, and it should increasingly allow FEMSA Comercio to improve the operating efficiency of each location and the overall profitability of the chain.

FEMSA Comercio has made and will continue to make significant investments in ERP technology to improve its ability to capture customer information from its existing stores and to improve its overall operating performance. Approximately 97% of the products carried through Oxxo stores are bar-coded, and 100% of the Oxxo stores are equipped with point of sale systems that are integrated into a company-wide computer network.

FEMSA Comercio has adopted innovative promotional strategies in order to increase store traffic and sales. In particular, FEMSA Comercio prices high-frequency items such as beverages, snacks and cigarettes at competitive prices. FEMSA Comercio’s ability to implement this strategy profitably is partly attributable to the size of the Oxxo chain, as FEMSA Comercio is able to work together with its suppliers to implement their revenue-management strategies through differentiated promotions. Oxxo’s national and local marketing and promotional strategies are an effective revenue driver and a means of reaching new segments of the population while strengthening the Oxxo brand. For example, the organization refined its expertise in executing cross promotions (discounts on multi-packs or sales of complementary products at a special price) and targeted promotions to attract new customer segments, such as housewives, by expanding the offerings in the grocery product category in certain stores.

To implement revenue management strategies, FEMSA Comercio created a division in charge of product category management, such as beverages, fast food and perishables, to enhance and better utilize its consumer information base and market intelligence capabilities. FEMSA Comercio is implementing an ERP system, which will allow FEMSA Comercio to redesign its key operating processes and enhance the usefulness of its market information going forward.

Store Locations

With 2,798 Oxxo stores in Mexico as of December 31, 2003, FEMSA Comercio operates the largest convenience store chain in Latin America measured by number of stores. Oxxo stores are concentrated in the northern part of Mexico, but also have a growing presence in central Mexico and the Gulf coast.

FEMSA Comercio has aggressively expanded its number of stores over the past several years. The average investment required to open a new store varies, depending on location and format and whether the store is opened in an existing retail location or requires construction of a new store. FEMSA Comercio is generally able to use supplier credit to fund the initial inventory of new stores.

Growth in Oxxo Stores

	Year Ended December 31,
	2003	2002	2001	2000	1999
Total Oxxo stores	2,798	2,216	1,779	1,482	1,225
Store growth (%)	26.3%	24.6%	20.0%	21.0%	19.3%

FEMSA Comercio expects to continue the growth trend established over the past several years by emphasizing growth in areas of high economic potential in existing markets and by expanding in underserved and unexploited markets. Management believes that the southeast part of Mexico is particularly underserved by the convenience store industry.

The identification of locations and pre-opening planning in order to optimize the results of new stores are important elements in FEMSA Comercio’s growth plan. FEMSA Comercio continuously reviews store performance against certain operating and financial benchmarks to optimize the overall performance of the chain. Stores unable to maintain benchmark standards are generally closed. Between December 1999 and December 31, 2003, a period during which the total number of stores increased by 1,573, 1,647 new stores were opened and 74 stores were closed.

Competition

Oxxo competes in the convenience store segment of the retail market with 7-Eleven, Super Extra and Circle-K, AM/PM, as well as other local brands of convenience stores. The format of these stores is similar to the format of the Oxxo stores. Based on an internal market survey conducted by FEMSA Comercio, management believes that, as of December 31, 2003, there were approximately 4,610 stores in Mexico that could be considered part of a convenience store segment of the retail market or network. Oxxo is the largest chain in Mexico, operating more than half of these stores. Furthermore, FEMSA Comercio operates in 25 states and has much broader geographical coverage than any of its competitors.

Market and Store Characteristics

Market Characteristics

FEMSA Comercio is placing increased emphasis on market segmentation and differentiation of store formats to more appropriately serve the needs of customers on a location-by-location basis. The principal segments include residential neighborhoods, commercial and office locations, stores near schools and universities, along with other types of specialized locations.

Approximately 71% of Oxxo’s clientele is between the ages of 15 and 35. FEMSA Comercio also segments the market according to demographic criteria, including income level.

Store Characteristics

The average size of an Oxxo store is approximately 114 square meters of selling space, excluding space dedicated to refrigeration, storage or parking. The average constructed area of a store is approximately 183 square meters and, when parking areas are included, the average store size increases to approximately 415 square meters.

FEMSA Comercio—Operating Indicators

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(percentage change against previous year)
Total store sales	25.3%	18.7%	19.8%	28.4%	19.2%
Same-store sales(1)	8.2%	6.0%	6.4%	13.4%	9.9%

	(percentage of total)
Beer-related data:
Beer sales as % of total store sales	12.8%	13.3%	13.6%	14.0%	14.7%
Oxxo store sales as a % of FEMSA Cerveza’s volume	5.4%	4.5%	3.9%	3.7%	3.0%

(1)	Same-store sales growth is calculated by comparing the sales of stores for each year that have been in operation for at least thirteen months with the sales of those same stores during the previous year.

Beer, telephone cards, soft drinks and cigarettes represent the main product categories for Oxxo stores. FEMSA Comercio has a distribution agreement with FEMSA Cerveza. As a result of this agreement, Oxxo stores only carry beer brands produced by FEMSA Cerveza. Prior to 2001, Oxxo stores had informal agreements with Coca-Cola bottlers, including Coca-Cola FEMSA’s territories in central Mexico, to sell only their products. In 2001, a limited number of Oxxo stores commenced the sale of Pepsi products in certain cities in northern Mexico, as part of a defensive competitive strategy.

Approximately 90% of the Oxxo stores are operated by independent managers responsible for all aspects of store operations. The managers are commission agents and are not employees of FEMSA Comercio. Each store manager is the legal employer of the store’s staff, which typically numbers six people. FEMSA Comercio continually invests in on-site operating personnel, with the objective of promoting loyalty, customer-service and low personnel turnover in the stores.

Advertising and Promotion

FEMSA Comercio’s marketing efforts include both specific product promotions and image advertising campaigns. These strategies seek to increase store traffic and sales, and to reinforce the Oxxo name and market position.

FEMSA Comercio manages its advertising on three levels depending on the nature and scope of the specific campaign: local or store-specific, regional and national. Store-specific and regional campaigns are closely monitored to ensure consistency with the overall corporate image of Oxxo stores and to avoid conflicts with national campaigns. FEMSA Comercio primarily uses point of purchase materials, flyers, handbills and print and radio media for promotional campaigns, although television is used occasionally for the introduction of new products and services. The Oxxo chain’s image and brand name are presented consistently across all stores, irrespective of location.

Inventory and Purchasing

FEMSA Comercio has placed considerable emphasis on improving operating performance. As part of these efforts, FEMSA Comercio continues to invest in extensive information management systems to improve inventory management. Electronic data collection has enabled FEMSA Comercio to reduce average inventory levels. Inventory replenishment decisions are carried out on a store-by-store basis.

Management believes that the Oxxo chain’s scale of operations provides FEMSA Comercio with a competitive advantage in its ability to realize strategic alliances with suppliers. General category offerings are determined on a national level, although purchasing decisions are implemented on a local, regional or national level, depending on the nature of the product category. Given the fragmented nature of the retail industry in Mexico in general, Mexican producers of beer, soft drinks, bread, dairy products, snacks, cigarettes and other high-frequency products have established proprietary distribution systems with extensive direct distribution routes. As a result, almost 78.7% of the products carried by the Oxxo chain are delivered directly to the stores by suppliers. Other products with longer shelf lives are distributed to stores by FEMSA Comercio’s distribution system, which includes six regional warehouses located in Monterrey, Mexico City, Guadalajara, Mexicali, Mérida and León. The distribution centers operate a fleet of 120 trucks that make deliveries to each store approximately every week.

Seasonality

Oxxo stores experience periods of high demand in December, as a result of the holidays, and in July and August as a result of increased consumption of beer and soft drinks during the hot summer months. The months of November and February are generally the weakest sales months for Oxxo stores. In general, colder weather during these months reduces store traffic and consumption of cold beverages.

Other Stores

FEMSA Comercio also operates a small number of stores under the names Bara, Six and Matador.

FEMSA Empaques

Business Overview

Our packaging operations are handled through, FEMSA Empaques, the operating subsidiaries of which manufacture and distribute a wide variety of packaging solutions to the beverage industry primarily in Mexico. FEMSA Empaques has 12 production facilities and 29 service centers throughout Mexico and conducts operations primarily through two main subsidiaries: Famosa, which manufactures aluminum beverage cans and ends, and crown caps and closures; and Silices de Veracruz, S.A., which we refer to as Sivesa, which manufactures glass beverage bottles. We also manufacture commercial refrigeration equipment through Vendo de Mexico, S.A. de C.V., which we refer to as Vendo, flexible packaging materials through Grafo Regia S.A. de C.V., which we refer to as Grafo Regia, and other items such as plastics and chemical products. We announced on October 23, 2003 that FEMSA Empaques would become part of FEMSA Strategic Procurement, which we refer to as Strategic Procurement and which will coordinate procurement efforts across FEMSA.

Business Strategy

Within the FEMSA business portfolio, FEMSA Empaques performs a relevant role as it supplies essential packaging materials, particularly for our beverage operations. We have determined that certain operations within FEMSA Empaques, namely glass, cans, crown caps and closures and commercial refrigerators, are essential for our core beverage operations. Furthermore, the structure of the industry for some of these products warrants our ownership of these businesses to balance pricing and supply conditions in order to adequately support our beverage operations. For example, our main competitor in the Mexican beer market is also one of the largest packaging producers in Mexico. Therefore, we are committed to keeping those operations as part of our business going forward.

Certain other operations, such as labels and flexible packaging, plastics and chemical products, face more competitive conditions in their respective industries and are relatively less relevant to our core operations, and therefore, we have indicated our intention to divest those operations as opportunities present themselves. The price, terms and timing of these divestitures have not been established.

The primary objective of FEMSA Empaques is to provide our beer and soft drink subsidiaries with high-quality packaging materials at competitive prices. To maximize our operations, FEMSA Empaques also provides packaging materials to unaffiliated third parties. FEMSA Empaques places particular emphasis on reducing costs through productivity gains and resource conservation initiatives, providing customers with technical service as a means of ensuring production quality and competitive differentiation and investing in human and capital resources to facilitate cost reduction and competitiveness.

Customers

In 2003, sales to affiliates represented 57.5% of FEMSA Empaques’ total revenues of Ps. 7.352 billion. While sales to affiliates are still the most significant portion of FEMSA Empaques’ business, it has increased its penetration with unaffiliated third parties in recent years to improve capacity utilization and to continue to reduce the cost of packaging products for its beverage affiliates.

Currently, FEMSA Empaques’ main third-party customers include unaffiliated Coca-Cola bottlers, Casa Pedro Domecq, S.A. de C.V., Compañía Nestlé, S.A. de C.V., Labatt, Miller Brewing Co. and Coors Brewing Company. In 2003, more than 70.8% of FEMSA Empaques’ sales of crown caps were sold to unaffiliated third parties. In addition, FEMSA Empaques believes that it has developed a significant presence in the export market. In 2003, approximately 12.0% of FEMSA Empaques’ total revenues were generated through export sales.

The following table sets forth an allocation of FEMSA Empaques’ revenues by product and client category:

FEMSA Empaques—Revenue Allocation by Product and Client

	Year Ended December 31,
	2003	2002	2001	2000	1999
Product Categories:
Beverage cans	33.4%	32.7%	32.4%	36.6%	35.8%
Crown caps	10.0	10.5	10.8	10.3	9.0
Glass bottles	20.2	22.0	20.5	19.0	19.9
Commercial refrigerators	11.1	9.3	12.4	10.7	8.2
Labels and flexible packaging	8.0	9.8	9.1	8.6	7.0
Other(1)	17.3	15.7	14.8	14.8	20.1 (2)

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Client Categories:
Coca-Cola FEMSA	17.8%	17.4%	12.9%	14.6%	11.6%
FEMSA Cerveza	39.7	40.9	43.5	38.8	40.2
Third parties	42.5	41.7	43.6	46.6	48.2
Domestic	30.4	30.6	33.8	36.1	40.2
Export	12.0	11.1	9.8	10.5	8.0

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Other includes food cans, chemical products and plastic products.
(2)	Includes paper and cardboard, which was produced until 1999.

Capital Investments

Over the past five years, we have invested approximately Ps. 1.2 billion in capital improvements and expansion projects at FEMSA Empaques. These projects have included the expansion of can and can-lid capacity, and most recently, a major refurbishment of a furnace to produce glass bottles. We believe that these investments, coupled with ongoing efforts to reduce costs and streamline operating processes, have resulted in significant productivity gains by FEMSA Empaques. However, we maintain that current and future capital investments in FEMSA Empaques will be primarily determined by the packaging requirements of our beverage subsidiaries.

Principal Products

Beverage Cans

FEMSA Empaques’ activities in the beverage can segment are oriented towards the beer, soft drink and juice industries. FEMSA Empaques’ oldest operating subsidiary, Famosa, was established in 1936 to supply crown caps to the Cuauhtémoc brewery. Famosa operates six production lines, four that produce aluminum beverage can bodies at our production facilities in Ensenada and Toluca, and two that produce can ends at our production facility in Monterrey. Aggregate annual production capacity for beverage cans at our production facilities in Ensenada and Toluca is approximately 3.2 billion cans and capacity utilization was approximately 97.4% in 2003. Aggregate annual production capacity for can ends at our production facility in Monterrey was approximately 4.2 billion can ends, and average capacity utilization was 82.1% in 2003.

We believe that Famosa’s production facilities utilize state of the art technology. Famosa has a technology exchange agreement with Ball Corporation, which we refer to as Ball, for the licensing and cross-licensing of beer and soft drink can technology. Ball has recognized FEMSA Empaques’ Monterrey and Ensenada can production facilities as the benchmark for Ball’s licensees worldwide.

FEMSA Empaques is the largest Mexican beverage can manufacturer based on sales volume in 2003. The following table sets forth an allocation of FEMSA Empaques’ sales volume by client category:

FEMSA Empaques—Beverage Can Volume

	Year Ended December 31,
	2003	2002	2001	2000	1999
Beverage can sales volume (in millions of units)	3,231	3,000	2,808	3,001	3,216
Client Categories:
FEMSA Cerveza	46.3%	45.7%	50.5%	44.9%	43.5%
Coca-Cola FEMSA	12.0	11.0	6.7	12.6	9.7
Third parties	41.7	43.3	42.8	42.5	46.8
Domestic	23.7	28.9	35.1	33.7	40.6
Export	18.0	14.4	7.7	8.8	6.2

Total sales volume	100.0%	100.0%	100.0%	100.0%	100.0%

Crown Caps and Closures

In addition to can ends, in 2003 Famosa operates 10 crown cap production lines in Monterrey with an annual production capacity of approximately 16.4 billion crown caps. In 2003, capacity utilization was approximately 87.3%.

The principal clients for crown caps and closures are the domestic and international beverage industries. Demand for crown caps in Mexico has decreased due to shifts in packaging options in both the beer and soft drink industries. In response to this trend, in 1998 FEMSA Empaques added a plastic cap production unit to its existing facilities. The current installed capacity of this unit is 1.1 billion caps per year. FEMSA Empaques has been able to minimize the impact of reduced demand by its beverage affiliates through sales to an increasing number of domestic third party clients and through exports. In 2003, export demand accounted for 58.5% of FEMSA Empaques’ crown cap production.

The following table sets forth an allocation of FEMSA Empaques’ sales volume of crown caps and closures by client category:

FEMSA Empaques—Crown Caps and Closures

	Year Ended December 31,
	2003	2002	2001	2000	1999
Crown caps and closures sales volume (in millions of units)	14,347	14,287	14,028	13,404	12,765
Client Categories:
FEMSA Cerveza	27.2%	27.4%	27.9%	29.0%	30.9%
Coca-Cola FEMSA	4.3	5.6	5.4	5.9	6.0
Third parties	68.5	67.0	66.7	65.1	63.1
Domestic	10.0	11.9	15.7	18.9	20.8
Export	58.5	55.1	51.0	46.2	42.3

Total sales volume	100.0%	100.0%	100.0%	100.0%	100.0%

Glass Bottles

FEMSA Empaques manufactures glass bottles through Sivesa, which was founded in 1948. Sivesa conducts operations through its glass production facility in Orizaba, Veracruz and its bottle decorating plant in Nogales,

Veracruz. In 1979, the bottling department acquired “press blow” technology through Hermann Heye, Kommanditgesellschaft, which we refer to as Heye Glass of Germany, to produce narrow-neck beer bottles. The glass production facility in Orizaba includes three glass furnaces with an aggregate glass production capacity of 260,000 tons per year (the equivalent of approximately 1,300 million bottles). As of December 31, 2003, Sivesa’s capacity utilization was approximately 80.4%.

In the past, all of Sivesa’s output was sold to FEMSA Cerveza and Coca-Cola FEMSA. However, in the late 1990s Sivesa began selling bottles to domestic third party clients because of a reduction in the purchase of glass bottles by Coca-Cola FEMSA resulting from rapid changes in the presentation mix to non-returnable PET presentations in the Mexican market. The reduction in glass bottle sales volume during 1999 and 2000 reflects this change in presentation mix. In 2001 and 2002, this trend reverted as Coca-Cola FEMSA increased its demand for glass bottles with the introduction of a new eight-ounce Coca-Cola non-returnable presentation. In 2003, the sales volume to FEMSA Cerveza increased, but was not enough to compensate for the decrease in sales volume to domestic third parties and Coca-Cola FEMSA. During 2003, Sivesa sold 74.5% of its output to FEMSA Cerveza and 19.5% to Coca-Cola FEMSA. This represented 100% of FEMSA Cerveza’s bottle requirements and approximately 95% of Coca-Cola FEMSA’s bottle requirements. The following table sets forth an allocation of FEMSA Empaques’ sales volume of glass bottles by client category:

FEMSA Empaques—Glass Bottles

	Year Ended December 31,
	2003	2002	2001	2000	1999
Glass bottles sales volume (in millions of bottles)	1,034	1,053	972	790	856
Client Categories:
FEMSA Cerveza	74.5%	68.2%	59.8%	69.6%	73.4%
Coca-Cola FEMSA	19.5	21.0	8.6	3.5	2.2
Third parties	6.0	10.8	31.6	26.9	24.4
Domestic	3.9	9.8	26.6	21.2	21.5
Export	2.1	1.0	5.0	5.7	2.9

Total sales volume	100.0%	100.0%	100.0%	100.0%	100.0%

Other

FEMSA Empaques manufactures commercial refrigerators through Vendo and labels and flexible packaging through Grafo Regia. Vendo, which began operations in Mexico City in 1941, produces vertical and horizontal commercial refrigerators for the soft drink, beer and food industries. In 2003, Vendo sold approximately 101,415 refrigeration units, 74.9% of which were sold to affiliates. In 2003, Grafo Regia, which began operations in 1954, has its facilities in Monterrey with an annual production capacity of 13,500 tons of flexible packaging. In 2003, Grafo Regia operated at approximately 88.5% of capacity. During 2003, Grafo Regia sold 60.0% of its label production to FEMSA Cerveza and 25.8% to Coca-Cola FEMSA. Third-party customers accounted for the remaining 14.2% of production in 2003.

Management believes that growth at Vendo and Grafo Regia will continue to reflect the marketing strategies of Coca-Cola FEMSA and FEMSA Cerveza.

Plant Locations

The following map shows the locations of FEMSA Empaques’ principal production facilities:

Raw Materials

The principal raw materials used by FEMSA Empaques include aluminum, steel, paper, aluminum foil, silica sand, soda ash and polyethylene. FEMSA Empaques is vertically integrated in silica sand mining, and FEMSA Empaques’ silica sand mine has been able to satisfy all of FEMSA Empaques’ silica sand requirements. With the exception of aluminum, all of these products are available from a variety of domestic and international sources. FEMSA Empaques purchases aluminum and steel directly from qualified suppliers on a contractual basis. These contracts generally have terms of six months or one year and specify prices free-on-board at FEMSA Empaques’ plants. Companies such as Alcoa, Nittetsu-Shoji, Alcan, CSN and Rasselstein have been selected as qualified suppliers. FEMSA Empaques purchases polyethylene from Petróleos Mexicanos, which we refer to as PEMEX, and several other suppliers.

Seasonality

Demand for FEMSA Empaques’ products is closely correlated to demand in the beverage industry. However, as a supplier to the beverage industry, FEMSA Empaques’ peak demand periods generally precede the peak beverage seasons.

Other Business Segment

FEMSA Logística, S.A. de C.V., which we refer to as Logistica, provides logistics services to Coca-Cola FEMSA, FEMSA Empaques and third-party clients that either supply or participate directly in the Mexican beverage industry or in other industries. Logistica provides integrated logistics support for its clients’ supply chain, including the management of carriers and other supply chain services. Prior to January 1, 2003, we reported Logistica as part of a separate business segment that included Logistica CCM, S.A. de C.V., which we referred to as Logistica CCM and which provided logistics services to FEMSA Cerveza. As of January 1, 2003, Logistica CCM was merged into FEMSA Cerveza, and we began reporting Logistica as part of our other business segment.

Perfil Corporativo, S.A. de C.V., which we refer to as Perfil Corporativo, is the owner of the Mundet brands of soft drinks and certain concentrate production equipment.

FEMSA Servicios employs all of our corporate staff, including the personnel managing the areas of finance, corporate accounting, taxation, legal, planning, human resources and internal audit. FEMSA Servicios directs, controls, supervises and reviews the operations of our subholding companies. FEMSA Cerveza, FEMSA Empaques and FEMSA Comercio pay Emprex management fees for the services provided to them by FEMSA Servicios. In addition, FEMSA Cerveza and Coca-Cola FEMSA have each entered into a services agreement with FEMSA Servicios pursuant to which they pay for specific services.

Description of Property, Plant and Equipment

As of December 31, 2003, we owned all of our manufacturing facilities and substantially all of our warehouses and distribution centers. Our properties primarily consisted of production and distribution facilities for our beer, soft drink and packaging operations and office space. In addition, FEMSA Comercio owns approximately 10% of the Oxxo store locations, while the other stores are located in properties that are rented under long-term lease arrangements with third parties.

The table below sets forth the location, principal use and production area of our production facilities, and the subholding company that owns such facilities:

Production Facilities of FEMSA

As of December 31, 2003

Subholding Company	Location	Principal Use	Production Area
			(thousand sq. meters)
FEMSA Cerveza
	Tecate, Baja California Norte	Brewery	90
	Toluca, Estado de Mexico	Brewery	374
	Guadalajara, Jalisco	Brewery	97
	Monterrey, Nuevo León	Brewery	209
	Navojoa, Sonora	Brewery	463
	Orizaba, Veracruz	Brewery	246

Coca-Cola FEMSA
Mexico	San Cristobal de las Casas, Chiapas	Soft Drink Bottling Plant	24
	Cedro, Distrito Federal	Soft Drink Bottling Plant	18
	Cuautitlán, Estado de Mexico	Soft Drink Bottling Plant	35
	Los Reyes la Paz, Estado de Mexico	Soft Drink Bottling Plant	28
	Toluca, Estado de Mexico	Soft Drink Bottling Plant	280
	Celaya, Guanajuato	Soft Drink Bottling Plant	87
	León, Guanajuato	Soft Drink Bottling Plant	38
	Morelia, Michoacan	Soft Drink Bottling Plant	50
	Juchitán, Oaxaca	Soft Drink Bottling Plant	27
	Ixtacomitán, Tabasco	Soft Drink Bottling Plant	90
	Apizaco, Tlaxcala	Soft Drink Bottling Plant	80
	Coatepec, Veracruz	Soft Drink Bottling Plant	96

Guatemala	Guatemala City	Soft Drink Bottling Plant	46

Nicaragua	Managua	Soft Drink Bottling Plant	59

Costa Rica	San José	Soft Drink Bottling Plant	52

Subholding Company	Location	Principal Use	Production Area
			(thousand sq. meters)
Panama	Panama City	Soft Drink Bottling Plant	29

Colombia	Barranquilla	Soft Drink Bottling Plant	27
	Bogotá Norte	Soft Drink Bottling Plant	89
	Bucaramanga	Soft Drink Bottling Plant	27
	Cali	Soft Drink Bottling Plant	88
	Manantial	Soft Drink Bottling Plant	33
	Medellín	Soft Drink Bottling Plant	44

Venezuela	Antimano	Soft Drink Bottling Plant	14
	Barcelona	Soft Drink Bottling Plant	141
	Calabozo	Soft Drink Bottling Plant	70
	Maracaibo	Soft Drink Bottling Plant	34
	Maracay	Soft Drink Bottling Plant	31
	Valencia	Soft Drink Bottling Plant	91

Brazil	Campo Grande	Soft Drink Bottling Plant	36
	Jundiaí	Soft Drink Bottling Plant	191
	Mogi das Cruzes	Soft Drink Bottling Plant	95

Argentina	Alcorta	Soft Drink Bottling Plant	73

FEMSA Empaques
	Ensenada, Baja California Norte	Beverage Cans	33
	Toluca, Estado de Mexico	Beverage Cans	22
	Monterrey, Nuevo León	Crown Caps and Can Lids	51
	San Juan del Río, Querétaro	Refrigeration Equipment	25
	Acayucan, Veracruz	Silica Sand Mine	7
	Nogales, Veracruz	Bottle Decoration	26
	Orizaba, Veracruz	Glass Bottles	23

Insurance

We maintain an “all risk” insurance policy covering our properties (owned and leased), machinery and equipment and inventories as well as losses due to business interruptions. The policy covers damages caused by natural disaster, including hurricane, hail, earthquake and damages caused by human acts, including, explosion, fire, vandalism, riot and losses incurred in connection with goods in transit. In addition, we maintain an “all risk” liability insurance policy that covers product liability. We purchase our insurance coverage through an insurance broker. The policies are issued by Allianz, and the coverage is partially reinsured in the international reinsurance market.

Capital Expenditures and Divestitures

Our consolidated capital expenditures for the years ended December 31, 2003, 2002 and 2001 were Ps. 6.789 billion, Ps. 5.780 billion and Ps. 5.531 billion, respectively, and were for the most part financed from cash from operations generated by our subsidiaries. These amounts were invested in the following manner:

	Year Ended December 31,
	2003	2002	2001
In millions of Mexican pesos
Coca-Cola FEMSA	Ps. 1,910	Ps. 1,410	Ps. 1,000
FEMSA Cerveza	3,246	3,292	3,674
FEMSA Comercio	1,210	857	638
FEMSA Empaques	376	255	95
Others	47	(34)	124

Total	Ps. 6,789	Ps. 5,780	Ps. 5,531

Coca-Cola FEMSA

During 2003, Coca-Cola FEMSA’s capital expenditures focused on integration of its new territories, placing refrigeration equipment with retailers and investments in returnable bottles and cases, increasing plant operating efficiencies, improving the efficiency of its distribution infrastructure and advancing information technology. Capital expenditures in Mexico were approximately Ps. 1,431 million and accounted for most of its capital expenditures.

FEMSA Cerveza

Production

During 2003, FEMSA Cerveza invested approximately Ps. 783 million in its production facilities, of which Ps. 627 million was spent on equipment substitution and upgrades and approximately Ps. 145 million on expansion projects in existing production facilities. The capacity expansion projects occurred mainly in the Navojoa brewery. FEMSA Cerveza’s monthly installed capacity as of December 31, 2003 was 2.7 million hectoliters, equivalent to an annualized installed capacity of 32.5 million hectoliters.

Distribution

In 2003, FEMSA Cerveza invested Ps. 258 million in its distribution network. Approximately Ps. 163 million of this amount was invested in the replacement of the distribution fleet, Ps. 20 million in land and buildings and improvements to leased properties dedicated to various distribution functions, Ps. 32 million in office equipment for the distribution units and the remaining Ps. 43 million in other distribution-related investments.

Market-related Investments

During 2003, FEMSA Cerveza invested approximately Ps. 2.2 billion in market-related activities and brand support in the domestic market. A significant amount of these investments were directed to tied-account agreements with retailers and commercial support to owned and third-party distributors. Investments in retail agreements with tied customers that exceed a one-year term are capitalized and amortized over the life of the agreement. In general, FEMSA Cerveza’s retail agreements are for a period of three to four years. Other market-related investments include the purchase of refrigeration equipment, coolers, plastic furniture and other promotional items. These items are placed with retailers as a means of facilitating the retailers’ ability to service consumers and to promote the image and profile of FEMSA Cerveza’s brands.

FEMSA Comercio

FEMSA Comercio’s principal investment activity is the construction and opening of new stores. During 2003, FEMSA Comercio opened 582 net new Oxxo stores. The amount invested in 2003 dedicated to the opening of new stores and improvements to leased properties was Ps. 1.1 billion. In addition, FEMSA Comercio invested Ps. 76 million in ERP system software.

FEMSA Empaques

In 2003, FEMSA Empaques invested a total of Ps. 376 million, of which Ps. 225 million was for the refurbishment of a glass bottle furnace. In addition, investments in the metal products production facilities, which include aluminum cans and crown caps, amounted to Ps. 76 million, primarily for plant improvement and equipment substitution.

Regulatory Matters

Competition Legislation

The Ley Federal de Competencia Económica (the Federal Economic Competition Law or the Mexican Competition Law) became effective on June 22, 1993. The Mexican Competition Law and the Reglamento de la Ley Federal de Competencia Económica (the regulations under the Mexican Competition Law), effective as of March 9, 1998, regulate monopolies and monopolistic practices and require Mexican government approval of certain mergers and acquisitions. The Mexican Competition Law subjects the activities of certain Mexican companies, including us, to regulatory scrutiny. In addition, the regulations of Mexican Competition Law prohibit members of any trade association from reaching any agreement relating to the price of their products. Management believes that we are currently in compliance in all material respects with Mexican competition legislation.

In Mexico and in some of the other countries in which we operate, we are involved in ongoing competition related procedures. We believe that the outcome of these procedures will not have a material adverse effect on our financial condition.

Environmental Matters

In all of the countries where we operate, our businesses are subject to federal and state laws and regulations relating to the protection of the environment. We have expended, and may be required to expend in the future, funds for compliance with and remediation under local environmental laws and regulations. Currently, we do not believe that such costs will have a material adverse effect on our results of operations or financial condition. However, since environmental laws and regulations and their enforcement are becoming increasingly more stringent in our territories, and there is increased awareness of local authorities for higher environmental standards in the countries where we operate, changes in current regulations may result in an increase in costs, which may have an adverse effect on our future results of operations or financial condition. Management is not aware of any pending regulatory changes that would require additional remedial capital expenditures in a significant amount.

Mexico

Our Mexican operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The principal legislation is the Ley General de Equilibrio Ecológico y la Protección al Ambiente (the Federal General Law of Ecological Equilibrium and Environmental Protection) or the Mexican Environmental Law, the Ley General para la Prevención y Gestión Integral de los Residuos (the General Law for the Prevention and Integral Management of Waste), which are enforced by the Secretaría de Medio Ambiente, Recursos Naturales y Pesca (the Ministry of the Environment, Natural Resources and Fisheries) or SEMARNAP. SEMARNAP can bring administrative and criminal proceedings against companies that violate environmental laws, and it also has the power to close non-complying facilities. Under the Mexican Environmental Law, rules have been promulgated concerning water, air and noise pollution and hazardous substances. In particular, Mexican environmental laws and regulations require that Mexican companies file periodic reports with respect to air and water emissions and hazardous wastes and set forth standards for waste water discharge that apply to their operations. We are also subject to certain minimal restrictions on the operation of delivery trucks in Mexico City. We have implemented several programs designed to facilitate compliance with air, waste, noise and energy standards established by current Mexican federal and state environmental laws, including a program to install catalytic converters and liquid petroleum gas in delivery trucks for our operations in Mexico City.

In addition, we are subject to the Ley Federal de Derechos (the Federal Law of Governmental Fees), also enforced by SEMARNAP. Adopted in January 1993, the law provides that plants located in Mexico City that use deep water wells to supply their water requirements must pay a fee to the city for the discharge of residual waste water to drainage. In 1995, municipal authorities began to test the quality of the waste water discharge and charge plants an additional fee for measurements that exceed certain standards published by SEMARNAP.

Central America

Coca-Cola FEMSA’s Central American operations are subject to several federal and state laws and regulations relating to the protection of the environment, which have been enacted in the last ten years, as awareness has increased in this region about the protection of the environment and the disposal of dangerous and toxic materials. In some countries in Central America, Coca-Cola FEMSA is in the process of bringing its operations into compliance with new environmental laws. For example, in Nicaragua Coca-Cola FEMSA is in the final phase of the construction of a water treatment plant located at its bottler plant in Managua. Also, Coca-Cola FEMSA’s Costa Rica operations have participated in a joint effort along with the local division of The Coca-Cola Company called Proyecto Planeta (Project Planet) for the collection and recycling of non-returnable plastic bottles.

Colombia

Coca-Cola FEMSA’s Colombian operations are subject to several Colombian federal, state and municipal laws and regulations related to the protection of the environment and the disposal of toxic and dangerous materials. These laws include the control of atmospheric emissions and strict limitations on the use of chlorofluorocarbons. Coca-Cola FEMSA is also engaged in nationwide campaigns for the collection and recycling of glass and plastic bottles.

Venezuela

Coca-Cola FEMSA’s Venezuelan operations are subject to several Venezuelan federal, state, and municipal laws and regulations related to the protection of the environment. The most relevant of these laws are the Ley Orgánica del Ambiente (the Organic Environmental Law), the Ley Sobre Sustancias, Materiales y Desechos Peligrosos (the Substance, Material and Dangerous Waste Law) and the Ley Penal del Ambiente (the Criminal Environment Law). Since the enactment of the Organic Environmental Law in 1995, Coca-Cola FEMSA’s Venezuelan subsidiary has presented to the proper authorities plans to bring certain of its production facilities and distribution centers into compliance with the law. While the laws provide certain grace periods for compliance with the new environmental standards, Coca-Cola FEMSA has had to adjust some of the originally proposed timelines presented to the authorities, because of delays in the completion of some of these projects.

Brazil

Coca-Cola FEMSA’s Brazilian operations are subject to several federal, state and municipal laws and regulations related to the protection of the environment. Among the most relevant laws and regulations are those dealing with the emission of toxic and dangerous gases, which impose penalties, such as fines, facility closures or criminal charges depending upon the level of non-compliance. Coca-Cola FEMSA’s production plant located in Jundiaí has been recognized by from the Brazilian authorities for its compliance with environmental regulations and for having standards well above those imposed by the law. The plant has been certified for the ISO 9000 since March 1995 and for the ISO 14001 since March 1997.

Argentina

Coca-Cola FEMSA’s Argentine operations are subject to federal and provincial laws and regulations relating to the protection of the environment. The most significant of these are regulations concerning waste water discharge, which are enforced by the Secretaría de Recursos Naturales y Ambiente Humano (the Ministry of Natural Resources and Human Environment) and the Secretaría de Política Ambiental (the Ministry of Environmental Policy) for the province of Buenos Aires. Coca-Cola FEMSA’s Alcorta plant meets and is in compliance with waste water discharge standards.

Water Supply Law

FEMSA Cerveza and Coca-Cola FEMSA purchase water directly from municipal water companies and pump water from wells pursuant to concessions obtained from the Mexican government through the National Water Commission on a plant-by-plant basis. Water use in Mexico is regulated primarily by the Ley de Aguas Nacionales de 1992 (including regulations issued thereunder, the Mexican 1992 Water Law), which created the National Water Commission, charged with overseeing the national system of water use. Under the Water Law of 1992, concessions for the use of a specific volume of ground or surface water generally run for five, ten or fifteen year terms depending on the supply of groundwater in each region as projected by the National Water Commission. Concessionaires may request concession terms to be extended upon termination. The Mexican government is authorized to reduce the volume of ground or surface water granted for use by a concession by whatever volume of water that is not used by the concessionaire for three consecutive years. Our management believes that we are in general compliance with the terms of our existing concessions and that such concessions satisfy our current water requirements in Mexico. We cannot assure you, however, that groundwater will be available in sufficient quantities to meet future production needs.

We do not currently require a permit to obtain water in our other territories. In Nicaragua, Costa Rica and some plants in Colombia, we own private water wells. In Argentina, we obtain water from Aguas Argentinas, a privately-owned concessionaire of the Argentine government. In the remainder of our territories, we obtain water from governmental agencies or municipalities. In the past five years we have not had a water shortage in any of our territories, although we can give no assurances that water will be available in sufficient quantities to meet our future production needs or that additional regulations relating to water use will not be adopted in the future.

MANAGEMENT

Directors

Management of our business is vested in the board of directors. Our bylaws provide that the board of directors will consist of at least sixteen directors and designated alternate directors elected by our shareholders at the annual ordinary general shareholders meeting. Directors are elected for a term of one year, although they remain in office until successors are appointed and replace them. Alternate directors are authorized to serve on the board of directors in place of directors who are unable to attend meetings and may participate in the activities of the board of directors. Nineteen members form our board of directors. Our bylaws provide that the holders of the Series B Shares elect at least eleven directors and that the holders of the Series D Shares elect five directors. The shareholders may designate alternate directors to cover the absences of a specific director. Upon the issuance of Series L Shares or upon the conversion of the Series D-L Shares, the holders of the Series L Shares will be entitled to elect two directors.

The names and positions of the current members of the board of directors, their dates of birth and information on their principal business activities outside our company are outlined in the following table. In each case, the date presented as “First elected” corresponds to the earliest appointment to the board of directors of either FEMSA, Emprex or FEMSA’s predecessor Valores Industriales, S.A.

Series “B” Directors
Eugenio Garza Lagüera	Born:	December 1923
Director and Honorary	First elected:	1960
Life Chairman	Term expires:	2005
	Other directorships:	Honorary Life Chairman of Coca-Cola FEMSA, Instituto Tecnológico de Estudios Superiores de Monterrey (ITESM) and BBVA Bancomer
	Business experience:	Joined FEMSA in 1946 in the research department of Cuauhtémoc
	Education:	Holds degrees in chemical engineering from the University of Texas and in business administration from ITESM
	Alternate director:	Mariana Garza de Treviño(1)(2)

José Antonio Fernández(3)	Born:	February 1954
Director and Chairman of the Board	First elected (Chairman): First elected (Director):	2001 1984
	Term expires:	2005
	Principal occupation:	Chief Executive Officer of FEMSA
	Other directorships:	Chairman of the Board of Coca-Cola FEMSA, Vice-Chairman of the Board of ITESM and Member of the Boards of BBVA Bancomer, Grupo Industrial Saltillo, S.A. de C.V., Industrias Peñoles, S.A. de C.V. and Grupo Industrial Bimbo, S.A. de C.V. (Grupo Bimbo)
	Business experience:	Joined FEMSA’s strategic planning department in 1987. Held managerial positions at FEMSA Cerveza’s Commercial Division and Oxxo. Appointed our Chief Executive Officer in 1995
	Education:	Holds a degree in industrial engineering and an MBA from ITESM
	Alternate director:	Federico Reyes

Paulina Garza de Marroquín(1)(2)	Born:	March 1972
Director	First elected:	2004
	Term expires:	2005
	Principal occupation:	Private Investor
	Other directorships:	Member of the Board of Trustees of Pronatura del Noreste, A.C. and Patronato de Chipinque, A.C.
	Business experience:	Held a position in FEMSA Cerveza’s marketing department in 1996
	Education:	Holds a business administration degree from ITESM
	Alternate director:	Javier Fernández Carbajal(4)

José Calderón	Born:	September 1931
Director	First elected:	1955
	Term expires:	2005
	Principal occupation:	Chairman of Franca Servicios, S.A. de C.V.
	Other directorships:	Member of the Boards of BBVA Bancomer and Grupo Industrial Alfa, S.A. de C.V., (Grupo Alfa)
	Education:	Holds a degree in business administration from ITESM
	Alternate director:	José Calderón Rojas(5)

Consuelo Garza de Garza(6)	Born:	October 1930
Director	First elected:	1995
	Term expires:	2005
	Business experience:	Founder and Former President of Asociación Nacional Pro-Superación Personal (a non-profit organization)
	Alternate director:	Alfonso Garza Garza(7)

Max Michel Suberville	Born:	July 1932
Director	First elected:	1985
	Term expires:	2005
	Principal occupation:	Honorary Chairman of the Board of El Puerto de Liverpool, S.A. de C.V.
	Other directorships:	Member of the Boards of Grupo Lamosa, S.A. de C.V., Industrias Peñoles, S.A. de C.V., BBVA Bancomer and Grupo Nacional Provincial, S.A.
	Education:	Holds a graduate degree from The Massachusetts Institute of Technology and completed post-graduate studies at Harvard University
	Alternate director:	Max Michel González(8)

Alberto Bailleres	Born:	August 1931
Director	First elected:	1995
	Term expires:	2005
	Principal occupation:	Executive President of Industrias Peñoles, S.A. de C.V., Grupo Nacional Provincial, S.A., and Grupo BAL, S.A. de C.V.
	Other directorships:	Chairman of the Board of Industrias Peñoles, S.A. de C.V., Grupo Nacional Provincial, S.A. and Grupo Palacio de Hierro, S.A. de C.V. Member of the Boards of BBVA Bancomer and Valores Mexicanos Casa de Bolsa, S.A. de C.V.
	Education:	Holds an economics degree from Instituto Tecnológico Autónomo de México
	Alternate director:	Arturo Fernández

Eduardo A. Elizondo	Born:	December 1922
Director	First elected:	1995
	Term expires:	2005
	Principal occupation:	Attorney at law
	Other directorships:	Member of the Board of BBVA Bancomer, Chairman of the Regional Board of Advisors of Bancomer, S.A., and Grupo Industrial Ramirez, S.A.
	Business experience:	Served as Treasurer General from 1961 to 1967 and Constitutional Governor from 1967 to 1971 for the State of Nuevo León. Acted as Chairman of the Board of Valores of Monterrey, S.A. de C.V.
	Education:	Holds a law degree from the Universidad Autónoma de Nuevo León (UANL)
	Alternate director:	Juan Guichard Michel(9)

Ricardo Guajardo Touché	Born:	May 1948
Director	First elected:	1988
	Term expires:	2005
	Principal occupation:	Chairman of the Board of BBVA Bancomer
	Other directorships:	Member of the Board of El Puerto de Liverpool, S.A. de C.V., Grupo Alfa, BBVA Bancomer, Grupo Aeroportuario del Sureste, S.A. de C.V. and ITESM
	Business experience:	Has held senior executive positions in our company, Grupo AXA, S.A. de C.V. and Valores de Monterrey, S.A. de C.V.
	Education:	Holds degrees in electrical engineering from ITESM and the University of Wisconsin and a masters degree from the University of California at Berkeley
	Alternate director:	Eva Garza de Fernández(1)(10)

Alfredo Livas	Born:	July 1951
Director and Secretary	First elected:	1995
	Term expires:	2005
	Principal occupation:	President of Praxis Financiera, S.C.
	Other directorships:	Member of the Boards of Grupo Jomar, S.A. de C.V. and British American Tobacco (Mexican board)
	Business experience:	Joined FEMSA in 1978 and held several positions in the areas of financial planning and treasury and served as Chief Financial Officer from 1989 to 1999
	Education:	Holds an economics degree from the UANL and an MBA and masters degree in economics from the University of Texas
	Alternate Director:	José González Ornelas

Roberto Servitje	Born:	January 1928
Director	First elected:	1995
	Term expires:	2005
	Principal occupation:	Chairman of the Board of Grupo Bimbo
	Other directorships:	Member of the Board of DaimlerChrysler de México, S.A.
	Business experience:	Founding Member and active Chairman of Grupo Bimbo
	Education:	Holds a PMD degree from Harvard University
	Alternate director	Alfredo Martínez Urdal

Carlos Salguero	Born:	October 1929
Director	First elected:	1995
	Term expires:	2005
	Business experience:	Former Executive Vice President of Phillip Morris International
	Other directorships:	Former Member of the Boards of Tabacalera Mexicana, S.A. de C.V., Tabacalera Costarricense, S.A., Tabacalera Centroamericana, S.A. and other Latin American companies
	Education:	Holds a business degree from the Columbian Faculty of Economic Sciences, postgraduate studies in economics and management from Albany Business College and University College (Syracuse). Received an Honor for Civil Merit by H.M. the King of Spain in 1995
	Alternate director:	Eduardo Padilla Silva

José Manuel Canal Hernando	Born:	February 1940
Director	First elected:	2003
	Term expires:	2005
	Principal occupation:	Private consultant
	Other directorships:	Member of the Board of Coca-Cola FEMSA
	Business experience:	Former managing partner at Ruiz, Urquiza y Cía, S.C., from 1981 to 1999. Acted as our statutory examiner from 1984 to 2002. Presided in the Committee of Surveillance of the Mexican Institute of Finance Executives and has participated in several commissions at the Mexican Association of Public Accountants. Extensive experience in financial auditing for holding companies, banks and financial brokers
	Education:	Holds a CPA degree from the Universidad Nacional Autónoma de México
	Alternate director:	Othón Páez Garza(11)

Bárbara Garza Gonda (1)(2)	Born:	December 1959
Director	First elected:	2002
	Term expires:	2005
	Principal occupation:	Vice President of Fundación Cultural Bancomer
	Other directorships:	Alternate Director of Coca-Cola FEMSA.
	Business experience:	Has worked in BBVA Bancomer, Citibank and Banca Serfin
	Education:	Holds a degree in business administration and an MBA from ITESM
	Alternate director:	Carlos Salazar Lomelín

Series “D” Directors
Alexis E. Rovzar	Born:	July 1951
Director	First elected:	1989
	Term expires:	2005
	Principal occupation:	Executive Partner at White & Case, S.C. law firm
	Other directorships:	Member of the Boards of Coca-Cola FEMSA, Grupo Bimbo, Deutsche Bank (Mexico), Grupo ACIR, S.A. de C.V. and COMEX, S.A. de C.V.
	Business experience:	Expert in private and public mergers and acquisitions as well as other aspects of financial law and has been advisor to many companies on international business and joint venture transactions
	Education:	Holds a law degree from the Universidad Nacional Autónoma de México
	Alternate director:	Lorenzo Garza Hinojosa

Luis Téllez	Born:	October 1958
Director	First elected:	2001
	Term expires:	2005
	Principal Occupation:	Managing Director of The Carlyle Group, S. de R.L. de C.V., a finance consulting firm
	Other directorships:	Member of the Boards of Grupo Desc, S.A. de C.V., Grupo México, S.A. de C.V., Casa de Cambio Monex, S.A. de C.V., Cablevisión, S.A. de C.V. and Daimler Chrysler de México, S.A. de C.V.
	Business experience:	Former Executive Vice-President of Grupo Desc, S.A. de C.V. Served as Secretary of Energy of Mexico from 1997 to 2000 and Chief of Staff of the President of Mexico from 1996 to 1997
	Education:	Holds an economics degree from Instituto Tecnológico Autónomo de México and a Ph.D. in Economics from The Massachusetts Institute of Technology
	Alternate director:	Armando Garza Sada

Helmut Paul	Born:	March 1940
Director	First elected:	1988
	Term expires:	2005
	Principal occupation:	Owner of H. Paul & Company LLC, a corporate finance advisory firm and Senior Consultant of International Finance Corporation
	Other directorships:	Member of the Boards of Scudder Fund for Independent Power Generation (management committee), HSBC Private Equity Fund (Argentina/Brazil) and Zurich Emerging Markets Solutions
	Business experience:	Has held several managing positions in the International Finance Corporation, mainly responsible for Latin American and Caribbean investments
	Education:	Holds an MBA from the University of Hamburg
	Alternate director:	Antonio Elosua Muguerza

Lorenzo H. Zambrano	Born:	March 1944
Director	First elected:	1995
	Term expires:	2005
	Principal occupation:	Chairman and Chief Executive Officer of Cemex, S.A. de C.V.
	Other directorships:	Member of the Boards of Alfa, S.A. de C.V. (Human Resources Committee), Vitro, S.A. de C.V. (Chairman of the Compensation Committee), Televisa, S.A. de C.V., and Grupo Financiero Banamex, S.A. de C.V. Member of Citigroup’s International Advisory Board, Member of the Advisory Committee of Capital International, Inc. and Counsel to chairman of DaimlerChrysler AG.
	Education:	Holds a degree in mechanical engineering and administration from ITESM and an MBA from Stanford University
	Alternate director:	Francisco Garza Zambrano

Robert E. Denham	Born:	August 1945
Director	First elected:	2001
	Term expires:	2005
	Principal occupation:	Partner of Munger, Tolles & Olson LLP law firm
	Other directorships:	Member of the Boards of Wesco Financial Corporation, US Trust Company, and Lucent Technologies, Inc.
	Business experience:	Former Chief Executive Officer of Salomon Inc., Representative to the APEC Business Advisory Council, Member of the OECD Business Sector Advisory Group on Corporate Governance
	Education:	Magna cum laude graduate from the University of Texas, holds a JD from Harvard Law School and a masters degree in Government from Harvard University
	Alternate director:	Sergio Deschamps Ebergenyi

(1)	Daughter of Eugenio Garza Lagüera.
(2)	Sister-in-law of José Antonio Fernández.
(3)	Son-in-law of Eugenio Garza Lagüera.
(4)	Brother of José Antonio Fernández Carbajal.
(5)	Son of José Calderón Senior.
(6)	Sister of Eugenio Garza Lagüera.
(7)	Son of Consuelo Garza de Garza.
(8)	Son of Max Michel Suberville.
(9)	Nephew of Max Michel Suberville.
(10)	Wife of José Antonio Fernández.
(11)	Cousin of Eugenio Garza Lagüera.

Senior Management

The names and positions of our current senior management and that of our principal subholding companies, their dates of birth and information on their principal business activities outside of FEMSA are as follows:

FEMSA
José Antonio Fernández	See “—Board of Directors of FEMSA.”
Chief Executive Officer	Joined FEMSA:	1987
	Appointed to current position:	1994

Alfredo Martínez Urdal	Born:	September 1931
Deputy Chief Executive Officer	Joined FEMSA: Appointed to current position:	1993 2003
	Directorships:	Member of the board of Coca-Cola FEMSA
	Business experience within FEMSA:	Former Chief Executive Officer of FEMSA Cerveza and Coca-Cola FEMSA
	Other business experience:	Holds an economics degree from the Western Reserve University, a law degree from the Universidad Nacional Autónoma de México and a post-graduate degree from Harvard Business School. Has served as Chief Executive Officer of many prominent Mexican companies and banks, including Ponderosa Industrial Accel, Grupo Chihuahua, Multibanco Comermex, Celulosa de Chihuahua and Banco Comercial Mexicano

Federico Reyes	Born:	September 1945
Executive Vice-President of Finance and Corporate	Joined FEMSA: Appointed to current position:	1999 2000
Development	Directorships:	Vice Chairman of the Board of Seguros Monterrey New York Life, S.A., and Chairman of the Board of Review of Fianzas Monterrey, S.A.
	Business experience within FEMSA:	Director of Corporate Development, 1992
	Other business experience:	Holds a degree in business and finance from ITESM. Has worked as Director of Corporate Staff at Grupo AXA and has extensive experience in the insurance sector, working eight years in Valores de Monterrey, S.A. de C.V., six of them as Chief Executive Officer

José González Ornelas	Born:	April 1951
Executive Vice President of Administration and	Joined FEMSA: Appointed to current position:	1973 2001
Operative Control	Directorships:	Member of the board of directors of FEMSA Cerveza
Business experience within FEMSA:
Has held several managerial positions in FEMSA including Chief Financial Officer of FEMSA Cerveza, Director of Planning and Corporate Development of FEMSA and Chief Executive Officer of FEMSA Logística
	Other business experience:	Holds a CPA degree from the UANL and has post-graduate studies in business administration from the Instituto Panamericano de Alta Dirección de Empresa (IPADE)

Ricardo González Sada	Born:	August 1955
Executive Vice President of Human Resources	Joined FEMSA: Appointed to current position:	2000 2000
	Business experience within FEMSA:	Vice President of Strategic Planning. Held managerial positions in the human resources department of FEMSA from 1977 to 1978
	Other business experience:	Holds a degree in industrial and systems engineering from ITESM and an MBA from IESE, Barcelona. Had a 20-year career in Grupo Vitro, three of them as Chairman and Chief Executive Officer of Vidrio Plano, S.A. de C.V.

Carlos Aldrete	Born:	August 1956
General Counsel	Joined FEMSA:	1979
	Appointed to current position:	1996
	Directorships:	Alternate Secretary of the board of directors of FEMSA and Secretary of the board of directors of all of the subholding companies
	Business experience within FEMSA:	Extensive experience in international business and financial transactions, debt issuances and corporate restructurings. Expertise in securities and private mergers and acquisitions law
	Other business experience:	Holds a law degree from the UANL and a masters degree in Comparative Law from the College of Law of the University of Illinois

Rosa María Hinojosa Martínez	Born:	February 1962
Chief Accounting Officer	Joined FEMSA:	1983
	Appointed to current position:	1996
	Business experience within FEMSA:	Has held several positions in FEMSA in financial information and administrative areas and has participated in several financial transactions, debt issuances and corporate restructuring
	Other business experience:	Holds a CPA degree from ITESM, completed post-graduate studies at IPADE and has participated in several post-graduate programs in business administration

FEMSA Cerveza
Javier Astaburuaga Sanjines	Born:	July 1959
Co-Chief ExecutiveOfficer—	Joined FEMSA:	1982
Operations	Appointed to current position:	2003
	Business experience within FEMSA:
		Joined FEMSA as a financial information analyst and later acquired experience in corporate development, administrative and finance. Between 1993 and 2001, held various senior positions at FEMSA Cerveza, including Chief Financial Officer. For two years prior to his current position, was FEMSA Cerveza’s Director of Sales for the north region of Mexico.

Jorge Luis Ramos	Born:	December 1952
Co-Chief Executive Officer—Sales	Joined FEMSA: Appointed to current position:	1996 2003
	Business experience within FEMSA:	Director of Human Resources of FEMSA Cerveza from 1996 until 2000; Director of Sales, South Market from 2000 until his appointment to his current position

Gerardo Estrada Attolini	Born:	May 1957
Chief Financial Officer	Joined FEMSA:	2000
	Appointed to current position:	2003
	Business experience within FEMSA:	Chief Financial Officer of FEMSA from 2000 until 2002; Administrative Director of FEMSA Cerveza from 2002 until his appointment to his current position
	Other business experience:	Holds CPA and MBA degrees from ITESM

Coca-Cola FEMSA
Carlos Salazar	Born:	April 1951
Chief Executive Officer	Joined FEMSA:	1973
	Appointed to current position:	2000
	Business experience within FEMSA:
		Has held managerial positions in several subsidiaries of FEMSA, including Grafo Regia and PTM. Served as Chief Executive Officer of FEMSA Cerveza where he also held various management positions in the Commercial Planning and Export divisions
	Other business experience:	Bachelor’s degree in economics from ITESM, postgraduate studies in business administration and in economic development in Italy

Héctor Treviño Gutiérrez	Born:	August 1956
Chief Financial Officer	Joined FEMSA:	1981
	Appointed to current position:	1993
	Business experience within FEMSA:	Has held managerial positions in the international financing, financial planning, strategic planning and corporate development areas of FEMSA
	Other business experience:	Holds a degree in chemical engineering from ITESM and an MBA from the Wharton Business School

FEMSA Comercio
Eduardo Padilla Silva	Born:	January 1955
Chief Executive Officer	Joined FEMSA:	1997
	Appointed to current position:	2003
	Business experience within FEMSA:	Director of Planning and Control of FEMSA from 1997 to 2000; Chief Executive Officer Strategic Business Division from 2000 until his current position
	Other business experience:	Had a 20-year career in Grupo Alfa, culminating with a ten-year tenure as Chief Executive Officer of Terza, S.A. de C.V. His major areas of expertise are operational control, strategic planning and financial restructuring
	Education:	Holds a degree in mechanical engineering from ITESM and an MBA from Cornell University

Strategic Procurement (FEMSA Empaques)
Sergio Sáenz	Born:	September 1950
Executive Vice-President	Joined FEMSA:	1999
	Appointed to current position:	2003
	Directorships:	Chairman of the Board of FEMSA Cerveza
	Business experience within FEMSA:	Chief Financial Officer of FEMSA Cerveza
	Other business experience:	Had a 13-year career in Cuprum, S.A. de C.V., culminating as Chief Executive Officer. Holds a chemical engineering degree from the UANL and an MBA from the University of Texas at Austin

Alfonso Garza Garza	Born:	July 1962
Chief Executive Officer	Joined FEMSA:	1985
FEMSA Empaques	Appointed to current position:	2003
	Other directorships:	Member of the board Coca-Cola FEMSA, and Hospital San José Tec de Monterrey
	Business experience within FEMSA:	Has experience in several FEMSA business units and departments, including Domestic Sales, International Sales, Procurement and Marketing, mainly in CCM and FEMSA Empaques
	Other business experience:	Holds a degree in Industrial Engineering from the ITESM and an MBA from IPADE

MAJOR SHAREHOLDERS

The following table identifies each owner of more than 5% of any class of our shares known to the company as of March 31, 2004. Except as described below, we are not aware of any holder of more than 5% of any class of our shares. Only the Series B Shares have full voting rights under our bylaws.

Ownership of Capital Stock as of March 31, 2004

	Series B Shares(1)		Series D-B Shares(2)		Series D-L Shares(3)		Total Shares of FEMSA Common Stock
	Shares Owned	Percent of Class	Shares Owned	Percent of Class	Shares Owned	Percent of Class
Shareholder
Technical Committee and Trust
Participants under the Voting Trust(4)	1,907,373,675	69.7%	—	0.0%	—	0.0%	36.0%
Capital International Inc.(5)	67,174,220	2.5%	33,587,110	2.6%	33,587,110	2.6%	2.5%

(1)	As of March 31, 2004, there were 2,737,740,090 Series B Shares outstanding.
(2)	As of March 31, 2004, there were 1,279,785,180 Series D-B Shares outstanding.
(3)	As of March 31, 2004, there were 1,279,785,180 Series D-L Shares outstanding.
(4)	As a consequence of the technical committee’s internal procedures, the technical committee, as a whole, is deemed to have beneficial ownership with sole voting power of all the shares deposited in the voting trust and the following trust participants (as defined below), as technical committee members, are deemed to have beneficial ownership with shared voting power over those same deposited shares: BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7, Eugenio Garza Lagüera, Paulina Garza de Marroquín, Bárbara Garza Gonda, Mariana Garza de Treviño, Eva Gonda de Garza, Eva Garza de Fernández, Consuelo Garza de Garza, Alfonso Garza Garza, Patricio Garza Garza, Juan Carlos Garza Garza, Eduardo Garza Garza, Eugenio Garza Garza, Alberto Bailleres, Maria Teresa G. de Bailleres, Inversiones Bursátiles Industriales, S.A. de C.V., Corbal, S.A. de C.V., Magdalena M. de David, Alepage, S.A., BBVA Bancomer Servicios, S.A. as Trustee under Trust No. F/29013-0, Max David Michel, Juan David Michel, Monique David de VanLathem, Renee Michel de Guichard, Magdalena Guichard Michel, Rene Guichard Michel, Miguel Guichard Michel, Graciano Guichard Michel, Juan Guichard Michel, Franca Servicios, S.A. de C.V. and BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0.
(5)	Derived from Capital International Inc.’s Schedule 13F filing with the SEC, dated March 31, 2004.

As of March 31, 2004, 90.9% of the outstanding B Units were held by the voting trust, which consist of 69.7% of the outstanding Series B Shares with full voting rights. After giving effect to the global offering and the Mexican B Unit offering, and assuming the underwriters in the global offering do not exercise their over-allotment options, the voting trust will hold         % of the outstanding B Units, which is equal to         % of the outstanding Series B Shares. In the event the underwriters exercise their over-allotment options in full, the voting trust will hold         % of the outstanding B Units, which is equal to         % of the outstanding Series B Shares.

The trust participants, who are our principal shareholders, agreed in April 1998 to deposit a majority of their shares, which we refer to as the trust assets, of FEMSA into the voting trust. The primary purpose of the voting trust is to permit the trust assets to be voted as a block, in accordance with the instructions of the technical committee. The technical committee is comprised of all of the trust participants. The number of B Units deposited by each trust participant (the proportional share of the trust assets of such participant) determines the number of votes that such trust participant has on the technical committee. Most matters are decided by a simple majority of the trust assets.

The trust participants agreed to certain transfer restrictions with respect to the trust assets. During the ten-year term of the voting trust, trust assets may be transferred by trust participants to spouses and immediate family members and, subject to certain conditions, to companies that are 100% owned by trust participants, which we refer to as the permitted transferees, provided in all cases that the transferee agrees to be bound by the terms of the voting trust. In the event that a trust participant wishes to sell part of its trust assets to someone other than a permitted transferee, the other trust participants have the right of first refusal to purchase the trust assets that the trust participant wishes to sell. If none of the trust participants elects to acquire the trust assets from the selling trust participant, the technical committee will have the right to nominate (subject to the approval of technical committee members representing 75% of the trust assets, excluding trust assets that are the subject of the sale) a purchaser for such trust assets. In the event that none of the trust participants or a nominated purchaser elects to acquire trust assets, the selling trust participant will have the right to sell the trust assets to a third party on the same terms and conditions that were offered to the trust participants. Acquirors of trust assets will be permitted to become parties to the voting trust only upon the affirmative vote of technical committee members. In the event that a trust participant holding a majority of the trust assets elects to sell its trust assets, the other trust participants have “tag along” rights that will enable them to sell their trust assets to the acquiror of the selling trust participant’s trust assets.

Because of their ownership of a majority of the Series B Shares, the technical committee and trust participants may be deemed to control our company.

Ownership of Management

Several of our directors are participants in the voting trust. Each of the trust participants of the voting trust is deemed to have beneficial ownership with shared voting power over the shares deposited in the voting trust. As of March 31, 2004, 1,907,373,675 Series B Shares representing 69.7% of the outstanding Series B Shares were deposited in the voting trust.

The following table shows the Series B Shares, Series D-B Shares and Series D-L Shares as of March 15, 2004 beneficially owned by our directors who are participants in the voting trust, other than the shares deposited in the voting trust:

	Series B		Series D-B		Series D-L
Beneficial Owner	Shares	Percent of Class	Shares	Percent of Class	Shares	Percent of Class
Eugenio Garza Lagüera	4,440,868	0.2%	8,881,736	0.7%	8,881,736	0.7%
José Calderón Ayala	2,276,517	0.1	4,553,034	0.4	4,553,034	0.4
Consuelo Garza de Garza	20,821,980	0.4	4,031,160	0.3	4,031,160	0.3
Max Michel Suberville	55,270,870	2.0	0	0.0	0	0.0
Alberto Bailleres	333,890	0.0	667,780	0.1	667,780	0.1

To our knowledge, no other director or officer is the beneficial owner of more than 1% of any class of our capital stock.

DESCRIPTION OF OUR BD UNITS

The following is a summary of certain provisions of our bylaws and Mexican law relating to our BD Units. This summary is not complete. Our BD Units are described in greater detail in our bylaws, which are filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2003 incorporated by reference in this prospectus.

General

We have three series of capital stock, each with no par value:

•	Series B Shares;

•	Series D-B Shares; and

•	Series D-L Shares.

Series B Shares have full voting rights, and Series D-B and D-L Shares have limited voting rights. Prior to May 11, 2008, the shares of our company are not separable and may be transferred only in the following forms:

•	B Units, consisting of five Series B Shares; and

•	BD Units, consisting of one Series B Share, two Series D-B Shares and two Series D-L Shares.

On May 11, 2008, each Series D-B Share will automatically convert into one Series B Share with full voting rights, and each Series D-L Share will automatically convert into one Series L Share with limited voting rights. At that time, the BD Units and the B Units will cease to exist and the underlying Series B Shares and Series L Shares will be separated.

The following table sets forth information regarding our issued and outstanding capital stock as of March 31, 2004:

Class	Number	Percentage of Capital	Percentage of Voting
Series B Shares (no par value)	2,737,740,090	51.7%	100.0%
Series D-B Shares (no par value)	1,279,785,180	24.2	0.0
Series D-L Shares (no par value)	1,279,785,180	24.2	0.0

Total Shares	5,297,310,450	100.0%	100.0%

Units
BD Units	639,892,590	60.4%	23.37%
B Units	419,569,500	39.6	76.63

Total Units	1,059,462,090	100.0%	100.0%

We have not issued any capital stock in the three years ended December 31, 2003 or during 2004, and there are currently no authorized and unissued shares, in each case other than the 344,400,000 Series B Shares, 161,000,000 Series D-B Shares and 161,000,000 Series D-L Shares authorized for issuance in the global offering and the Mexican B Unit offering. Any of these shares not sold in the offerings will be cancelled.

Registration and Transfer

Our B Units and BD Units are evidenced by certificates in registered form. Our shareholders may hold their B Units or BD Units in the form of physical certificates or indirectly through institutions that have accounts with S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, or Indeval. Accounts may be maintained at Indeval by brokers, banks or other entities approved by the CNBV that are participants in Indeval. We maintain a either deposited their B Units or BD Units at our offices or are holding certificates issued by Indeval, an Indeval participant (coupled with an Indeval certificate) or a Mexican bank and present a receipt from any such institution indicating ownership by such person will be admitted to shareholders meetings.

Transfers of BD Units must be registered in our share registry. Transfers of BD Units deposited with Indeval will be registered in Indeval’s records (and evidenced by Indeval records and records of Indeval participants) pursuant to the Mexican Securities Market Law.

Voting Rights and Certain Minority Rights

Each Series B Share entitles its holder to one vote at any of our ordinary or extraordinary general shareholders meetings. Our bylaws state that the board of directors must comprise at least 16 members. Holders of Series B Shares are entitled to elect at least 11 members of our board of directors, which shall constitute the majority of the board at all times. Holders of Series D-B and D-L Shares are entitled to elect five members of our board of directors and, upon conversion of the Series D-L Shares to Series L Shares or upon issuance of Series L Shares, the holders of Series L Shares will be entitled to elect two members of the board of directors. None of our shares have cumulative voting rights, which are not customary for Mexican companies.

Under our bylaws, the holders of Series D and L Shares are entitled to vote at extraordinary shareholders meetings called to consider any of the following limited matters: (1) the transformation from one form of company to another, other than from a company with variable capital stock to a company without variable stock or vice versa, (2) any merger in which we are not the surviving entity or with other entities whose principal corporate purposes are different from those of our company or our subsidiaries, (3) change of nationality, (4) dissolution and liquidation and (5) the cancellation of the registration of the Series D Shares or Series L Shares in the Mexican Stock Exchange or in any other foreign stock market where listed, except in the case of the conversion of these shares as provided for in our bylaws.

Under Mexican law, holders of shares of any series are entitled to vote as a class in a special meeting governed by the same rules that apply to extraordinary meetings on any action that would have an effect on the rights of holders of shares of such series. There are no procedures for determining whether a particular proposed shareholder action requires a class vote, and Mexican law does not provide extensive guidance on the criteria to be applied in making such a determination.

Pursuant to the Mexican Securities Market Law and the Mexican General Corporations Law, our bylaws include a number of minority shareholder protections. These minority protections include provisions that permit:

•	holders of at least 10% of our outstanding capital stock entitled to vote (including in a limited or restricted manner) to call a shareholders meeting;

•	holders of at least 15% of our outstanding capital stock to bring an action for civil liabilities against our directors, members of the audit committee and our statutory examiners if (1) the relevant shareholders shall have voted against exercising such action at the relevant shareholders meeting, (2) the claim covers all of the damage alleged to have been caused to us and not merely the damage suffered by the complaining shareholders and (3) any recovery is for our benefit and not the benefit of the complaining shareholders;

•	holders of at least 10% of our outstanding capital stock who are entitled to vote at any shareholders meeting to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed;

•

holders of 20% of our outstanding capital stock to oppose any resolution adopted at a shareholders meeting in which they are entitled to vote and file a petition for a court order to suspend the resolution temporarily within 15 days following the adjournment of the meeting at which the action was taken, provided that (1) the challenged resolution violates Mexican law or our bylaws, (2) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution and (3) the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholder;

•	holders of at least 10% of our outstanding capital stock to appoint one member of our board of directors and one alternate member of our board of directors; and

•	holders of at least 10% of our outstanding capital stock to appoint one statutory examiner and one alternate statutory examiner.

The protections afforded to minority shareholders under Mexican law are generally different from those in the United States. Also, substantive Mexican law concerning director duties has not been interpreted by Mexican courts, unlike many states in the United States where duties of care and loyalty established by court decisions have helped to shape the rights of minority shareholders and the obligations of directors.

As a result of these factors, it is generally more difficult for our minority shareholders to enforce rights against us or our directors or shareholders than it is for shareholders of a United States issuer.

Shareholder Meetings

General shareholders meetings may be ordinary meetings or extraordinary meetings. Extraordinary meetings are those called to consider certain matters specified in Article 182 of the Mexican General Corporations Law and our bylaws. These matters include: amendments to the bylaws, liquidation, dissolution, merger and transformation from one form of company to another, issuance of preferred stock and increases and reductions of the fixed portion of our capital stock. General meetings called to consider all other matters, including increases or decreases affecting the variable portion of our capital stock, are ordinary meetings. An ordinary meeting must be held at least once each year within the first four months following the end of the preceding fiscal year (1) to consider the approval of the financial statements of FEMSA and certain of our subsidiaries for the preceding fiscal year, (2) to appoint, remove or ratify directors and statutory examiners and to determine their compensation and (3) to determine the allocation of profits and losses of the preceding year. Generally, as a matter of Mexican law, holders of securities of limited voting rights are not entitled to attend shareholders meetings at which they are not entitled to vote. Holders of BD Units or B Units are entitled to attend all shareholders meetings (by virtue of the Series B Shares and Series D Shares included in the BD Units or B Units) and to vote on matters that are subject to the vote of holders of the underlying shares.

The quorum for an ordinary shareholders meeting of the Series B Shares on first call is more than 50% of the Series B Shares, and action may be taken by a majority of the Series B Shares represented at the meeting. If a quorum is not available, a second or subsequent meeting may be called and held by whatever number of Series B Shares are represented at the meeting, at which meeting action may be taken by a majority of the Series B Shares that are represented at the meeting.

The quorum for an extraordinary shareholders meeting is at least 75% of the shares entitled to vote at the meeting, and action may be taken by a vote of the majority of all the outstanding shares that are entitled to vote. If a quorum is not available, a second meeting may be called, at which the quorum will be the majority of the outstanding capital stock entitled to vote, and actions will be taken by holders of the majority of all the outstanding capital stock entitled to vote.

Shareholders meetings may be called by the board of directors, the statutory examiner and, under certain circumstances, a Mexican court. In addition, an ordinary shareholders meeting may be called by any holder of Series B Shares if an ordinary shareholders meeting has not been held within the preceding two fiscal years or if any action required under Mexican law to be taken at any ordinary shareholders meeting is not taken. A notice of meeting and an agenda must be published in the Periódico Oficial del Estado de Nuevo León (the Official State Gazette of Nuevo León) or a newspaper of general circulation in Monterrey, Nuevo León, Mexico at least 15 days prior to the date set for the meeting. Notices must set forth the place, date and time of the meeting and the matters to be addressed and must be signed by whomever convened the meeting. Shareholders meetings will be deemed validly held and convened without a prior notice or publication whenever all the shares representing our capital are fully represented. All relevant information relating to the shareholders meeting must be made available to shareholders starting on the date of publication of the notice. To attend a meeting, shareholders must deposit their shares with the company or with Indeval or an institution for the deposit of securities prior to the meeting as indicated in the notice. If entitled to attend a meeting, a shareholder may be represented by an attorney-in-fact.

Dividend Rights

At the annual ordinary general shareholders meeting, the board of directors submits the financial statements of the company for the previous fiscal year, together with a report thereon by the board of directors and the report of the statutory examiner. Once the holders of Series B Shares have approved the financial statements, they determine the allocation of our net profits for the preceding year. Mexican law requires the allocation of at least 5% of net profits to a legal reserve, which is not subsequently available for distribution, until the amount of the legal reserve equals 20% of our capital stock. Thereafter, the holders of Series B Shares may determine and allocate a certain percentage of net profits to any general or special reserve, including a reserve for open-market purchases of our shares. The remainder of net profits is available for distribution in the form of dividends to the shareholders.

Amounts allocated as dividends will be paid to the holders of capital stock of our company in the following manner. Our bylaws provide that, before May 11, 2008, dividends will be allocated among the shares outstanding and fully paid at the time a dividend is declared in such manner that each Series D-B Share and Series D-L Share receives 125% of the dividend distributed in respect of each Series B Share. Holders of Series D-B Shares and Series D-L Shares are entitled to this dividend premium in connection with all dividends paid by us other than payments in connection with the liquidation of our company. On May 11, 2008, the Series D-B Shares will automatically convert into Series B Shares and the Series D-L Shares will automatically convert into Series L Shares, which will not be entitled to a dividend premium. From and after May 11, 2008, the Series L Shares and Series B Shares that are outstanding and fully paid at the time a dividend is declared will be entitled to share equally in any dividend.

Change in Capital and Withdrawal Rights

Our outstanding capital stock consists of both a fixed and a variable portion. The fixed portion of our capital stock may be increased or decreased only by an amendment of the bylaws adopted by a resolution of the holders of the Series B Shares at an extraordinary shareholders meeting or, in the case of a reduction of capital represented by the Series D-B, Series D-L or Series L Shares, a resolution of the holders of Series D-B, Series D-L or Series L Shares, as the case may be, at a special meeting of the holders of Series D-B, Series D-L or Series L Shares, as the case may be. The variable portion of our capital stock may be increased or decreased by resolution of an ordinary shareholders meeting. Capital increases and decreases must be recorded in our share registry and book of capital variations, if applicable.

A capital stock increase may be effected through the issuance of new shares for payment in cash or in kind, or by capitalization of indebtedness or of certain items of shareholders’ equity.

The fixed portion of our capital stock cannot be withdrawn. The outstanding variable portion of our capital stock may be fully or partially withdrawn by the shareholders, at the election of each of them. Shareholders wishing to effect a total or partial withdrawal must notify us in writing. If the notice of withdrawal is received prior to the last quarter of the fiscal year, the withdrawal becomes effective at the end of the fiscal year in which the notice is given. Otherwise, the withdrawal becomes effective at the end of the following fiscal year. Upon an election by a shareholder to withdraw its shares representing variable capital as described above, our capital stock will be reduced.

Reimbursement of withdrawn shares is made at the lower of: (i) 95% of the average price per share quoted on the Mexican Stock Exchange during the 30 trading days prior to the date on which the withdrawal becomes effective, and (ii) the book value per share as calculated from the company’s financial statements (as approved at the annual ordinary general shareholders meeting) for the fiscal year at the end of which the withdrawal becomes effective. Shareholders exercising their withdrawal rights can request reimbursement by us on the day following the ordinary shareholders meeting at which the financial statements referred to above are approved.

Because our fixed capital cannot be withdrawn, requests for withdrawals are satisfied only to the extent of the available variable capital and in the order in which they are received. Requests that are received simultaneously are fulfilled pro rata to the extent of the available variable capital.

Any increase or decrease in our capital stock or any redemption or repurchase will be subject to the following limitations: (1) Series B Shares will always represent at least 51% of our outstanding capital stock and the Series D-L Shares and Series L Shares will never represent more than 25% of our outstanding capital stock; (2) before May 11, 2008, the Series D-B, Series D-L and Series L Shares will not exceed, in the aggregate, 49% of our outstanding capital stock; and (3) from and after May 11, 2008, no Series D Shares will be outstanding, the Series L Shares will represent up to 25% of our outstanding capital stock and the Series B Shares will represent at least 75% of our outstanding capital stock.

Preemptive Rights

Under Mexican law, except in limited circumstances (including mergers, sales of repurchased shares, conversion into shares of convertible securities and issuances under Article 81 of the Mexican Securities Market Law, which is described below), in the event of an increase in our capital stock, a holder of record generally has the right to subscribe to shares of a series held by such holder sufficient to maintain such holder’s existing proportionate holding of shares of that series. Preemptive rights must be exercised during a term fixed by the shareholders at the meeting declaring the capital increase, which term must last at least 15 days following the publication of notice of the capital increase in the Official State Gazette. As a result of applicable United States securities laws, holders of ADSs may be restricted in their ability to participate in the exercise of preemptive rights under the terms of the deposit agreement. Shares subject to a preemptive rights offering, with respect to which preemptive rights have not been exercised, may be sold by us to third parties on the same terms and conditions previously approved by the shareholders or the board of directors. Under Mexican law, preemptive rights cannot be waived in advance or be assigned, or be represented by an instrument that is negotiable separately from the corresponding shares.

Article 81 of the Mexican Securities Market Law permits the issuance and sale of shares through a public offering without granting shareholders preemptive rights, if permitted by the bylaws and upon, among other things, express authorization of the CNBV and the approval of the extraordinary shareholders meeting called for such purpose. Our bylaws permit the issuance and sale of shares in a public offering in accordance with Article 81 as long as shareholders representing 25% or more of the Series B Shares do not vote against such issuance. Any shareholder that votes against such issuance has the right to demand that we sell such shareholder’s shares to the public at the same price at which the newly issued shares are to be sold.

Limitations on Share Ownership

Ownership by non-Mexican nationals of shares of Mexican companies is regulated by the Mexican Foreign Investment Law and its regulations. The Mexican Foreign Investment Commission is responsible for the administration of the Mexican Foreign Investment Law and its regulations.

As a general rule, the Mexican Foreign Investment Law allows foreign holdings of up to 100% of the capital stock of Mexican companies, except for those companies engaged in certain specified restricted industries. The Mexican Foreign Investment Law and its regulations require that Mexican shareholders retain the power to determine the administrative control and the management of corporations in industries in which special restrictions on foreign holdings are applicable. Foreign investment in our shares is not limited under either the Mexican Foreign Investment Law or its regulations.

Other Provisions

Authority of the Board of Directors

The board of directors is our legal representative and is authorized to take any action in connection with our operations not expressly reserved to our shareholders. Pursuant to the Mexican Securities Market Law, the board of directors must approve, among other matters:

•	any transactions outside of the ordinary course of our business to be undertaken with related parties;

•	significant asset transfers or acquisitions;

•	providing material guarantees or collateral; and

•	other material transactions.

Meetings of the board of directors are validly convened and held if a majority of the members are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors present at the meeting. If required, the chairman of the board of directors may cast a tie-breaking vote.

Redemption

We may redeem part of our shares for cancellation with retained earnings pursuant to a decision of an extraordinary shareholders meeting. Only shares subscribed and fully paid for may be redeemed. Any shares intended to be redeemed shall be purchased on the Mexican Stock Exchange in accordance with the Mexican General Corporations Law and the Mexican Securities Market Law. No shares will be redeemed, if as a consequence of such redemption, the Series D-B, Series D-L and Series L Shares in the aggregate exceed the percentages permitted by our bylaws or if any such redemption will reduce our fixed capital below its minimum.

Repurchase of shares

We may repurchase shares of our capital stock on the Mexican Stock Exchange at prevailing market prices. The economic and voting rights corresponding to repurchased shares may not be exercised during the period such shares are owned by us, and such shares will not be deemed outstanding for purposes of calculating any quorum or vote at any shareholders meeting. We are not required to create a special reserve for the repurchase of shares and we do not need the approval of our board of directors to effect share repurchases. However, we need the approval of our shareholders and our board of directors must appoint an individual or group of individuals for effecting share repurchases. Share repurchases must be made subject to the provisions of applicable law, including the Mexican Securities Market Law, and carried out, reported and disclosed in the manner specified by the CNBV. If we intend to repurchase shares representing more than 1% of our outstanding share capital at a single trading session, we must inform the public of such intention at least 10 minutes before submitting our bid. If we intend to repurchase shares representing 3% or more of our outstanding capital stock, we are required to conduct a public tender offer for such shares.

Our subsidiaries or other entities controlled by us may not purchase, directly or indirectly, shares representing our capital stock or shares of companies or entities that are our shareholders.

Forfeiture of shares

As required by Mexican law, our bylaws provide that non-Mexican holders of shares, BD Units and B Units (1) are considered to be Mexican with respect to such shares that they acquire or hold and (2) may not invoke the protection of their own governments in respect of the investment represented by those shares. Failure to comply with our bylaws may result in a penalty of forfeiture of a shareholder’s capital stock in favor of the Mexican state. In the opinion of Lic. Carlos Aldrete Ancira, our general counsel, under this provision, a non-Mexican shareholder (including a non-Mexican holder of ADSs) is deemed to have agreed not to invoke the protection of its own government by asking such government to interpose a diplomatic claim against the Mexican state with respect to its rights as a shareholder, but is not deemed to have waived any other rights it may have, including any rights under the United States securities laws, with respect to its investment in our company. If a shareholder should invoke governmental protection in violation of this agreement, its shares could be forfeited to the Mexican state.

Duration

The bylaws provide that the duration of our company is 99 years, commencing on May 30, 1936.

Conflict of Interest

Any shareholder that has a conflict of interest with respect to a transaction of our company is required to disclose such conflict and abstain from voting with respect to such transaction at the relevant shareholders meeting. A shareholder that votes on a business transaction in which its interests conflict with those of our company may be liable for damages, but only if the transaction would not have been approved without its vote.

Under Mexican law, any director who has a conflict of interest with our company in any transaction must disclose such fact to the other directors and abstain from voting. Any director who violates such provisions will be liable for damages.

Our directors and statutory examiners may not represent shareholders in any shareholder meetings.

Appraisal Rights

Whenever the shareholders approve a change of corporate purpose, change of nationality or the transformation from one form of company to another, any shareholder entitled to vote on such change that has voted against it, may withdraw as a shareholder of our company and have its shares redeemed by FEMSA at a price per share calculated as specified under applicable Mexican law, provided that it exercises its right within 15 days following the adjournment of the meeting at which the change was approved. Under Mexican law, the amount which a withdrawing shareholder is entitled to receive is equal to its proportionate interest in our capital stock or according to our most recent balance sheet approved by an ordinary general shareholders meeting.

Obligation of Majority Shareholders

In accordance with our corporate charter, and as prescribed by CNBV regulations, a controlling shareholder is required to make a public tender offer for the purchase of stock held by the minority shareholders in the event that the listing of the shares on the Mexican Stock Exchange is cancelled, either by our resolution or by an order of the CNBV. A controlling shareholder is a shareholder that holds a majority of our capital stock with full voting rights, has the ability to control the outcome of decisions made at a shareholders meeting or has the ability to appoint a majority of the members of our board of directors. The price at which the shares must be purchased by a controlling shareholder is the higher of (1) the average quotation price on the Mexican Stock Exchange for the 30 trading days prior to the date of the offer, or (2) the book value, as reflected in the last report filed with the CNBV and the Mexican Stock Exchange. In accordance with CNBV regulations, in the event that a controlling shareholder is unable to purchase all of our outstanding shares pursuant to a tender offer, it must form a trust, that must be maintained for a period of six months, and contribute to it the amount required to secure payment of the purchase price offered pursuant to the tender offer to all of our shareholders that did not sell their shares under the tender offer.

A controlling shareholder is not required to make a tender offer if the cancellation of the listing is approved by shares representing at least 95% of our capital stock and the aggregate consideration payable for publicly traded shares does not exceed 300,000 Unidades de Inversíon, which is a Mexican inflation unit adjusted by the changes in the Mexican Consumer Price Index. This provision of our corporate charter may not be amended without the consent of shares representing at least 95% of our capital stock and the prior approval of the CNBV. Five business days prior to the commencement of the tender offer, our board of directors must make a determination with respect to fairness of the tender offer price, taking into consideration the minority shareholders’ interests, and disclose its opinion, which must refer to the justifications of the offer price. If the board of directors is precluded from making such determination as a result of a conflict of interest, the resolution of the board of directors must be based upon a fairness opinion issued by an expert selected by the audit committee.

Liquidation

Upon the dissolution of our company, one or more liquidators must be appointed by an extraordinary general meeting of the shareholders to wind up its affairs. All fully paid and outstanding shares of capital stock will be entitled to participate equally in any distribution upon liquidation.

Limited Liability

Shareholders’ liability for our company’s losses are limited to their shareholdings in our company.

DESCRIPTION OF OUR ADSs

We have appointed The Bank of New York as ADS depositary pursuant to the Amended and Restated Deposit Agreement dated as of February 11, 2004 among us, The Bank of New York and holders and beneficial owners from time to time of our American Depositary Receipts or ADRs. The Bank of New York is located at 101 Barclay Street, New York, New York, 10286. Set forth below is a summary description of the material terms of the ADSs and the material rights of a holder of ADSs. Because it is a summary, it does not describe every aspect of the ADSs and the deposit agreement. For more complete information, you should read the entire deposit agreement, which includes the form of ADR. The deposit agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of the deposit agreement.

American Depositary Receipts

ADRs evidencing our ADSs are executed and delivered by the ADS depositary pursuant to the deposit agreement. Each ADR evidences a specified number of ADSs, and each ADS represents 10 BD Units deposited with Indeval, the Mexican depositary institution, and held by the Mexico City office of Bancomer S.A., as custodian and agent of the ADS depositary in Mexico. The custodian is the holder of record of all BD Units and shares represented by ADSs. Only persons in whose names ADRs are registered on the books of the ADS depositary will be treated by us and the ADS depositary as holders of ADSs.

Until May 11, 2008, each ADS represents 10 BD Units, with each BD Unit consisting of one Series B Share, two Series D-L Shares and two Series D-B Shares of our company, and the components of each BD Unit are not separable. On May 11, 2008, each ADS will automatically represent 30 Series B Shares and 20 Series L Shares of our company. Holders will be able to obtain the BD Units or shares, as the case may be (which, together with any other securities represented by ADSs, we refer to as deposited securities), represented by their ADSs only by surrendering their ADSs for cancellation in accordance with the terms of the deposit agreement.

Deposit, Transfer and Withdrawal

Subject to the terms and conditions of the deposit agreement, BD Units may be deposited by:

•	electronic transfer through Indeval to the account of the custodian; or

•	delivery of evidence satisfactory to the custodian that irrevocable instructions have been given to cause BD Units to be transferred to that account, in any case, accompanied by appropriate instrument(s) of transfer or endorsement in form satisfactory to the custodian, the certifications required by the ADS depositary or the custodian, and if the ADS depositary requires, a written order directing the ADS depositary to execute and deliver ADRs.

No BD Unit will be accepted for deposit unless accompanied by evidence satisfactory to the ADS depositary that any necessary approval has been granted by any governmental body in Mexico regulating currency exchange. If the ADS depositary requires, BD Units presented for deposit also must be accompanied by:

•	an agreement, assignment or instrument satisfactory to the ADS depositary by any person in whose name these BD Units are or have been recorded providing for the prompt transfer to the custodian of either (1) any distribution or right to subscribe for additional BD Units or to receive other property or shares or, (2) an indemnity or other agreement as will be satisfactory to the ADS depositary; and

•	if these BD Units are registered in the name of the person on whose behalf they are presented for deposit, a proxy entitling the custodian to vote the deposited BD Units until the BD Units are registered in the name of the custodian or its nominee.

When BD Units are deposited, the ADS depositary will execute and deliver ADRs, at its corporate trust office or upon written order of the named person(s) for the number of ADSs issuable with respect to such deposited BD Units.

Subject to the deposit agreement, the ADS depositary will register transfers of ADRs on its transfer books and by the execution of a new ADR from time to time upon the surrender of an ADR properly endorsed or accompanied by proper instruments of transfer.

Upon the surrender of an ADR at the corporate trust office of the ADS depositary together with such endorsements, instruments of transfer or written order required by the ADS depositary and upon payment of the fee for the surrender of the ADR and applicable charges and taxes, the holder of the ADR will be entitled to the deposited securities represented by the ADSs evidenced by its ADR. Delivery of these deposited securities may be made by the delivery of BD Units in the name of the holder and any other securities, property and cash to which the holder is entitled. The delivery will be made at the office of the custodian, except that the ADS depositary may deliver any dividends or other distributions on the BD Units at its office. The holder withdrawing the ADSs assumes the risk for delivery of all funds and securities upon withdrawal.

The delivery or transfer of ADRs may be suspended or refused during any period when the transfer books of the ADS depositary are closed, or if deemed necessary or advisable by the ADS depositary or us because of any requirement of law or of any government or governmental body or commission or any securities exchange on which the ADSs or BD Units are listed or for any other reason.

A holder may withdraw the underlying BD Units at any time except for:

•	temporary delays that may arise because the transfer books of the ADS depositary or our transfer books are closed, or the deposited securities are immobilized on account of a shareholders meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed on account of laws or governmental regulations relating to the BD Units or ADSs to the withdrawal of deposited securities.

Dividends, Distributions and Rights

To the extent that the ADS depositary can in its judgment convert on a reasonable basis Mexican pesos (or any other foreign currency) into U.S. dollars transferable to the United States and distributable to holders of ADSs, the ADS depositary is required, as promptly as practicable, to convert or cause to be converted all cash dividends and other cash distributions received by it on the deposited securities into U.S. dollars and to distribute the resulting U.S. dollars to holders on a proportionate basis, after deduction or upon payment of any taxes, fees, charges and expenses of the ADS depositary. Any cash dividend or other cash distribution will be reduced by any amounts required to be withheld by FEMSA or the ADS depositary on account of taxes. The ADS depositary will distribute only an amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any of these fractional amounts will be rounded to the nearest whole cent. If the ADS depositary determines that, in its judgment, the conversion of any foreign currency received and the transfer and distribution of the proceeds of this conversion is not reasonable, or if any approval or license of any government, authority or agency required for this conversion, transfer and distribution is denied or in the opinion of the ADS depositary is not obtainable within a reasonable period, the ADS depositary may distribute the foreign currency received by the ADS depositary to, or in its discretion may hold this foreign currency uninvested and without liability for interest for the respective accounts of the holders.

If any distribution upon any deposited securities consists of a dividend in, or free distribution of, BD Units, the ADS depositary may, after consultation with us, and will if we request, distribute as promptly as practicable to the holders entitled to receive this distribution, on a proportionate basis, additional ADRs evidencing an aggregate number of ADSs representing the amount of BD Units received, subject to the terms and conditions of the deposit agreement (including, without limitation, the payment of any taxes or any applicable fees, charges and expenses). In lieu of delivering fractional ADSs, the ADS depositary will sell the number of BD Units represented by fractional ADSs and distribute the net proceeds in accordance with the deposit agreement.

In the event that the ADS depositary determines that any distribution in property (including BD Units and rights to subscribe for BD Units or shares) is subject to any tax or other governmental charges that the ADS depositary is obligated to withhold, the ADS depositary may by public or private sale dispose of all or a portion of this property in the amount and in the manner that the ADS depositary deems necessary and practicable to pay any of these taxes or charges, and the ADS depositary will distribute the remaining net proceeds of any sale to holders entitled to receive this distribution in proportion to the number of ADSs held by them respectively and in accordance with the deposit agreement.

Whenever we offer or cause to be offered to the holders of BD Units, any rights to subscribe for any additional BD Units, or any rights of any other nature, the ADS depositary, after consultation with us, will have discretion as to the procedure to be followed in making these rights available or in disposing of these rights and making the net proceeds available to holders or, if by the terms of a rights offering or for any other reason, the ADS depositary may not either make these rights available to any holders or dispose of these rights, then the ADS depositary is required to allow the rights to lapse. If at the time of the offering of any rights the ADS depositary determines in its discretion that it is lawful and feasible to make these rights available to all holders or some holders, the ADS depositary may distribute to any holder to whom it determines the distribution to be lawful and feasible. In circumstances in which rights would otherwise not be distributed, if a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADS of this holder under the deposit agreement, the ADS depositary will make these rights available to this holder upon written notice from us to the ADS depositary that (1) we have elected in our sole discretion to permit these rights to be exercised and (2) the holder has executed the documents as we have determined in our sole discretion are reasonably required under applicable law.

If the ADS depositary distributes warrants or other instruments for rights to all or some holders of ADSs, then upon instruction from the holder pursuant to these warrants or other instruments to exercise these rights and payment to the ADS depositary of an amount equal to the purchase price of the BD Units or shares to be received upon the exercise of the rights, and all applicable fees, charges and expenses, the ADS depositary is required to exercise the rights and purchase the BD Units or shares, and we will cause the BD Units or shares so purchased to be delivered to the ADS depositary.

The ADS depositary will not offer rights to holders unless both the rights and the securities to which these rights relate are either exempt from, or registered under, the Securities Act. If a holder requests a distribution of warrants or other instruments, notwithstanding that there has been no registration under the Securities Act, the ADS depositary will effect this distribution if we choose to allow those rights to be exercised and the holder signs any documents that we determine are required under applicable law. Neither we nor the ADS depositary will be responsible for any failure to determine that it may be lawful or feasible to make rights available to holders or ADSs in general or to any holder or ADSs in particular.

In the event that the ADS depositary receives any distribution upon any deposited securities in property (other than cash, BD Units or rights to any BD Units), the ADS depositary is required under the deposit agreement to distribute this property or securities to the holders entitled thereto, after deduction or upon payment of any applicable taxes or other governmental charges and the fees and expenses of the ADS depositary, in proportion to their holdings, in any manner that the ADS depositary deems equitable and practicable. If in the opinion of the ADS depositary, this distribution cannot be done proportionally or for any other reason the ADS depositary deems this distribution not to be feasible, it may adopt any method it may deem equitable and practicable, including by public or private sale, to distribute the net proceeds.

Record Dates

Whenever any cash dividend or other cash distribution payable or any distribution other than cash is made or whenever rights are issued with respect to the deposited securities, or whenever, for any reason, the ADS depositary causes a change in the number of deposited securities that are represented by each ADS, or whenever the ADS depositary will receive notice of any meeting of holders of any deposited securities, the ADS depositary will fix a record date for the determination of the holders entitled to receive this dividend, distribution or rights or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any meeting, or to otherwise take action, subject to the provisions of the deposit agreement.

Voting of the Underlying Securities

Upon receipt from us of notice of any meeting of holders of BD Units or other deposited securities, the ADS depositary will, as soon as practicable thereafter, if requested by us, mail to holders of ADSs a notice of meeting stating that holders as of the close of business on a specified record date will be entitled under the deposit agreement, subject to any applicable provisions of Mexican law and our bylaws, to instruct the ADS depositary as to the exercise of their voting rights, if any, pertaining to the deposited securities represented by their ADSs, and further stating the manner in which any of these instructions are to be given, including an indication that instructions may be deemed given (if no instructions are received on or before the date set for this purpose by the ADS depositary). The ADS depositary will endeavor, insofar as is practicable and permitted by applicable law and the provisions of the deposited securities, our bylaws and the deposit agreement, to vote or cause to be voted the deposited securities represented by the ADSs in accordance with the timely instructions of the holders of ADSs.

If the ADS depositary does not receive instructions from any holder of ADSs with respect to the deposited securities on or before the date established by the ADS depositary for this purpose, the ADS depositary will deem this holder to have instructed the ADS depositary to have given a discretionary proxy to a person designated by us to vote the deposited securities. Nonetheless, instructions will not be given with respect to any matter as to which we inform the ADS depositary that (1) we do not wish this proxy given, (2) substantial opposition exists or (3) such matter materially and adversely affects the rights of holders of BD Units. In the event that we inform the ADS depositary in writing of any of the foregoing circumstances, the ADS depositary will deem this holder to have instructed the ADS depositary to vote or to give voting instructions with respect to, or cause the custodian to vote or give voting instructions with respect to, these deposited securities in the same manner as holders of the majority of the class of deposited securities voted at the relevant meeting.

The ADS depositary will, if requested in writing by us, represent all deposited securities (whether or not voting instructions have been received) for the purpose of establishing a quorum at a meeting of our shareholders.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable the holder to return voting instructions to the ADS depositary in a timely manner.

Inspection of Transfer Books, Registrar

The deposit agreement provides that the ADS depositary will keep books at its corporate trust office for the registration and transfer of ADRs open at all reasonable times for inspection by the holders. This inspection may not be for the purpose of communicating with the holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

The ADS depositary will act as registrar for the ADSs or, after consultation with us, will appoint another registrar or one or more co-registrars for registration of the ADRs in accordance with the requirements of any stock exchange on which ADSs may be listed.

The registrar may close the transfer books after consultation with us, if closure is outside the course of ordinary business, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at our reasonable request.

Reports and Notices

On or before the first date on which we give notice of

•	any meeting of holders of deposited securities,

•	any adjourned meeting of deposited securities,

•	the taking of any action in respect of any cash or other distribution, or

•	the offering of any rights in respect of deposited securities,

we will transmit to the ADS depositary and the custodian a copy of the notice in the form given or to be given to holders of deposited securities generally.

We will also transmit to the ADS depositary an English language version of the other notices, reports and communications generally made available by us to holders of deposited securities. The ADS depositary will arrange, at our request and expense, for the mailing of copies thereof to all holders of ADRs or make these notices, reports and other communication available to all holders of ADRs.

The ADS depositary will also make available a copy of any notices, reports or communications issued by us and delivered to the ADS depositary for inspection by the holders of ADSs at the ADS depositary’s corporate trust office. Any of these reports and communications, including any proxy soliciting material, furnished to the ADS depositary by us will be furnished in English, to the extent these materials are required to be translated into English pursuant to SEC regulations.

Changes Affecting Deposited Securities

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities received by the ADS depositary or the custodian in exchange for, or in conversion of, deposited securities, will be treated as new deposited securities under the deposit agreement, and the ADRs will evidence ADSs representing the right to receive these new deposited securities. The ADS depositary may and will, if we request, execute and deliver additional ADRs, or call for the surrender of outstanding ADRs to be exchanged for new ADRs.

Amendment and Termination of the Deposit Agreement

The form of ADR and any provisions of the deposit agreement may be amended by agreement between us and the ADS depositary in any respect which together we may deem necessary or desirable without the prior written consent of the holders or beneficial owners of ADRs. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other expenses), or that will otherwise prejudice any substantial existing right of holders, will not, however, become effective as to outstanding ADRs until the expiration of 30 days after notice of the relevant amendment will have been given to the holders of ADRs. Every holder and beneficial owner of ADRs at the time any amendment becomes effective will be deemed, by continuing to hold ADRs, to consent and agree to any such amendment and to be bound by the deposit agreement as amended. In no event may any amendment impair the right of any holder of ADRs to surrender their ADRs and receive the deposited securities represented by those ADRs, except in order to comply with mandatory provisions of applicable law.

The ADS depositary will, at any time at our written direction, terminate the deposit agreement by mailing a notice of termination to the holders of all ADRs then outstanding at least 30 days prior to the date fixed in the notice. The ADS depositary may likewise terminate the deposit agreement by mailing notice of termination to us and holders of all ADRs then outstanding if at any time 60 days have expired after the ADS depositary has delivered to us a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. On and after the date of termination of the deposit agreement, the holder will, upon (1) surrender of its ADRs for cancellation at the corporate trust office of the ADS depositary, (2) payment of the fee of the ADS depositary for the surrender of ADRs and (3) payment of any applicable taxes or governmental charges, be entitled to delivery, of the amount of deposited securities represented by the surrendered ADRs.

If any ADRs remain outstanding after the date of termination, the ADS depositary will discontinue the registration of transfers of ADRs, suspend the distribution of dividends to the holders thereof and not give any further notices or perform any further acts under the deposit agreement, except that the ADS depositary will continue to collect dividends and other distributions pertaining to the deposited securities, sell rights as provided in the deposit agreement and deliver deposited securities together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property (after deducting the fee of the ADS depositary for the surrender of an ADR, any expenses for the account of the holders in accordance with the deposit agreement and any applicable taxes or governmental changes), in exchange for surrendered ADRs.

At any time after the expiration of six months from the date of termination of the deposit agreement, the ADS depositary may sell the deposited securities and may hold uninvested the net proceeds of any such sale, together with any other cash then held, in an unsegregated account without liability for interest, for the pro rata benefit of the holders whose ADRs have not yet been surrendered. After making this sale, the ADS depositary will be discharged from all obligations under the deposit agreement with respect to the ADRs, the deposited securities and the ADSs, except to account for these net proceeds and other cash (after deducting the fee of the ADS depositary for the surrender of an ADR, any expenses for the account of the holders in accordance with the deposit agreement and any applicable taxes or governmental charges). Upon the termination of the deposit agreement, we will also be discharged from all obligations under the deposit agreement, except for certain obligations to the ADS depositary.

Charges of ADS Depositary

The following charges will be incurred by any party depositing or withdrawing BD Units or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or BD Units or a distribution of ADRs pursuant to the deposit agreement), or by holders of ADRs, as applicable:

•	taxes and other governmental charges;

•	registration fees as may from time to time be in effect for the registration of transfers of BD Units generally on any required registers and applicable to transfers of BD Units to or from the name of the ADS depositary, the custodian or either of their nominees on the making of deposits or withdrawals;

•	cable and facsimile transmission expenses as provided in the deposit agreement;

•	expenses incurred by the ADS depositary in the conversion of foreign currency;

•	a fee of US$5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs and the surrender of ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement to the extent permitted by the rules of any securities exchange on which the ADSs may be listed for trading;

•	a fee for the distribution of securities in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of these securities but which securities are instead distributed by the ADS depositary to holders; and

•	any other charge payable by the ADS depositary, any of the ADS depositary’s agents, including the custodian, or the agents of the ADS depositary’s agents in connection with the servicing of deposited securities.

Liability of Holders for Taxes or Other Charges

If any tax or other governmental charge will become payable by the ADS depositary with respect to any ADR or any deposited securities, this tax or other governmental charge will be payable by the holder to the ADS depositary. In the event that the ADS depositary determines that any distribution in property (including BD Units and rights to subscribe for them) is subject to any tax or other governmental charge which the ADS depositary is obligated to withhold, the ADS depositary may by public or private sale dispose of all or a portion of this property (including BD Units and rights to subscribe for them) in these amounts and in any manner as the ADS depositary deems necessary and practicable to pay any of these taxes or charges, and the ADS depositary will distribute the net proceeds of any sale after deduction of these taxes or charges to the appropriate holders in proportion to the number of ADRs held by them respectively. The ADS depositary may refuse to effect any transfer of the ADRs or any withdrawal of deposited securities represented by ADSs evidenced by the ADRs until payment is made, and may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the deposited securities represented by the ADSs evidenced by the ADRs, and may apply these dividends or other distributions or the proceeds of any sale in payment of such tax or other governmental charge and the holder of the ADR will remain liable for any deficiency. The holders of ADRs will indemnify the ADS depositary, the custodian, us and any of their or our respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

General

Every person depositing BD Units under the deposit agreement will be deemed to represent and warrant that:

•	the BD Units and each certificate therefor are validly issued, fully paid and non-assessable;

•	the BD Units are free of any pre-emptive rights of the holders of outstanding BD Units;

•	the person making the deposit is duly authorized to do so; and

•	the deposit of the BD Units and the sale of ADRs evidencing ADSs representing the BD Units are not restricted under the Securities Act.

These representations and warranties survive the deposit of any BD Units and the issuance of any ADRs. If any of these representations or warranties are false in any way, we and the ADS depositary will be authorized, at the cost and expense of the person depositing the BD Units or shares, to take any and all actions reasonably necessary to correct the consequences.

Each holder agrees to comply with requests from us pursuant to applicable law or the bylaws to provide information, including as to the capacity in which the holder holds ADRs and the identity of any other persons in the ADSs.

Neither the ADS depositary nor we assume any obligations to holders of ADRs, except that we agree to perform without negligence and without bad faith our obligations specifically stated in the deposit agreement. Neither the ADS depositary nor we will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or in respect of the ADRs, which in our opinion may involve an expense or liability for us, unless indemnity satisfactory to us against all expenses and liabilities will be furnished as often as may be required. The ADS depositary will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any such vote is cast or the effect of any such vote, as long as any action or nonaction is in good faith.

The ADS depositary will not knowingly accept for deposit under the deposit agreement any BD Units required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to these BD units.

Subject to the terms and provisions of the deposit agreement, the ADS depositary may execute and deliver ADRs prior to the receipt of BD Units, which delivery we refer to as pre-release transactions. The ADS depositary may deliver BD Units upon surrender of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release transaction is closed out as soon as the underlying BD Units are delivered to the ADS depositary. The ADS depositary may receive ADRs in lieu of BD Units to close out a pre-release transaction. Each pre-release will be:

•	preceded or accompanied by a written representation from the person to whom ADRs are to be delivered that this person, or its customer, owns the BD Units or ADRs to be remitted, as the case may be;

•	at all times fully collateralized with cash or other collateral as the ADS depositary deems appropriate;

•	terminable by the ADS depositary on not more than five business days notice; and

•	subject to further indemnities and credit regulations as the ADS depositary deems appropriate.

The number of ADSs which are outstanding at any time as a result of pre-releases will not normally exceed 30% of the deposited securities. The ADS depositary reserves the right to change or disregard this limit as it deems reasonably appropriate. In addition, upon timely notification by the company in anticipation of a distribution in respect of the BD Units, as of a business day following such notification and until one business day following the distribution record date, the ADS depositary may not permit new pre-release transactions and shall use its reasonable efforts to close out outstanding pre-release transactions. The ADS depositary may retain for its own account any compensation received from the pre-release transactions.

The ADS depositary may own and deal in any class of our securities, securities issued by our affiliates and ADRs.

TAXATION

General

The following summary contains a description of the material U.S. and Mexican federal tax consequences of the purchase, ownership and disposition of our BD Units or ADSs by certain non-Mexican resident holders.

This summary is based upon federal tax laws of the United States and Mexico as in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico, which we refer to as the Tax Treaty, all of which are subject to change. This summary does not purport to be a comprehensive description of all the U.S. or Mexican federal income tax considerations that may be relevant to a decision to purchase, own or dispose of our BD Units or ADSs. The summary does not address any tax consequences under the laws of any state, municipality or locality of Mexico or the United States or the laws of any taxing jurisdiction other than the federal laws of Mexico and the United States. Holders of BD Units or ADSs should consult their own tax advisers as to the Mexican and U.S. tax consequences of the purchase, ownership and disposition of BD Units or ADSs, including, in particular, the effect of any foreign (non-Mexican and non-U.S.), state or local tax laws.

U.S. Federal Income Tax Considerations

For purposes of this description of the U.S. federal income tax consequences, holders of BD Units or ADSs who are citizens or residents of the United States, a U.S. domestic corporation or a person or entity that otherwise will be subject to U.S. federal income tax on a net income basis in respect of the BD Units or ADSs are referred to as U.S. holders. This description does not purport to be a description of all of the possible tax considerations that may be relevant to a decision to purchase the BD Units or ADSs. In particular, this discussion does not address all U.S. federal income tax considerations that may be relevant to a particular investor, nor does it address the special tax rules applicable to certain categories of investors, such as banks, dealers, traders who elect to mark to market, tax-exempt entities, insurance companies, investors who hold the BD Units or ADSs as part of a hedge, straddle, conversion or integrated transaction or investors who have a “functional currency” other than the U.S. dollar. This summary deals only with U.S. holders that will hold the BD Units or ADSs as capital assets, but does not address the tax treatment of a U.S. holder that owns or is treated as owning 10% or more of the voting shares of our company.

Ownership of ADSs

In general, for U.S. federal income tax purposes, U.S. holders of ADSs will be treated as the owners of the deposited securities underlying the ADSs.

Taxation of Dividends and Stock Distributions

The gross amount of any dividends paid with respect to the BD Units generally will be included in the gross income of a U.S. holder as ordinary income on the day on which the dividends are received by the U.S. holder, in the case of the BD Units, or by the ADS depositary, in the case of the BD Units represented by ADSs, and will not be eligible for the dividends received deduction allowed to corporations under the Internal Revenue Code of 1986, as amended.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual U.S. holder prior to January 1, 2009 with respect to the BD Units or ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the BD Units and the ADSs will be treated as qualified dividends if our company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”), foreign personal holding company (“FPHC”) or foreign investment company (“FIC”). Based on our company’s audited financial statements and relevant market and shareholder data, our company believes that it was not treated as a PFIC, FPHC or FIC for U.S. federal income tax purposes with respect to its 2003 taxable year. In addition, based on our company’s audited financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, our company does not anticipate becoming a PFIC, FPHC or FIC for its 2004 taxable year. The U.S. Department of Treasury has announced its intention to promulgate rules pursuant to which U.S. holders of ADSs or common stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to treat dividends as qualified dividends for tax reporting purposes. Because such procedures have not yet been issued, it is not clear whether our company will be able to comply with the procedures, although our company intends to make reasonable efforts to do so. U.S. holders of BD Units and ADSs should consult their own tax advisers regarding the availability of the qualified dividend tax rate in the light of the considerations discussed above and their own particular circumstances.

Dividends generally will constitute foreign source “passive income” or, in the case of certain U.S. holders, “financial services income” for U.S. foreign tax credit purposes. Dividends, which will be paid in Mexican pesos, will be converted into U.S. dollars by the ADS depositary on the date of receipt and will be includible in the income of a U.S. holder on the date they are received by the ADS depositary. Because such dividends will be converted into U.S. dollars by the ADS depositary on the date of receipt, a U.S. holder of ADSs generally should not be required to recognize foreign currency gain or loss in respect of the dividends. Dividends received by a holder in respect of BD Units will be includible in the income of a U.S. holder in a U.S. dollar amount calculated, in general, by reference to the exchange rate in effect on the date that they are received by the U.S. holder (regardless of whether the Mexican pesos are in fact converted into U.S. dollars on such date). Any gain or loss realized by a U.S. holder who converts Mexican pesos into U.S. dollars on a date subsequent to the date of receipt of dividends will generally be ordinary income or loss, and will be treated as income or loss from sources within the United States for U.S. foreign tax credit purposes.

Distributions of additional shares to U.S. holders with respect to the BD Units (and accompanying distributions with respect to ADSs) that are made as part of a pro rata distribution to all of our shareholders and for which there is no option to receive other property generally will not be subject to U.S. federal income tax.

A non-U.S. holder of BD Units or ADSs will not be subject to U.S. federal income or withholding tax on dividends received on BD Units (or with respect to ADSs), unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

Taxation of Capital Gains

A gain or loss realized by a U.S. holder on the sale or other disposition of BD Units or ADSs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in the BD Units or ADSs. Any such gain or loss will be a long-term capital gain or loss if the BD Units or ADSs were held for more than one year on the date of such sale. Net long-term capital gain recognized by an individual U.S. holder before January 1, 2009 generally will be taxed at a maximum rate of 15%. The deduction of capital losses is subject to limitations for U.S. federal income tax purposes. Deposits and withdrawals of BD Units by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes. In addition, the conversion of BD Units into our shares on May 11, 2008 will not result in the realization of gain or loss for U.S. federal income tax purposes.

Gain, if any, realized by a U.S. holder on the sale or other disposition of BD Units or ADSs will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Mexican withholding tax is imposed on the sale or disposition of BD Units, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. holders should consult their own tax advisers regarding the application of the foreign tax credit rules to their investment in, and disposition of, BD Units.

A non-U.S. holder of BD Units or ADSs will not be subject to U.S. federal income or withholding tax on any gain realized on the sale of BD Units or ADSs, unless (i) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

U.S. Backup Withholding and Information Reporting

A U.S. holder of BD Units or ADSs may, under certain circumstances, be subject to “backup withholding” with respect to certain payments to such U.S. holder, such as dividends or the proceeds of a sale or disposition of BD Units or ADSs, unless such holder (i) is a corporation or comes within certain exempt categories, and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules does not constitute a separate tax and will be creditable against the holder’s U.S. federal income tax liability. While non-U.S. holders generally are exempt from backup withholding, a non-U.S. holder may, in certain circumstances, be required to comply with certain information and identification procedures in order to prove this exemption.

Mexican Federal Income Tax Considerations

General

For purposes of Mexican taxation, a natural person is a resident of Mexico, if he or she has established his or her principal place of residence in Mexico and, in the case that he or she has a principal place of residence outside of Mexico, if he or she has his or her center of vital interests (centro de intereses vitales) in Mexico. It is considered that the center of vital interests of an individual is in Mexico, among other cases, when at least 50% of that person’s total income in a calendar year derives from sources located in Mexico or the individual’s principal center of professional activities is located in Mexico. A legal entity is a resident of Mexico either if it is organized under the laws of Mexico or if it has its principal place of business or its place of effective management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such a person can demonstrate that the contrary is true. If a legal entity or an individual is deemed to have a permanent establishment in Mexico for tax purposes, all income attributable to such a Mexican permanent establishment will be subject to Mexican taxes, in accordance with applicable tax laws. This summary addresses tax considerations applicable to a person that does not meet the aforementioned requirements to be deemed a resident of Mexico for tax purposes and referred to in this summary as a non-resident holder.

Taxation of Dividends

Dividends, either in cash or in any other form, paid to non-resident holders with respect to the BD Units or the ADSs will not be subject to any Mexican withholding or other Mexican tax. We will be required to pay a 32% tax on 1.4706 times the amount of the dividend, if the dividend is not paid from earnings that have already been subject to income tax.

Taxation of Dispositions

The sale or other disposition of ADSs by a non-resident holder will not be subject to Mexican tax. Deposits and withdrawals of ADSs will not give rise to Mexican tax or transfer duties.

Gains realized on the sale or other disposition of BD Units by a non-resident holder will not be subject to any Mexican tax if the sale is carried out through the Mexican Stock Exchange or other recognized securities exchange or market, as determined by Mexican tax authorities. Gains realized on sales or other dispositions of BD Units by non-resident holders made in other circumstances would be subject to Mexican income tax. Under the terms of the Tax Treaty, gains obtained by a U.S. holder eligible for benefits under the Tax Treaty on the disposition of BD Units will not generally be subject to Mexican tax, provided that those gains are not attributable to a permanent establishment of such U.S. holder in Mexico and that the eligible U.S. holder did not own, directly or indirectly, 25% or more of our share capital during the 12-month period preceding the disposition.

Gains of a non-resident holder of BD Units eligible for benefits under a tax treaty to which Mexico is a party, which is in effect, may be exempt, in whole or in part, from Mexican tax under the applicable treaty. Holders of BD Units should consult with their own tax advisers to determine their entitlement to benefits accorded under any applicable tax treaty.

Other Mexican Taxes

There are no inheritance or succession taxes applicable to the ownership, transfer or disposition of BD Units or ADSs by a non-resident holder; however, receipt of BD Units pursuant to a gratuitous transfer may, in certain circumstances, cause a Mexican federal tax to be imposed on the recipient. There are no Mexican stamp, issuer, registration or similar taxes or duties payable by holders of BD Units or ADSs.

UNDERWRITING

Under the terms and subject to the conditions contained in an international underwriting agreement dated the date of this prospectus, the international underwriters named below, for whom Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them severally, the number of ADSs indicated below:

Name	Number of ADSs
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated

Total

The international underwriting agreement provides that the obligations of the several international underwriters to pay for and accept delivery of the ADSs are subject to the approval of certain legal matters by their counsel and to certain other conditions. The international underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any of the ADSs are taken. However, the international underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

The international underwriters initially propose to offer part of the ADSs directly to the public at the public offering price for the ADSs set forth on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$             per ADS under the public offering price. Any international underwriter may allow, and such dealers may reallow, a concession not in excess of US$             per ADS to other international underwriters or to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be changed by the representatives.

We have also entered into a Mexican underwriting agreement with Acciones y Valores de México, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, an affiliate of Citigroup Global Markets Inc., and Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer, the Mexican underwriters in the concurrent Mexican BD Unit offering, providing for the offering and sale of              BD Units by us in Mexico. The public offering price per BD Unit in the concurrent Mexican BD Unit offering will be the same as the public offering price per ADS set forth on the cover page of this prospectus, except that in the concurrent Mexican BD Unit offering, the public offering price will be expressed in Mexican pesos and adjusted to reflect the ratio of 10 BD Units per ADS. The closings of the international offering and the concurrent Mexican BD Unit offering are conditioned upon each other and also upon the simultaneous closing of the Mexican B Unit offering.

In addition to the global offering, we are offering B Units in a separate offering in Mexico. The underwriters in the global offering are not acting as underwriters in the Mexican B Unit offering.

Approximately 50% of the BD Units, including BD Units in the form of ADSs, being offered in the global offering will be offered to beneficial owners of outstanding ADSs or BD Units, respectively, pursuant to the share allocation programs in the international offering and the concurrent Mexican BD Unit offering, as the case may be. See “Share Allocation Programs.”

To provide for the coordination of their activities, the international underwriters and the Mexican underwriters have entered into an intersyndicate agreement, which provides for, among other things, the allocation of ADSs and BD Units being offered in the global offering between the international offering and the concurrent Mexican offering, as deemed appropriate by Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated. To the extent there are sales between the international underwriters and the Mexican underwriters, pursuant to the intersyndicate agreement, the number of ADSs initially available for sale by the international underwriters, and the number of BD Units initially available for sale by the Mexican underwriters may be more or less than the numbers appearing in this prospectus. Except as permitted by the intersyndicate agreement, the price of any ADSs so sold will be the respective public offering price, less an amount not greater than the selling concession.

Pursuant to the intersyndicate agreement, as part of the distribution of the ADSs and BD Units and subject to certain exceptions:

•	the international underwriters will offer the ADSs in the United States and elsewhere outside of Mexico; and

•	the Mexican underwriters will offer the BD Units, directly or indirectly, only in Mexico (other than, in the case of the share allocation program in the concurrent Mexican BD Unit offering, to beneficial owners of the outstanding BD Units as of the record date who may be outside of Mexico).

We have granted to the underwriters options, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional BD Units, in the form of ADSs or BD Units, at the public offering prices set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise these options solely for the purpose of covering over-allotments, if any, made in connection with the global offering. To the extent the international underwriters exercise an option, each international underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional ADSs as the number listed next to that international underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all international underwriters in the preceding table. If the international underwriters’ option is exercised in full, the total price to the public would be US$            , the total international underwriters’ discounts and commissions would be US$             and total proceeds to us from the sale of ADSs would be US$            .

We estimate that the total expenses of the global offering payable by us, excluding underwriting discounts and commissions, will be approximately US$             million.

The offering of ADSs is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000 (“FSMA”), and each international underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which section 21(1) of FSMA does not apply to FEMSA. Each of the international underwriters agrees and acknowledges that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

The ADSs may not be offered, transferred, sold or delivered to any individual or legal entity other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities) in The Netherlands.

Buyers of ADSs sold by the international underwriters may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the offering price.

Each of us, certain of our directors and officers and each participant in the voting trust described under “Major Shareholders” has agreed that, without the prior written consent of Citigroup Global Markets Inc. and

Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 90 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock in the form of shares, units or ADSs or any securities convertible into or exercisable or exchangeable for shares of our capital stock, units or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our capital stock, units or ADSs;

whether any transaction described above is to be settled by delivery of shares of capital stock, ADSs, units or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to transfers of shares of capital stock, units or ADSs among participants in the voting trust or to the sale of shares of capital stock, units or ADSs by us to the international underwriters or the Mexican underwriters in the global offering or sales of B Units by FEMSA in the Mexican B Unit offering.

In order to facilitate the offering of the ADSs, the international underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the international underwriters may over-allot in connection with the offering, creating a short position in the ADSs for their own account. In addition, to cover over-allotments or to stabilize the price of the ADSs, the international underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the international offering, if the syndicate repurchases previously distributed ADSs in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels. The international underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the international underwriters. The representatives may agree to allocate a number of ADSs to international underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to international underwriters that may make internet distributions on the same basis as other allocations.

We have agreed to indemnify the international underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments which the international underwriters may be required to make in respect of such liabilities.

Certain of the international underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for FEMSA and its subsidiaries, for which they received or will receive customary fees and expenses. Currently, affiliates of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are lenders under our bridge loan agreement. We expect to use the net proceeds from the global offering to repay the affiliates of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated who are lenders under our bridge loan agreement.

Because more than 10% of the net proceeds of the international offering may be paid to Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, each a member of the National Association of Securities Dealers, Inc., and/or their respective affiliates, the international offering will be conducted in accordance with NASD Conduct Rule 2710(h).

SHARE ALLOCATION PROGRAMS

The following is a summary of the procedures relating to the share allocation program in the international offering, as well as instructions for obtaining information concerning the procedures relating to the share allocation program in the concurrent Mexican BD Unit offering.

At an extraordinary shareholders meeting held on July 27, 2004, our shareholders:

•	approved the issuance of BD Units to be sold in the form of ADSs and BD Units in the global offering and the issuance of B Units in the Mexican B Unit offering; and

•	waived, pursuant to Article 81 of the Mexican Securities Market Law, the preemptive rights that would otherwise apply under Mexican law in connection with the global offering.

On             , 2004, the CNBV authorized us to proceed with the global offering and the Mexican B Unit offering in accordance with Article 81.

Pursuant to share allocation programs, beneficial owners of outstanding ADSs or BD Units as of             , 2004, which is the record date, will be eligible, subject to compliance with the procedures and conditions summarized in this prospectus, to purchase up to              ADSs or BD Units for each ADS or BD Unit, as applicable, beneficially owned by them as of the record date.

Beneficial owners of ADSs and BD Units who fail or are unable to comply with the applicable procedures and conditions in a timely manner will not be eligible to receive an allocation of ADSs or BD Units, as applicable.

The aggregate number of ADSs and BD Units initially available under the share allocation programs will represent 50% of the BD Units, including BD Units in the form of ADSs, to be offered in the global offering (excluding exercise of the underwriters’ over-allotment options, if any). Each beneficial owner’s eligible allocation of ADSs or BD Units will be calculated based on the proportional ownership percentage of the BD Units represented by that beneficial owner’s ADSs or BD Units as of the record date.

Holders of ADSs or BD Units may seek to purchase ADSs or BD Units in the global offering in addition to any ADSs or BD Units they are eligible to purchase in the share allocation programs.

Any ADSs or BD Units not purchased by beneficial owners in the share allocation programs in the global offering will be offered by the underwriters on the same basis as the other ADSs or BD Units offered in the global offering.

The global offering will not be registered or qualified in any jurisdiction other than the United States and Mexico. Offers and sales of ADSs or BD Units pursuant to the share allocation programs, and the global offering generally, will be made only in jurisdictions where, and to persons to whom, it is lawful to do so.

Share Allocation Program in International Offering

Allocation

Each beneficial owner of ADSs as of the record date who elects to purchase additional ADSs in the international offering and complies with all of the procedures and conditions summarized below on a timely basis will be eligible to purchase                      ADSs in the international offering for each ADS beneficially owned as of the record date.

If a beneficial owner’s pro rata portion of the share allocation program would result in a fractional ADS being issued, the number of ADSs which that beneficial owner will be allocated in the share allocation program will be rounded down to the nearest whole ADS.

A beneficial owner’s eligibility to be allocated ADSs in the share allocation program is not transferable to any other person or entity.

The purchasers of ADSs in the share allocation program will pay the public offering price per ADS set forth on the cover of this prospectus.

Morgan Stanley & Co. Incorporated, or Morgan Stanley, will administer the share allocation program in the international offering on behalf of FEMSA.

Procedures and Conditions for Participating in the Share Allocation Program

A beneficial owner of ADSs as of the record date who wishes to purchase ADSs in the share allocation program must complete and submit an eligibility/expression of interest form by means of a dedicated website administered by Morgan Stanley at                             . Any beneficial owner as of the record date unable to access the website should contact                             .

The eligibility/expression of interest form must be completed and submitted via the website no later than the submission deadline, which is expected to be three business days before the pricing date or such other date as specified on the website. Notice of the submission deadline will be provided on the website. The eligibility/expression of interest form will require each beneficial owner of ADSs to, among other requirements:

•	authorize verification by the corresponding registered holder of beneficial ownership of the number of ADSs beneficially owned by such beneficial owner and held by such registered holder as of the record date; and

•	provide a non-binding indication of the number of ADSs that such beneficial owner wishes to purchase in the share allocation program in the international offering (which number may not exceed such beneficial owner’s maximum eligible allocation).

Beneficial owners of ADSs who wish to participate in the share allocation program but do not have a brokerage account with one of the underwriters will be required to open a temporary brokerage account with Morgan Stanley solely for the purpose of facilitating their participation in the program. Upon the settlement of the international offering, ADSs purchased through the share allocation program will be transferred to a brokerage account designated by the beneficial owner, and the Morgan Stanley account will be closed. No fees will be charged in connection with the opening or closing of the Morgan Stanley account or the transfer of ADSs. The opening of an account will not result in the beneficial owner being solicited by a broker or financial advisor or otherwise being solicited by Morgan Stanley.

Beneficial owners of ADSs who have submitted a duly completed eligibility/expression of interest form on the website on a timely basis will be advised by e-mail of the occurrence of the pricing of the international offering after 4:00 p.m. (New York time) on the pricing date. Notice of the pricing date will be provided on the website. A beneficial owner must confirm the number of ADSs that he or she wishes to purchase (which number may not be greater that the total number of ADSs indicated on his or her eligibility/expression of interest form) at the international offering price before 11:00 p.m. (New York time) on the pricing date either on the website or by telephone at                     . Confirmation by a beneficial owner on the website or by telephone at that time constitutes an irrevocable commitment to purchase the number of ADSs contained in the confirmation at the public offering price (subject only to delivery to the beneficial owner by Morgan Stanley of this prospectus, along with a confirmation of sale, in accordance with the Securities Act and the rules and regulations promulgated by the SEC thereunder).

Payment for the purchase of ADSs must be received by the close of business on the settlement date in the form of immediately available U.S. dollar funds.

Beneficial owners of ADSs as of the record date who do not comply with all of the procedures and conditions summarized above on a timely basis, including but not limited to those procedures and conditions relating to the eligibility/expression of interest form, brokerage accounts and confirmation of purchase on the pricing date, will not be allocated ADSs in the share allocation program.

Share Allocation Program in Concurrent Mexican BD Unit Offering

Acciones y Valores de México, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, or Accival, will administer the share allocation program in the concurrent Mexican BD Unit offering on behalf of FEMSA. Accival is an affiliate of Citigroup Global Markets Inc., an underwriter in the international offering.

A beneficial owner of outstanding BD Units as of the record date wishing to purchase BD Units in the share allocation program is advised to contact his or her Mexican custodian that is a member of Indeval, through which he or she holds BD Units, in order to arrange for his or her participation in the share allocation program in the concurrent Mexican BD Unit offering. Indeval is the Mexican securities clearing system, which performs functions broadly similar to those performed by The Depository Trust Company in the United States. Under the procedures for the share allocation program in the concurrent Mexican BD Unit offering, expressions of interest will be submitted by a beneficial owner to the relevant custodian which, in turn, will submit aggregated expressions of interest to Accival. The expression of interest must be submitted to Accival no later than three business days before the pricing date. In addition, the custodians will confirm to Accival, on an irrevocable basis, the purchase orders on the evening of pricing. Payment for the purchase of BD Units must be in the form of Mexican pesos.

A summary of procedures for the share allocation program in the concurrent Mexican BD Unit offering will be filed with the SEC by FEMSA on a report on Form 6-K, which will be incorporated by reference in this prospectus.

Information Agent

We have appointed                  to act as information agent for the share allocation program in the international offering. The information agent may be contacted at                  or                  to answer questions with respect to the share allocation program in the international offering.

LEGAL MATTERS

The validity of the BD Units offered and sold in the international offering will be passed upon for us by Lic. Carlos Aldrete Ancira, our general counsel, and for the international underwriters by Ritch, Heather y Mueller, S.C. The validity of the ADSs offered and sold in the international offering will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, our U.S. counsel, and for the international underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of Fomento Económico Mexicano, S.A. de C.V., except FEMSA Comercio, S.A. de C.V. and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and FEMSA Empaques, S.A. de C.V. and subsidiaries as of December 31, 2003 and for the year then ended, incorporated herein by reference in this prospectus from FEMSA’s annual report on Form 20-F for the year ended December 31, 2003 have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., a member firm of Deloitte Touche Tohmatsu, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the acquisition of Panamerican Beverages, Inc. and the adoption of Mexican generally accepted accounting standards C-8, “Intangible Assets”, C-9, “Liabilities, Provisions, Contingent Assets and Liabilities and Commitments”, and C-2, “Financial Instruments”) thereon incorporated herein by reference. The financial statements of FEMSA Comercio, S.A. de C.V. and subsidiaries and FEMSA Empaques, S.A. de C.V. and subsidiaries (consolidated with those of FEMSA) not presented separately herein have been audited by Mancera, S.C., as stated in their reports incorporated herein by reference. Such financial statements of FEMSA and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. The foregoing firms are independent registered public accounting firms.

The 2002 financial statements and the related financial statement schedule of Panamco incorporated in this prospectus by reference from Panamco’s annual report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassification of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures and reclassification and relating to a 2002 change in Panamco’s method of accounting for goodwill), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Panamco as of December 31, 2001 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the two years in the period ended December 31, 2001 were audited by Arthur Andersen LLP. The company has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP, as required by section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP, pursuant to section 11(a)(4) of the Securities Act and therefore your right to recovery under that section may be limited as a result of the lack of consent.

ENFORCEABILITY OF CIVIL LIABILITIES

Fomento Económico Mexicano, S.A. de C.V. is a variable capital stock corporation (sociedad anónima de capital variable) organized under the laws of Mexico. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located in Mexico. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Lic. Carlos Aldrete Ancira, our general counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about Fomento Económico Mexicano, S.A. de C.V. and our BD Units and ADSs, you should refer to our registration statement and its exhibits. This prospectus summarizes the contents of contracts and other documents that we refer you to. Since this prospectus may not contain all of the information that is important to you, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. As a foreign private issuer, we and our shareholders are exempt from some of the reporting requirements of the Securities Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our shares. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file reports electronically with the SEC, which are available on the SEC’s website at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Consolidated balance sheets at March 31, 2004 (unaudited) and December 31, 2003	F-2

Consolidated income statements (unaudited) for the three months ended March 31, 2004 and 2003	F-3

Consolidated statements of changes in financial position (unaudited) for the three months ended March 31, 2004 and 2003	F-4

Consolidated statements of changes in stockholders’ equity for the three months ended March 31, 2004 (unaudited) and 2003 and the year ended December 31, 2003	F-5

Notes to the consolidated financial statements at March 31, 2004 and 2003	F-6

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Consolidated Balance Sheets

At March 31, 2004 and December 31, 2003

Amounts expressed in millions of U.S. dollars ($) and

in millions of constant Mexican pesos (Ps.) as of March 31, 2004

	Unaudited March 31, 2004			December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$591	Ps.	6,600	Ps.	7,863
Accounts receivable	385		4,302		4,189
Inventories	610		6,816		6,987
Recoverable taxes	88		990		652
Prepaid expenses	76		846		638

Total current assets	1,750		19,554		20,329

Investments in shares	84		938		952
Property, plant and equipment	3,806		42,524		42,906
Other assets	565		6,326		6,444
Intangible assets and goodwill	3,183		35,565		35,425

TOTAL ASSETS	$9,388	Ps.	104,907	Ps.	106,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank loans	$203	Ps.	2,269	Ps.	2,465
Interest payable	36		403		411
Current maturities of long-term debt	220		2,461		2,629
Suppliers	549		6,140		7,098
Taxes payable	151		1,688		1,447
Dividend payable	81		907		1,087
Accounts payable, accrued expenses and other liabilities	277		3,079		1,873

Total current liabilities	1,517		16,947		17,010

Long-Term Liabilities:
Bank loans and notes payable	2,889		32,278		33,895
Labor liabilities	169		1,886		1,850
Deferred income taxes	336		3,761		3,902
Other liabilities	253		2,830		2,547

Total long-term liabilities	3,647		40,755		42,194

Total liabilities	5,164		57,702		59,204

Stockholders’ Equity:
Minority interest in consolidated subsidiaries	1,621		18,109		17,980

Majority interest:
Capital stock	386		4,309		4,309
Additional paid-in capital	1,095		12,249		12,249
Retained earnings from prior years	1,638		18,309		15,696
Net income	73		814		3,144
Cumulative translation adjustment	(58)		(653)		(617)
Cumulative result of holding non-monetary assets	(531)		(5,932)		(5,909)

Total majority interest	2,603		29,096		28,872

Total stockholders’ equity	4,224		47,205		46,852

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,388	Ps.	104,907	Ps.	106,056

The accompanying notes are an integral part of these consolidated balance sheets.

Monterrey, N.L., Mexico, April 21, 2004

/s/ JOSÉ ANTONIO FERNÁNDEZ CARBAJAL	/s/ FEDERICO REYES GARCÍA
Chief Executive Officer	Chief Financial Officer

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Consolidated Income Statements (Unaudited)

For the three months ended March 31, 2004 and 2003

Amounts expressed in millions of U.S. dollars ($) and

in millions of constant Mexican pesos (Ps.) as of March 31, 2004, except per share data

	Three Months Ended March 31,
	2004			2003
Net sales	$1,814	Ps.	20,270	Ps.	13,024
Other operating revenues	7		77		67

Total revenues	1,821		20,347		13,091
Cost of sales	977		10,913		6,899

Gross profit	844		9,434		6,192

Operating expenses:
Administrative	135		1,513		1,193
Sales	479		5,347		3,194

	614		6,860		4,387

Income from operations	230		2,574		1,805
Participation in affiliated companies	(1)		(13)		(23)

	229		2,561		1,782

Integral result of financing:
Interest expense	(71)		(792)		(344)
Interest income	8		88		194
Foreign exchange gain (loss)	13		150		(163)
Gain (loss) on monetary position	45		499		(13)

	(5)		(55)		(326)
Other expenses, net	(13)		(140)		(117)

Income before income tax, tax on assets and employee profit sharing	211		2,366		1,339
Income tax, tax on assets and employee profit sharing	91		1,020		652

Consolidated net income	$120	Ps.	1,346	Ps.	687

Net majority income	73		814		419
Net minority income	47		532		268

Consolidated net income	$120	Ps.	1,346	Ps.	687

Net majority income per share (U.S. dollars and constant Mexican pesos):
Per Series “B” share	$0.012	Ps.	0.137	Ps.	0.071
Per Series “D” share	0.015		0.171		0.088

The accompanying notes are an integral part of these consolidated income statements.

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Consolidated Statements of Changes in Financial Position (Unaudited)

For the three months ended March 31, 2004 and 2003

Amounts expressed in millions of U.S. dollars ($) and

in millions of constant Mexican pesos (Ps.) as of March 31, 2004

	Three Months Ended March 31,
	2004			2003
Resources Generated by (Used in):
Operations:
Consolidated net income	$120	Ps.	1,346	Ps.	687
Depreciation	73		816		622
Impairment of long-lived assets	5		58		26
Deferred taxes	(2)		(17)		(66)
Amortization and other	58		640		469

	254		2,843		1,738

Working capital:
Accounts receivable	(6)		(66)		290
Inventories	—		(5)		(304)
Prepaid expenses	(19)		(209)		(174)
Suppliers and other liabilities	11		126		147
Recoverable taxes, net	(8)		(97)		(229)
Interest payable	(1)		(8)		50
Labor liabilities	7		76		(3)

Net Resources Generated by Operating Activities	238		2,660		1,515

Investments:
Investments in shares	(3)		(36)		18
Property, plant and equipment	(49)		(548)		(808)
Intangible assets and other	(61)		(685)		(840)
Other investments	7		85		99

Net Resources Used in Investing Activities	(106)		(1,184)		(1,531)

Financing Activities:
Bank loans	(147)		(1,643)		408
Amortization in real terms of long-term liabilities	(51)		(569)		(140)
Notes payable and others	41		459		(14)
Dividends declared	(81)		(907)		(1,087)
Cumulative translation adjustment	(7)		(79)		—

Net Resources Used in Financing Activities	(245)		(2,739)		(833)

Cash and cash equivalents:
Increase (Decrease)	(113)		(1,263)		(849)
Initial balance	704		7,863		15,386

End balance	$591	Ps.	6,600	Ps.	14,537

The accompanying notes are an integral part of these consolidated statements of changes in financial position.

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Consolidated Statements of Changes in Stockholders’ Equity

For the three months ended March 31, 2004 and 2003 (Unaudited) and the year ended December 31, 2003

Amounts expressed in millions of constant Mexican pesos (Ps.) as of March 31, 2004

	Capital Stock		Additional Paid-in Capital		Retained Earnings from Prior Years		Net Income for the Period		Cumulative Translation Adjustment		Cumulative Result of Holding Non-monetary Assets		Total Majority Interest		Minority Interest in Consolidated Subsidiaries		Total Stockholders’ Equity
Balances at December 31, 2002	Ps.	4,309	Ps.	10,508	Ps.	13,118	Ps.	2,993	Ps.	(439)	Ps.	(6,082)	Ps.	24,407	Ps.	10,441	Ps.	34,848

Transfer of prior year income						2,993		(2,993)
Dividends declared						(415)								(415)		(672)		(1,087)
Comprehensive income								419				(28)		391		282		673

Balances at March 31, 2003	Ps.	4,309	Ps.	10,508	Ps.	15,696	Ps.	419	Ps.	(439)	Ps.	(6,110)	Ps.	24,383	Ps.	10,051	Ps.	34,434
Capital contribution by The Coco-Cola Company				1,741										1,741				1,741
Comprehensive income from April to December 2003								2,725		(178)		201		2,748		7,929		10,677

Balance at December 31, 2003	Ps.	4,309	Ps.	12,249	Ps.	15,696	Ps.	3,144	Ps.	(617)	Ps.	(5,909)	Ps.	28,872	Ps.	17,980	Ps.	46,852

Transfer of prior year income						3,144		(3,144)
Dividends declared						(531)								(531)		(376)		(907)
Comprehensive income								814		(36)		(23)		755		505		1,260

Balances at March 31, 2004	Ps.	4,309	Ps.	12,249	Ps.	18,309	Ps.	814	Ps.	(653)	Ps.	(5,932)	Ps.	29,096	Ps.	18,109	Ps.	47,205

The accompanying notes are an integral part of these consolidated statements of changes in stockholders’ equity.

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Notes to the Consolidated Financial Statements

At March 31, 2004 and 2003

Amounts expressed in millions of U.S. dollars ($) and in millions of constant Mexican pesos (Ps.) as of March 31, 2004

Note 1. Activities of the Company.

Fomento Económico Mexicano, S.A. de C.V. (“FEMSA”) is a Mexican holding company. The principal activities of FEMSA and its subsidiaries (the “Company”), as an economic unit, are carried out by operating subsidiaries and grouped under direct and indirect holding company subsidiaries (the “Subholding Companies”) of FEMSA. The following is a description of such activities, together with ownership interest in each Subholding Company:

Subholding Company	% Ownership	Activities
Coca-Cola FEMSA, S.A. de C.V. and Subsidiaries (“Coca-Cola FEMSA”)	45.7% (53.6% of the voting shares)	Production, distribution and marketing of certain Coca-Cola trademark beverages in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Venezuela, Colombia, Brazil and Argentina. The Coca-Cola Company indirectly owns 39.6% of Coca-Cola FEMSA’s capital stock. In addition, shares representing 14.7% of Coca-Cola FEMSA’s capital stock are listed on the Bolsa Mexicana de Valores, S.A. de C.V. (“BMV”) and The New York Stock Exchange, Inc. (“NYSE”).

FEMSA Cerveza, S.A. de C.V. and Subsidiaries (“FEMSA Cerveza”)	70%	Production, distribution and marketing of beer through its principal operating subsidiary, Cervecería Cuauhtémoc Moctezuma, S.A. de C.V., which operates six breweries throughout Mexico and produces and distributes 15 different brands of beer, of which the five most important are: Tecate, Carta Blanca, Superior, Sol and XX Lager. Labatt Brewing Company Limited (“Labatt”), directly and indirectly, owns an aggregate of 30% of FEMSA Cerveza’s capital stock.

FEMSA Empaques, S.A. de C.V. and Subsidiaries (“FEMSA Empaques”)	100%	Production and distribution of packaging materials primarily to the beverage industry, including products such as aluminum beverage cans and tops, bottle caps, glass beverage bottles, labels, plastic cases, as well as coolers and commercial refrigeration equipment.

FEMSA Comercio, S.A. de C.V. and Subsidiaries (“FEMSA Comercio”)	100%	Operation of a chain of convenience stores under the trade name “OXXO.”

FEMSA Logística, S.A. de C.V. and Subsidiaries (“FEMSA Logística”)	100%	Transportation, logistics and maintenance services to FEMSA’s subsidiaries and to third parties.

Note 2. Acquisition of Panamerican Beverages, Inc.

On May 6, 2003, Coca-Cola FEMSA acquired 100% of the outstanding stock of Panamerican Beverages, Inc. (“Panamco”) for Ps. 29,981. As part of the acquisition, the Company assumed Ps. 9,228 of net debt and incurred transaction costs of Ps. 394, which consist of financial, advisory and legal fees, capitalized as adjustments to the purchase price.

Panamco produced and distributed Coca-Cola trademark beverages in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Venezuela, Colombia and Brazil, along with bottled water and other beverages in some of these territories and beer in Brazil.

The transaction was financed with an equity contribution from FEMSA of Ps. 2,823, an exchange of The Coca-Cola Company’s equity interests in Panamco valued at Ps. 7,152 for new shares of Coca-Cola FEMSA, cash on hand of Ps. 2,864 and additional indebtedness of Ps. 17,535.

The exchange of equity interests of The Coca-Cola Company generated additional paid-in capital in majority stockholders’ equity, since the shares were subscribed at a value greater than the book value of the shares at the subscription date.

The results of Panamco’s operations have been included in the consolidated financial statements since the date of acquisition. As of March 31, 2003, the acquisition of Panamco had not been completed, as a result of which the consolidated income statements and the consolidated statements of changes in financial position for the three months ended March 31, 2004, are not comparable with those of the prior period.

Note 3. Basis of Presentation.

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in Mexico (“Mexican GAAP”), which differ in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”), as further explained in Note 25. A reconciliation from Mexican GAAP to U.S. GAAP is included in Note 26.

The consolidated financial statements are stated in millions of Mexican pesos (“Ps.”). The translations of Mexican pesos into U.S. dollars (“$”) are included solely for the convenience of the reader, using the exchange rate in effect at the date of the most recent balance sheet presented.

The consolidated financial statements include, the financial statements of FEMSA and those of all companies in which it owns directly or indirectly a majority of the outstanding voting capital stock and/or exercises control. All intercompany account balances and transactions have been eliminated in such consolidation.

Note 4. Foreign Subsidiary Incorporation.

The accounting records of the foreign subsidiaries are maintained in the currency of the country where they are located, and in accordance with the accounting principles generally accepted in each country. For incorporation into the FEMSA consolidated financial statements, they are adjusted to Mexican GAAP and restated to the purchasing power of the local currency applying the inflation factors of the country of origin and are subsequently translated into Mexican pesos using the exchange rate in effect at the date of the most recent balance sheet presented.

The variation in the net investment in foreign subsidiaries generated by exchange rate fluctuations is included in the cumulative translation adjustment and is recorded directly in stockholders’ equity, as part of other comprehensive income.

When the Company designates foreign subsidiary net investment as an economic hedge of its own financing acquisition, the accounting treatment for the integral cost of financing is as follows:

•	The foreign exchange gain or loss is recorded as part of the cumulative translation adjustment, to the extent the net investment in the foreign subsidiary covers the debt, net of taxes. The foreign exchange gain or loss associated with any unhedged portion of such debt is recorded in the integral result of financing; and

•	The monetary position result is computed using the inflation factors of the country in which the acquired subsidiary is located to the extent the net investment in that subsidiary covers the debt. The unhedged portion of such debt is calculated using the inflation factors of the country of the company or subsidiary that contracts the financing. The total effect is recorded in the integral result of financing.

When the Company has not designated an economic hedge, the foreign exchange gain or loss and gain or loss on monetary position are recorded in the integral result of financing.

The monetary position result and exchange gain or loss on intercompany foreign currency-denominated balances that are considered to be of a long-term-investment nature (that is, settlement is not planned or anticipated in the foreseeable future), are reflected in cumulative translation adjustment in stockholders’ equity.

The Company has not designated any investment in a foreign subsidiary as an economic hedge.

Note 5. Significant Accounting Policies.

The Company’s accounting policies are in accordance with Mexican GAAP, which require that the Company’s management make certain estimates and use certain assumptions to determine the valuation of various items included in the consolidated financial statements. The Company’s management believes that the estimates and assumptions used were appropriate as of the date of these consolidated financial statements.

The significant accounting policies are as follows:

a) Recognition of the Effects of Inflation:

The recognition of the effects of inflation in the financial information consists of:

•	Restating non-monetary assets such as inventories and fixed assets, including related costs and expenses when such assets are consumed or depreciated;

•	Restating capital stock, additional paid-in capital and retained earnings by the amount necessary to maintain the purchasing power equivalent in Mexican pesos on the dates such capital was contributed or income generated, through the use of the inflation factors;

•	Including in stockholders’ equity the cumulative effect of holding non-monetary assets, which is the net difference between changes in the replacement cost of non-monetary assets and adjustments based upon the inflation factors; and

•	Including in the cost of financing the purchasing power gain or loss from holding monetary items.

The Company restates its consolidated financial statements in currency of constant purchasing power by applying the inflation factors of the country of origin and the exchange rate in effect at the date of the most recent balance sheet presented.

b) Cash and Cash Equivalents:

Cash consists of non-interest bearing bank deposits. Cash equivalents consist principally of short-term bank deposits and fixed-rate investments with brokerage houses valued at the quoted market prices (See Note 17).

c) Inventories and Cost of Sales:

The value of inventories is adjusted to replacement cost, without exceeding market value. Advances to suppliers to purchase raw materials and spare parts are included in the inventory account and are restated by applying the inflation factors, considering their average age.

Cost of sales is determined based on replacement cost at the time of sale. Cost of sales includes expenses related to raw materials used in production process, labor (wages and other benefits), depreciation of production facilities and equipment and other costs including fuel, electricity, breakage of returnable bottles in the production process, equipment maintenance, inspection and inter and intra-plant transfer costs.

d) Prepaid Expenses:

These represent payments for services that will be received over the next 12 months. Prepaid expenses are recorded at historical cost and recognized in the income statement of the month in which the services or benefits are received. Prepaid expenses principally consist of advertising, promotional and leasing expenses.

Advertising costs consist of television and radio advertising airtime paid in advance, which are generally amortized over a 12-month period based on the transmission of the television and radio spots. The related production costs are recognized in the results of operations the first time the advertising is transmitted.

Promotional costs are expensed as incurred, except for those promotional costs related to the launching of new products or presentations. Those costs are recorded as prepaid expenses and amortized over the period, during which they are estimated to increase sales of the related products or presentations to normal operating levels, which is generally one year.

e) Bottles and Cases:

Bottles and cases are recorded at acquisition cost and restated to their replacement cost.

FEMSA Cerveza includes bottles and cases in inventories. Breakage is charged to expense as incurred. For the three-month periods ended March 31, 2004 and 2003, breakage expense amounted to Ps. 41 and Ps. 37, respectively.

Coca-Cola FEMSA includes bottles and cases in property, plant and equipment. For financial reporting purposes, breakage is recorded as an expense as it is incurred. Depreciation is computed only for tax purposes using the straight-line method at a rate of 10% per year. The Company estimates that breakage expense is similar to the depreciation calculated on an estimated useful life of approximately five years for returnable glass bottles and one year for returnable plastic bottles. For the three-month periods ended March 31, 2004 and 2003, breakage expense amounted to Ps. 101 and Ps. 11, respectively. Bottles and cases that have been placed in the hands of customers and for which a deposit from customers has been received are presented net of such deposits, and the difference between the cost of these assets and the deposits received is amortized according to their useful lives. The bottles and cases for which no deposit has been received are expensed when placed in the hands of customers.

f) Investments in Shares:

Investments in shares of associated companies are initially recorded at their acquisition cost and subsequently valued using the equity method. Investments in affiliated companies in which the Company does not have significant influence and which does not have an observable market value, are recorded at acquisition cost and restated based upon the inflation factors of the country of origin. Investments in affiliated companies in which the Company does not have significant influence and which does have an observable market value are adjusted to market value, with such adjustments reflected in earnings.

g) Property, Plant and Equipment:

These assets are initially recorded at their cost of acquisition and/or construction. Property, plant and equipment of domestic origin, except bottles and cases of Coca-Cola FEMSA (see Note 5 e), are restated by applying the inflation factors. Imported equipment is restated by applying the inflation factors of the country of origin and then translated using the exchange rate in effect at the date of the most recent balance sheet presented.

Depreciation is computed using the straight-line method, based on the value of the restated assets reduced by their residual values. The Company together with independent appraisers determines depreciation rates, considering the estimated remaining useful lives of the assets.

The estimated useful lives of the main assets are as follows:

Years
Buildings and construction	40-50
Machinery and equipment	12-20
Distribution equipment	10-12
Information technology equipment	3-4

h) Other Assets:

These assets represent payments whose benefits will be received in future years and consist of:

•	Agreements with customers for the right to sell and promote the Company’s products during certain periods of time, which are considered monetary assets and amortized in accordance with the terms of such agreements, based on the volume sold by the customer. The term of these agreements is between three and four years. During the three-month periods ended March 31, 2004 and 2003 the amortization reducing net sales amounted to Ps. 256 and Ps. 260, respectively; and

•	Leasehold improvements, which are restated by applying the inflation factors, are amortized using the straight-line method, in accordance with the terms of the lease contracts.

i) Intangible Assets and Goodwill:

These assets represent payments whose benefits will be received in future years. Beginning in 2003 the Company applies Bulletin C-8, “Activos Intangibles” (Intangible Assets) (“C-8”), which establishes that project development costs should be capitalized if they fulfill the criteria established for recognition as assets. Additionally, C-8 requires identifying all intangible assets to reduce as much as possible the goodwill associated with business combinations. Prior to 2003, the excess of the purchase price over the fair value of the net assets acquired was considered to be goodwill. With the adoption of C-8, the Company considers the goodwill paid in acquisitions prior to the date of application of this bulletin as the rights to produce and distribute Coca-Cola trademark and beer products. The Company separates intangible assets between those with a finite useful life and those with an indefinite useful life, in accordance with the period over which the Company expects to receive the benefits.

Intangible assets with finite lives are amortized and consist of:

•	Start-up expenses, which represent costs incurred prior to the opening of an Oxxo store, including rent, permits and licenses. Such amounts are restated applying the inflation factors and are amortized on a straight-line basis in accordance with the terms of the lease contract; and

•	Enterprise resource planning (ERP) system implementation costs, which are incurred during the development stage and are capitalized in accordance with C-8. Such amounts are restated applying the inflation factors and are amortized using the straight-line method over four years. Expenses that do not fulfill the requirements for capitalization, such as research expenses, are expensed as incurred.

Intangible assets with indefinite lives are not amortized, but are periodically subject to an impairment test and consist of:

•	Coca-Cola FEMSA’s rights to produce and distribute Coca-Cola trademark beverages in the territories acquired. These rights are contained in agreements that are the standard contracts that The Coca-Cola Company enters into with bottlers outside the United States of America for the sale of concentrates for certain Coca-Cola trademark beverages. The most significant bottler agreements have terms of 10 years. The bottler agreements are automatically renewable for 10-year terms, subject to non-renewal by either party. The agreements are recorded in the functional currency of the subsidiary in which the investment was made and are restated by applying the inflation factors of the country of origin and using the exchange rate in effect at the date of the most recent balance sheet presented; and

•	FEMSA Cerveza distribution rights, which represent the payments made to concessionaries in the acquisition of the franchise previously granted, and are restated based on the inflation factors.

Goodwill is the difference between the price paid and the fair value of the shares and/or net assets acquired that was not assigned directly to an intangible asset. Goodwill is recorded in the functional currency of the subsidiary in which the investment was made and is restated by applying the inflation factor of the country of origin and using the exchange rate in effect at the date of the most recent balance sheet presented. Goodwill is amortized over a period of no more than 20 years.

j) Impairment of Goodwill and Long-Lived Assets:

Based on the new Bulletin C-15 “Deterioro en el Valor de los Activos de Larga Duración y su Disposición” (Impairment of the Value of Long-Lived Assets and Their Disposal” (“C-15”), the Company reviews the carrying value of its goodwill and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In order to determine whether impairment exists, management compares estimated future discounted cash flows to be generated by those assets with their carrying value. If such assets are considered to be impaired, the impairment charge to be recognized in net income is measured by the amount by which the carrying amount exceeds their fair value.

k) Payments from The Coca-Cola Company:

The Coca-Cola Company participates in certain advertising and promotional programs as well as in Coca-Cola FEMSA’s refrigeration equipment investment program. The resources received for advertising and promotional incentives are included as a reduction of selling expenses. The net expenses incurred were Ps. 456 and Ps. 165 during the three-month periods ended March 31, 2004 and 2003, respectively. The investment in refrigeration equipment, net of The Coca-Cola Company’s participation is recorded in property, plant and equipment.

l) Labor Liabilities:

Labor liabilities include obligations for pension and retirement plan, seniority premiums and postretirement medical services, based on actuarial calculations by independent actuaries, using the projected unit credit method. These liabilities are considered to be non-monetary and are restated using long-term assumptions. The increase in labor liabilities of the year is charged to expense in the income statement.

Unamortized prior service costs are recorded as expenses in the income statement over the period during which the employees will receive the benefits of the plan, which in the case of pension and retirement plans and seniority premiums is 14 years and for postretirement medical services is 20 years, both since 1996.

Certain subsidiaries of the Company have established funds for the payment of pension benefits and postretirement medical services through irrevocable trusts with the employees as beneficiaries.

Severance indemnities are charged to expenses on the date that they are incurred. The severance payments resulting from the Company’s reduction of personnel, as a result of the restructuring of certain areas, are included in other expenses, net. During the three-month periods ended March 31, 2004 and 2003, these payments amounted to Ps. 13 and Ps. 24, respectively.

m) Revenue Recognition:

Revenue is recognized upon shipment of goods to customers or upon delivery to the customer and the customer has taken ownership of the goods. Net sales reflect units delivered at selling list prices reduced by promotion allowances and discounts.

n) Operating Expenses:

Administrative expenses include labor costs (salaries and other benefits) for employees not directly involved in the sale of the Company’s products, professional services fees, depreciation of office facilities and amortization of capitalized software costs.

Selling expenses include:

1. Distribution: labor costs (salaries and other benefits), outbound freight costs, warehousing costs of finished products, breakage for returnable bottles in the distribution process, depreciation and maintenance of trucks and other distribution facilities and equipment. During the three-month periods ended March 31, 2004 and 2003, these distribution costs amounted to Ps. 1,323 and Ps. 1,043, respectively;

2. Sales: labor costs (salaries and other benefits) and sales commission paid to sales personnel; and

3. Marketing: labor costs (salaries and other benefits), promotions and advertising costs.

o) Income Tax, Tax on Assets and Employee Profit Sharing:

Income taxes and employee profit sharing are charged to results as they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred income tax assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred employee profit sharing is derived from temporary differences between the accounting result and income for employee profit sharing purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

The tax on assets paid that is expected to be recovered is recorded as a reduction of the deferred tax liability.

The balance of deferred taxes is comprised of monetary and non-monetary items, based on the temporary differences from which it is derived. Deferred taxes are classified as a long-term asset or liability, regardless of when the temporary differences are expected to reverse.

The deferred tax provision to be included in the results of operations is determined by comparing the deferred tax balance at the end of the year to the balance at the beginning of the year, excluding from both balances any temporary differences that are recorded directly in stockholders’ equity. The deferred taxes related to such temporary differences are recorded in the same stockholders’ equity account.

FEMSA has received authorization from the Secretaría de Hacienda y Crédito Público (“SHCP”) to prepare its income tax and tax on asset returns on a consolidated basis, which includes the proportional taxable income or loss of its Mexican subsidiaries, which is limited to 60% of the stockholders’ participation. The provisions for income taxes of the foreign countries have been determined on the basis of the taxable income of each individual company and not on a consolidated basis.

p) Integral Result of Financing:

The integral result of financing includes:

Interest:

Interest income and expenses are recorded when earned or incurred, respectively.

Foreign Exchange Gains and Losses:

Transactions in foreign currency are recorded in local currency using the exchange rate applicable on the date they occur. Assets and liabilities in foreign currencies are adjusted using the exchange rate in effect at the date of the most recent balance sheet presented, recording the resulting foreign exchange gain or loss directly in the income statement, except for any foreign exchange gain or loss from financing obtained for the acquisition of foreign subsidiaries that is considered to be an economic hedge (see Note 4).

Gain (Loss) on Monetary Position:

This is the result of the effects of inflation on monetary items. The gain (loss) on monetary position is computed by applying the inflation factors of the country of origin to the net monetary position at the beginning of each month, excluding the financing contracted for the acquisition of any foreign subsidiaries that is considered to be an economic hedge (see Note 4). The gain (loss) on monetary position of foreign subsidiaries is translated into Mexican pesos using the exchange rate in effect at the date of the most recent balance sheet presented.

q) Financial Instruments:

The Company frequently contracts financial instruments to manage the financial risks associated with its operations. If the instrument is used to manage the risk related with the Company’s operations, the effect is recorded in cost of sales and in operating expenses. If the instrument is used to manage the risks related with the financing operations, the effect is recorded in interest expense or in the foreign exchange loss (gain), depending on the related contract.

Financial instruments entered into for hedging purposes are valued using the same valuation criteria applied to the hedged asset or liability. Additionally, financial instruments entered into for purposes other than hedging the operations of the Company should be valued at fair market value, and are recorded in the balance sheet. The difference between the financial instrument’s initial value and fair market value should be recorded in the income statement.

r) Cumulative Result of Holding Non-monetary Assets:

This represents the sum of the difference between book values and restatement values, as determined by applying the inflation factors to non-monetary assets such as inventories and fixed assets, and their effect on the income statement when the assets are consumed or depreciated.

s) Comprehensive Income:

Comprehensive income is comprised of the net income for the period and other comprehensive income items such as the translation adjustment and the result of holding non-monetary assets and is presented in the consolidated statement of changes in stockholders’ equity.

t) Provisions:

Provisions are recognized for obligations that result from a past event, that are probable to result in the use of economic resources and that can be reasonably estimated. Such provisions are recorded at net present values when the effect of the discount is significant.

Note 6. Accounts Receivable.

	March 31, 2004		December 31, 2003
Trade	Ps.	3,323	Ps.	3,248
Allowance for doubtful accounts		(376)		(374)
Notes receivable		522		638
The Coca-Cola Company		279		258
Loans to employees		61		30
Travel advances to employees		43		28
Insurance claims		27		38
Rent of warehouses		12		10
Other		411		313

	Ps.	4,302	Ps.	4,189

The changes in the allowance for doubtful accounts are as follows:

	March 31, 2004		December 31, 2003
Initial balance	Ps.	374	Ps.	298
Acquisition of Panamco		—		63
Provision for the period		23		151
Cancellation of reserve		(15)		(126)
Restatement of the initial balance		(6)		(12)

Ending balance	Ps.	376	Ps.	374

Note 7. Inventories.

	March 31, 2004		December 31, 2003
Raw materials	Ps.	2,343	Ps.	2,599
Finished products		2,331		2,372
Bottles and cases of FEMSA Cerveza		1,220		1,207
Spare parts		511		396
Advances to suppliers		344		335
Work in process		203		182
Advertising and promotional materials		16		25
Allowance for obsolescence		(152)		(129)

	Ps.	6,816	Ps.	6,987

Note 8. Prepaid Expenses.

	March 31, 2004		December 31, 2003
Advertising and promotional expenses	Ps.	540	Ps.	398
Agreements with customers		93		133
Leasing		68		46
Other		145		61

	Ps.	846	Ps.	638

The advertising and promotional expenses recorded in the income statement for the three-month periods ended March 31, 2004 and 2003 amounted Ps. 376 and Ps. 154, respectively.

Note 9. Investments in Shares.

	March 31, 2004			December 31, 2003
Company
FEMSA Cerveza:
Labatt-USA LLC (“Labatt-USA”)	30.00%	Ps.	146	Ps.	165
Associated companies of FEMSA Cerveza	Various		118		117
Río Blanco Trust (waste water treatment plant)	33.71%		121		118
Other	Various		26		26
Coca-Cola FEMSA:
Molson, Inc. (“Molson”)	0.74%		234		236
Industria Envasadora de Querétaro, S.A. de C.V. (“IEQSA”)	33.68%		124		126
Complejo Industrial Can S.A. (“CICAN”)	48.10%		41		53
Beta San Miguel, S.A. de C.V. (“Beta San Miguel”)	2.54%		30		31
Tapón Corona de Colombia, S.A. (“Tapón Corona”)	40.00%		22		21
Other	Various		27		9
Other investments	Various		49		50

		Ps.	938	Ps.	952

The investment in Molson shares is recorded at its market value of Ps. 277 as of March 31, 2004, and is presented net of the fair value of the related equity forward contract of Ps. 43. The Molson stock was subject to a two-year contractual restriction on sale that expired on March 19, 2004. However, the original forward contract expired in March 2004 and was extended to June 21, 2004.

Note 10. Property, Plant and Equipment.

	March 31, 2004		December 31, 2003
Land	Ps.	5,332	Ps.	5,372
Buildings, machinery and equipment		61,927		61,653
Accumulated depreciation		(27,947)		(27,534)
Construction in progress		1,623		1,765
Bottles and cases of Coca-Cola FEMSA		946		973
Assets stated at realizable value		643		677

		Ps. 42,524		Ps. 42,906

The Company has identified fixed assets consisting mainly of land, buildings and equipment for disposal, in accordance with an approved program for the disposal of certain investments. Such assets are not in use and have been valued at their estimated realizable value without exceeding their restated acquisition cost, such assets are allocated as follows:

	March 31, 2004		December 31, 2003
FEMSA and others	Ps.	314	Ps.	333
FEMSA Cerveza		292		303
FEMSA Empaques		37		41

	Ps.	643	Ps.	677

Those fixed assets recorded at their estimated realizable value are considered monetary assets on which a loss on monetary position is computed and recorded in the income statement.

Note 11. Other Assets.

	March 31, 2004		December 31, 2003
Agreements with customers	Ps.	2,509	Ps.	2,536
Leasehold improvements		1,715		1,640
Long-term accounts receivable		641		701
Additional labor liabilities (see Note 15)		525		532
Long-term prepaid advertising		207		177
Recoverable taxes (see Note 23 b)		218		219
Financing issuance costs		140		177
Other		371		462

	Ps.	6,326	Ps.	6,444

Note 12. Intangible Assets and Goodwill.

	March 31, 2004		December 31, 2003
Unamortized Intangible Assets
Coca-Cola FEMSA:
Rights to produce and distribute Coca-Cola trademark products:
Territories of Panamco (see Note 2)	Ps.	34,019	Ps.	33,945
Buenos Aires, Argentina		194		194
Tapachula, Chiapas		113		113
FEMSA Cerveza:
Distribution rights		122		122
FEMSA:
Mundet trademark		140		140

Amortized Intangible Assets
Goodwill:
FEMSA’s minority interest acquisition		190		194
Other Intangible assets:
Cost of systems implementation (ERP)		591		558
Start-up expenses		196		159

	Ps.	35,565	Ps.	35,425

The estimated goodwill amortization related to FEMSA’s minority interest acquisition is Ps. 14 per year, and the changes in the carrying amount of goodwill are as follows:

	March 31, 2004		December 31, 2003
Original investment	Ps.	268	Ps.	268
Initial accumulated amortization		(74)		(60)
Amortization for the period		(4)		(14)

Accumulated amortization at the end of the period		(78)		(74)

End balance	Ps.	190	Ps.	194

Note 13. Balances and Transactions with Related Parties and Affiliated Companies.

The consolidated balance sheets and income statements include the following balances and transactions with related parties and affiliated companies:

	March 31, 2004		December 31, 2003
Balances
Assets (accounts receivable)	Ps.	878	Ps.	781
Liabilities (suppliers and other liabilities)		391		784

Long-term debt with BBVA Bancomer, S.A.(1)		2,194		4,117

	March 31,
	2004		2003
Transactions
Income:
Sales to and other revenues from affiliated Companies of FEMSA Cerveza	Ps.	428	Ps.	365
Sales of cans to IEQSA		109		85
Interest income(1)		38		22

Expenses:
Purchase of concentrate from The Coca-Cola Company		1,282		723
Purchases from Grupo Industrial BIMBO, S.A. de C.V. (1)		169		161
Purchase of canned products from IEQSA and CICAN		21		27
Purchase of sugar from Beta San Miguel		19		—
Purchases of crown cap from Tapón Corona		31		—
Insurance premiums(1)		50		40
Services paid to Labatt		31		32
Interest expense(1)		6		4
Other		45		12

(1)	Members of our board of directors are also members of the board of directors of the counterparties to these transactions.

Note 14. Balances and Transactions in Foreign Currency.

Assets, liabilities and transactions denominated in a foreign currency, other than the functional currency of the reporting unit, translated into U.S. dollars are as follows:

		Applicable Exchange Rate (1)	Short- Term	Long- Term	Total
Balances
March 31, 2004:	Assets	11.174	$362	$—	$362
	Liabilities		479	1,118	1,597

December 31, 2003:	Assets	11.235	$137	$10	$147
	Liabilities		535	1,394	1,929

(1)	Mexican pesos per one U.S. dollar.

	March 31,
	2004	2003
Transactions
Revenues	$61	$45
Expenses:
Purchases of raw materials	67	39
Technical assistance fees	3	4
Interest and other	67	49

	$137	$92

As of April 21, 2004, the issue date of these consolidated financial statements, the exchange rate was 11.301 Mexican pesos per one U.S. dollar, and the foreign currency position was similar to that as of March 31, 2004.

Note 15. Labor Liabilities.

The actuarial calculations for pension and retirement plans, seniority premiums and postretirement medical service liabilities and the cost for the period were determined using the following long-term assumptions:

	Annual discount rate	Salary increase	Return on assets
Mexico	6.0%	2.0%	6.0%
Guatemala	4.5%	1.5%	—	(1)
Nicaragua	4.5%	1.5%	—	(1)
Costa Rica	4.5%	1.5%	4.5%
Colombia	4.5%	1.5%	—	(1)
Brazil	4.5%	1.5%	4.5%

Measurement date	November 2003

(1)	No fund established for the payment of postretirement obligations.

The bases for the determination of the alleged long-term rate of return used is supported through a historical analysis of average returns in real terms of the last 30 years of the Certificados de Tesorería del Gobierno Federal (Federal Government Treasury Certificates) and the expectations of long-term returns of the actual investments of the Company. Panama, Venezuela and Argentina operations do not have any postretirement plans.

The balances of the liabilities and the trust assets as well as the expenses for the period are as follows:

	March 31, 2004		December 31, 2003
Pension and retirement plans:
Vested benefit obligation	Ps.	1,661	Ps.	1,674
Non-vested benefit obligation		1,328		1,392

Accumulated benefit obligation		2,989		3,066
Excess of projected benefit obligation over accumulated benefit obligation		359		269

Projected benefit obligation		3,348		3,335
Pension plan funds at fair value		(1,680)		(1,696)

Unfunded projected benefit obligation		1,668		1,639
Unrecognized net transition obligation services		(364)		(370)
Unrecognized actuarial net gain		(240)		(241)

		1,064		1,028
Additional labor liability		499		507

Total	Ps.	1,563	Ps.	1,535

	March 31, 2004		December 31, 2003
Seniority premiums:
Vested benefit obligation	Ps.	68	Ps.	69
Non-vested benefit obligation		60		64

Accumulated benefit obligation		128		133
Excess of projected benefit obligation over accumulated benefit obligation		16		16

Unfunded projected benefit obligation		144		149
Unrecognized net transition obligation services		(15)		(15)

		129		134
Additional labor liability		26		25

Total	Ps.	155	Ps.	159

Postretirement medical services:
Vested benefit obligation	Ps.	206	Ps.	202
Non-vested benefit obligation		230		225

Accumulated benefit obligation		436		427
Medical services funds at fair value		(26)		(26)

Unfunded accumulated benefit obligation		410		401
Unrecognized net transition obligation		(59)		(61)
Unrecognized actuarial net loss		(183)		(184)

Total	Ps.	168	Ps.	156

Total Labor Liabilities	Ps.	1,886	Ps.	1,850

	March 31,
	2004		2003
Expense for the period
Pension plan	Ps.	53	Ps.	37
Seniority premiums		7		6
Postretirement medical services		12		11

	Ps.	72	Ps.	54

The accumulated actuarial gains and losses were generated by the differences in the assumptions used for the actuarial calculations at the beginning of the year versus the actual behavior of those variables at the end of the year.

The projected benefit obligation in some subsidiaries was less than the accumulated benefit obligation reduced by the amount of the plan assets at fair value, resulting in an additional liability, which was recorded as an intangible asset included in other assets (see Note 11).

The trust assets consist of fixed income and variable funds, valued at market, the pension plan assets are invested in the following financial instruments:

	March 31, 2004	December 31, 2003
Fixed Rate:
Traded securities	30%	34%
Bank instruments	6%	11%
Federal Government instruments	30%	30%
Variable Rate:
Public traded shares in BMV	34%	25%

	100%	100%

The Company has a policy of maintaining at least 30% of the trust assets in Mexican Federal Government instruments. Objective portfolio guidelines have been established for the remaining percentage, and investment decisions are being made to comply with those guidelines to the extent that market conditions and available funds allow. The composition of the objective portfolio is consistent with the composition of the portfolios of five of the largest international companies that manage long-term funds.

During 2003, the contributions to the pension plan and postretirement medical services funds amounted to Ps. 83 and the Company estimates that the contributions during 2004 will reach Ps. 90.

The integral result of financing includes the interest cost related to labor liabilities, net of the return on plan assets. This amounted to Ps. 30 and Ps. 20 for the three-month periods ended March 31, 2004 and 2003, respectively.

Note 16. Bonus Program.

The bonus program for executive officers is based upon the accomplishment of certain goals, established annually by management. The bonuses are recorded in the results of operations based on the accomplishment of such goals and are paid in cash the following year.

The Company provides a compensation plan for certain key executives, which consists of the grant of an annual bonus in FEMSA stock or options, based on each executive’s responsibilities within the organization and each executive’s performance. The executives will have access to the assigned stock or options in 20% increments in each of the five years following the granting of the bonus, beginning one year after they are granted. For the executive officers of Coca-Cola FEMSA, the annual bonus consists of 50% in stock or stock options of FEMSA and the rest in stock or stock options of Coca-Cola FEMSA.

Note 17. Bank Loans and Notes Payable.

Current bank loans and notes payable outstanding at March 31, 2004 and December 31, 2003, principally consist of revolving loans denominated in Mexican pesos and U.S. dollars. The weighted average annual interest rate as of March 31, 2004 for debt denominated in Mexican pesos and U.S. dollars was 6.4% and 2.2%, respectively, and as of December 31, 2003 for debt denominated in Mexican pesos and U.S. dollars was 6.2% and 2.5%, respectively.

Long-term bank loans and notes payable of the Company are as follows:

	% Interest Rate (1)	March 31, 2004		December 31, 2003
Fixed interest rate
U.S. Dollars:
Yankee bond	7.92	Ps.	5,649	Ps.	5,769
Bank loans	4.12		4,333		7,116
Private placement	9.40		1,117		1,142
Syndicated loan	3.60		804		1,551
Capital leases	5.41		182		197

Mexican Pesos:
Notes	9.37		5,250		5,332
Bank loans	10.36		2,500		2,539
Units of Investment (UDIs)	8.65		1,427		1,440

Variable interest rate
U.S. Dollars:
Bank loans	2.07		1,521		696
Syndicated loan	2.34		558		874
Mortgage loan	3.72		67		69
Capital leases	10.04		30		33

Mexican Pesos:
Bank loans	6.92		5,946		4,319
Notes	7.20		4,750		4,824

Colombian Pesos:
Notes	10.43		605		623

Long-Term Debt			34,739		36,524
Current maturities of long-term debt			(2,461)		(2,629)

		Ps.	32,278	Ps.	33,895

(1)	Weighted average rate, including the effect of interest rate swaps (see Note 18 c)

Maturities of long-term debt as of March 31, 2004 are as follows:

Current maturities of long-term debt	Ps.	2,461
2005		4,906
2006		8,443
2007		6,012
2008		5,555
2009 and thereafter		7,362

	Ps.	34,739

The company has financing from different institutions with different restrictions and covenants, which mainly consist of maximum levels of leverage and capitalization as well as minimum consolidated net worth and debt and interest coverage ratios. As of the date of these consolidated financial statements, the Company was in compliance with all restrictions and covenants contained in its financing agreements.

As of March 31, 2004, Coca-Cola FEMSA has restricted cash in the amount of approximately Ps. 480, which guarantees some of the current bank loans.

Note 18. Fair Value of Financial Instruments.

a) Long-Term Debt:

The fair value of long-term bank loans and syndicated loans is based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently offered for debt of similar amounts and maturities. The fair value of long-term debt is based on quoted market prices.

	March 31, 2004		December 31, 2003
Carrying value	Ps.	32,278	Ps.	33,895
Fair value		32,466		34,766

b) Equity Forward:

As mentioned in Note 9, during 2002 a subsidiary of Coca-Cola FEMSA entered into an equity forward purchase contract, expiring in June 2004, over the Molson shares with a notional amount of Ps. 197. As of March 31, 2004, the investment in Molson shares was recorded at its fair value resulting in the recognition of a loss generated by the forward of Ps. 43.

c) Interest Rate Swaps:

The company uses interest rate swaps to manage the interest rate risk associated with its borrowings, pursuant to which it pays amounts based on a fixed rate and receives amounts based on a floating rate. Additionally, the company sold some put options as a complement to the swap agreements, for which a premium was received. The net effect is recorded in the interest expense and amounted to Ps. 118 and Ps. 15, for the three month periods ended March 31, 2004 and 2003, respectively.

The fair value is estimated based on quoted market prices to terminate the contracts at the date of the most recent balance sheet presented.

At March 31, 2004, the Company has the following outstanding interest rate swap agreements:

Maturity Date	Notional Amount		Fair Value
2004	Ps.	279	Ps.	(4)
2006		1,939		(118)
2007		1,500		(79)
2008		7,172		(236)

d) Forward Agreements to Purchase Foreign currency:

The company has forward agreements for the purchase of euros with a notional amount of 9 million euros, for the purpose of hedging the exchange risk between the U.S. dollar and the euro for the purchase of equipment. The fair value is estimated based on the quoted market exchange rate to terminate the contracts at the date of the most recent balance sheet presented, which represents a gain of Ps. 16. For the three-month period ended March 31, 2004, there were no matured forward contracts. The net effect of the contracts terminated during the same period of 2003 was an exchange gain of Ps. 7.

Additionally, the Company has contracts to guarantee the purchase of U.S. dollars with a notional amount of $ 90. The fair value is estimated based on the quoted market exchange rate to terminate the contracts at the date of the most recent balance sheet presented, which as of March 31, 2004, represents a gain of Ps. 10.

e) Commodity Price Contracts:

The Company entered into various derivative contracts to hedge the cost of certain raw materials. The result of the commodity price contracts was a gain of Ps. 14 and a loss of Ps. 18 as of March 31, 2004 and

2003, respectively, which were recorded in the results of operations. The fair value is estimated based on quoted market prices to terminate the contracts at the reporting date. As of March 31, 2004, the Company has various derivative instrument contracts with maturity dates in 2004 and 2005, notional amounts of Ps. 609 and a fair value of Ps. 74.

Note 19. Minority Interest in Consolidated Subsidiaries.

	March 31, 2004		December 31, 2003
FEMSA Cerveza	Ps.	5,264	Ps.	5,318
Coca-Cola FEMSA		12,845		12,662

	Ps.	18,109	Ps.	17,980

Note 20. Stockholders’ Equity.

As of March 31, 2004, the capital stock of FEMSA was comprised of 5,297,310,450 common shares, without par value and with no foreign ownership restrictions. Fixed capital amounts to Ps. 300 (nominal value) and the variable capital may not exceed 10 times the minimum fixed capital stock.

The characteristics of the common shares are as follows:

•	Series “B” shares, with unlimited voting rights, which at all times must represent a minimum of 51% of total capital stock;

•	Series “L” shares, with limited voting rights, which may represent up to 25% of total capital stock; and

•	Series “D” shares, with limited voting rights, which individually or jointly with series “L” shares may represent up to 49% of total capital stock.

The Series “D” shares are comprised as follows:

•	Subseries “D-L” shares may represent up to 25% of the series “D” shares;

•	Subseries “D-B” shares may comprise the remainder of outstanding series “D” shares; and

•	The non-cumulative premium dividend to be paid to series “D” stockholders will be 125% of any dividend paid to series “B” stockholders.

The Series “B” and “D” shares are linked together in related units as follows:

•	“B units” each of which represents five series “B” shares and which are traded on the BMV;

•	“BD units” each of which represents one series “B” share, two subseries “D-B” shares and two subseries “D-L” shares, and which are traded both on the BMV and the NYSE; and

•	The related units will cease to be linked together on May 2008, after a period of 10 years from the date of the first issue. Subseries “D-B” shares will be converted into series “B” shares, and subseries “D-L” shares will be converted into series “L” shares.

As of March 31, 2004, FEMSA’s capital stock was comprised as follows:

	“B” Units	“BD” Units	Total
Units	419,569,500	639,892,590	1,059,462,090

Shares:
Series “B”	2,097,847,500	639,892,590	2,737,740,090
Series “D”	—	2,559,570,360	2,559,570,360
Subseries “D-B”	—	1,279,785,180	1,279,785,180
Subseries “D-L”	—	1,279,785,180	1,279,785,180

Total Shares	2,097,847,500	3,199,462,950	5,297,310,450

The restatement of stockholders’ equity for inflation is allocated to each of the various stockholders’ equity accounts, as follows:

	Historical Cost		Restatement		Restated Value
Capital stock	Ps.	2,649	Ps.	1,660	Ps.	4,309
Additional paid-in capital		7,577		4,672		12,249
Retained earnings from prior years		17,727		582		18,309
Net income		824		(10)		814

The net income of the Company is subject to the legal requirement that 5% thereof be transferred to a legal reserve until such reserve equals 20% of capital stock at nominal value. This reserve may not be distributed to stockholders during the existence of the Company, except as a stock dividend. As of March 31, 2004, this reserve for FEMSA amounted to Ps. 530 (nominal value).

Retained earnings and other reserves distributed as dividends, as well as the effects derived from capital reductions, are subject to income tax at the rate in effect, except for the restated stockholder contributions and distributions made from consolidated taxable income, denominated “Cuenta de Utilidad Fiscal Neta” (“CUFIN”) or from the “Cuenta de Utilidad Fiscal Neta Reinvertida” (“CUFINRE”).

Dividends paid in excess of CUFIN and CUFINRE will be subject to income taxes at a grossed-up rate based on the current statutory rate. Beginning in 2003, this tax may be credited against the income tax of the year in which the dividends are paid and in the following two years against the income tax and estimated tax payments. As of March 31, 2004, the balances of CUFIN and CUFINRE amounted to Ps. 11,841 and Ps. 3,288, respectively, and the deferred tax payments were Ps. 253.

At an ordinary stockholder meeting of the Company held on March 11, 2004, the stockholders approved a dividend of 0.089500 pesos (nominal value) per series “B” share and 0.111875 pesos (nominal value) per series “D” share, to be paid in May 2004. Additionally, the stockholders approved a maximum of Ps. 3,000 for a stock repurchase program.

At an ordinary stockholder meeting of Coca-Cola FEMSA held on March 9, 2004, the stockholders approved a dividend of Ps. 521. The corresponding payment to the minority interest of Ps. 283 is presented as a reduction of minority interest in the statement of changes in stockholders’ equity.

At an ordinary stockholder meeting of FEMSA Cerveza held on March 11, 2004, the stockholders approved a dividend of Ps. 309, to be paid in July 2004. The corresponding payment to the minority interest of Ps. 93 is presented as a reduction of minority interest in the statement of changes in stockholders’ equity.

Note 21. Net Majority Income per Share.

This represents the net majority income corresponding to each share of the Company’s capital stock, computed on the basis of the weighted average number of shares outstanding. Additionally, the net income distribution according to the dividend rights of each share series is presented.

The following presents the computed weighted average number of shares and the distribution of income per share series as of March 31, 2004 and 2003:

	Millions of Shares
	Series “B”		Series “D”
	Number	Weighted Average	Number	Weighted Average
Shares outstanding	2,737.70	2,737.70	2,559.60	2,559.60

Dividend rights	1.00		1.25
Allocation of earnings	46.11%		53.89%

Note 22. Tax System.

a) Income Tax:

Income tax is computed on taxable income, which differs from accounting income principally due to the treatment of the integral result of financing, the cost of labor liabilities, depreciation and other accounting provisions. In the case of Mexico, it also differs because of the difference between purchase and cost of sales. The tax loss can be carried forward and could be applied against taxable income.

The income tax rates applicable in 2004 in the countries where the Company operates and the years in which tax loss carryforwards may be applied are as follows:

	Statutory Tax Rate	Tax Loss Carryforwards Expiration (years)
Mexico	33.0%	10
Guatemala	31.0%	N/A
Nicaragua	30.0%	3
Costa Rica	30.0%	3
Panama	30.0%	5
Venezuela	34.0%	3
Colombia	38.8%	5-8
Brazil	34.0%	—
Argentina	35.0%	5

Until 2002, the Mexican statutory income tax rate was 35%. Beginning 2003, the rate has been reduced one percentage point per year through 2005, when the rate will be 32%.

In Guatemala tax loss carryforwards may only be applied by companies of recent creation (not applicable to the Company). Colombian tax losses generated before December 31, 2002 may be carried forward for a period of five years, and tax losses generated after January 1, 2003 may be carried forward for a period of eight years, but limited to 25% of the taxable income of each year. In Brazil tax loss carryforwards do not expire and may be carried forward for an indefinite period. The application of tax losses carryforwards in any year, however, is limited to 30% of the taxable income generated in such year.

b) Tax on Assets:

Operations in Mexico, Guatemala, Nicaragua, Venezuela, Colombia and Argentina are subject to a minimum tax, which is based primarily on a percentage of assets.

The Mexican tax on assets is computed at an annual rate of 1.8% based on the average of certain assets at tax restated value less certain liabilities. The tax on assets is paid only to the extent that it exceeds the income tax of the year. If in any year a tax on assets payment is required, this amount can be credited against the excess of income taxes over the tax on assets in each of the preceding three years. Additionally, this payment may be restated and credited against the excess of income taxes over asset taxes for the following 10 years.

In Guatemala, until December 31, 2003 an alternative minimum tax (“IEMA”) existed equivalent to the lower of 2.25% of the prior year’s revenues or 3.5% of total assets as of the beginning of the year, which was paid only to the extent that it exceeded the income taxes of the year. If in any year a payment of IEMA was required, this amount was credited against the excess of income taxes over the IEMA of the following year. On February 2, 2004, this tax was declared unconstitutional. At this time it is not known what favorable effect this could have on the IEMA payments made by the Company in previous years.

In Nicaragua the tax on assets results from applying a 1% rate to total tax assets as of the end of the year, and it is paid only to the extent that it exceeds the income taxes of the year. If in any year a tax on assets payment is required, this tax is definitive and the amount may not be credited against the excess of income taxes in future years.

In Venezuela the tax on assets results from applying a 1% rate to the net average amount of non-monetary assets adjusted for inflation and monetary assets devalued for inflation. The tax on assets is paid only to the extent that it exceeds the income tax of the year. If in any year a tax on assets payment is required, this amount may be credited against the excess of income taxes over the tax on assets to the following three years.

In Colombia the tax on assets results from applying a 6% rate to net tax assets as of the beginning of the year. This tax is paid only to the extent that it exceeds the income taxes of the year. If a tax on assets payment was required in 2001 or 2002, the amount may be credited against the excess of income taxes over the tax on assets in the following three years. If a tax on assets payment is required subsequent to 2002, the amount may be credited against the excess of income taxes over the tax on assets in the following five years.

The tax laws in Argentina established a Tax on Minimum Presumptive Income (“TMPI”) that results from applying 1% to certain assets, and is paid only to the extent that it exceeds the income taxes of the year. If in any year a payment is required, this amount may be credited against the excess of income taxes over the TMPI in the following 10 years.

c) Employee Profit Sharing:

Employee profit sharing is applicable to Mexico and Venezuela. In Mexico the employee profit sharing is computed at the rate of 10% of the individual taxable income, except that depreciation of historical rather than restated values is used, foreign exchange gains and losses are not included until the asset is disposed of or the liability is due, and the other effects of inflation are also excluded. In Venezuela employee profit sharing is computed at a rate equivalent to 15% after tax earnings.

d) Deferred Income Taxes and Employee Profit Sharing:

The temporary differences that generated deferred income tax liabilities (assets) are as follows:

	March 31, 2004		December 31, 2003
Deferred Income Taxes
Allowance for doubtful accounts	Ps.	(103)	Ps.	(151)
Inventories		1,805		1,872
Prepaid expenses		106		129
Property, plant and equipment		4,335		4,504
Investments in shares		170		177
Deferred charges		(163)		(192)
Pension plan		(278)		(265)
Seniority premiums		(39)		(44)
Postretirement medical services		(55)		(51)
Recoverable tax on assets		(102)		(80)
Tax loss carryforwards		(374)		(430)
Other reserves		(1,541)		(1,567)

	Ps.	3,761	Ps.	3,902

The changes in the balance of the deferred income taxes are as follows:

	March 31, 2004		December 31, 2003
Balance at beginning of the period	Ps.	3,902	Ps.	4,242
Acquisition balance of Panamco		—		(949)
Gain on monetary position		13		27
Provision for the period		38		552
Change in the statutory income tax rate		(55)		(69)
Result of holding non-monetary assets		(137)		99

Balance at end of the period	Ps.	3,761	Ps.	3,902

At March 31, 2004, there are no significant non-recurring temporary differences between the accounting income for the year and the bases for Mexican employee profit sharing, therefore the Company did not record a provision for deferred employee profit sharing.

e) Income Tax, Tax on Assets and Employee Profit Sharing Provisions:

	March 31,
	2004		2003
Current income taxes	Ps.	910	Ps.	642
Tax on assets		22		14
Deferred income taxes		38		(138)
Change in the statutory income tax rate		(55)		72

		915		590
Employee profit sharing		105		62

	Ps.	1,020		Ps. 652

The Company’s consolidated effective income tax rate as of March 31, 2004 and 2003 differs from the statutory income tax rate, as a result of certain permanent differences such as non-deductible expenses, differences between book and tax inflationary effects and the effect of the change in the statutory income tax rate in Mexico.

f) Tax Loss Carryforwards and Recoverable Tax on Assets:

As of March 31, 2004, Mexico, Venezuela and Brazil have tax loss carryforwards and/or recoverable tax on assets. The expiration dates of such amounts are as follows:

Year	Tax Loss Carryforwards		Recoverable Tax on Assets
2004	Ps.	1	Ps.	24
2005		417		41
2006		—		23
2007		13		6
2008		28		8
2009		20		1
2010		1,328		5
2011		39		11
2012		134		14
2013 and thereafter		1,186		23

	Ps.	3,166	Ps.	156

Due to the uncertainty of the realization of tax loss carryforwards for an amount of Ps. 1,315 a valuation allowance has been provided.

Note 23. Contingencies and Commitments.

a) Settled Lawsuits:

•

During 2002 and 2003, Coca-Cola FEMSA initiated an appeal related to the Impuesto Especial sobre Producción y Servicios (“IEPS”) (“Special Tax on Products and Services”) applicable to inventories produced with high fructose content. Additionally, during 2003, the Company included in its appeal the IEPS applicable to diet soft drinks and mineral water. On November 2003, the Company obtained a favorable resolution for its 2002 claim. Based on the favorable resolution, the Company has recorded a receivable for refundable taxes of Ps. 251, related to 2003 and 2002. Coca-cola FEMSA has posted a bond for IEPS of 2003 in the amount of Ps. 85, for which management has a high expectation that payments will not have to be made.

•	The SHCP determined taxes due by FEMSA Cerveza related to exports in 1998 and 1999 to countries considered to be tax havens. The Company unsuccessfully appealed these tax assessments, and an unfavorable resolution for the Company was reached, for which a provision of Ps. 42 was recorded in the income statement of 2004.

b) Unsettled Lawsuits:

•	In April 2004, Wisdom LLC, a subsidiary of FEMSA Cerveza, initiated a legal action looking to preserve its minority interest rights in Labatt-USA, LLC (an association between FEMSA Cerveza and Interbrew, which distributes brands of both companies in the USA) due to a transaction announced by Interbrew and Companhia de Bebidas das Americas in March 2004, whereby Interbrew would transfer to Companhia de Bebidas das Americas its participation in Labatt-USA.

•	In 1998 and 1999, due to adjustments to consolidated tax on assets derived from increased shareholdings in subsidiaries, the Company determined a tax on assets receivable and filed for a refund. The tax authorities rejected the refund request, and the Company has appealed that decision. In the opinion of the Company’s legal counsel, it is probable that the Company will obtain a favorable resolution and in 1999 the Company recorded a receivable for refundable taxes and a credit to the results of operations of that year. At March 2004, the receivable amounted to Ps. 218, which is presented in other assets.

•	In 2000, the Comisión Federal de Competencia en Mexico (the Mexican Antitrust Commission) (the “Commission”), initiated an investigation of the sales practices of Coca-Cola bottlers. In 2002, through a final resolution, the Commission held that Coca-Cola bottlers engaged in monopolistic practices with respect to exclusivity arrangements with certain retailers and ordered Coca-Cola bottlers to abstain from entering into any exclusivity arrangements with retailers. The Company, along with other Coca-Cola bottlers, appealed the resolution. The Company and its legal counsel believe that it is probable that the Company will prevail and obtain a permanent injunction against the Commission.

•	During 2001, the Comisión para Promover la Competencia en Costa Rica (the Costa Rican Antitrust Commission) initiated an investigation on the sales practices of Coca-Cola bottlers for alleged monopolistic practices in the retail distribution channels including the gain of share of sales through exclusivity arrangements. The Company does not believe that the resolution of this matter will have a material adverse effect on its consolidated financial position or results of operations.

•	In 1999, the Company received notice of certain tax claims asserted by the Venezuelan taxing authorities. These claims currently total approximately $23. The Company has certain rights to indemnification from the original owner before Panamco and The Coca-Cola Company for a substantial portion of such claims. The Company does not believe that the ultimate disposition of these cases will have a material adverse effect on its consolidated financial position or results of operations.

•	Since 2001, the Venezuelan subsidiary has been the subject of lawsuits filed by former distributors for a total amount of approximately $31. The Company believes, based on decisions rendered by the Supreme Court in similar cases, and an analysis of each case, that these claims are without merit.

•	In 2001, a labor union and several individuals from the Republic of Colombia filed a lawsuit in the U.S. District Court for the Southern District of Florida against the Company and The Coca-Cola Company. In the complaint, the plaintiffs alleged that the Company engaged in wrongful acts against the labor union and its members in Colombia for the amount of $500. The Company has filed a motion to dismiss the complaint for lack of subject matter and personal jurisdiction and believes this lawsuit is without merit. The Company has received proposals to settle the claim, but no agreements have been reached; however, the Company believes the resolution of this matter will not have a material adverse effect on its consolidated financial position or results of operations.

•	There are certain tax contingencies of the foreign subsidiaries that are secured during the pendency litigation.

•	The Company also has various other loss contingencies, for which reserves have been recorded in those cases where the Company believes the result of an unfavorable resolution is probable. The details regarding these contingencies has not been disclosed, since the Company believes that to do so would adversely impact its legal position.

•	Other legal proceedings are pending against or involve the Company and its subsidiaries, which are incidental to the conduct of their businesses. The Company believes that the ultimate disposition of such other proceedings will not have a material adverse effect on its consolidated financial position or result of operations.

c) Commitments:

As of March 31, 2004, the Company has minimum operating lease commitments as follows:

•	In U.S. dollars, for the leasing of production machinery and equipment, distribution equipment and computing equipment; and

•	In Mexican pesos, for the leasing of land for the operations of FEMSA Comercio.

Contract maturities are variable and expire as follows:

2004	$34	Ps.	574
2005	34		566
2006	27		555
2007	20		543
2008	15		527
2009	13		499
2010	12		482
2011 to 2020	12		2,907

Rental expense charged against earnings amounted to approximately Ps. 225 and Ps. 187 for the three-months ended March 31, 2004 and 2003, respectively.

Note 24. Information by Segment.

Relevant information concerning the major subsidiaries of FEMSA, which represent different segments, is as follows:

a) By Business Unit

	March 31,
	2004		2003
Total Revenues
Coca-Cola FEMSA	Ps.	10,439	Ps.	4,357
FEMSA Cerveza		4,842		4,555
FEMSA Empaques		1,768		1,606
FEMSA Comercio		4,660		3,731
Other		1,103		2,158
Consolidation adjustments		(2,465)		(3,316)

	Ps.	20,347	Ps.	13,091

	March 31,
	2004		2003
Income from Operations(1)
Coca-Cola FEMSA	Ps.	1,573	Ps.	1,039
FEMSA Cerveza (1)		571		434
FEMSA Empaques		209		192
FEMSA Comercio		141		96
Other		522		1,592
Consolidation adjustments		(455)		(1,571)

	Ps.	2,561	Ps.	1,782

	March 31,
	2004		2003
Depreciation(2)
Coca-Cola FEMSA	Ps.	408	Ps.	137
FEMSA Cerveza		283		300
FEMSA Empaques		74		64
FEMSA Comercio		42		31
Other		9		90

	Ps.	816	Ps.	622

	March 31,
	2004		2003
Amortization and Other Non-Cash Charges (3)
Coca-Cola FEMSA	Ps.	200	Ps.	83
FEMSA Cerveza		366		312
FEMSA Empaques		(5)		(1)
FEMSA Comercio		17		3
Other		45		6

	Ps.	623	Ps.	403

	March 31,
	2004		2003
Impairment of Long-Lived Assets
FEMSA Cerveza	Ps.	58	Ps.	26

Interest Expense
Coca-Cola FEMSA	Ps.	578	Ps.	99
FEMSA Cerveza		127		143
FEMSA Empaques		60		64
FEMSA Comercio		43		34
Other		8		36
Consolidation adjustments		(24)		(32)

	Ps.	792	Ps.	344

(1)	Includes equity method of affiliated companies of Ps. 13 and Ps. 23, respectively.
(2)	Includes breakage of bottles.
(3)	Excludes the non-cash charges relative to current assets and liabilities.

	March 31,
	2004		2003
Interest Income
Coca-Cola FEMSA	Ps.	32	Ps.	67
FEMSA Cerveza		32		96
FEMSA Empaques		4		3
FEMSA Comercio		11		14
Other		33		46
Consolidation adjustments		(24)		(32)

	Ps.	88	Ps.	194

Income Tax and Tax on Assets
Coca-Cola FEMSA	Ps.	563	Ps.	388
FEMSA Cerveza		163		110
FEMSA Empaques		84		29
FEMSA Comercio		44		17
Other		61		46

	Ps.	915	Ps.	590

Capital Expenditures
Coca-Cola FEMSA	Ps.	409	Ps.	364
FEMSA Cerveza		573		871
FEMSA Empaques		27		208
FEMSA Comercio		232		210
Other		(8)		(5)

	Ps.	1,233	Ps.	1,648

	March 31, 2004		December 31, 2003
Long-term Assets
Coca-Cola FEMSA	Ps.	54,184	Ps.	54,261
FEMSA Cerveza		21,138		21,238
FERMSA Empaques		4,406		4,496
FEMSA Comercio		4,094		3,948
Other		15,219		9,966
Consolidation adjustments		(13,688)		(8,182)

	Ps.	85,353		Ps. 85,727

	March 31, 2004		December 31, 2003
Total Assets
Coca-Cola FEMSA	Ps.	61,578	Ps.	62,478
FEMSA Cerveza		28,796		29,390
FEMSA Empaques		6,790		7,280
FEMSA Comercio		6,146		6,254
Other		17,320		16,894
Consolidation adjustments		(15,723)		(16,240)

	Ps.	104,907	Ps.	106,056

b) By Geographic Area

	March 31,
	2004		2003
Total Revenues
Mexico	Ps.	16,013	Ps.	12,560
Argentina		625		531
Brazil		1,073		—
Venezuela		980		—
Colombia		848		—
Central America (1)		831		—
Consolidation adjustments		(23)		—

	Ps.	20,347	Ps.	13,091

	March 31,
	2004		2003
Capital Expenditures
Mexico	Ps.	1,150	Ps.	1,637
Argentina		2		11
Brazil		68		—
Venezuela		15		—
Colombia		(22)		—
Central America (1)		20		—

	Ps.	1,233	Ps.	1,648

	March 31, 2004		December 31, 203
Long-term Assets
Mexico	Ps.	86,791	Ps.	78,345
Argentina		1,225		1,261
Brazil		3,345		3,386
Venezuela		2,949		2,946
Colombia		5,114		5,164
Central America (1)		4,768		4,806
Consolidation adjustments		(18,839)		(10,181)

	Ps.	85,353	Ps.	85,727

	March 31, 2004		December 31, 2003
Total Assets
Mexico	Ps.	104,035	Ps.	97,218
Argentina		1,738		1,678
Brazil		4,369		4,542
Venezuela		3,837		3,746
Colombia		6,934		7,098
Central America (1)		5,682		5,709
Consolidation adjustments		(21,688)		(13,935)

	Ps.	104,907	Ps.	106,056

(1)	Includes Guatemala, Nicaragua, Costa Rica and Panama

Note 25. Differences Between Mexican GAAP and U.S. GAAP.

The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders’ equity and majority comprehensive income to U.S. GAAP is presented in Note 26. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements as required by Bulletin B-10, “Reconocimiento de los Efectos de Inflación en la Información Financiera” (Recognition of the Effects of Inflation in the Financial Information), of Mexican GAAP.

The application of this bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for both Mexican and U.S. accounting purposes.

The principal differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described below.

a) Restatement of Prior Year Financial Statements:

As explained in Note 5 a), in accordance with Mexican GAAP, the financial statements for Mexican subsidiaries for prior years was restated using the inflation factors, and for foreign subsidiaries and affiliated companies for prior years was restated using the inflation rate of the country in which the foreign subsidiary or affiliated company is located, then translated to Mexican pesos using the exchange rate in effect at the date of the most recent balance sheet presented.

Under U.S. GAAP, the Company applies the regulations of the Securities and Exchange Commission of the United States of America (“SEC”), which require that prior year financial statements be restated in constant units of the reporting currency, in this case the Mexican peso, which requires the restatement of such prior year amounts using the inflation factors.

Additionally, all other U.S. GAAP adjustments for prior years have been restated based upon the SEC methodology.

b) Classification Differences:

Certain items require a different classification in the balance sheet or income statement under U.S. GAAP. These include:

•	As explained in Note 5 c), under Mexican GAAP advances to suppliers are recorded as inventories. Under U.S. GAAP advances to suppliers are classified as prepaid expenses.

•	The impairment of goodwill and other long-lived assets, the gain or loss on the disposition of fixed assets, all severance indemnities, and employee profit sharing must be included in operating expenses under U.S. GAAP.

c) Deferred Promotional Expenses:

As explained in Note 5 d), for Mexican GAAP purposes, the promotional costs related to the launching of new products or presentations are recorded as prepaid expenses. For U.S. GAAP purposes, such promotional costs are expensed as incurred.

d) Start-up Expenses:

As explained in Note 5 i), under Mexican GAAP, start-up expenses are capitalized and are amortized at the start of operations using the straight-line method. Under U.S. GAAP, these expenses must be recorded in the income statement as incurred.

e) Intangible Assets and Goodwill:

As mentioned in Note 5 i), under Mexican GAAP, until January 1, 2002 all intangible assets were amortized over a period of no more than 20 years. Effective January 1, 2003 revised Bulletin C-8, “Activos Intangibles” (Intangible Assets) (“C-8”), went into effect and recognizes that certain intangible assets have indefinite lives and should not be amortized. Under U.S. GAAP, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002, goodwill and indefinite-lived intangible assets are also no longer subject to amortization, but rather are subject to periodic assessment for impairment. Accordingly, amortization of indefinite-lived intangible assets was discontinued in 2002 for U.S. GAAP and in 2003 for Mexican GAAP.

As a result of the adoption of this standard, the Company performed an initial impairment test as of January 1, 2002 and found no impairment. Subsequent impairment tests are performed annually by the Company, unless an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, in which case an impairment test would be performed between annual tests.

f) Restatement of Imported Equipment:

As explained in Note 5 g), under Mexican GAAP, imported machinery and equipment have been restated by applying the inflation rate of the country of origin, then translated into Mexican pesos using the exchange rate in effect at the date of the most recent balance sheet presented.

Under U.S. GAAP, the Company applies the SEC regulations, which require that all machinery and equipment, both domestic and imported, be restated using the inflation factors.

g) Capitalization of the Integral Result of Financing:

Under Mexican GAAP, the capitalization of the integral result of financing (interest, foreign exchange and monetary position) generated by loan agreements obtained to finance investment projects is optional, and the Company has elected not to capitalize the integral result of financing.

In accordance with U.S. GAAP, if interest is incurred during the construction of qualifying assets, capitalization is required as part of the cost of such assets. Accordingly, a reconciling item for the capitalization of a portion of the integral result of financing is included in the U.S. GAAP reconciliation of the majority net income and majority stockholders’ equity. If the borrowings are denominated in U.S. dollars, the weighted-average interest rate on all such outstanding debt is applied to the balance of construction-in-progress to determine the amount to be capitalized. If the borrowings are denominated in Mexican pesos, the amount of interest to be capitalized as noted above is reduced by the gain on monetary position associated with the debt.

h) Financial Instruments:

In accordance with Mexican GAAP, as mentioned in Note 5 q), the Company values and records all Derivative Instruments and Hedging Activities according Bulletin C-2, “Instrumentos Financieros” (Financial Instruments).

Under U.S. GAAP, the Company values and records all Derivative Instruments and Hedging Activities according SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the fair value of the derivative instrument be recognized in the net income or other comprehensive income, if the instruments represent cash flow hedges that qualify for hedge accounting.

Under Mexican GAAP, the commodity price contracts as well as the equity forward contracted by the Company (see Note 18), have been designated as hedges and accordingly valued using the same valuation criteria applied to the underlying asset or liability, which are recognized in the income statement when the consumption or payment takes place. However, under U.S. GAAP, these agreements must be adjusted to their market value, recognizing the corresponding asset or liability. Except for certain interest rate swaps, the hedging relationship required by U.S. GAAP has not been adequately documented; therefore, a reconciling item has been included in the U.S. GAAP reconciliation to adjust earnings for this difference in valuation method.

Since the Company has properly designated the interest rate swaps as effective cash flow hedges, it recognizes the change in the fair market value of those swaps through “other comprehensive income”.

i) Deferred Income Taxes and Employee Profit Sharing:

The Company follows SFAS No. 109, “Accounting for Income Taxes,” for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

•	Under Mexican GAAP, deferred taxes are classified as non-current, while under U.S. GAAP are based on the classification of the related asset or liability.

•	Under Mexican GAAP, the effects of inflation on the deferred tax balance generated by monetary items are recognized in the result on monetary position. Under U.S. GAAP, the deferred tax balance is classified as a non-monetary item. As a result, the consolidated income statement differs with respect to the presentation of the gain (loss) on monetary position and deferred income tax provision.

•	Under Mexican GAAP, deferred employee profit sharing is calculated considering only those temporary differences that arise during the year and which are expected to turn around within a defined period, while under U.S. GAAP, the same liability method as used for deferred income taxes is applied.

•	The differences in the restatements of prior year financial statements, start-up expenses, restatement of imported machinery and equipment, the capitalization of financing costs, financial instruments and the pension plan mentioned in Note 25 a), d), f), g), h) and j) generate a difference calculating the deferred income tax under U.S. GAAP compared to the one presented under Mexican GAAP (see Note 22 d).

	March 31, 2004		December 31, 2003
Reconciliation of Deferred Income Taxes
Deferred income taxes under Mexican GAAP	Ps.	3,761	Ps.	3,902
U.S. GAAP adjustments:
Restatement of imported equipment		114		73
Capitalization of integral result of financing		156		162
Start-up expenses		(40)		(39)
Pension plan		15		17
Financial instruments		(113)		(84)
Restatement of prior year financial statements		—		(1)

Total adjustments		132		128

Deferred income taxes under U.S. GAAP	Ps.	3,893	Ps.	4,030

The total deferred income taxes under U.S. GAAP include the corresponding current portion as of March 31, 2004 and December 31, 2003 of Ps. 1,695 and Ps. 1,766, respectively.

	March 31, 2004		December 31, 2003
Changes in the balance of the deferred income taxes
Initial balance of the liability of the deferred income taxes	Ps.	4,030	Ps.	4,779
Panamco acquisition effect		—		(949)
Financial instruments		—		(129)
Provision for the period		98		250
Change in the statutory income tax rate		(55)		(69)
Cumulative translation adjustment		102		104
Inflation adjustment		(282)		44

End balance of the liability of the deferred income taxes	Ps.	3,893	Ps.	4,030

	March 31, 2004		December 31, 2003
Reconciliation of Deferred Employee Profit Sharing
Deferred employee profit sharing under Mexican GAAP	Ps.	—	Ps.	—
U.S. GAAP adjustments:
Allowance for doubtful accounts		(9)		(11)
Inventories		481		510
Prepaid expenses		16		21
Property, plant and equipment		1,281		1,313
Capitalization of interest expense		41		42
Start-up expenses		(12)		—
Deferred charges		24		(35)
Pension plan		(75)		(73)
Seniority premiums		(12)		(13)
Medical services		(17)		(15)
Other reserves		(86)		(112)

Total adjustments		1,632		1,627

Deferred employee profit sharing under U.S. GAAP	Ps.	1,632	Ps.	1,627

	March 31, 2004		December 31, 2003
Changes in the balance of the deferred employee profit sharing
Initial balance of the liability of the deferred employee profit sharing	Ps.	1,627	Ps.	1,612
Panamco acquisition effect		—		38
Provision for the period		5		(133)
Inflation adjustment		—		110

End balance of the liability of the deferred employee profit sharing	Ps.	1,632	Ps.	1,627

j) Pension Plan:

Under Mexican GAAP, the liabilities for employee benefits are determined using actuarial computations in accordance with Bulletin D-3, “Obligaciones Laborales” (Labor Obligations), which is substantially the same as U.S. GAAP SFAS No. 87, “Employers’ Accounting for Pensions”, except for the initial year of application of both bulletins, which generates a difference in the unamortized prior service costs and in the amortization expense.

Under Mexican GAAP and U.S. GAAP, there is no difference in the liabilities for seniority premiums and postretirement medical benefits.

The Company has prepared a study of pension costs under U.S. GAAP based on actuarial calculations using the same assumptions applied under Mexican GAAP (see Note 15).

The required disclosures under SFAS No. 87 are as follows:

	March 31,
	2004		2003
Net Pension Cost
Service cost	Ps.	26	Ps.	19
Interest cost		47		38
Actual return on pension plan funds		(25)		(25)
Net amortization and deferral		12		25

Net pension cost under U.S. GAAP		60		57
Net pension cost recorded under Mexican GAAP		53		37

Additional expense that must be recognized under U.S. GAAP	Ps.	7	Ps.	20

	March 31, 2004		December 31, 2003
Pension Liability
Projected benefit obligation	Ps.	3,348	Ps.	3,330
Pension plan funds at fair value		(1,680)		(1,697)

Unfunded projected benefit obligation		1,668		1,633
Unrecognized net transition obligation		(649)		(658)

Total unfunded accrued pension liability under U.S. GAAP		1,019		975
Total unfunded accrued pension liability under Mexican GAAP		1,064		1,028

Liability that must be canceled under U.S. GAAP	Ps.	(45)	Ps.	(53)

	March 31, 2004		December 31, 2003
Change in Projected Benefit Obligation
Initial balance of the obligation	Ps.	3,330	Ps.	2,630
Panamco acquisition		—		454
Service cost		26		88
Interest cost		47		163
Actuarial loss		(12)		185
Benefits paid on pension plan funds		(43)		(190)

End balance of the obligation	Ps.	3,348	Ps.	3,330

	March 31, 2004		December 31, 2003
Change in Pension Plan Funds
Initial balance of the funds	Ps.	1,697	Ps.	1,669
Panamco acquisition		—		167
Actual return on plan assets in real terms		25		105
Actuarial loss		—		(138)
Employee contribution		—		84
Benefits paid on pension plan funds		(42)		(190)

End balance of the funds	Ps.	1,680	Ps.	1,697

k) Minority Interest:

Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within stockholders’ equity in the consolidated balance sheet.

Under U.S. GAAP, this item must be excluded from consolidated stockholders’ equity in the consolidated balance sheet. Additionally, the minority interest in the net earnings of consolidated subsidiaries is excluded from consolidated net income.

The U.S. GAAP adjustments shown in Note 26 a) and b) are calculated on a consolidated basis. Therefore, the minority interest effect is presented as a separate line item, in order to obtain net income and stockholders’ equity.

The minority interest in U.S. GAAP adjustments is as follows:

	March 31,
	2004		2003
Income Statement
Restatement of imported machinery and equipment	Ps.	2	Ps.	3
Capitalization of the integral result of financing		6		1
Financial instruments		(3)		4
Deferred income taxes		(35)		(23)
Deferred employee profit sharing		(10)		(8)
Goodwill		—		(3)
Pension plan cost		1		6
Deferred promotional expense		(4)		9

	Ps.	(43)	Ps.	(11)

	March 31, 2004		December 31, 2003
Stockholders’ Equity
Restatement of imported machinery and equipment	Ps.	9	Ps.	62
Capitalization of the integral result of financing		(152)		(158)
Financial instruments		119		69
Deferred income taxes		(12)		(10)
Deferred employee profit sharing		482		492
Goodwill		(21)		(21)
Accumulated pension plan liability		(3)		(3)
Deferred promotional expense		57		61

		Ps. 479		Ps. 492

l) Acquisition of Minority Interest:

In accordance with Mexican GAAP, the Company applied the entity theory to the acquisition of the minority interest by FEMSA in May 1998 through an exchange offer. Accordingly, no goodwill was created as a result of such acquisition and the difference between the book value of the shares acquired by FEMSA and the FEMSA shares exchanged was recorded as additional paid-in capital. The direct out-of-pocket costs identified with the purchase of minority interest are treated as an additional purchase cost and included in other expenses.

In accordance with U.S. GAAP, the acquisition of a minority interest must be accounted under the purchase method, using the market value of shares received by FEMSA in the exchange offer to determine the cost of the acquisition of such minority interest and the related goodwill. Goodwill in accordance with

SFAS No. 142 (see Note 25 e), is no longer amortizable. Under U.S. GAAP, the direct out-of-pocket costs identified with the purchase of minority interest are treated as additional goodwill.

Additionally, SFAS No. 142 requires the allocation of all goodwill to the related reporting units. The allocation of the goodwill generated by the previously mentioned acquisition of minority interest is as follows:

FEMSA Cerveza	Ps.	8,070
Coca-Cola FEMSA		4,115
FEMSA Empaques		1,985
FEMSA Comercio		940

	Ps.	15,110

m) Statement of Cash Flows:

Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, “Estado de Cambios en la Situación Financiera” (Statement of Changes in Financial Position), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. Bulletin B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

In accordance with U.S. GAAP, the Company follows SFAS No. 95, “Statement of Cash Flows,” which is presented in historic Mexican pesos, with out the effects of inflation (see Note 25 n).

n) Summarized Financial Information under U.S. GAAP:

	March 31, 2004		December 31, 2003
Consolidated Balance Sheets
Current assets	Ps.	19,449	Ps.	20,313
Property, plant and equipment		43,354		43,557
Other assets		57,623		57,502

Total assets		120,426		121,372

Current liabilities		19,472		19,522
Long-term liabilities		40,291		41,592

Total liabilities		59,763		61,114
Minority interest in consolidated subsidiaries		17,630		17,482
Stockholders’ equity		43,033		42,776

Total liabilities and stockholders’ equity	Ps.	120,426	Ps.	121,372

	March 31,
	2004		2003
Consolidated Income Statements
Total revenues	Ps.	20,347	Ps.	13,060
Income from operations		2,438		1,722
Income before income tax and tax on assets		2,247		1,273
Income tax and tax on assets		817		478

Income before minority interest		1,430		795
Minority interest in results of consolidated subsidiaries		575		278

Net income		855		517
Cumulative translation adjustment		(6)		95
Cumulative result of holding non-monetary assets		45		(307)
Financial instruments		(106)		—

Other comprehensive income		(67)		(212)

Comprehensive income	Ps.	788	Ps.	305

Net income per share (constant pesos):
Per Series “B” share	Ps.	0.144	Ps.	0.087
Per Series “D” share		0.180		0.109

	March 31,
	2004		2003
Consolidated Cash Flows (1)
Consolidated net income	Ps.	1,430	Ps.	791
Non-cash items		1,450		902

Gross operating cash flows		2,880		1,693

Working capital investment		157		(139)
Recoverable taxes, net		(21)		(71)
Interest payable		(1)		50
Labor obligations		25		(18)

Net cash flows from operating activities		3,040		1,515

Investment in:
Shares		42		(5)
Property, plant and equipment		(1,220)		(1,564)
Other assets		33		(60)

Net cash flows used in investing activities		(1,145)		(1,629)

Bank loans		(1,239)		139
Dividends declared and paid		(907)		(1,043)
Other financial transactions		(689)		391

Net cash flows used in financing activities		(2,835)		(513)

Cash and cash equivalents:
Increase (decrease)		(940)		(627)
Initial balance		7,639		14,566

End balance	Ps.	6,699	Ps.	13,939

Supplemental cash flows information:
Interest paid	Ps.	675	Ps.	73
Income tax and tax on assets paid		1,006		773

(1)	Expressed in millions of historical Mexican pesos.

	March 31, 2004		December 31, 2003
Consolidated Statements of Changes in Stockholders’ Equity
Initial balance of stockholders’ equity	Ps.	42,776	Ps.	38,833
Dividends declared and paid		(531)		(414)
Capital contribution by The Coca-Cola Company		—		1,740
Financial instruments		(106)		(392)
Cumulative translation adjustment		(6)		(50)
Result of holding non-monetary assets		45		(263)
Net income		855		3,322

Ending balance of stockholders’ equity	Ps.	43,033	Ps.	42,776

Note 26. Reconciliation of Mexican GAAP to U.S. GAAP.

a) Reconciliation of Net Income:

	March 31,
	2004		2003
Net majority income under Mexican GAAP	Ps.	814	Ps.	419
U.S. GAAP adjustments:
Restatement of prior year financial statements (see Note 25 a)		—		1
Deferred promotional expenses (see Note 25 c)		8		(9)
Start-up expenses (see Note 25 d)		(4)		(3)
Intangible assets and goodwill (see Note 25 e)		2		8
Restatement of imported machinery and equipment (see Note 25 f)		(12)		(21)
Capitalization of the integral result of financing (see Note 25 g)		(16)		(5)
Financial instruments (see Note 25 h)		20		(27)
Deferred income taxes (see Note 25 i)		98		110
Deferred employee profit sharing (see Note 25 i)		(5)		75
Pension plan (see Note 25 j)		(7)		(20)
Minority interest (see Note 25 k)		(43)		(11)

Total adjustments		41		98

Net income under U.S. GAAP	Ps.	855	Ps.	517

Under U.S. GAAP, the monetary position effect of the income statement adjustments is included in each adjustment, except for the capitalization of the integral result of financing, intangible assets and goodwill and pension plan liabilities, which are non-monetary.

b) Reconciliation of Stockholders’ Equity:

	March 31, 2004		December 31, 2003
Majority stockholders’ equity under Mexican GAAP	Ps.	29,096	Ps.	28,872
U.S. GAAP adjustments:
Restatement of prior year financial statements (Note 25 a)		—		(30)
Deferred promotional expense (Note 25 c)		(105)		(113)
Start-up expenses (Note 25 d)		(120)		(116)
Intangible assets and goodwill (Note 25 e)		74		72
Restatement of imported machinery and equipment (Note 25 f)		356		227
Capitalization of the integral result of financing (Note 25 g)		474		490
Financial instruments (Note 25 h)		(342)		(256)
Deferred income taxes (Note 25 i)		(132)		(128)
Deferred employee profit sharing (Note 25 i)		(1,632)		(1,627)
Pension plan (Note 25 j)		45		53
Minority interest (Note 25 k)		479		492
Acquisition of minority interest (Note 25 l)		14,840		14,840

Total adjustments		13,937		13,904

Stockholders’ equity under U.S. GAAP	Ps.	43,033	Ps.	42,776

c) Reconciliation of Comprehensive Income:

	March 31,
	2004		2003
Majority comprehensive income under Mexican GAAP	Ps.	755	Ps.	391
U.S. GAAP adjustments:
Net income (Note 26 a)		41		98
Financial Instruments		(106)		—
Translation adjustment		30		(279)
Result of holding non-monetary assets		68		95

Comprehensive income under U.S. GAAP	Ps.	788	Ps.	305

Note 27. Future Impact of Recently Issued Accounting Standards Not Yet in Effect.

Bulletin D-3, “Obligaciones laborales” (“Labor obligations”) (Bulletin D-3):

In January 2004, the Instituto Mexicano de Contadores Públicos (“IMCP”) issued the new Bulletin D-3, “Obligaciones laborales” (“D-3”), which establishes: (i) accounting standards for postretirement benefits other than pension, which in accordance with Circular No. 50, were previously regulated by International Accounting Standard No. 19 (“IAS 19”), (ii) accounting standards for the treatment of reductions and early extinguishment of post retirement benefits other than pensions and (iii) accounting standards for severance payments resulting from a restructuring and severance payments resulting from situations other than a restructuring. The Company does not anticipate that this new standard will have a significant impact on its financial position or results of operations.

                 BD Units

(including BD Units in the form of American Depositary Shares)

PRELIMINARY PROSPECTUS

                    , 2004

Citigroup

Morgan Stanley

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses. In addition, the Board of Directors of the registrant has expressly resolved that the registrant will indemnify and hold harmless each director or officer of the Registrant against liabilities incurred in connection with the distribution of the securities registered under this Registration Statement.

Item 9.	Exhibits

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Ex. No.	Description

1.1	Form of International Underwriting Agreement, to be entered into between the Registrant and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. *

4.1	Bylaws (estatutos sociales) of the Registrant (formerly known as Valores Industriales, S.A.), together with an English translation (incorporated by reference to Exhibit 1.1 to FEMSA’s Annual Report on Form 20-F on April 8, 2004 (File No. 333-08752)).

4.2	Specimen certificate representing a BD Unit, consisting of one Series B Share, two Series D-B Shares and two Series D-L Shares, together with an English translation (incorporated by reference to FEMSA’s registration statement on Form F-4 filed on April 9, 1998 (File No. 333-8618)).

4.3	Deposit Agreement, among the Registrant, The Bank of New York, and all owners and holders from time to time of any American Depositary Receipts, including the form of American Depositary Receipt (incorporated by reference to FEMSA’s registration statement on Form F-6 filed on January 30, 2004 (File No. 333-112342)).

5.1	Opinion of Lic. Carlos E. Aldrete.*

23.1	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C. with respect to the financial statements of FEMSA.*

23.2	Consent of Mancera, S.C. *

23.3	Consent of Deloitte & Touche LLP with respect to the 2002 financial statements of Panamco.*

23.4	Consent of Lic. Carlos E. Aldrete (see Exhibit 5.1).*

24.1	Powers of Attorney of Directors and Officers (included on page II-3).

*	To be filed by amendment.

Item 10.	Undertakings

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monterrey, Mexico on July 29, 2004.

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V.

By:	/S/ FEDERICO REYES
Federico Reyes Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Federico Reyes, Carlos E. Aldrete and David A. González Vessi or any one or more of them, his true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead, to sign any or all amendments (including post-effective amendments) to this registration statement and to cause the same to be filed, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact may do or cause to be done by virtue of these presents.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 29, 2004.

Name	Title

/S/ JOSÉ ANTONIO FERNÁNDEZ José Antonio Fernández	Chairman and Chief Executive Officer

/S/ FEDERICO REYES Federico Reyes	Chief Financial Officer

/S/ ROSA MARÍA HINOJOSA Rosa María Hinojosa Martínez	Chief Accounting Officer

/S/ EUGENIO GARZA LAGÜERA Eugenio Garza Lagüera	Director

/S/ PAULINA GARZA DE MARROQUIN Paulina Garza de Marroquin	Director

José Calderón Ayala	Director

Consuelo Garza de Garza	Director

Name	Title

/S/ MAX MICHEL SUBERVILLE Max Michel Suberville	Director

/S/ ALBERTO BAILLERES Alberto Bailleres	Director

/S/ EDUARDO A. ELIZONDO Eduardo A. Elizondo	Director

/S/ RICARDO GUAJARDO TOUCHÉ Ricardo Guajardo Touché	Director

/S/ ALFREDO LIVAS Alfredo Livas	Director and Secretary

/S/ ROBERTO SERVITJE Roberto Servitje	Director

Carlos Salguero	Director

/S/ JOSÉ MANUEL CANAL HERNANDO José Manuel Canal Hernando	Director

/S/ BÁRBARA GARZA GONDA Bárbara Garza Gonda	Director

/S/ ALEXIS E. ROVZAR Alexis E. Rovzar	Director

/S/ LUIS TÉLLEZ Luis Téllez	Director

Helmut Paul	Director

/S/ LORENZO H. ZAMBRANO Lorenzo H. Zambrano	Director

/S/ ROBERT E. DENHAM Robert E. Denham	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF FOMENTO ECONÓMICO

MEXICANO, S.A. DE C.V.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Fomento Económico Mexicano, S.A. de C.V., has signed this Registration Statement in the City of Newark, Delaware, on July 29, 2004.

By:	/S/ DONALD PUGLISI
Donald Puglisi Puglisi & Associates

Exhibit Index

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Ex. No.	Description

1.1	Form of International Underwriting Agreement, to be entered into between the Registrant and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc.*

4.1	Bylaws (estatutos sociales) of the Registrant (formerly known as Valores Industriales, S.A.), together with an English translation (incorporated by reference to Exhibit 1.1 to FEMSA’s Annual Report on Form 20-F on April 8, 2004 (File No. 333-08752)).

4.2	Specimen certificate representing a BD Unit, consisting of one Series B Share, two Series D-B Shares and two Series D-L Shares, together with an English translation (incorporated by reference to FEMSA’s registration statement on Form F-4 filed on April 9, 1998 (File No. 333-8618)).

4.3	Deposit Agreement, among the Registrant, The Bank of New York, and all owners and holders from time to time of any American Depositary Receipts, including the form of American Depositary Receipt (incorporated by reference to FEMSA’s registration statement on Form F-6 filed on January 30, 2004 (File No. 333-112342)).

5.1	Opinion of Lic. Carlos E. Aldrete.*

23.1	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C. with respect to the financial statements of FEMSA.*

23.2	Consent of Mancera, S.C.*

23.3	Consent of Deloitte & Touche LLP with respect to the 2002 financial statements of Panamco.*

23.4	Consent of Lic. Carlos E. Aldrete (see Exhibit 5.1).*

24.1	Powers of Attorney of Directors and Officers (included on page II-3).

*	To be filed by amendment.